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                                                                    EXHIBIT 13.1

Contents

Our Values                                                   2

Quality is a never ending journey                            3

Quality in numbers                                         4-5

Letter to Stakeholders                                     6-9

Board of Directors                                          10

The Wipro way                                            11-13

Wipro Technologies

- Building relationships through Quality                 14-21

 Wipro Infotech

 - A Customer centric vision fuelled by Quality          22-26

 Wipro Healthcare and Life Science

- Building a healthy future through the convergence
  of Health Science and IT based on Quality                 27

Wipro Consumer Care and Lighting

- Creating consumer trust through Quality                28-29

Innovation and Digitisation for Customer satisfaction       30

Contributing to a Quality environment and society        31-32

Directors Report                                         33-36

Report on Corporate Governance                           37-50

Financial Statements                                    51-210

Annual Report filed with United States Securities
and Exchange Commission (Form 20F)                     211-256


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Our Values

Human Values

We respect the unique needs of Customers and employees. We are sensitive to their differing needs in our interactions with them.

Integrity

We deliver what we commit. With honesty, fairness, reliability and uprightness in whatever we do.

Innovative Solutions

We consistently offer novel and superior solutions to satisfy the needs of the Customer.

Value for Money

Delivering higher value to the Customer through continuous improvement in quality, cost and speed.

Our Promise

With utmost respect to Human Values, we promise to serve our Customer with Integrity, through Innovative, Value for Money Solutions, by Applying Thought, day after day.

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Quality is a never ending journey...

[picture]

 "Applying Thought" is Wipro's way of addressing this reality. It means that we constantly think about our Customers. And continuously attempt to provide them with innovative and superior value for money solutions. Over the years "Applying Thought" has become an organization-wise mission, wherein Wiproites see themselves as catalysts to creating a better service or product. Such is the commitment, that everyday, somewhere across the globe there's a Wiproite asking:
-

-  Can we do it better?

-  Are we satisfying a customer need?

-  Is it innovative?

-  Does it provide superior value?

-  Are we delivering what we commit?

-  Can we do it better?


All this boils down to Quality thinking and thinking about Quality. At Wipro we approach Quality quite differently. That's because we realize that:

- Quality is perceptual. Quality is value as perceived by the customer. Therefore, our customers define what quality is or what a quality product or service ought to be.

Quality is measurable. It is easier to improve something that is defined. So we constantly measure our quality against Customer expectations and attempt to meet it.

Quality is relative. It is perpetually redefined by the market. So what constitutes top quality today gets displaced tomorrow when someone raises the Quality bar to the next level.

At Wipro, Quality becomes the defining factor in all that we do to move a product or service from mind to market.

It defines our core organization values, policies, processes and systems. It pervades our relationships and our interactions with all our stakeholders.

It trickles downs to the simplest things -- the way we answer a phone call, the way we conduct an internal meeting or the time taken to meet a visitor. And has a huge impact on the larger ones; eliminating defects, reducing cycle time, increasing process efficiencies, lessening manufacturing bottlenecks, cutting down service cost and increasing productivity.

This gives us the means to deliver a good quality product and helps us continually find ways to improve it.

Today as an Organization we are convinced:

- Quality is what differentiates Wipro. It is the reason why our customers come to us

- Quality is the reason why our customers pay a premium for our products and services

- Quality is a uniting force. It binds the organization and increases its resolve to improving Quality continuously

-  Quality has a direct impact on improving our financial results.

At the end of the day, we need to ask ourselves: Is our customer satisfied? More importantly, is he or she delighted? Will our customer come back to us for more? Will customer delight result in getting new customers? All these questions ensure we shall never lose sight of the fundamental truth. That the Quality journey never ends. It's a journey with challenge and as an organization we are committed to. It's a journey that starts every day with every Wiproite asking:

-  Can we do it better?

-  Are we satisfying a customer need?

-  Is it innovative?

-  Does it provide superior value?

-  Are we delivering what we commit?

-  Can we do it better?

The journey continues...

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Quality in numbers- Testimony to the fact that Quality works

At Wipro, we believe that it's the strength of our Quality systems that has resulted in saving time and costs for our customers, by completing projects on schedule.

Our Global IT services business has gained 107 new customers. Also, 82 of our customers in the Global IT services business have each trusted us with over one million dollars worth of business.

We've also initiated more than 242 Customer touch projects for quality improvement, even as our Six Sigma initiatives resulted in savings of Rs. 1095 Mn. for the company.

We thank our investors and dedicate this performance to our customers and all Wiproites.

[charts]

[table]

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Dear Stakeholder,

[picture]

The year 2001-02 tested the adaptability of strategies and business models globally. Our initial premise was of a "profitability challenged" year for the global businesses. The response we anticipated was of a significant shift to offshore to meet this challenge. However, events on September 11 in United States of America slowed the pace of this shift. In this challenging environment, our

     - Profit after tax grew from Rs.6711 million to Rs.8854 million, a growth of 32%

     - Free cash flow, i.e. after deducting net working capital increase and investment in fixed assets, increased from Rs.3,251 million to Rs.6,119 million, a growth of 82%

     - Return on average net worth was 40% for the year, well in excess of our internal benchmark of 29%

These results were below our internal expectations, relative to our past track record of profit growth over the last 10 years. However, in absolute terms, the figures were satisfying especially when considered against the backdrop of a challenging environment, compounded by the telecom equipment market decline. In this challenging environment, we grew our price realization through a combination of pricing discipline and climbing the value chain, sustaining our operating margins in the Global IT business. Further, 82% increase in free cash flow during the year provides the strength to invest for creating sustainable business advantage for our customers.

VISION FOR 2004

We had in the calendar year 2000 formulated our Vision for the year 2004. Our Visioning challenge is to make our thinking ambitious and serve as a turbo charger for the organization. Vision creates an executable dream for us to strive hard towards achieving. The Vision we have set for ourselves is:

Business Leadership: Among the top 10 Information Technology Services companies globally and #1 Information Technology company in India

Customer Leadership: The #1 choice of customers through innovative solutions and Six Sigma processes

People Leadership: Among the top 10 most preferred employers globally by creating an environment of empowerment, intellectual challenge and wealth sharing

Brand Leadership: Wipro brand to be among the 5 most admired brands in India

The year 2001-02 did not go as we envisaged. Our revenue growth and profit growth could have been higher. This makes the Vision we have more challenging, but challenge is something that every Wiproite relishes.

Let me pause and take stock. Today, we believe Wipro is among the top 10 Information Technology Services companies globally and the #1 Information Technology company in India, ranked by market capitalization. The challenge is in getting our revenues up there among the top 10 companies globally, without diluting our profitability.

GROWING REVENUE

[picture]

The key to creating a sustainable base of revenue that grows year on year ahead of the industry growth rate is in focusing on customer profitability. The single-minded focus must be on enhancing competitive advantage for the customer and thereby his profitability. We have a diverse portfolio of

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value added IT services executed from offshore centers in India, company wide initiatives to reduce cost and cycle time through Six Sigma and Quality initiatives, and a common set of Values that allows us to develop competencies in our team to face any environment with confidence.

Our strength in Indian IT markets has been at the base of developing our competencies and introducing new services in the global markets, leveraging the offshore advantage. We have the widest service range among companies from India in enhancing our customer productivity and profitability. Our Services portfolio of application development and maintenance, product design and realization services, information systems outsourcing and package implementation was significantly enhanced this year with the launch of system integration practice in the global markets. In July 2001, we won our first global system integration order from the Lattice group of the UK to create the infrastructure for broadband service and within nine months, the first phase of the project went live on schedule, reinforcing our technical depth and Quality systems. In Services business, there is no substitute to having satisfied customers for brand building.

To realize revenue growth, we will invest in Quality. We are what we repeatedly do. Quality leadership is a habit that we will build on and grow. We started our Six Sigma initiative five years back. We have trained over 6,500 people in Six Sigma and executed over 1,000 projects in these five years. Ultimately what matters to the customer is profitability, and superior Quality can enhance profitability in a defined time frame.

In the race for Quality there is no finish line. As we achieve each milestone, we have a new destination identified for progress. We are the global leaders in Software Services Quality. In 1998, we were the first Software Services Company to be certified at SEI-CMM level 5. In December 2001, we became the first company globally to be assessed at PCMM Level 5. This is an absolute global benchmark for our people process. It is our Quality initiative that differentiates us from competition, and this is the differentiation that we will build upon.

The sustainability of the offshore model is driven greatly by our ability to continuously improve productivity and reduce costs for our customers. Additionally, we must ensure that our processes guarantee the customer protection of proprietary data and information, and also protect against unforeseen disasters. A key driver to continuous improvement in servicing our customers and improving their profitability is our thrust on web enabling the customer facing and internal service processes. We began this initiative two years ago and today, our web-enabling initiative has gained a significant momentum. This has been greatly appreciated by our customers. We will continue to invest in information technology to improve our revenue, margins, security and to ensure customer facing and internal business continuity.

A key initiative to leverage the technical depth of our human resources for customer benefit is our Innovation initiative, where we focus on developing Intellectual Property that provides a time-to-market advantage for our clients. We have senior business managers and a structured process to drive Innovation. We have framed an Intellectual Property development process to screen ideas, select specific projects, take customer input and review progress. Currently we have over 200 people working full time on Innovation projects for specific identified themes. We are encouraged with the results of the Innovation initiative in the first year itself, which reaffirms our faith in this initiative.

[picture]

We are on the edge of a significant cusp, the convergence of Information Technology with Life Sciences. This opens up an interesting market opportunity to companies with proven competence in Information Technology and Healthcare. In 1989, we set up the Healthcare business practice addressing the imaging equipment market through joint venture with GE, Wipro GE Medical Systems Limited and non-imaging equipments through Wipro Biomed business. Over the last decade, as in most other equipment business, the business has significantly moved to services. Our relationship with global leaders in medical equipment like GE, Beckman Coulter, Agilent and Fujinon combined with our domain knowledge provides us with an exciting opportunity to address a growing market.

We have combined the businesses of Wipro Biomed and the Healthcare vertical in Wipro Technologies together to address this opportunity, by forming a new business segment Wipro Healthcare and Lifescience. This business is headed by DA.Prasanna, who has been appointed Vice-Chairman, to realize the potential.

ACQUISITION, AN OPTION FOR GROWTH

Acquisition to accelerate the pace of revenue growth is an option we have. We would like this only to be an option for enhancing growth and not a substitute for organic growth. Our search is for a good business at fair price, not a fair business at good price or a bargain purchase. It pays to be active, interested and open minded, which we are, but we are not in a hurry. There is a thin line between being quick and being hurried. The distinction is purely judgmental. Looking into our rearview mirror, we can honestly say we have not missed out on any opportunity that we regret.

We have over Rs.14 billion in cash and cash equivalents. The objective of maintaining this cash position is primarily for strategic acquisitions. We are conscious that, if not used for strategic purposes for which it is intended, the cash with us dilutes the return on equity. Our internal norm of 29% return on average net worth is something we have achieved for over two decades and we cherish it. Whenever we conclude that cash with us cannot be used for enhancing the shareholder value, we will evaluate the quantum to be returned to the shareholders.

CHALLENGE FOR THE YEAR AHEAD

Looking ahead, the key challenge will be to realize the emerging opportunities in the global market. In our Global IT Services business, growing new high value services offerings in terms of system integration and information systems outsourcing is as key a priority as consolidating our Quality leadership position. We will focus on building momentum in Healthcare and Life Science business. We have made a good beginning in expanding our Indian IT Services and Products business into Asia Pacific IT Market, by leveraging our leadership position in the Indian IT market. Our challenge here is to build on this beginning and consolidate our presence in the Asia Pacific IT market. Above all, we will continue to work to create a strong Wipro team by creating an environment of empowerment, intellectual challenge and wealth sharing.

ACKNOWLEDGEMENT

[picture]

Mr. Hamir Visanji, who has been on our Board of Directors since 1955, retired from the Board in December 2001. Over the last five decades, Mr. Vissanji has been an integral part of Wipro's growth and, in his role as the Chairman of the Audit Committee, a key contributor to Wipro's strong internal processes that have enabled us to manage this growth. We would like to record our appreciation and gratitude to Mr. Vissanji for his contributions.

The tragedy of September 11 shocked the world. To us in Wipro, the loss was more personal. Four of our colleagues -- Deepika Kumar, Hemanth Kumar, Shashikiran Kadaba and Shreyas were among the many whose lives were lost in the tragedy. We mourn their loss.

We have entered the new millennium in a challenging environment. We are clear on what we really want and back it with passion and commitment. We will excel in future as we have done in the past.

I thank you all for the continuing support and the confidence you have placed in Wipro. We have the talent and commitment required for succeeding in the current environment. Our strategy is live to the business environment and realities of the market place. We have demonstrated our ability to optimize between pricing and volume play, with a strong volume growth in the last quarter of the year. Our

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team is dedicated and committed to achieving customer productivity and profitability. We will work towards our Vision with passion and pride.

Very sincerely,

Azim H Premji
Chairman and Managing Director


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BOARD OF DIRECTORS

Drawn from diverse industries and specializations, Wipro's Board of Directors ensure that our stakeholders continue to repose faith and trust in us.

Azim H Premji

Chairman and Managing Director
[picture]

P S Pai
Vice Chairman and Executive Officer
[picture]

Vivek Paul
Vice Chairman and Executive Officer
[picture]

D A Prasanna
Vice Chairman and Executive Officer
[picture]

Dr. Ashok Ganguly
Chairman of ICI India Ltd., Former Director of Unilever Plc.
[picture]

B C Prabhakar
A Practitioner of Law
[picture]

Prof Eisuke Sakakibara
Professor of Economics at Keio University, Japan
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Dr. Jagdish N Sheth
Professor of Marketing at Emory University, USA
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P M Sinha
Former Chairman, Pepsico Holdings India
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Narayan Vaghul
Chairman, ICICI Ltd.
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THE WIPRO WAY

[picture]

At Wipro Quality is an investment. Customer satisfaction and trust its reward. The two key ingredients for Quality are Processes and People Six Sigma - the way we work.

The Six Sigma movement at Wipro was started with the aim of creating a sustainable change that would make Wipro a truly world-class organization. Over the years our experiences with the implementation of Six Sigma has resulted in new methodologies and an organization wide momentum which made "Six Sigma, the way we work".

A statistical measure that indicates how defect free a product or process is, Six Sigma refers to an incidence of just 3.4 defects for every 1 Million opportunities for a defect, or a process efficiency of 99.99966%.

Wipro features prominently among the companies that have successfully implemented Six Sigma. Evident from the fact that from the year 1997, Wipro has trained over 150 Black Belts, executed more than 1000 projects and has saved the company in 2001-02 Rs. 1.1 billion in the process. In addition, there has been a significant improvement in delivering value to its customers in terms of features, price and time.

However, the success of Six Sigma hasn't been by chance, it's been the consistent focus by every Wiproite.

The selection and scoping of projects

Projects are selected based on its link to critical business processes, which makes it directly related to the vision of the business unit. Other factors are the potential to contribute either to higher level of customer satisfaction, employee satisfaction, reduction of costs or improvement in productivity.

The Quality of Black Belts

At Wipro, the quality of our Black Belts and Green Belts make these Wiproites the most sought after breed of employees. Put through rigorous methodology and statistical training, they view each problem logically and arrive at the optimal solution. It would be no wonder therefore, if many of the future leaders of Wipro would automatically come from the Black Belt or Green Belt group.

[charts]

Performance improvement through DMADV
- A case study

Customer: One of the largest communications company in the world.

Project: To improve the performance requirements of the gateway between the Internet and the mobile subscriber.

Requirements:          Pull Request*/       Push Request**/
-------------          --------------       --------------
                            Sec                  Sec
Initial                     09                   03
Desired                     30                   30


Methodology: DMADV (Define, Measure, Analyze, Design, Verify)

-  Used QFD to identify 3 suitable options out of 5 alternatives

-  Used FMEA to do a capability assessment

-  Carried out 2 experiments for pull and 5 requirements for push requests

-  Performance measured for CTQ (critical to quality) parameters

Delivery:       Pull Request*/    Push Request**/
---------       -------------     ---------------
                     Sec               Sec

Initial               09             03
Desired               30             30
Results               38             45


*Pull - Request from a mobile subscriber to gateway via GSM network

**Push - Message from the gateway sent to subscriber via GSM network

The litmus test

Six Sigma has contributed to many laurels at Wipro. Wipro has the distinction of being the first software services company to achieve SEI CMM Level 5. It has also the distinction of being the first company to achieve PCMM Level 5. Certifications that show that our customer, quality and process measurements are not only defined and managed but are optimized as well.

People define Quality.

A Wipro we believe that our quality is in our people. It is their effort that helps derive customer satisfaction.

Each and every Wiproite is an ambassador of our values and is expected to reflect them in everything that they do. Each one of the 14,000 men and women, is committed to enable Wipro attain a leadership position in all of the businesses that we are in. What attracts and retains this talent is a completely open and apolitical culture where people do not hesitate to express themselves, focused employee development initiatives and employee ownership programmes.

Our employee development initiative includes the "Life cycle development program" which provides valuable inputs at various stages in the employee life cycle.

a. Entry level program for all new employees

b. New Leaders program for employees who become leaders for the first time.

c. Wipro Leaders' program for employees who start leading other leaders.

d. Business leaders program for those in business leadership roles.

e. Strategic leadership programs for top management members who are in strategic leadership positions.

Employee ownership is ensured through our broadbased employee stock option programme called `WESOP'.

Our continuous effort to enhance working practices and employee satisfaction has resulted in many innovative processes. A people focus that has in the past year seen many exciting achievements.

- Wipro Technologies was assessed as the world's First PCMM Level 5 Organization. This has helped us to integrate various HR practices such as selection, performance management and career planning around competencies.

-  Employee service delivery was revolutionized by e-enabling HR processes.

- A career management framework was established through the career grouping initiative at Wipro Technologies.

- Wipro listens and responds - A new initiative aimed at listening to the voice of our employees through a structured questionnaire was launched and institutionalized.

-  The number of training person days across Wipro was over 95,000.

- The year also saw the 360-degree feedback process called the Wipro Leaders Quality survey cover over 2000 Leaders.


In addition to these initiatives, our robust performance management system, comprehensive annual human resources planning and feedback to individual leaders, through processes like Wipro Leaders Quality feedback, skip level program and manager assimilation program, form the back bone of our people development process. All of which only goes to say that for many people, Wipro is more than an organization to work with.

It is a way of life.

Delivering Customer satisfaction using DMAIC

- A case study

Client: A US based client

Project: Web based Web page editor

Problem: (Improve the Response Time RT for web based text editor)

-  RT to change the font properties was more than 44 sec for 2000 characters

- Unable to handle large amount of text (> 2000 characters)

Methodology: DMAIC (Define, Measure, Analyze, Improve, Control)

-  Measured and Analyzed 9 samples with number of characters from 100 to 5000

- Carrying out Pareto analysis for RT per character based on size, color and style

-  Used cause and effect diagram to flush causes

- Redesigned web based text editor based on 2 new design pattern identified

Results:

[charts]

Wipro Technologies -
Building relationships through Quality

Our Customers are saying this. We aren't. Be it in the US, Japan or Europe, be it in Retail, Manufacturing, Energy and Utilities, Banking and Finance, Insurance, Automotive, Consumer Electronics or Telecom, Infrastructure services or e-Commerce.

Customers across the world have come to recognise Wipro Technologies as a Quality driven and results oriented IT partner, delivering superior value that invariably has a significant impact on their fortunes.

This has helped us deepen our relationship, not only in terms of repeat business, but also in terms of handling larger and more strategic engagements with clients. We believe our achievements and successes are the outcome of our uncompromising attitude to delivering Quality and consistently meeting, if not exceeding, customer expectation. Operating in a fiercely competitive market and an increasingly turbulent economic environment, Wipro Technologies has made Quality a key differentiator. Quality, not only in terms of end product but across the entire delivery chain, be it people, processes, technology or customer interaction. Which from a customer's perspective translates into a powerful reason for `Why Wipro?'

Domain knowledge: Wipro has built a strong domain competency which in many cases runs into many hundreds of man years. Enabling us to design intelligent solutions to IT centric business problems.

Full service provider: Wipro has end-to-end capabilities in that it provides consultancy, designs, implements and maintains seamlessly. Wipro offers a complete array of IT solutions and services ranging from application development, e-business and enterprise solutions to infrastructure solutions and VLSI design.

Wipro guarantees low Total Cost of Ownership: Wipro's process methodologies and frameworks help our clients enjoy up to 35% cost savings and 10% productivity enhancements. Wipro assures Time-to-Market advantage: Wipro, with its vast resources is able to offer up to 75% time-to-market advantage, crucial to many verticals such as Telecom.

Scalability: Wipro can ramp up its resources with Quality to meet the most stringent of client requirements, onsite and offshore, resulting in faster implementation and cost savings.

People Quality: Wipro is the world's only PCMM Level 5 and one of the few SEI CMM Level 5 companies. Coupled with a high degree of customer orientation and professionalism, this has helped build greater trust in all our client engagements.

Today Wipro is proud to say that the world recognizes Wipro Technologies as a global practitioner with proven value delivery. Following are some of our achievements in the various segments in which we operate.

[chart]

Enterprise Solutions

Banking and Financial Services

Having entered the financial services area only a few years ago, our focus on building knowledge, has in a very short time frame, enabled us to build considerable expertise in the areas of banking and financial services, foreign exchange and commodities, capital markets and asset management.

We create value for our customers by delivering a lower Total Cost of Ownership
(TCO) across the life of the solution through reduced defects in the solution's life, increased productivity, best in class knowledge, talent and infrastructure.

We have also developed Risk Mitigation strategies covering Business Continuity, Financial,

Change Management, Technology, Communication and Resource risks. Our focus for banking and financial services allows us to enjoy the agility, flexibility and focus of a smaller organization, as well as allowing us to draw on the scalability of Wipro as a whole. All of which has resulted in significant wins this year, including: A world's leading securities brokerage - One of the top 5 banks in the world - Leading European Financial Services organizations - One of the world's leading Stock Exchanges - One of the leading French Banks

Insurance

"Wipro has, solid credentials and a long history, whose vision is backed up by very solid investment. Wipro is not only investing in their infrastructure in terms of buildings, technology and quality management systems but also in terms of the recruitment of high calibre graduates, education and promotion opportunities," said Karen Forte, Head of IT, Allianz, endorsing our investment in quality and expertise.

[chart]

At the forefront of every insurance company is a customer whose peace of mind is paramount. And behind every smiling customer is a solution that made it possible. Wipro's entry into insurance has seen us providing services and solutions to the best in the industry. We have embarked on a new relationship with Allianz, one of Ireland's leading multi-line general insurance companies. A partnership that has us developing software for their business systems, customer information systems and analysis.

Retail

"Within a short span of time, Wipro has provided Best Buy with complementary skills and the relationship has been extremely successful. We are particularly impressed by the quality of their professionals and their customer orientation. We are excited about the future of this relationship". Rao Vellanki, IS Leader and Director, Best Buy.

In the Retail vertical, Wipro used its expertise to maximum effect for Best Buy, the number one speciality retailer of consumer electronics, personal computers, entertainment software and appliances in the United States. We set up an offshore development center to support the implementation of a corporate-wide Enterprise Application Integration initiative of Best Buy. Wipro also set up an exclusive Center of Excellence, to develop an enterprise integration strategy for various applications across the organization. This enabled us to understand the customer's needs better and develop a quality solution that was customised to them. To prove that this was not a unique case, and in an effort to converge technology expertise and retail business domain knowledge, we have set up several Centers of Excellence. Key among them are:

-  Customer loyalty program solutions

-  Point of sale solutions

-  Supply chain execution solutions

-  Merchandising and pricing solutions

[picture]

Energy and Utilities

"We had chosen Wipro more than a year back due to the excellent quality credentials and technical capability that had come across to us" said Jim Brown, Head of IS at Thames Water. "Our experience since then has been of a partner who has exceeded our earlier expectations and also delivered best class performance at significantly lower costs to us. Wipro has provided us significant benefits including reducing costs to the tune of 20% in the IT budget for Application Support and Maintenance within this period of engagement and implementation of world class quality processes. We have built a very positive and successful relationship with Wipro and look forward to a rewarding partnership ahead," he added.

In a highly deregulated environment, Information Technology was increasingly seen to be driving many of the strategies employed by utilities to function smarter. In such a challenging scenario, Wipro established itself as a clear leader in providing IT/IS solutions to the energy and utilities sector. We worked in partnership with energy and utility clients across Europe and the USA in architecting and implementing best-of-breed packages relevant to this industry, for meeting business needs related to customer billing, revenue assurance and margin analysis.

Our engagements with Transco, one of the largest gas transportation companies in Europe and with Thames Water, a global specialist in water and waste water operations, products and services, reinforces the value delivery we provide and the strong partnerships that Wipro has developed in this sector.

Thames Water, has in fact confirmed that Wipro Technologies' comprehensive IT services have resulted in savings to the tune of 20% on their IT Budgets for Support and Maintenance. They also realized annualized savings on the applications supported by Wipro alone to the tune of 35%.

Other significant wins at companies like PinnacleWest and successful execution of projects at companies such as nPower and Pepco Energy Services, have adequately demonstrated our understanding of the energy and utilities industry, and the ability to deliver measurable business results.

Manufacturing

We have shown significant progress in this area of business in the past year, with the setting up of a dedicated development facility for 3M at Hyderabad. And further strengthened our eight-year old relationship with Seagate with the execution of a high-end Oracle 11i implementation project. Needless to say, the Quality deliverables and commitment shown by Wipro Technologies throughout the eight years of our engagement has led to a relationship that is stronger than ever.

We have also grown in strength, with acquisitions of blue chip clients in the automobile sector in Japan and chemical sector in Germany. To add to this, we launched our engineering services business through an alliance with Geometric Software Services Limited. This initiative has already started showing results with a few client engagements in the Engineering Services division.

Media, Publishing and Entertainment

Our Innovation methodology has seen us launch a comprehensive workflow solution for the media and publishing industry. Born out of the Innovation initiative at Wipro Technologies, Flow-briX, the solution, has evolved out of Wipro's experience in developing workflow solutions for some of the largest publishing houses in Europe and US. This has helped us firmly position ourselves as a prime solution provider in this domain.

Travel and Transportation

With early wins in the travel and transportation area, and the simultaneous creation of a dedicated group focused on expertise and solution development, we will be in a position to offer strong solutions to this industry. Among other new developments, we developed a framework for Internet Booking (iBEX), set up an SI partnership with Cognosys for offering their Travel products and successfully developed vertical applications for Wallenius Wilhelmsen and Stevedoring Services of America.

[chart]

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Government

The expertise we gained by working for a few leading Government organizations like the Scottish Parliament has seen us launch a new vertical focused on the Government and Public Sector organizations. A separate business unit for Government organizations will, we believe, lead to more focus in this area and result in better Quality solutions in this vertical.

Technology Solutions

Telecom and Internet Service Provider

"Wipro Technologies ability to provide a long term easily adaptable solution, its commitment to quality, the enthusiasm of its employees, its outstanding track record, and its unparalleled success with leading telecommunications operators were the key factors why we chose Wipro. Wipro's offer of a range of professional services while adhering to strict budgets and timelines is enabling us to effectively meet our strategic objectives", said Colin Orr Burns, executive vice-president of Iqara Broadband.

As the fastest growing division of Wipro Technologies, Telecom and Internet Service Provider had a good year. Winning our largest ever fixed price contract order was just the beginning; our commitment to Quality led us to successfully deliver the first phase of this highly complex $70 Mn Systems Integration project on schedule. We also successfully powered the Cable ISP solution to Iqara Broadband, a part of British Gas group.

[picture]

Embedded and Internet Access.

Platforms: Wipro brings its proven methodology in productization and migration of large applications in this area. Sun Microsystems, as part of its plans to develop an open source platform for Solaris OE, is drawing on Wipro's expertise, and functionality developed by the GNOME community, to build a modern desktop environment for the Solaris OE. Wipro's Platforms group, besides coordinating the overall development effort, is providing its expertise in porting and migration, bug fixing, accessibility-enabling and testing of the GNOME solution. Wipro will carry out the integration of the GNOME solution with the existing Common Desktop Environment and provide complete life-cycle maintenance in the post-release phase. Wipro will deliver defect-free, robust and cost effective software that will allow Solaris Software users to seamlessly integrate their workstations into the office environment.

Automotive: In the automotive segment, Wipro has been working with several major players in Europe and the USA. Visteon Corporation, USA selected Wipro Embedded and Internet Access as a development partner for automotive embedded systems after an elaborate evaluation of major vendors. This win established Embedded and Internet Access' automotive electronics group as a name to reckon with in the field of providing automotive solutions to leading automotive components vendors in the world.

Visteon, headquartered in Dearborn, Michigan, USA is the second largest automotive supplier in the world dedicated to providing integrated automotive technology systems in the area of telematics/ multimedia, powertrain systems and climate system electronics. Wipro is extending its complete offering of automotive solutions, especially in the area of telematics, multimedia and instrumentation clusters.

Consumer Electronics: Thompson Multimedia selected Wipro as a major outsourcing partner, endorsing Wipro's ability to help clients complete product realization using state-of-the-art technologies, technology building blocks and Intellectual Properties. Thompson Multimedia has been working with Wipro for the past 18 months and this new partnership is an endorsement of a high level of customer satisfaction and high Quality of the deliverables and support being extended to them. As part of this partnership, Wipro helps Thompson Multimedia develop new generation products for the consumer electronics market. Wipro's solution will incorporate hardware services, software services and Intellectual Properties (802.11a, MP3, USB 1.1, etc.).

Intellectual Property: "The use of Wipro's technology will significantly improve Indigita's time-to-market for digital content interchange and communications, compliant with industry standards," said Mel Gable, CEO of Indigita, a leading provider of connectivity and storage management solutions for original equipment manufacturers and systems integrators.

Wipro's singular ability to leverage its knowledge and high quality expertise in VLSI has earned us rich dividends. The creation of new Intellectual Properties that fit in with existing systems and requirements of customers has seen us achieve many successes.

Wipro has licensed its 1394 Audio/Video Link Layer Interface as well as the AV/C Command Set Software to Indigita. This reinforces Wipro's expertise in 1394 technologies and its status as a preferred choice for buyers in the embedded market. The technology building blocks licensed by Wipro will enable the rapid deployment of high-speed serial communications functionality in ASIC devices to be developed by Indigita.

Telecom and Internetworking

"We were amazed to see the depth and breadth of core telecom expertise in Wipro. While we were aware that Indian companies were good at Software, it was an eye opener to see the strong expertise that Wipro had in VLSI/hardware engineering. The combination of highly skilled engineers, diversity of expertise and a good track record convinced us to partner with Wipro," said David Heard, CEO Santera Systems.

While Wipro's Telecom and Internetworking division was possibly the worst hit by the slowdown in the telecom industry, it was a track record of providing Quality solutions that helped this division hold its own in such challenging times. Wipro Technologies became the world's first software services organization to achieve the TL9000, a quality certification applicable to the telecommunications industry. One of the significant wins last year was Santera Systems, a leading provider of now- and next-generation switching equipment for the global communications market who entrusted Wipro with their VLSI designs.

Horizontal Expertise

Technology Infrastructure Services

Technology Infrastructure Services has emerged as a clear differentiator for Wipro Technologies. Leveraging on decades of hardware experience, Wipro Technologies has managed to provide global clients with best-in-class services like Infrastructure Consulting and Integration, Infrastructure Management, IT Infrastructure Security, Remote Infrastructure Management, and Telecom Infrastructure Services.

[chart]

Package Implementation

"Wipro has shown itself to be quality driven, something that was clearly evident in their approach to our large application support requirements," said Ian Londesbrough - CRM Delivery Manager, nPower. "The high quality of their CRM team is beyond doubt."

A rapid competency build up in Enterprise Application Solutions like ERP, CRM, SCM and B2B integration helped us witness several new milestones in large accounts like Transco and Weyerhaeuser, particularly in the areas of core SAP R/3 activities and new generation SAP initiatives. Wipro provided services in Oracle e-business suite 11i implementation, as well as

Ariba Buyer implementations to Sony. Other significant wins being SCA Packaging (Europe), Sanyo Energy (Europe), Emerson (US), Pepco Energy Services (US), Putnam (US), and Nationwide Financial (US).

[picture]

Building on a strong start in 2000-01, the CRM practice, consisting of Siebel and Clarify technologies, grew at a rapid pace, with several new customer acquisitions. Wipro successfully completed a CRM project at Pepco Energy Services, US. The Siebel/ABP integration at Pepco Energy Service, executed by Wipro, integrates the billing system, ABP that ensures all new order information from Siebel is created in the billing system and all the confirmations are updated in Siebel.

Wipro Technologies won a CRM project at nPower, a leading supplier of gas and electricity in UK. This came soon after the successful completion of projects by Wipro with companies such as Farmers Insurance (US), where CIOs have relied on Wipro's Customer Relationship Management (CRM) skills as a key enabler of their large CRM initiatives.

Datawarehousing and Business Intelligence

By offering cutting edge technology services and solutions to its customers in the business intelligence and datawarehousing segment, Wipro has entered into strategic business and technological alliances with leading vendors like Informatica, IBM, Brio, and SAS. We have also started services and identified business intelligence applications like analytical CRM, ERP and SCM Analytics, e-business intelligence, and teradata as thrust areas.

In the US, Wipro Technologies has created a good impact in providing business intelligence consulting to the financial services segment and has managed to architect, integrate and manage datawarehousing/business intelligence applications like risk containment, scorecard applications, dashboard reporting, fraud management, claims and actuarial analysis. In the UK and Europe, the company has been working with leading energy and utilities companies for datawarehousing/business services.

E-Commerce

"WiproWebSecure was adopted by several large enterprises and has the potential to become a solid product," said Gartner.

After success in the global IT services space, Wipro Technologies has now made progress in the IT product segment. WiproWebsecure, our Application Security product, has achieved significant milestones during the year.

Gaining widespread recognition, the product saw successful implementation in Home Depot and Lattice Group among others. Proof of its efficacy was also seen when leading market researcher Gartner named Wipro Technologies as a niche player in the Magic Quadrant of the extranet access management market for its Web security product, WiproWebSecure.

Wipro Infotech -
A Customer-centric vision fuelled by Quality

The year 2001-02 saw Wipro Infotech establish itself as a comprehensive IT services provider, with the strong success of our software solutions business. From architecting and integrating IT solutions to managing IT infrastructure, Wipro's customers today, recognize and appreciate Wipro's ability to deliver high quality, reliable and cost effective IT solutions. A proposition that is by the day, getting wider and deeper, ranging from core IT infrastructure and value-added IT services to high-end software services.

For us at Wipro Infotech, who believe that IT is a business enabler, it was a great challenge to provide continued business value to our customers in difficult market conditions. This was made possible by our comprehensive range of offerings and our single-minded devotion to Quality on all fronts - products, services, people and processes. This powerful combination drove the company closer to its customers. Consequently, our journey through the fiscal has seen several prestigious customer wins, recognition by principals and the industry.

Growth in Services - a continual process

The depth and width of our services portfolio has been instrumental in growing our services business substantially. We further strengthened our technology integration practice this year by launching call center integration and storage integration services thereby augmenting our existing portfolio of network integration, telecom integration, platform integration, data center services. With the integration of Wipro Net into our portfolio last year, we now offer a range of remote management services in addition to our already robust managed security services.

Our strength and leadership in integration services found its reward, when we were awarded India's No. 1 network integrator by Voice & Data magazine for the fourth consecutive year. What was more significant though, was the fact that during the year, we won close to 50 infrastructure management contracts, taking our total number to 196. This included a prestigious 2-year contract from the Department of Registration and Stamps, Govt. of Andhra Pradesh. We also won over 260 system integration contracts.

Further, our thrust on building the telecom integration practice saw us win two of the country's largest system integration contracts from the telecom sector. Over 1100 Availability Services contracts were signed during the year.

Successful year in Software Services

This was our first full year in the software services area in the domestic market. Today, we offer the strength of our global best practices in India including robust project management methodologies and quality processes. A combination of re-usable frameworks coupled with best-of-breed solutions helps us offer reduced cost of ownership and enhanced value on customers' total IT investments.

We won several prestigious projects in core business areas of end-to-end ERP implementation, transport optimization, web based dealer integration, HR information systems, mediation implementation and IT consulting. Most of these were won against stiff competition from global IT Services companies. We won over 65 projects during the year including a few from multinational organizations in India.

[chart]

"We enjoy working with the Wipro team who take care of the overall project completion. Even though the contract is for specific project areas, we find that Wipro's consultants have been helping us in other areas as well; a fact clearly noticed by our chief financial officer." S.R. Balasubramanian - Vice President
(IT), HDFC Bank

Managing content for a financial portal

-  A case study

The Customer: One of India's premier credit rating firms.

The Challenge: To provide real-time financial analysis, updates, automate content and workflow processes.

The Solution: Having studied the customer's requirements, Wipro helped the customer choose the right technology platform for content management. Backed by domain expertise in financial services, Wipro implemented the project end-to-end, including hardware, software and hosting. A whole host of web based interactive tools, online payment transactions, personalization and elaborate registration, subscription and shopping cart modules were integrated. As a result, the portal now has a number of modules with diverse functionalities, automated workflow processes, complex database synchronization and a dynamic and well-defined caching to ensure speed and efficient traffic handling.

Launch of Consulting Services: moving up the services value chain

The last two decades has seen us gain significant experience in the IT domain, both in the software and in the hardware arena, in India and worldwide. This has put us in an ideal position to launch our IT consulting services practice. Our consulting services are woven around four pillars. They include:

Strategic consulting services

These services facilitates clients to articulate, implement, monitor and continuously evolve powerful strategies. This specifically comprises:

Business planning/business process improvement - This includes assisting clients in the articulation and implementation of their strategy, which would assist clients in business and financial modelling.

IT strategy articulation and implementation - This includes strategic IT articulation and deployment to ensure that technology enables clients attain their ambitious business plans.

Business technology consulting

This includes understanding underlying business architecture of the client in the context of the dynamic business landscape to assess the need for a technology.

IT governance and optimization consulting

Here, we assist businesses carry out an assessment of their Information Technology Management Processes, benchmark the same with industry standard practices and provide concrete action steps to bridge the concomitant gaps.

Process consulting

This encompasses business process improvement and change management consulting. The services offered include organization-wide framework consulting and application assistance for Six Sigma implementation, as well as process improvements in specific areas using Six Sigma methodology. Our experience with SEI CMM and PCMM would be offered as a service to our customers.

Business Continuity and Risk Management consulting

As an end-to-end consulting and solutions provider in information security, Wipro offers services ranging from risk consulting, business continuity planning and security solution architecting to preventive consulting services like security solution integration, thus addressing customer needs through the entire lifecycle.

Making a mark in Asia Pacific

Having established ourselves strongly in the domestic market over the last two decades, we have set our sights on extending this leadership into the Asia Pacific and the Middle East. In line with this objective, we successfully launched our operations in the Asia Pacific and Middle East markets. Today, we have full-fledged business offices in Dubai and Singapore with presence in Sydney, Taipei, Bangkok, Hong Kong and Saudi Arabia. In the very first year of operations, we received an encouraging response from customers across the region including a prestigious project that we won from the Dubai e-Government to provide data center management services. Our strategic alliance with IBM will further enhance our IT services proposition to customers in the region.

Over 25 high-powered delegations from countries including Australia, New Zealand, Bahrain, Korea, China, Malaysia, Kazakhstan and the Middle East and Thailand visited our campus during the year. They comprised ministers, dignitaries, senior bureaucrats, industrialists and even heads of state.

Consolidating leadership in the Enterprise Infrastructure market

[picture]

This was a challenging year in the enterprise infrastructure market with customers downsizing or postponing IT infrastructure procurement. In such market conditions, we emerged strong by growing our market share in the high-end PC server market and retaining leadership position in the enterprise server and networking market.

In addition to this, our products proposition was further augmented with the launch of the Wipro LittleGenius range of corporate notebooks. This marked our successful entry into the highly competitive notebook market. The year also saw us win recognition from our enterprise partners. We were Sun Microsystems' leading partner and were awarded `Best Distributor: Asia South-2001' by Sun Microsystems. We continued to be lead partners for iPlanet, Citrix, Macromedia, Computer Associates and IBM (Intel range of servers). We have been declared the largest sales partner for Cisco and were adjudged `Outstanding Partner' for Cisco in the high technology area including IP telephony. Wipro Infotech has also been declared as the largest partner for HP Openview.

We announced a strategic alliance with IBM in the latter part of the year. With this, we now have an even wider range of computing platforms to offer to our customers in India. This has also helped us enhance our services offerings around these platforms to customers in India.

[picture]

01markets: Cost effective procurement services to customers

01markets established itself during the year as a successful e-procurement business with transactions of Rs. 2041 million through 104 procurement auctions spread across 6 industry verticals.

01markets enabled its clients to identify procurement savings in the range of 9 to 10% for direct as well as indirect goods. Clients also benefited from substantial reductions in their sourcing cycle times. 01markets was awarded the Golden Peacock Award for Innovation Management for the year 2001.

Quality: The imperative for Customer satisfaction

The Quality journey at Wipro Infotech has seen us pass newer milestones during the year. Our application of the Six Sigma methodology enabled us to offer higher value to customers through continuous business process improvement. We initiated 110 new Six Sigma projects during the year, and we today have 17 Black Belts across Wipro Infotech.

We were awarded the ISO 14000 certification for our manufacturing facility in Pondicherry. We also acquired the ISO 9001:2000 certification for our infrastructure management services practice during the year. Both these certifications are a step closer to enhancing customer satisfaction through continuous improvement of current processes.

Innovation: Key to Customer satisfaction

At Wipro Infotech, we believe it is our ability to innovate that leads to customer satisfaction. The focus of our Innovation framework is to learn from experience, build on expertise and create solutions and services that satisfy the customers' stated and latent needs. Our Innovation methodology, saw early success, with the launch of several new practices including storage consulting, IT outsourcing and Six Sigma consulting, which today is an integral part of our overall consulting framework.

The knowledge edge

At Wipro Infotech, we believe it is critical to stay in a mode of continuous learning. Our Knowledge Management initiative took significant strides in the areas of learning and knowledge extraction, enhancement and practice.

Building a virtual sales team for a leading Indian FMCG company - A case study

The Customer: A leading FMCG company with leading brands and a network of 5 factories, 28 depots, 3400 distributors and 1.4 million retail outlets. A sales-force of 250 sales persons and a distributor sales team of 3000.

The Challenge: To create a virtual office on the web for the sales team. A mobile workforce, the team needed to access information and data from the field, so that sales could be monitored in real time and corrective actions taken as and when required.

The Solution: We designed, developed and implemented the portal, and integrated web-applications with the ERP solution. The portal captures secondary sales data and analysis of sales and stock availability for every distributor, distributor sales team performance, outlet monitoring, merchandising monitoring and new product performance monitoring. It also featured employee self service modules like loan application, leave application, employee profile, sales force reports, community features such as chat, bulletin board, classifieds, calendar scheduling etc.

The success of the learning initiative has brought about a structured competency model designed for the entire organization. Implementation of e-learning has ensured mandatory skill training and uniform competency measurement across the organization. Over 290 engineers were certified across diverse competencies and over 1,500 employees were trained across 200 training programs spanning 8,600 training man-days. As part of the competency certification program, around 1,700 Business Partner engineers were also certified.

A key initiative to inculcate a culture of knowledge sharing and reusing in the organization was

`Kalpavriksha' - the Knowledge Management portal. It has enabled uniform knowledge dissemination across the organization and has also enabled Best Practices sharing within the organization.

`TerraNova', our Center of Excellence opened its doors to customers this year. The center is a showcase of our solutions and integration capabilities. Multiple technologies and their working across diverse platforms are displayed, through a replication of the customers' business environment.

TerraNova demonstrates solutions on Sun Microsystems, Cisco, Nortel, Intel and HP platforms with a range of enterprise applications and products.

Leveraging the power of the Internet

The year in passing saw us leverage the power of the Internet to drive external and internal efficiencies. We moved closer to our customers and partners through the launch of robust, content-rich community websites and portals for our business partners and customers. We also launched a sales force automation tool as part of sales process improvement and this tool works as an opportunity-tracking device for all listed customer accounts.

Employee productivity was enhanced through the launch of various applications in the areas of recruitment, human resources, administration, finance, legal, marketing and operations, all of which translated into greater customer satisfaction.

Vertical Solutions: Bringing us closer to the customer

To ensure that we address our customers' total IT requirements ranging from products to highend solutions most effectively, we reorganized ourselves into six verticals, with independent solutions, frameworks and strategies being created for each vertical. The six verticals identified include finance, banking and insurance, manufacturing, IT and IT enabled services, telecommunications, healthcare and government. This initiative we believe, is key to offer business value to our customers. We are constantly striving to leverage our domain knowledge in each of the above verticals to offer a customized mix of products, services and solutions that meet vertical-specific requirements.

Wipro Healthcare and Life Science - Driving the convergence of Healthscience and IT to deliver Quality solutions to build a healthy future

Wipro has been addressing the Healthcare services market through its Wipro Biomed division and Wipro GE Medical Systems Ltd. These businesses, which focus on the device market in India, have performed exceedingly well and are presently market leaders in their respective fields.

Wipro in its constant quest for looking at new business opportunities where it can add value, announced in April 2002 its new venture - Wipro Healthcare and Life Science, which will address the requirements of the Bio-IT market, where Information Technology converges with Life Science. The estimated addressable market opportunity is around $25 billion, growing at over 20% annually. The key regions of focus are USA, Europe and India. The existing business of Wipro Biomed and the existing client base of Wipro Technologies in the Healthcare vertical will be transferred to Wipro Healthcare and Life Sciences business unit. This business will offer solutions in three core areas:

Healthcare Information Technology to Health Delivery System

Our focus is the complete Healthcare delivery system which includes Hospitals, Physician Practices, HMOs and Health Insurance companies. The solutions would be defect-free Six Sigma engineered. Our unique value proposition is the ability to integrate the healthcare enterprise, thereby delivering a improved workflow and reducing costs for our customers. Some of the solutions, which we are presently offering are Hospital Information Systems, Clinical and Lab Information Systems and web based HIPAA Compliant, Internet based Electronic Claims systems and other custom solutions.

Discovery IT to Life Science Companies

Here, our focus is providing IT solutions to drug discovery companies where we shall IT enable the parts of the drug discovery process, thereby crashing the drug development times significantly. We are also entering the field of IT enabling the filing of FDA approval process. Wipro Biomed addresses the clinical and scientific devices market in India. It markets and services equipment of leading companies like Beckman Coulter and Agilent, which offer leading edge technology to medical and life science institutions.

Software Design and Engineering services to large medical device and Healthcare Information Technology vendors

[picture]

Building on the existing strengths of Wipro in embedded devices and software engineering excellence, we provide solutions to address large medical device companies and Healthcare Information Technology vendors.

Wipro's domain knowledge and customer relationships will provide Wipro a distinct advantage to address the requirements of this emerging segment. We would leverage the technological edge, certified quality processes and people to bring significant value to our customers by giving them timely, defect free and value for money solutions. This would improve competitiveness of our customers and thereby improve outcome for their patients.

Wipro Consumer Care and Lighting -
Creating consumer trust through Quality

A passion for Quality

At Wipro Consumer Care and Lighting we understand that Quality is a never ending journey. It's our passion for Quality that ensures we are constantly enhancing the value of our brands and continuously introducing innovative products to enrich the lives of our customers.

Quality Brands

Wipro Consumer Care and Lighting division has strong brands addressing consumer needs in personal wash, toiletries, personal grooming, baby care, cooking medium and lighting categories. Our product range comprises:

Santoor Soap, Santoor Talc

Wipro Shikakai Soap

Milk & Roses Soap

Wipro Active Talc

Wipro Baby Soft Range

Wipro Brand Domestic lighting,

Commercial and Institutional lighting

[picture]

Insights into Quality

At the heart of each of our brands and strategies are key customer insights. An extensive use of market research helps us understand the changes taking place in our customer's lives and how their needs are evolving. Proprietary research methodologies help us develop innovative offerings and products to meet these changing needs and therefore deliver satisfaction.

With the inherent belief that the customer is the final judge of our product Quality, we have undertaken a number of steps to ensure that all the customer defined parameters of our Quality are monitored, constantly benchmarked and improved upon. These include factors like defect free manufacturing, easy availability and product attribute ratings. Here, Six Sigma tools have helped us develop robust processes to eliminate defects in manufacturing. Similarly, our extensive distribution network, ensures our division's consumer product is available in more than one million retail outlets across the country. In addition, our distribution and servicing are also benchmarked against competition and constantly monitored to ensure improvements are taking place.

Creating value for the Customer

"Wipro Baby Soft nappies and diapers are a big help...no need to wash clothes, just change the nappy...the baby is happy because it is softer than cloth and keeps him dry...it also gives me the freedom to do all the things I want without spending time on changing wet clothes." Mrs. Sindhu Menon, mother, Cochin.

In the Baby Care category for example, customers talked of how doctors routinely prescribed medicinal tablets for babies at dosage levels like half a tablet or quarter of a tablet. But attempts to split the tablet normally led to a powdered tablet and the mother unsure of whether the child had got the right dosage. This insight led to the development of the `Wipro Baby Soft Tablet Cutter' - designed to hygienically solve this dilemma. This product has had an ecstatic response amongst mothers across the country.

In the lighting category, where consumers were looking for an assured life of the light bulbs they purchased, Wipro Longlite bulbs were designed to last 30% longer than normal bulbs. Similarly in lighting fittings, where customers were worried about products turning defective very soon, we launched a new product - Wipro Prima with a 5 year guarantee, a first for the category. Both innovations have been well appreciated by consumers.

"Your Fantasy range is excellent in form and function...a beauty with brains." Raju Mahagaonkar, Chairman, Indian Institute of Interior Designers, Pune.

To continue our story of creating value, in our Commercial and Institutional lighting business we developed special products for the Pharma and Software industries which have helped us dominate these segments. These include lighting designed to be free of glare and free from electromagnetic interference for the software industry and special lighting for operation theatres in hospitals.

All of these insights leading to innovation only illustrate our approach to constantly enhance value in each and every one of our offerings.

Building consumer trust

"See, how my skin glows. Using Santoor makes me look and feel younger. I trust only Santoor." Jayshree, housewife, Vijayawada

The Indian woman is constantly evolving and expects her brands to do the same. Advanced qualitative and quantitative research tools were used to develop the marketing mix for the re-launch of our lead brand Santoor. The brand's new communication showed the Santoor protagonist as being spontaneous, caring, nurturing and a role model for her child. All the values that our consumers instantly identified with and which in turn helped strengthen and heighten the emotional bond of our customers with Santoor.

Milestones in the Quality journey

[picture]

Customers acknowledge and reward our brand and product Quality. Santoor is one of the leading brands in South and West India and the number one brand in Andhra Pradesh.

Wipro Shikakai, a hair care soap is a leader in its category.

Our brand offerings in talc make Wipro the second largest player in the talc category.

Wipro Baby Soft is among the top two brands in the baby care segment.

In Lighting, we have made tremendous strides in South and West India and are amongst the top brands here.

In Institutional Lighting we have been growing at a good pace and dominating our focus segments.

But in the same breath, we aren't resting on our laurels, because we know that the Quality journey is a never ending one.

Innovation and Digitization
for Customer satisfaction

At Wipro, Innovation is a means to provide value add to our Customers, and it is so integral to us, that we articulated it in our Promise statement in 1998. Innovation is one of our four Values. While we have always worked on providing innovative solutions to the customer, we wanted to give Innovation a specific thrust.

We have defined Innovation as the "implementation of a new idea resulting in a marketable product or service". The objective is to drive revenues through the development of Intellectual Properties that yield new products and services.

A team is set up directly under the Chairman's office to give it the required thrust and attention. Similarly, in both Wipro Infotech and Wipro Technologies we have set up teams to oversee the Innovation initiative. We have studied the best practices on Innovation and have formulated a structured process to capture ideas, fund potential ideas, have structured periodic reviews, and develop a `go-to-market strategy'. An important aspect is to be able to drop ideas and projects early enough, and to ensure that we capture what we learned from these projects. We have a formal reward and recognition process for idea generators and the core members who work on the development of these Innovation projects.

We have defined three themes under which we have taken up the projects - Home Networking, Content Commerce and Collaboration and Knowledge Management. Customer inputs and Customer buy-in is an integral part of our process. This has helped us to screen and shape the ideas into viable marketable products. We have had revenues in the first year of implementation for each of these themes. Currently, we have over 200 people working on 10 innovation projects. We are encouraged with the results of the Innovation initiative, which reaffirms our faith in this initiative.

Digitization for the future

Over the past two years, we have been rapidly digitizing all our critical business processes, thereby touching employees, clients, business partners, vendors and stakeholders. We began by building a suite of employee self-service applications that would help our employees transact easier and faster. Not only did this eliminate almost all paperwork in Wipro, but has also improved the productivity of our operations support staff by 25%.

Today, Wipro's private network connects all locations of Wipro for data, video and voice, thus transforming Wipro into a truly global company. Our multi-point audio and video conferencing facilities have bridged the oceans and cut down the need for travel. Our overseas clients rely on this for project reviews.

Our employee portal, designed by the employee for the employee, has become an arena for learning, fun and employee bonding. It has brought quality processes, knowledge management systems, and project management systems to the employee desktop, thus enriching the work environment at Wipro and improving employee productivity and work Quality.

While our web enabled billing and collection process is providing transparency to our customers, our dealer portals provide the convenience of on-line configuration and anytime order booking. Even our procurement process has become more transparent to our vendors, as we use the digitized reverse auction process to get the best prices. With bandwidth prices falling, we expect our digitization initiative to gather even greater momentum, as more of our stakeholders connect

Contributing to a Quality environment and society

[picture]

At Wipro, we are highly sensitive to the impact of our business activities on environment and society. This is reflected in the measures taken to monitor and control resources and activities that interact with nature and people.

Wipro's environment, health and safety policy

At Wipro, we are committed to providing a safe and healthy work environment to all the employees and associates. This is done with the help of suitable management systems that are aimed at:

Prevention of accidents - through fire, security losses, damages to property, personal injuries and loss of life

- Conservation of natural resources - by efficient use of energy, water and effective utilization of waste

-  Prevention of pollution and hazards

- Compliance with legislation and regulations that are relevant to our organization

- Development of safe work practices by regular training to employees and support staff

-  Periodic review of systems and processes aimed at continual improvement

Our efforts to improve our standards continuously and an effective Environmental Management System (EMS) in place has resulted in us being awarded the ISO 14001 certification.

This in effect certifies that Wipro as an organisation has a series of International Standards for EMS, voluntary standards that establish and objectively evaluate EMS, `Process Standards' and not just `Performance Standards', a standardized and internationally recognized blue print for effective EMS and a frame work for setting and establishing EMS. Wipro's EMS initiatives are designed for optimum utilization of natural resources and constant monitoring of environmental impact while providing service.

Some of the initiatives under this umbrella include:

Energy audit - Energy conservation - Water management - Land contamination management - Waste management - Employee health and safety - Adoption of parks - Effective stationery usage - Overcoming resource depletion

The benefits of these initiatives are:

-  Products/services are processed under a controlled environment

-  Reduction of energy consumption by 10%

-  Better monitoring and control systems

- Increased awareness among employees resulting in 38% reduction in food wastage

- Quarter on quarter reduction of 10% in water consumption from conservation measures


Wipro Applying Thought in Schools

[picture]

To Wipro, the future of the society depends on the ability of its children to think analytically and creatively, and be a lifelong learner. Wipro believes that the conventional education system is not equipping children with such abilities. Children must acquire the skill of how to learn, rather than being overwhelmed with a large amount of information, and must enjoy the process of learning, so that what is learnt is retained.

We believe that the factors, which have led to the current state of education are: examination boards test only the child's ability to recall facts, thus reinforcing rote learning; curriculum is designed to transfer maximum amount of information to the child, disregarding the fact that it is impossible to do so given the rate at which "knowledge" is growing; school managements are focused on delivering best results on board examinations; teacher does not have an option but to focus on completing the syllabus; parents want the child to get maximum marks so that more doors are opened for the child. In the process, the real purpose of education is getting lost. Therefore, we must influence changes with every stakeholder in the education system.

The mission of the `Wipro Applying Thought in Schools' program is enhancing creativity and problem solving skills among children by catalyzing systemic changes. Recognizing that the teacher has the most profound influence on a child's learning ability, at the heart of our program is teacher empowerment and re-skilling. The teacher re-skilling program was launched in May 2001, to provide comprehensive training on innovative teaching and assessment methods, and support their active implementation within the classroom. Begun first in Bangalore, its success has enabled us to take it forward to other cities in India.

We are reaching out to parents in an attempt to change their world-view of the purpose of education. A program to train parents is being put together, to enable them to help their children acquire life skills, and support the changes being brought about in the school.

[picture]

The School management, including the Principal, is the integral part of the program to bring about systemic changes within the school to create an environment for quality education. Wipro is helping the school management recognize specific systemic changes and assist in its implementation. As the program scales up, Wipro would lead changes in the curriculum and examination system. For accelerating the systemic changes at the national level, we have launched the Wipro Forum on Quality in Education. The Forum is intended to work as a platform for sharing ideas and as a pressure group to bring about systemic changes.

Wipro Applying Thought in promoting mind leaders

At Wipro, a natural extension of Applying Thought was to promote the many talented youngsters in India, in the field of chess. While we took many promising youngsters under our wing, our ambition saw fruition when P Harikrishna, at 15, became India's youngest chess Grandmaster. His victory bore testimony to the fact that `Applying Thought' is not just a business philosophy, but also an approach to success in all human endeavor, be it at work or play. This has further strengthened our resolve to make India a chess superpower. And thus, we are nurturing five more budding talents in the future.

The Quality minds that lead Wipro -
Corporate Executive Council

Azim H Premji
Chairman and Managing Director
[picture]

Vivek Paul
Vice Chairman and Executive Officer - Wipro Technologies
[picture]

P S Pai
Vice Chairman and Executive Officer, Wipro Consumer Care and Lighting
[picture]

D A Prasanna
Vice Chairman and Executive Officer, Wipro Healthcare and Life Science
[picture]

Ranjan Acharya
Corporate Vice President, Corporate Human Resources Development
[picture]

Vineet Agrawal Corporate Executive Vice President, Mission: Quality, Innovation, Brand and Corporate Communication
[picture]

Sudip Banerjee
President Enterprise Solutions, Wipro Technologies
[picture]

Tamal Das Gupta
Chief Information Officer
[picture]

Pratik Kumar
Corporate Vice President, Human Resources
[picture]

Girish S Paranjpe
President Finance Solutions Wipro Technologies
[picture]

Dr. A L Rao
President, Telecom and Internetworking Group Wipro Technologies
[picture]

M Seethapathy Rao
Managing Director, Wipro Fluid Power Limited
[picture]

Suresh C Senapaty
Corporate Executive Vice President, Finance and Chief Finance Officer
[picture]

Suresh Vaswani

President, Wipro Infotech
[picture]

As on April 30, 2002

REGISTERED AND CORPORATE OFFICE

WIPRO LIMITED
Doddakannelli, Sarjapur Road, Bangalore - 560 035, India
Tel: 91-80-8440011 Fax: 91-80-8440054

WIPRO TECHNOLOGIES
1995, El Camino Real, Suite 2000, Santa Clara,
CA-95050 USA.
Tel: 001-408-2496345 Fax: 001-408-6157174

WIPRO INFOTECH
Doddakannelli, Sarjapur Road, Bangalore - 560 035
Tel: 91-80-8440011 Fax: 91-80-8440216

WIPRO HEALTHCARE AND LIFE SCIENCE
Doddakannelli, Sarjapur Road, Bangalore - 560 035
Tel: 91-80-8440011 Fax: 91-80-8440054

WIPRO CONSUMER CARE AND LIGHTING
Doddakannelli, Sarjapur Road, Bangalore - 560 035
Tel: 91-80-8440011 Fax: 91-80-8440057

WIPRO FLUID POWER LIMITED
9B/10A, Peenya Industrial Area,
Phase 1, Bangalore - 560 058
Tel: 91-80-8394982 Fax: 91-80-8396450

WIPRO GE MEDICAL SYSTEMS LIMITED
4, Kadugodi Industrial Area
Sadaramangala, Bangalore - 560 067
Tel: 91-80-8452923 Fax: 91-80-8452924

Visit us at
www.wiprocorporate.com
www.wipro.com
www.wipro.co.in

WIPRO LIMITED
--------------------------------------------------------------------------------
DIRECTORS' REPORT

Dear Shareholders,

The Directors present the Annual Report together with the audited Balance Sheet and Profit and Loss Account of Wipro Limited for the year ended March 31, 2002.

AMALGAMATION/TRANSFER OF BUSINESS

The Scheme of Amalgamation of Wipro Net Limited with your Company has been approved by the Hon'ble High Court of Karnataka on April 5, 2002. The erstwhile Wipro Net Limited stands merged with your Company with retroactive effect from April 1, 2001.

The shareholders of the Company had approved Ordinary Resolutions for transfer of the Company's Fluid Power Business to Netkracker Limited with effect from the opening hours of March 1, 2002 under Section 293(1)(a) of the Companies Act, 1956, by means of a Postal Ballot in accordance with the provisions contained in
Section 192A of the Companies Act, 1956 read with the Companies (Passing of the Resolution by Postal Ballot) Rules, 2001. The name of Netkracker Limited has since been changed to Wipro Fluid Power Limited.

The Annual Report of Wipro Limited for the year 2001-2002 has been prepared after giving effect to the amalgamation of Wipro Net Limited as well as the transfer of its Fluid Power Business.

FINANCIAL RESULTS

                                                             (Rs. in Millions)
                                                            --------------------
                                                             2002          2001
                                                            ------        ------
SALES AND OTHER INCOME                                      34,677        30,863
PROFIT BEFORE TAX                                            9,501         7,656
Provision for tax                                              840           992
PROFIT AFTER TAX BEFORE EXTRAORDINARY ITEMS                  8,661         6,664
Extraordinary gains                                             --            16
PROFIT FOR THE YEAR                                          8,661         6,680
Appropriations:
Interim dividend on preference shares                           --            18
Proposed dividend on equity shares                             232           116
Corporate tax on distributed dividend                           --            14
Transfer to Capital Redemption Reserve                          --           250
Transfer to General Reserve                                  8,428         6,282

Sales of the Company for the year ended March 31, 2002 were Rs. 34,677 mns up by 12% and Profit after Tax before extraordinary items was Rs. 8,661 mns up by 30% over the previous year. Over the last 10 years, the sales have grown at an average annual rate of 22% and Profit after Tax at 53%. The Company's earnings in foreign exchange of Rs. 23,495 million has recorded a growth of 30% over the previous year.

DIVIDEND

The Directors recommend a dividend of Re. 1/- per equity share to be appropriated from the profits of the year 2001-2002 subject to the approval by the shareholders at the ensuing Annual General Meeting. After the approval of the shareholders at the ensuing Annual General Meeting, the dividend will be paid in line with the applicable regulations.

DIRECTORS

Mr. Hamir K. Vissanji, retired as a Director of the Company with effect from January 15, 2002. During the year, the nomination of Dr. Nachiket Mor, Nominee Director on behalf of a Financial Institution was withdrawn by the Financial Institution as per the Reserve Bank of India guidelines, consequent to his appointment as a Director of ICICI Bank Limited. The Directors place on record their appreciation of the invaluable contributions made by Mr. Hamir K. Vissanji and Dr. Nachiket Mor during their tenure as Directors on the Board of Directors of the Company.

Dr. Ashok Ganguly, Mr. B.C. Prabhakar and Mr. N. Vaghul, retire by rotation and being eligible offer themselves for re-appointment.

Prof. Eisuke Sakakibara and Mr. P.M. Sinha were appointed as Additional Directors of the Company with effect from January 1, 2002 till the conclusion of the ensuing Annual General Meeting.

Mr. D.A. Prasanna was appointed as Additional Director of the Company with effect from April 15, 2002 till the conclusion of the ensuing Annual General Meeting. Mr. D.A. Prasanna was also appointed as a whole-time Director of the Company designated as Vice Chairman and Chief Executive Officer of the Company's Health Care & Life Science business with effect from April 19, 2002.

WIPRO LIMITED
--------------------------------------------------------------------------------

Shareholders' consent is requested for re-appointment of Prof. Eisuke Sakakibara, Mr. P.M. Sinha and Mr. D.A. Prasanna as Directors of the Company as per the resolutions contained in the Notice convening the Annual General Meeting.

FIXED DEPOSITS

Fixed deposits from the public as at March 31, 2002 were Rs. 0.84 mns and the unclaimed deposits as on that date were Rs. 0.84 mns.

SUBSIDIARY COMPANIES

As required under Section 212 of the Companies Act, 1956, the Annual Reports together with Balance Sheet and Profit and Loss Account for the year ended 2001-2002, of the subsidiary companies, Wipro Trademarks Holding Limited, Wipro Prosper Limited, Wipro Fluid Power Limited, Wipro Welfare Limited, Wipro Inc., Enthink Inc., and Wipro Japan KK are attached.

AUDITORS

The auditors M/s. N.M. Raiji & Co., retire at the conclusion of ensuing Annual General Meeting. The Audit Committee of the Board recommends the re-appointment of M/s. N.M. Raiji & Co. as Auditors for a further period of one year.

PERSONNEL

Information as per Section 217(2A) of the Companies Act, 1956, read with the Companies (Particulars of Employees) Rules, 1975 is given in the Annexure forming part of this report.

WIPRO EMPLOYEE STOCK OPTION PLAN (WESOP)

The Wipro Employee Stock Option Plan 1999 and 2000 were successful in enhancing employee commitment. The details of options granted under WESOP 1999 and 2000 are given below:


SL. NO.       DESCRIPTION                               WESOP 1999                     WESOP 2000
-------     ---------------                             ----------                     -----------
 a.         Options granted                           5,230,150                         9,266,144

 b.         Pricing formula                Fair Market Value i.e., the market    Fair Market Value i.e., the
                                           price as defined by Securities and    market price as defined by
                                           Exchange Board of India from          Securities and Exchange Board
                                           time to time.                         of India from time to time.

 c.         Options vested                              816,571                           411,414

 d.         Options exercised                           146,839                                --

 e.         Total number of shares                      146,839                                --
            arising as a result of
            exercise of option

 f.         Options lapsed*                                  --                                --

 g.         Variation of terms of options                   NIL                               NIL

 h.         Money realized by exercise               Rs. 160,120,926                           --
            of options

 i.         Total number of options in force               3,885,958                    8,472,514

            Employee wise details of options
            granted to:

     (i)    Senior Management                       No. of Options
            Vivek Paul                                        55,000                           --
            P.S. Pai                                          25,000                           --
            Dileep K. Ranjekar                                16,000                           --
            Suresh C. Senapaty                                16,000                       12,500
            Suresh Vaswani                                    13,500                       12,500
            M.S. Rao                                           4,000                           --
            Vineet Agrawal                                     9,000                       12,500

     (ii)   Employees holding 5% or more                         NIL                          NIL
            of the total number of options
            granted during the year


WIPRO LIMITED
--------------------------------------------------------------------------------


SL. NO.       DESCRIPTION                               WESOP 1999                     WESOP 2000
-------     ---------------                             ----------                     -----------
     (iii)  Identified employees who were                  NIL                              NIL
            granted option, during any one
            year, equal to or exceeding 1%
            of the issued capital (excluding
            outstanding warrants and
            conversions) of the Company
            at the time of grant

                                                    AS OF MARCH 31, 2002

  j.        Diluted Earnings Per Share pursuant
            to issue of shares on exercise of
            option calculated in accordance with
            International Accounting
            Standard (IAS) 33.                           37.41

--------------------
* As per the Plan, options lapse only on termination of the Plan. If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased shares, which were subject thereto, shall become available for future grant or sale under the Plan.

ADS 2000 STOCK OPTION PLAN

Under the ADS 2000 Stock Option Plan, 677,450 stock options representing 677,450 American Depository Shares each representing one equity share of Rs. 2/- each were granted to the employees. The details of options granted under the ADS 2000 Stock Option Plan to Senior Management are given below:

OPTIONS GRANTED TO SENIOR MANAGEMENT

       NAME                  OPTIONS
       ----                  -------
Vivek Paul                   160,000
Suresh C. Senapaty             3,000


RESEARCH AND DEVELOPMENT

Our R&D efforts continued in the area of Routing and QoS protocols for the Edge Routers. (Mpls, Ospf, Bgp4, Rsvp-TE, Cops and Sip). We have set up a lab for the testing and integration of the above protocols, their inter-working and a lab for Enterprise application testing with Rational under Interop.

We also built capabilities in 3G Core Networks (UMTS), 3G Testing, NGN Applications, Management of Convergent Neworks, Metro Optical Networks and Gigabit Ethernet by Standards body participation, reference solution building and creating internal technology forums.

We have also envisioned and conceptualized a workflow solution "Flow-briX" to address the comprehensive need for Publishing and Media segment.

The total expenditure on R&D during the year was Rs. 150 million including capital expenditure of Rs. 23 million.

FOREIGN EXCHANGE EARNINGS AND OUTGOINGS

The foreign exchange earnings of the Company during the year were Rs. 23,495 million while the outgoings were Rs. 11,963 million (including materials imported).

REPORT ON CORPORATE GOVERNANCE

A detailed report on Corporate Governance has been included separately in the Annual Report.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

b) the Directors had selected such accounting policies and applied them consistently and made judgements and estimates that are reasonable and prudent so as to give true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period;

WIPRO LIMITED
--------------------------------------------------------------------------------

c) the Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities; and

d)  the Directors had prepared the annual accounts on a going concern basis.

ACKNOWLEDGEMENTS

The Directors thank the Company's customers, suppliers, bankers, financial institutions, Central and State Governments and shareholders for their consistent support to the Company. The Directors also sincerely acknowledge the significant contributions made by all the employees for their dedicated services to the Company.

                                              ON BEHALF OF THE BOARD



                                                   AZIM H. PREMJI
Bangalore, April 19, 2002                             Chairman

WIPRO LIMITED
--------------------------------------------------------------------------------
REPORT ON CORPORATE GOVERNANCE

INTRODUCTION

"Good Corporate Governance" is governance with the highest standards of professionalism, integrity, accountability, fairness, transparency, social responsiveness and business ethics. Good Corporate Governance, is a critical doctrine to the global economic system, enabling the business to not only effectively and efficiently achieve its corporate objectives but also provides it the structure and methodology to sustain its survival in a globally competitive environment. Your Company has always been managed with the principles of "Good Corporate Governance".

CORPORATE GOVERNANCE AT WIPRO

In 1999-2000, your Company initiated the process of making substantial disclosures on the Company and its Board of Directors in the Annual Report and strengthened it further during 2000-2001. While continuing to make similar disclosures, we have benchmarked your Company's corporate practices with the guidelines recommended by the SEBI Committee on Corporate Governance. We are glad to inform you that the Company adheres to all the mandatory recommendations made by the SEBI Committee.

I   BOARD OF DIRECTORS

A THE BOARD OF DIRECTORS OF THE COMPANY SHALL HAVE AN OPTIMUM COMBINATION OF EXECUTIVE AND NON-EXECUTIVE DIRECTORS WITH NOT LESS THAN FIFTY PER CENT OF THE BOARD OF DIRECTORS COMPRISING OF NON-EXECUTIVE DIRECTORS. IN CASE THE COMPANY HAS AN EXECUTIVE CHAIRMAN, AT LEAST HALF OF THE BOARD SHOULD COMPRISE OF INDEPENDENT DIRECTORS.

    The details of the Directors on the Board of your Company for the year 2001-2002 are given below:

                                                                                                 NUMBER OF
                                                                                               MEMBERSHIP IN
                                                                           DATE OF            BOARDS OF OTHER
        NAME                CATEGORY             DESIGNATION            APPOINTMENT           PUBLIC COMPANIES
        ----                --------             -----------            -----------           ----------------
  Azim H. Premji          Promoter               Chairman &             01.09.1968                11
                          Director               Managing Director

  P.S. Pai                Executive Director     Vice Chairman          01.12.1998               Nil

  Vivek Paul              Executive Director     Vice Chairman          26.07.1999                 1

  Hamir K. Vissanji*      Non-Executive          Director               21.09.1956                 4
                          Director

  N. Vaghul               Non-Executive          Director               09.06.1997                12
                          Director

  B.C. Prabhakar          Non-Executive          Director               20.02.1997               Nil
                          Director

  Jagdish N. Sheth        Non-Executive          Director               01.01.1999                 2
                          Director

  Ashok Ganguly           Non-Executive          Director               01.01.1999                 7
                          Director

  Eisuke Sakakibara**     Non-Executive          Additional Director    01.01.2002               Nil
                          Director

  P.M. Sinha**            Non-Executive          Additional Director    01.01.2002                 4
                          Director

  Nachiket Mor***         Nominee                Director               27.11.1996                 3
                          Director

----------------
*   resigned from the Board effective January 15, 2002.

**  appointed as Additional Directors with effect from January 1, 2002.

*** resigned from the Board effective July 19, 2001.

WIPRO LIMITED
--------------------------------------------------------------------------------

B ALL PECUNIARY RELATIONSHIP OR TRANSACTIONS OF THE NON-EXECUTIVE DIRECTORS VIS A VIS THE COMPANY SHOULD BE DISCLOSED IN THE ANNUAL REPORT.

    None of the non-executive directors have any pecuniary relationship or transaction with the Company.

II  AUDIT COMMITTEE

    A QUALIFIED AND INDEPENDENT AUDIT COMMITTEE SHALL BE SET UP HAVING A MINIMUM OF THREE INDEPENDENT NON-EXECUTIVE DIRECTORS AS MEMBERS. THE ROLE OF THE AUDIT COMMITTEE SHALL INCLUDE THE FOLLOWING:

    - OVERSIGHT OF THE COMPANY'S FINANCIAL REPORTING PROCESS AND THE DISCLOSURE OF ITS FINANCIAL INFORMATION TO ENSURE THAT THE FINANCIAL STATEMENT IS CORRECT, SUFFICIENT AND CREDIBLE

    - RECOMMENDING THE APPOINTMENT AND REMOVAL OF EXTERNAL AUDITOR, FIXATION OF AUDIT FEE AND ALSO APPROVAL FOR REPAYMENT FOR ANY OTHER SERVICES

    - REVIEWING WITH MANAGEMENT THE ANNUAL FINANCIAL STATEMENTS BEFORE SUBMISSION TO THE BOARD

    The Audit Committee of the Board of Directors reviews, acts and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation for appointment of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices.

    The Audit Committee also reviews audit observations of Wipro's Internal Audit department pertaining to various Business Units (BU) and discusses the same with BU Management. Wipro's Internal Audit is an ISO 9001:2000 certified function.

    The Audit Committee comprises of the following three non-executive directors. The Audit Committee reviews the audited quarterly and yearly financial results with the Management before being submitted to the Board for its consideration and approval.

      Mr. N. Vaghul                          -     Chairman

      Messrs B.C. Prabhakar and P.M. Sinha   -     Members

                                       NUMBER OF MEETINGS HELD               NUMBER OF MEETINGS ATTENDED
        NAME                                DURING THE YEAR                          DURING THE YEAR
        ----                           -----------------------               ---------------------------
       N. Vaghul                                4                                           4

       Nachiket Mor*                            4                                           1

       Hamir K. Vissanji**                      4                                           2

       B.C. Prabhakar***                        4                                           3

       P.M. Sinha****                           4                                           1

----------------
* resigned with effect from July 19, 2001 and attended the meeting held up to that date.

**    resigned with effect from January 15, 2002.

*** co-opted with effect from July 19, 2001 and attended all the meetings held after that date.

**** co-opted with effect from January 1, 2002 and attended all the meetings held after that date.

III REMUNERATION OF DIRECTORS

A. THE REMUNERATION OF THE NON-EXECUTIVE DIRECTORS SHALL BE DECIDED BY THE BOARD OF DIRECTORS.

    Non-executive directors were paid professional fees for the services rendered by them to the Company during the year 2001-02 which was approved by the Board of Directors of the Company at their meetings held on April 19, 2001 and September 3, 2001.

WIPRO LIMITED
--------------------------------------------------------------------------------

B. APPROPRIATE DISCLOSURES ON THE REMUNERATION OF DIRECTORS HAVE TO BE MADE IN THE SECTION ON THE CORPORATE GOVERNANCE OF THE ANNUAL REPORT;

    The details of actual payments made during the financial year 2001-02 to the directors of the Company are given below:

    a) REMUNERATION PAID TO PROMOTER AND EXECUTIVE DIRECTORS


                                                                                                                       (Rs. in 000s)
                        ------------------------------------------------------------------------------------------------------------
                                                                    OTHER                     NO. OF     NO. OF ADS
                         BASIC      COMMISSION/                     ANNUAL       DEFERRED     OPTIONS      OPTIONS        EXPIRATION
  NAME                   SALARY      INCENTIVES    ALLOWANCE   COMPENSATION*     BENEFITS     GRANTED      GRANTED           DATE
  ----                  -------     -----------    ---------   --------------    --------     --------   ----------       ---------

Azim H. Premji            2,100         9,717            --         2,172         2,883            --            --              --

Vivek Paul **            15,463        29,152            --         1,533         2,319        55,000       160,000       Feb. 2009

P.S. Pai                  2,280         9,717         1,500         1,509           616        25,000            --       June 2006

-------------

 * In addition, the above directors were entitled to rent free furnished residential accommodation or house rent allowance, leave travel concession, reimbursement of medical expenses, personal accident insurance, fully maintained Company car with driver, interest subsidy on housing loan, gardener, watchman, electricity, servant and gratuity as per Company policy. Deferred benefits in the case of Mr. Vivek Paul was Company's contribution to Deferred Compensation Plan. In the case of others, it was Company's contribution to Pension and Provident Fund.

 **  Figures mentioned are rupee equivalent - as amounts were paid in US
     Dollars.

     b) PROFESSIONAL FEES PAID TO NON-EXECUTIVE DIRECTORS

     Six of our non-executive directors were paid professional fees as detailed hereunder:

     Professional fees paid for the full year (2001-02)


                                                                                               (Rs. in 000s)
                     ASHOK GANGULY         B.C. PRABHAKAR          N. VAGHUL          DR. JAGDISH N. SHETH *
                     -------------         --------------          ---------          ----------------------
Professional fees         800                  400                   800                  1,221

--------------
 * Figures mentioned above are Rupee equivalent - as amounts were paid in US Dollars.

     Professional fees paid for part of the year (2001-02) **


                                            PROF. EISUKE SAKAKIBARA ***                       P.M. SINHA
                                            ----------------------------                      ----------
Professional fees                                       486                                        250

-----------------
 ** Professional fees paid only with effect from date of appointment i.e. January 1, 2002.

 *** Figures mentioned above are Rupee equivalent - as amounts were paid in Yen.

IV   COMPENSATION AND BENEFITS COMMITTEE

     The Compensation and Benefit Committee of the Board of Directors, which was formed in 1987, determines the salaries, benefits and stock option grants for our employees, directors and other individuals compensated by our Company. The Compensation Committee also administers our compensation plans. The Compensation & Benefits Committee comprises of the following three non-executive directors:

      Mr. N. Vaghul                          -     Chairman

      Messrs B.C. Prabhakar and P.M. Sinha   -     Members

WIPRO LIMITED
--------------------------------------------------------------------------------

                                       NUMBER OF MEETINGS HELD               NUMBER OF MEETINGS ATTENDED
        NAME                                DURING THE YEAR                          DURING THE YEAR
        ----                           -----------------------               ---------------------------
       N. Vaghul                                 4                                        4

       Hamir K. Vissanji *                       4                                        2

       B.C. Prabhakar                            4                                        4

       P.M. Sinha**                              4                                        1


 *   resigned with effect from January 15, 2002.

 ** co-opted with effect from January 1, 2002 and attended all the meetings held after that date.

V    BOARD PROCEDURE

A. THE BOARD OF DIRECTORS OF A COMPANY SHALL MEET AT LEAST FOUR TIMES A YEAR, WITH A MAXIMUM TIME GAP OF FOUR MONTHS BETWEEN ANY TWO MEETINGS.

     During the last financial year, our Board met at four meetings held on April 19, 2001, July 19, 2001, October 17, 2001 and January 17, 2002. All
     the Board meetings were held at our Registered Office at Bangalore.

     Agenda papers along with explanatory statements were circulated to the Directors in advance for each of these meetings. All relevant information, as recommended by the SEBI Committee on Corporate Governance as well as items required under Clause 49 of the Listing Agreement were placed before the Board from time to time. The details of Board meetings held during 2001-02 and attendance record of each of the Directors are given below:


     NAME OF THE DIRECTOR            NUMBER OF MEETINGS HELD               NUMBER OF MEETINGS ATTENDED
     --------------------            -----------------------               ---------------------------
       Azim H. Premji                          4                                        4

       P.S. Pai                                4                                        4

       Vivek Paul                              4                                        4

       Hamir K. Vissanji *                     4                                        2

       N. Vaghul                               4                                        4

       B.C. Prabhakar                          4                                        4

       Jagdish N. Sheth                        4                                        3

       Ashok Ganguly                           4                                        4

       Eisuke Sakakibara **                    4                                        1

       P.M. Sinha**                            4                                        1

       Nachiket Mor***                         4                                        1

-------------

 *   resigned with effect from January 15, 2002.

 ** appointed with effect from January 1, 2002 and attended all meetings held after that date. (***) resigned with effect from July 19, 2001 and attended all meetings up to that date.


B. COMPANY FURTHER AGREES THAT A DIRECTOR SHALL NOT BE A MEMBER IN MORE THAN 10 COMMITTEES OR ACT AS CHAIRMAN OF MORE THAN FIVE COMMITTEES ACROSS ALL COMPANIES IN WHICH HE IS A DIRECTOR.

     None of the Directors of our Company were members in more than 10 committees nor acted as chairman of more than five committees across all companies in which they were directors. Details of Board memberships positions occupied by the Directors, across all companies, have been given at the beginning of the section.

WIPRO LIMITED
--------------------------------------------------------------------------------
VI   MANAGEMENT

A MANAGEMENT DISCUSSION AND ANALYSIS REPORT SHALL FORM PART OF THE ANNUAL REPORT TO THE SHAREHOLDERS

     The Company has provided a detailed Management Discussion and Analysis in its Annual Report for the year 2001-02 in pages 82 through 89.

B DISCLOSURES MUST BE MADE BY THE MANAGEMENT TO THE BOARD RELATING TO ALL MATERIAL FINANCIAL AND COMMERCIAL TRANSACTIONS, WHERE THEY HAVE PERSONAL INTEREST, THAT MAY HAVE A POTENTIAL CONFLICT WITH THE INTEREST OF THE COMPANY AT LARGE.

     During 2001-02, no transactions of material nature had been entered into by the Company with the Management or their relatives that may have a potential conflict with interests of the Company.

VII  SHAREHOLDERS

A IN THE CASE OF APPOINTMENT OF A NEW DIRECTOR OR RE-APPOINTMENT OF A DIRECTOR, THE SHAREHOLDERS MUST BE PROVIDED WITH THE FOLLOWING INFORMATION:

     - A BRIEF RESUME OF THE DIRECTOR

     - NATURE OF HIS EXPERTISE IN SPECIFIC FUNCTIONAL AREAS

     - NAMES OF COMPANIES IN WHICH THE PERSON ALSO HOLDS THE DIRECTORSHIP AND THE MEMBERSHIP OF COMMITTEES OF THE BOARD

     The notice for the Annual General Meeting held on July 19, 2001 complied with this requirement.

B ALL INFORMATION LIKE QUARTERLY RESULT, PRESENTATION MADE BY COMPANIES TO ANALYST SHALL BE PUT ON COMPANY'S WEBSITE

     Our Quarterly and Annual results as well as copies of the Press Releases and Company Presentations were displayed on the following web-sites i.e. www.wiproindia.com and www.wipro.com

     Apart from the above, we also regularly provided the information to the stock exchanges as per the requirements of the Listing Agreements and updated our websites periodically to include information on new developments and business opportunities of the Company.

C A BOARD COMMITTEE UNDER THE CHAIRMANSHIP OF A NON-EXECUTIVE DIRECTOR SHALL BE FORMED TO SPECIFICALLY LOOK INTO THE REDRESSING OF SHAREHOLDERS' AND INVESTORS' COMPLAINTS LIKE TRANSFER OF SHARES, NON RECEIPT OF BALANCE SHEET, NON RECEIPT OF DECLARED DIVIDENDS, ETC. THIS COMMITTEE SHALL BE DESIGNATED AS 'SHAREHOLDERS/INVESTORS GRIEVANCE COMMITTEE'

     ADMINISTRATIVE AND SHAREHOLDERS'/INVESTORS' GRIEVANCES COMMITTEE

     The Administrative and Shareholders/Investors Grievance Committee administered the following:

     a. redress shareholder and investor's compliants etc. relating to transfer of shares, non receipt of balance sheet, non receipt of declared dividends

     b. consolidate and sub-divide share certificates

     c. approve transmission and issue of duplicate/fresh share certificate

     d. open and close Bank accounts

     e. grant and revoke general, specific and banking powers of attorney

     The composition of the Administrative and Shareholders/Investors Grievances Committee is as follows:

      Mr. B.C. Prabhakar               -     Chairman
      Mr. Azim H. Premji               -     Member

D THE BOARD OF THE COMPANY SHALL DELEGATE THE POWER OF SHARE TRANSFER TO AN OFFICER OR A COMMITTEE OR TO THE REGISTRAR AND SHARE TRANSFER AGENTS SO AS TO EXPEDITE THE PROCESS OF SHARE TRANSFERS.

     The Board has delegated the power of share transfer to Registrar and Share Transfer Agents who processes share transfers in less than 7 days from the date of lodgement in the case of shares held in physical form.

WIPRO LIMITED
--------------------------------------------------------------------------------

VIII COMPLIANCE

     A CERTIFICATION SHALL BE OBTAINED FROM THE AUDITORS OF THE COMPANY REGARDING COMPLIANCE OF CONDITIONS OF CORPORATE GOVERNANCE AS STIPULATED AND THE SAME SENT TO THE SHAREHOLDERS ALONG WITH THE DIRECTORS' REPORT WHICH IS SENT ANNUALLY TO ALL THE SHAREHOLDERS OF THE COMPANY.

     The certificate obtained from our statutory Auditors M/s. N.M. Raiji & Co., dated April 19, 2002 appears at page 50 of the Annual Report.

IX   COMPLIANCE OFFICER AND ADDRESS FOR CORRESPONDENCE

     The name and designation of the Compliance Officer of the Company is Mr. Suresh C. Senapaty, Corporate Executive Vice President - Finance.

     In addition, shareholders/ADR holders can contact Mr. J. Shankar, Corporate Treasurer in India and Mr. R. Sridhar in USA on financial matters and Mr. Satish Menon, Corporate Vice President-Legal & Company Secretary on all legal and secretarial matters.

     Their contact details are given below:


     NAME                   TELEPHONE NUMBER                  EMAIL ID                       FAX NO.
     ----                   ----------------                  --------                       -------
     S.C. Senapaty       91-080-8440011-Extn 113
                         91-080-8440055 (Direct)       suresh.senapaty@wipro.com          91-080-8440104

     J. Shankar          91-080-8440011-Extn 170
                         91-080-8440079 (Direct)       shankar.jaganathan@wipro.com       91-080-8440051

     Satish Menon        91-080-8440011-Extn 180
                         91-080-8440078 (Direct)       satish.menon@wipro.com             91-080-8440051

     R. Sridhar          001-408 557 4402              sridhar.ramabsubbu@wipro.com       001 408 615 7178


X    GENERAL BODY MEETINGS

1.   DETAILS ON ANNUAL GENERAL MEETINGS (AGM):

     1.1 Location and time, where last three AGMs held:


            YEAR                  LOCATION                          DATE                   TIME
            ----                  --------                          ----                   ----
           1998-99             Taj Residency, Bangalore           July 29, 1999          4.30 pm

           1999-00             Taj Residency, Bangalore           July 27, 2000          4.30 pm

           2000-01             Doddakannelli,                     July 19, 2001          4.30 pm
                               Sarjapur Road, Bangalore

     1.2 Whether special resolutions were put through postal ballot last year?
         No

     Generally, all the resolutions in the AGM are passed through show of hands.

     Attendance at AGMs and EGMs during the last financial year:

      July 19, 2001        At the Annual General Meeting, all the Directors were
                           present.

      July 19, 2001        At the Extra-Ordinary General Meeting, all the
                           Directors were present.

WIPRO LIMITED
--------------------------------------------------------------------------------
2.   DETAILS ON EXTRAORDINARY GENERAL MEETINGS (EGM):

     2.1 Location and time, where last three EGMs held:


            YEAR                  LOCATION                          DATE              TIME
            ----                  --------                          ----              ----
           1998-99             Ganesha Complex,               December 13, 1999     11.00 am
                               Madiwala, Bangalore

           1999-00             Taj Residency, Bangalore       April 26, 2000        4.30 pm

           2000-01             Doddakannelli,                 July 19, 2001         5.30 pm
                               Sarjapur Road, Bangalore


3.   DETAILS ON RESOLUTIONS PASSED THROUGH POSTAL BALLOT:

     Pursuant to the provisions of Section 192A of the Companies Act, 1956 read with the Companies (Passing of the Resolution by Postal Ballot) Rules, 2001, consent of the shareholders was obtained by way of Ordinary Resolutions passed under Section 293(1)(a) of the Companies Act, 1956, for transfer of one of the Company's undertaking engaged in the business of Fluid Power to Netkracker Limited with effect from opening hours of March 1, 2002. The name of Netkracker Limited has since been changed to Wipro Fluid Power Limited.

     The Scrutinizer appointed for the purpose of conducting the Postal Ballot exercise was Mr. T.S. Suresh, Partner, King & Partridge, Advocates & Solicitors.

     The Company complied with all the procedural formalities for the conduct of Postal Ballot.

XI   GENERAL SHAREHOLDERS INFORMATION

     The following information would be useful to our shareholders:

Sl. No.  Information
1.     Annual General Meeting
       - Date and Time                                                  July 18, 2002 at 4.30 pm
       - Venue                                                          Wipro Limited
                                                                        Doddakannelli
                                                                        Sarjapur Road
                                                                        Bangalore 560 035

2.     Financial Calendar                                               (Tentative schedule)

       - Financial reporting for the quarter ended June 30, 2002        Second fortnight of July 2002
       - Financial reporting for the half year ending
         September 30, 2002                                             Second fortnight of October 2002
       - Financial reporting for the half year ending
         December 31, 2002                                              Second fortnight of January 2003
       - Financial reporting for the year ending
         March 31, 2003                                                 Second fortnight of April 2003
       - Annual General Meeting for the year ending
         March 31, 2003                                                 Second fortnight of July 2003

3.     Book Closure Date
       (Both days inclusive)                                            July 3-July 18, 2002

4.     Dividend Payment Date                                            Dividend as recommended by the Board of
                                                                        Directors, if declared at the meeting, will
                                                                        be payable on or after July 18, 2002, subject
                                                                        to deduction of tax, if any.


WIPRO LIMITED
--------------------------------------------------------------------------------


5.       Listing on Stock Exchanges at:

         EQUITY SHARES

         Bangalore Stock Exchange Limited                               Stock Exchange, Ahmedabad
         No. 51, First Cross, J.C. Road, Bangalore 560 027              Opp. Sahajanand College
                                                                        Kamadhenu Complex
         The Stock Exchange, Mumbai                                     Panjara Pole
         Phiroze Jeejeebhoy Towers, Dalal Street                        Ahmedabad 380 015
         Mumbai 400 023
                                                                        The Kolkatta Stock Exchange Association Ltd.
         National Stock Exchange of India Ltd.                          7, Lyons Range
         Exchange Plaza, 5th Floor, Plot No. C/1, G Block               Kolkatta 700 001
         Bandra East, Mumbai 400 051
                                                                        Cochin Stock Exchange Ltd.
         The Delhi Stock Exchange Association Ltd.                      36/165, 4th Floor, MES Building
         3/1, Asaf Ali Road, DSE House                                  Judges Avenue, Kaloor
         New Delhi 110 002                                              Cochin 682 017

         AMERICAN DEPOSITORY RECEIPTS (ADRS)
         New York Stock Exchange
         60 Wall Street
         New York




     Listing fees for the year 2001-02 and 2002-03 have been paid to the Indian Stock Exchanges Listing fees to New York Stock Exchange for listing of ADRs has been paid for the calendar year 2002.

6.   Stock Code:

     The Stock Exchange, Mumbai                   Wipro
     National Stock Exchange of India Ltd.        Wipro
     New York Stock Exchange (ADRs)               WIT


7.   Stock Market Data:


                    PRICE IN NSE        S&P CNX NIFTY INDEX
                 DURING EACH MONTH       DURING EACH MONTH         WIPRO PRICE           NIFTY INDEX
                 -----------------      -------------------         MOVEMENT %           MOVEMENT %
                  HIGH         LOW       HIGH         LOW        ----------------      ---------------
  MONTH           Rs.          Rs.        Rs.         Rs.        HIGH         LOW      HIGH        LOW
  -----          -----       -----      ------       ------      ----         ---      ----        ---
April '01        1,588         759       1,172       1,000
  May '01        1,868       1,451       1,226       1,096        18           91        5          10
 June '01        1,774       1,221       1,176       1,060        -5          -16       -4          -3
 July '01        1,459       1,367       1,127       1,047       -18           12       -4          -1
  Aug '01        1,565       1,362       1,084       1,052         7            0       -4           0
 Sept '01        1,525         802       1,059         849        -3          -41       -2         -19
  Oct '01        1,199         812       1,000         884       -21            1       -6           4
  Nov '01        1,564       1,010       1,098         974        30           24       10          10
  Dec '01        1,974       1,421       1,133       1,010        26           41        3           4
  Jan '02        1,875       1,461       1,122       1,052        -5            3       -1           4
  Feb '02        1,785       1,562       1,206       1,069        -5            7        8           2
  Mar '02        1,894       1,550       1,201       1,118         6           -1        0           5


WIPRO LIMITED
--------------------------------------------------------------------------------
       RELATIVE PERFORMANCE OF WIPRO SHARE PRICE VS. S&P CNX NIFTY INDEX

                              [PERFORMANCE GRAPH]

8.  Registrar & Share Transfer Agents  :  Karvy Consultants Limited
                                          51/2, Vanivilas Road
                                          T.K.N. Complex
                                          Opp. National College
                                          Basavangudi
                                          Bangalore
                                          Tel: 080-6613400/6621192/93
                                          Fax: 080-6621169

9.  Share Transfer System              :  The turnaround time for completion of
                                          transfer of shares in physical form
                                          is generally less than 7 days from
                                          the date of receipt, if the
                                          documents are clear in all respects.

                                          We have internally fixed turnaround
                                          time for closing the queries/
                                          complaints received from the
                                          shareholders.

WIPRO LIMITED
--------------------------------------------------------------------------------
10.  Details of queries/complaints received and resolved during the year
     2001-2002.


     NAME OF QUERIES/COMPLAINTS                          RECEIVED            RESOLVED          UNRESOLVED
     --------------------------                          --------            --------          ----------
     No. of requests for change of address                  122                  122               --

     No. of requests for transmission                         9                    9               --

     Non receipt of share certificates/bonus shares          13                   13               --

     Non receipt of Dividend/Revalidation of

     Dividend Warrants                                      131                  131               --

     Letters from SEBI & Stock Exchanges                      3                    3               --

     Issue of duplicate share certificates                    6                    5                1*

     Splitting of shares                                     17                   17               --



* Pending completion of formalities by the shareholder. Duplicate share certificate would be issued thereafter.

11.  Distribution of Shareholding as of March 31, 2002:

                                    NO. OF
              CATEGORY           SHAREHOLDERS             PERCENTAGE             NO. OF SHARES           PERCENTAGE
              --------           ------------             ----------             -------------           ----------
                 1-500              54,729                   96.26                 1,514,402               0.65

              501-1000                 785                    1.38                   620,322               0.27

             1001-2000                 475                    0.84                   707,370               0.30

             2001-3000                 196                    0.34                   513,792               0.22

             3001-4000                  88                    0.15                   314,386               0.14

             4001-5000                  84                    0.11                   297,703               0.13

            5001-10000                 174                    0.31                 1,271,609               0.55

           Above 10001                 348                    0.61               227,226,105              97.74

                 TOTAL              56,879                  100.00               232,465,689             100.00


WIPRO LIMITED
--------------------------------------------------------------------------------

12.  Categories of Shareholding as on March 31, 2002:

                                                                                              NO. OF              % OF
          Sl. NO.                         CATEGORY                                          SHARES HELD       SHAREHOLDING
          -------                         --------                                        -------------       ------------
          A           PROMOTERS HOLDING

          1.          Promoters

                       - Promoter in his capacity as partner of Partnership firms          162,586,800              69.94

                       - Promoter in his capacity as director of Private Limited
                         Companies                                                          22,746,300               9.78

                       - Promoter in his individual capacity                                 9,340,510               4.02

                       - Promoter Directors' Relatives                                         453,500               0.20

          B            NON PROMOTER HOLDING

                       INSTITUTIONAL INVESTORS

                       Mutual Funds and UTI                                                  1,713,774               0.74

                       Banks, Financial Institutions, Insurance Companies
                       (Central/State Government Institutions/Non Government
                       Institutions)                                                         1,210,715               0.52

                       FIIs*                                                                 6,806,985               2.93

          C            OTHERS

                       Private Corporate Bodies                                              4,007,959               1.72

                       Indian Public                                                        16,549,183               7.11

                       NRIs/OCBs                                                             5,083,140               2.19

                       Directors and Relatives                                                 617,875               0.27

                       Trusts                                                                1,348,948               0.58

                       TOTAL                                                               232,465,689             100.00

-------------------
*  includes 2,587,080 shares traded as ADRs.

WIPRO LIMITED
--------------------------------------------------------------------------------
13.  Dematerialisation of Shares and Liquidity : Over 96% of our outstanding equity shares have been
                                                 dematerialized upto March 31,
                                                 2002.

14.  Outstanding convertible instruments       : As of March 31, 2002, there are
                                                 no outstanding convertible
                                                 instruments.

15.  Outstanding ADRs as of March 31, 2002     : Outstanding ADRs as of March
                                                 31,2002 are 2,587,080.
                                                 Each ADR represents one
                                                 underlying Equity Share.

16.  Address of our depository for ADS         : Morgan Guaranty Trust Company
                                                 of New York
                                                 60, Wall Street
                                                 New York, NY 10260

                                                 Tel: 001-(212) 648-3208
                                                 Fax: 001-(212) 648-5576

17.  Name and address of the custodian         : ICICI Limited
     for ADS in India                            ICICI Towers
                                                 Bandra Kurla Complex
                                                 Bandra East
                                                 Mumbai 400 051.

                                                 Tel: 91-22-6531414
                                                 Fax: 91-22-6531165

18.  Plant locations                           :

     a. Our Software Development Facilities are located at:


Sl. NO.                         ADDRESS                                               CITY
-------                         -------                                               ----
   1          S B Towers, 88, M G Road                                         Bangalore 560 001

   2          Information Technology Park, Whitefield                          Bangalore 560 066

   3          8, 7th Main Block, Koramangala                                   Bangalore 560 095

   4          K-312, Koramangala Industrial Layout, V Block, Koramangala       Bangalore 560 095

   5          271-271A, Sri Ganesh Complex, Hosur Main Road, Madiwala I        Bangalore 560 068

   6          26, Sri Chamundi Complex, Madiwala II, Bommanahalli,
              Hosur Main Road                                                  Bangalore 560 068

   7          Madiwala Village, Bangalore-Hosur Road, Madiwala III             Bangalore 560 068

   8          111, Mount Road, Guindy                                          Chennai 600 032

   9          138, Shollinganallur, Old Mahabalipuram Road                     Chennai 600 019

  10          A314, Block III, KSSIDC Multistoried Complex,
              Keonics Electronic City                                          Bangalore 561 229

  11          1-8-448, Lakshmi Buildings, S P Road, Begumpet                   Secunderabad 500 016

  12          Survey Nos. 64, Serilingampali Mandal, Madhapur                  Hyderabad 500 033

  13          Sharada Arcade, 685/2B & 685/2C, Satara Road                     Pune 411 037

  14          Plot No. 2, MIDC, Infotech Park, Hingewadi                       Pune 411 027

  15          3rd Floor, International Technology Centre,
              Belapur, Navi Mumbai                                             Mumbai 400 614

  16          Plot No. 480-481, Section 20, Udyog Vihar
              Phase II                                                         Gurgaon 122 015


WIPRO LIMITED
--------------------------------------------------------------------------------

     b. Our manufacturing facilities are located at:


           Sl. NO.                      ADDRESS                                                   CITY
           -------                      -------                                                   ----
               1        P O Box No.12, Dist. Jalgaon                                       Amalner 425 401

               2        L-8, MIDC, Waluj                                                   Aurangabad 431 136

               3        105, Hootagalli Industrial Area                                    Mysore 571 186

               4        A-28, Thattanchavady Industrial Estate                             Pondicherry 605 102

               5        10, Thiruvandar Koil Village, Thirubhuvanai, Villainur Taluk       Pondicherry 605 102

               6        120/1, Vellancheri                                                 Guduvanchery 603 202

               7        Plot No. 4, Anthrasanahalli Industrial Area                        Tumkur 572 106


19   Members can contact us at our registered office:

    Wipro Limited
    Doddakannelli
    Sarjapur Road
    Bangalore 560 035.

    Telephone: (91-80) 8440011. Fax: (91-80) 8440051.

WIPRO LIMITED
--------------------------------------------------------------------------------
                  AUDITOR'S CERTIFICATE ON CORPORATE GOVERNANCE

TO THE MEMBERS OF WIPRO LIMITED

We have examined the compliance of conditions of Corporate Governance by Wipro Limited (the Company) for the year ended on March 31, 2002, as stipulated in Clause 49 of the Listing Agreements of the Company with the stock exchanges.

The compliance of conditions of Corporate Governance is the responsibility of the Management. Our examination was limited to procedures and implementation thereof, adopted by the Company for ensuring the compliance of the conditions of Corporate Governance. It is neither an audit nor an expression of opinion on the financial statement of the Company.

In our opinion and to the best of our information and according to the explanations given to us, we certify that the Company has complied with the conditions of Corporate Governance as stipulated in the above mentioned Listing Agreements.

We have been explained that no investor grievances are pending for a period exceeding one month against the Company as per the records maintained by the Company.

We further state that such compliance is neither an assurance as to the future viability of the Company nor the efficiency or effectiveness with which the Management has conducted the affairs of the Company.

                                         FOR N.M. RAIJI & CO.,
                                         Chartered Accountants

                                              J.M. GANDHI
Mumbai, April 19, 2002                          Partner

WIPRO LIMITED
--------------------------------------------------------------------------------



                          INDEX TO FINANCIAL STATEMENTS

         INDIAN GAAP FINANCIAL STATEMENTS

             Financial Statements - Wipro Limited

                 Auditors' Report                                    53-55

                 Financial Statements                                56-81

                 Management Discussion & Analysis                    82-89

             Reconciliation of Profits between

             Indian GAAP and US GAAP                                 90-91

             Information about Subsidiaries                             92

             Consolidated Financial Statements (Indian GAAP)        93-100

             Financial Statements of Subsidiaries                  101-161

         US GAAP FINANCIAL STATEMENTS

             Summary of Selected Consolidated Financial Data           163

             Management Discussion & Analysis                      164-178

             Risk Factors                                          179-184

             Financial Statements                                  185-210

WIPRO LIMITED
--------------------------------------------------------------------------------





                                 WIPRO LIMITED
             FINANCIAL STATEMENTS FOR THE YEAR ENDED MARCH 31, 2002
     (IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN INDIA)

WIPRO LIMITED
--------------------------------------------------------------------------------
AUDITOR'S REPORT

TO THE MEMBERS OF WIPRO LIMITED

We have audited the attached Balance Sheet of Wipro Limited, as at March 31, 2002 and also the Profit and Loss Account for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material mis-statement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) In our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account and with the audited returns from the branches;

(iv) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report comply with the accounting standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) On the basis of written representations received from the directors, we report that none of the directors is disqualified as on March 31, 2002 from being appointed as a director in terms of clause (g) of sub-section
       (1) of Section 274 of the Companies Act, 1956;

(vi) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

       (a) in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002; and

       (b) in the case of Profit and Loss Account, of the profit for the year ended on that date.

                                                 FOR N.M. RAIJI & CO.,
                                                 Chartered Accountants

                                                      J.M. GANDHI
Mumbai, April 19, 2002                                  Partner

WIPRO LIMITED
--------------------------------------------------------------------------------
ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF WIPRO LIMITED

(i) The Company has maintained proper records showing quantitative details and the situation of its fixed assets. A major portion of fixed assets have been physically verified by the management during the year. In our opinion, the frequency of verification of fixed assets by the management is reasonable, having regard to the size of the Company and the nature of its assets. No material discrepancy has been noticed between the book records and the assets physically verified.

(ii) None of the fixed assets of the Company have been revalued during the year.

(iii) Stocks of finished goods, stores, spare parts and raw materials other than with the third parties have been physically verified by the management at reasonable intervals. There is a process of obtaining confirmation in respect of stocks with third parties.

(iv) In our opinion and according to the information and explanations given to us, the procedures for physical verification of stocks followed by the management are reasonable and adequate in relation to the size of the Company and the nature of its business.

(v) The discrepancies between the physical stocks and the book stocks were not material and have been properly dealt within the books of account.

(vi) In our opinion, the valuation of stocks is fair and proper in accordance with the normally accepted accounting principles, and is on the same basis as in the preceding year.

(vii) The Company has not taken any loans secured or unsecured from companies, firms or other parties listed in the register maintained under Section 301 of the Companies Act, 1956. We have been informed that there are no companies under the same management as defined under Section 370(1-B) of the Companies Act, 1956.

(viii) The Company has granted unsecured interest free/interest-bearing loans to its subsidiaries and to companies which are listed in the register maintained under Section 301 of the Companies Act, 1956. The terms and conditions of such loans are, prima facie, not prejudicial to the interest of the Company.

(ix) In respect of loans and advances in the nature of loans given by the Company, the parties/employees have generally repaid the principle amount and interest as per terms, wherever stipulated.

(x) The Company has adequate internal control procedures commensurate with its size and nature of its business for the purchase of stores, raw materials including components, plant and machinery, equipment and other assets and for the sale of goods.

(xi) The transactions for purchase of goods and materials and sale of goods, materials and services, made in pursuance of contracts or agreements entered in the register maintained under Section 301 of the Companies Act, 1956, as aggregating during the year to Rs. 50,000/- or more in respect of each party, have been made at prices which are generally reasonable having regard to prevailing market prices for such goods, materials, or services or the prices at which transactions for similar goods or services have been made with other parties.

(xii) As explained to us, the Company has a regular procedure for determination of unserviceable or damaged stores and raw material. In our opinion, adequate provision has been made in the accounts for the estimated loss on the items so determined.

(xiii) The Company has not accepted any public deposits during the year. The amount outstanding as on the balance sheet date is only in respect of unclaimed deposits accepted in earlier years. On account of this no comment is called for in respect of the compliance of Section 58A of the Companies Act, 1956 and the Companies (Acceptance of Deposits) Rules, 1975.

(xiv) In our opinion, the Company has maintained reasonable records for the sale and disposal of realisable by-products and scrap.

(xv) The Company has a system of internal audit which, in our opinion, is commensurate with its size and nature of its business.

(xvi) We have broadly reviewed the books of account maintained by the Company pursuant to the rules made by the Central Government under
        Section 209(1)(d) of the Companies Act, 1956 for maintenance of Cost records in respect of the Vanaspati, Soaps, Lighting and Electronic products and are of opinion that, prima facie, the prescribed accounts and records have been maintained. We have not, however, made a detailed examination of the records with a view to determining whether they are accurate or complete.

WIPRO LIMITED
--------------------------------------------------------------------------------

(xvii) The Company has been generally regular in depositing Provident Fund and Employees State Insurance dues with the appropriate authorities, except that in a few cases there were minor delays in depositing the dues.

(xviii) There are no undisputed amounts in respect of Income Tax, Wealth Tax, Sales Tax, Customs Duty and Excise Duty which, as at the Balance Sheet date, were outstanding for a period of more than six months from the date they became payable.

(xix) On the basis of our examination of the books of account and the information and explanations given to us, there are no personal expenses which have been charged to the revenue account other than those incurred in terms of contractual obligations or in accordance with generally accepted business practice.

(xx)    The Company is not a sick industrial company within the meaning of
        Section 3 (1) (o) of the Sick Industrial Companies (Special Provisions) Act, 1985.

(xxi) In respect of service activities, the Company has a reasonable system, commensurate with its size and nature of business for:

        (a) recording receipts, issues and consumption of materials and allocating materials consumed to the relative jobs/projects.

        (b) allocating man-hours utilised to the respective jobs/projects.

        (c) authorisation at appropriate levels and an adequate system of internal control on issue of stores and allocation of stores and man power to jobs/projects.

(xxii) The business activity carried on by the Company includes letting out immovable property on rental basis. For such activities, maintenance of records of materials, stores, man-hours etc., is not considered necessary.

(xxiii) As regards the trading activity of the Company, during the year the damaged goods have been determined and suitable value adjustment has been made in the books of account.

                                          FOR N.M. RAIJI & CO.,
                                          Chartered Accountants

                                              J.M. GANDHI
Mumbai, April 19, 2002                          Partner

WIPRO LIMITED
--------------------------------------------------------------------------------

 BALANCE SHEET

                                                                                          (Rs. in 000s)
                                                                                   ----------------------------
                                                                                          AS OF MARCH 31,
                                                                                   ----------------------------
                                                                      SCHEDULE        2002            2001
                                                                      --------     ----------        ----------
 SOURCES OF FUNDS

SHAREHOLDERS' FUNDS

Share Capital                                                             1           464,931           464,866
Share application money pending allotment (refer note 11)                               2,399             2,345
Reserves and Surplus                                                      2        24,860,451        19,184,623
                                                                                   ----------        ----------
                                                                                   25,327,781        19,651,834
                                                                                   ----------        ----------
LOAN FUNDS

Secured loans                                                             3           254,872           400,644
Unsecured loans                                                           4            13,659            47,397
                                                                                   ----------        ----------
                                                                                      268,531           448,041
                                                                                   ----------        ----------
                           TOTAL                                                   25,596,312        20,099,875
                                                                                   ==========        ==========
 APPLICATION OF FUNDS
FIXED ASSETS

Gross block                                                               5         9,615,514         9,020,225
Less: Depreciation                                                                  4,503,870         3,793,678
                                                                                   ----------        ----------
  Net Block                                                                         5,111,644         5,226,547
Capital work-in-progress and advances                                               1,162,642           797,958
                                                                                   ----------        ----------
                                                                                    6,274,286         6,024,505
                                                                                   ----------        ----------
INVESTMENTS                                                               6         4,784,557         1,636,443
DEFERRED TAX ASSETS                                                                   238,822                --
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                                               7           748,364         1,152,530
Sundry Debtors                                                            8         6,434,866         6,176,657
Cash and Bank balances                                                    9         2,935,434         4,463,421
Loans and advances                                                       10        10,177,581         5,992,691
                                                                                   ----------        ----------
                                                                                   20,296,245        17,785,299
                                                                                   ----------        ----------
CURRENT LIABILITIES AND PROVISIONS
Liabilities                                                              11         5,366,645         4,813,400
Provisions                                                               12           630,953           532,972
                                                                                   ----------        ----------
                                                                                    5,997,598         5,346,372
                                                                                   ----------        ----------
NET CURRENT ASSETS                                                                 14,298,647        12,438,927
                                                                                   ----------        ----------
                           TOTAL                                                   25,596,312        20,099,875
                                                                                   ==========        ==========
Significant accounting policies and notes to accounts                    19



As per our report attached       For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                      AZIM HASHAM PREMJI                    N. VAGHUL             B.C. PRABHAKAR
Partner                          Chairman and Managing Director        Director              Director


                                 SURESH C. SENAPATY                    SATISH MENON
                                 Corporate Executive                   Corporate Vice President -
                                 Vice President - Finance              Legal & Company Secretary

Mumbai, April 19, 2002                                                 Bangalore, April 19, 2002


WIPRO LIMITED
--------------------------------------------------------------------------------
 PROFIT AND LOSS ACCOUNT

                                                                                      (Rs. in 000s)
                                                                           -----------------------------------
                                                                                    YEAR ENDED MARCH 31,
                                                                           -----------------------------------
                                                            SCHEDULE          2002                     2001
                                                            --------       ----------                ---------
 INCOME

Sales and Services                                                         34,161,515               30,512,350
Other Income                                                   13           1,553,060                  695,463
                                                                           ----------                ---------
                                                                           35,714,575               31,207,813
                                                                           ==========                =========
 EXPENDITURE

Cost of goods sold                                             14          20,779,161               18,076,507
Selling, general and administrative expenses                   15           5,405,675                5,406,929
Interest                                                       16              28,941                   68,890
                                                                           ----------                ---------
                                                                           26,213,777               23,552,326
                                                                           ==========                =========
 PROFIT BEFORE TAXATION AND NON-
 RECURRING / EXTRAORDINARY ITEMS                                            9,500,798                7,655,487
                                                                           ==========                =========
Provision for taxation (refer note 15)                                        839,707                  992,000
 PROFIT AFTER TAX BEFORE NON-
 RECURRING / EXTRAORDINARY ITEMS                                            8,661,091                6,663,487
                                                                           ----------                ---------
Non recurring / extraordinary items                            18                  --                   16,036
                                                                           ==========                =========
 PROFIT FOR THE PERIOD                                                      8,661,091                6,679,523
                                                                           ==========                =========
APPROPRIATIONS

Interim Dividend on Preference Shares                                              --                   18,043
Proposed Dividend on Equity Shares                                            232,466                  116,217
Corporate tax on dividend                                                          --                   13,839
Transfer to Capital Redemption Reserve                                             --                  250,000
TRANSFER TO GENERAL RESERVE                                                 8,428,625                6,281,424

Significant accounting policies and notes to accounts          19




As per our report attached       For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                      AZIM HASHAM PREMJI                    N. VAGHUL             B.C. PRABHAKAR
Partner                          Chairman and Managing Director        Director              Director


                                 SURESH C. SENAPATY                    SATISH MENON
                                 Corporate Executive                   Corporate Vice President -
                                 Vice President - Finance              Legal & Company Secretary

Mumbai, April 19, 2002                                                 Bangalore, April 19, 2002


WIPRO LIMITED
--------------------------------------------------------------------------------

                                                                            (Rs. in 000s, except share numbers)
                                                                            -----------------------------------
                                                                                        AS OF MARCH 31,
                                                                            -----------------------------------
                                                                               2002                     2001
                                                                            ---------                 ---------
 SCHEDULE 1 SHARE CAPITAL
AUTHORISED
375,000,000 (2001: 375,000,000) Equity shares of Rs. 2 each                   750,000                   750,000
2,500,000 (2001: 2,500,000) 10.25% Redeemable Cumulative Preference           250,000                   250,000
Shares of  Rs. 100 each                                                     ---------                 ---------
                                                                            1,000,000                 1,000,000
                                                                            ---------                 ---------
ISSUED, SUBSCRIBED AND PAID-UP
232,465,689 (2001: 232,433,019) equity shares of Rs. 2 each                   464,931                   464,866
                                                                            ---------                 ---------
                                                                              464,931                   464,866
                                                                            =========                 =========


Notes:

1.  Of the above equity shares :

    i) 226,905,825 equity shares (2001: 226,905,825), have been allotted as fully paid bonus shares by capitalisation of Share Premium of Rs. 32,639 and General Reserves of Rs. 421,173.

    ii) 1,325,525 equity shares (2001: 1,325,525) have been allotted as fully paid-up, pursuant to a scheme of amalgamation, without payment being received in cash.

    iii) 3,162,500 shares representing 3,162,500 American Depository Receipts issued during 2000-2001 pursuant to American Depository offering by the Company.

    iv) 146,839 (2001: 114,169) equity share issued pursuant to Employee Stock Option Plan.

 SCHEDULE 2 RESERVES AND SURPLUS

                                               AS OF                                                      AS OF
                                       APRIL 1, 2001        ADDITIONS            DEDUCTIONS      MARCH 31, 2002
                                       -------------       ----------            -----------     ---------------
Capital Reserves                               9,500               --                     --               9,500
                                             114,047              750(a)             105,297(b)            9,500
Capital Redemption Reserve                   250,038               --                     --             250,038
                                                  38          250,000(c)                  --             250,038
Share Premium                              5,920,208          466,027(d)                  --           6,386,235
                                                   --       5,920,208                     --           5,920,208
Revaluation Reserve                          890,072               --                890,072(e)               --
                                           1,047,110               --                157,038             890,072
Investment Allowance Reserve                  14,500               --                 14,500(f)               --
                                              14,500               --                     --              14,500
General Reserve                           12,100,305        8,546,418(f)(i)(g)     2,432,045(h)       18,214,678
                                           5,818,881        6,281,424                     --          12,100,305
                                          ----------       ----------              ---------         -----------
                                          19,184,623        9,012,445              3,336,617          24,860,451
                                           6,994,576       12,452,382               262,335           19,184,623
                                          ----------       ----------              ---------         -----------

Corresponding figures for 2000-2001 are given below current year's figures

a)  Capital subsidy received.

b)  Refer note 2 of schedule 19.

c)  Transfers from Profit and Loss account.

d) Rs. 35,414 (2001: 123,759) pursuant to issue of shares under Employee Stock Option Plan and Rs. Nil (2001: Rs. 5,796,449) on account of American Depository Offering by the Company, net of offering expenses of Rs. Nil (2001: Rs. 273,429) and Rs. 430,613 on account of amalgamation of Wipro Net Limited with Wipro Limited.

e) Transfer to Profit and Loss account Rs. 39,388 (2001: Rs. 58,843) and reduction on account of sale of revalued assets and other adjustments Rs. Nil (2001: Rs. 98,195). The net amount of Rs. 850,684 is adjusted against revaluation reserve (refer note 5 of schedule 19).

f)  Transfer to General Reserve Rs. 14,500 (2001: Rs. Nil).

g)  Transfer from Profit and Loss account Rs. 8,428,625 (2001: Rs. 6,281,424).

h) Deficit arising on account of amalgamation of Wipro Net Limited with Wipro Limited (refer note 6 of Schedule 19).

i) Benefits arising on employee stock incentive plans Rs. 55,646 (2001: Nil) and deferred tax assets arising on temporary differences Rs. 47,647 (2001:
    Nil).

WIPRO LIMITED
--------------------------------------------------------------------------------

                                                            (Rs. in 000s)
                                                       --------------------------
                                                           AS OF MARCH 31,
                                      Note             --------------------------
 SCHEDULE 3 SECURED LOANS           Reference           2002               2001
                                                       -------            -------
FROM BANKS
Cash credit facility                   a              204,997            203,187
EXTERNAL COMMERCIAL BORROWINGS         b                   --            127,582
FROM FINANCIAL INSTITUTIONS
Asset Credit Scheme                    c               48,200             68,200
DEVELOPMENT LOAN FROM
GOVERNMENT OF KARNATAKA                d                1,675              1,675
                                                       -------            -------
                                                       254,872            400,644
                                                       =======            =======

NOTES:

a. Secured by hypothecation of stock-in-trade, book debts, stores and spares, and secured/to be secured by a second mortgage over certain immovable properties.

b. Foreign currency loan secured by hypothecation of movable fixed assets in certain software development centres at Bangalore and specific plant and machinery of erstwhile Fluid Power unit.

c.  Secured by hypothecation of specific machinery/assets.

d. Secured by a pari-passu second mortgage over immovable properties at Mysore and hypothecation of movable properties other than inventories, book debts and specific equipments referred to in Note a above.


                                                       AS OF MARCH 31,
                                                   ------------------------
 SCHEDULE 4 UNSECURED LOANS                         2002              2001
                                                   ------            ------
FIXED DEPOSITS                                        843               886
OTHER LOANS AND ADVANCES
Interest free loan from government                 11,566            45,261
Loans from state financial institutions             1,250             1,250
                                                   ------            ------
                                                   13,659            47,397
                                                   ======            ======


SCHEDULE 5 FIXED ASSETS                                                 (Rs. in 000s)
--------------------------------------------------------------------------------------------------------------------------------
PARTICULARS                                            GROSS BLOCK                                    PROVISION FOR DEPRECIATION
-----------------------------------------------------------------------------------------------       --------------------------
                                 As on                                                 AS ON             As on      Depreciation
                               April 1,                          Deductions/          MARCH 31,         April 1,      for the
                                 2001           Additions        adjustments            2002             2001          period
                              ----------       -----------       -----------         ----------       -----------   ------------
Land                             513,285           231,676           160,045            584,916               241         5,269
Buildings                      1,713,059           375,983           630,423          1,458,619           154,923        35,548
Railway siding                     4,000                --             3,988                 12             3,800            --
Plant and Machinery            5,453,816         1,599,553         1,167,848          5,885,521         3,078,388     1,098,352
Furniture, fixture and
equipment                      1,016,421           287,421            41,250          1,262,592           405,258       205,873
Vehicles                         316,568           149,742            52,834            413,476           148,881        73,391
Technical Know-how                 3,076                --            (7,302)            10,378             2,187           464
                              ----------        ----------        ----------         ----------        ----------    ----------
TOTAL                          9,020,225         2,644,375         2,049,086          9,615,514         3,793,678     1,418,897
                              ----------        ----------        ----------         ----------        ----------    ----------
March 31, 2001                 6,757,891         2,576,521           314,187          9,020,225         2,928,679     1,038,267
                              ----------        ----------        ----------         ----------        ----------    ----------



                                                       (Rs. in 000s)
                              ----------------------------------------------------------------
                              PROVISION FOR DEPRECIATION                   NET BLOCK
                              ---------------------------        -----------------------------
                                                  AS ON             AS ON              As on
                             Deductions/        MARCH 31,         MARCH 31,          March 31,
                             adjustments          2002              2002               2001
                             -----------       ----------        ----------         ----------
Land                                --              5,510           579,406           513,044
Buildings                       99,505             90,966         1,367,653         1,558,136
Railway siding                   3,788                 12                --               200
Plant and Machinery            554,649          3,622,091         2,263,430         2,375,428
Furniture, fixture and
equipment                       20,910            590,221           672,371           611,163
Vehicles                        37,151            185,121           228,355           167,687
Technical Know-how              (7,298)             9,949               429               889
                              --------         ----------        ----------         ----------
TOTAL                          708,705          4,503,870         5,111,644         5,226,547
                              --------         ----------        ----------         ----------
March 31, 2001                 173,268          3,793,678         5,226,547
                              --------         ----------        ----------


a.  Revaluation:

    The fixed assets of the Company were revalued as at March 31, 1997, at depreciated replacement values based on valuation by an independent firm of chartered surveyors and valuers. The depreciated replacement values were arrived on the basis of market values, present condition and balance expected useful life of the asset. Where relevant, Indices published by the Reserve Bank of India and Confederation of Indian Industry were used in the valuation. The following amounts were added to the fixed assets on revaluation.

                                               GROSS          DEPRECIATION                           REVALUED
                                               BLOCK             BLOCK            NET BLOCK          NET BLOCK
                                            ----------        ------------        ----------        ----------
Land                                           123,532                 --            123,532           166,097
Buildings (including tenancy rights)           685,341             37,541            647,800           791,034
Railway siding                                   3,988              2,988              1,000             1,000
Plant and Machinery                            771,697            245,576            526,121         1,644,994
Furniture, fixture and equipment                                                                       128,543
Vehicles                                                                                                84,405
Technical Know-how                              (7,302)            (7,360)                58             2,808
Patents and trade marks                                                                                      1
                                            ----------         ----------         ----------        ----------
TOTAL                                        1,577,256            278,745          1,298,511         2,818,882
                                            ----------         ----------         ----------        ----------


b.  Land includes leasehold land Rs. 9,978 (2001: Rs. 9,978)

c.  Buildings:

    i)   includes shares worth Rs. 2 (2001: Rs. 2)

    ii)  includes leasehold land/property Rs. 4,241 (2001: Rs. 4,241)

    iii) is net of depreciation during construction period.


d. Additions to gross block and provision for depreciation includes Rs. 573,272 and Rs. 143,019 respectively on account of assets transferred on amalgamation of Wipro Net.

e. Deduction/adjustment in value of land Rs. 10,302 and building Rs. 5,597 represents refund of stamp duty paid on acquisition, by the Government of Tamil Nadu.

f. Deduction to gross block and provision for depreciation includes Rs. 449,603 and Rs. 241,210 on account of sale of Wipro Fluid Power business (refer note
    10)

g. Deduction/adjustment in Gross Block and in provision for depreciation includes Rs. Nil (2001: Rs. 123,818) pertaining to increased value of revalued assets sold/ discarded. The net amount of Rs. Nil (2001: Rs. 98,195) has been adjusted from revaluation reserve.

h. Deduction/adjustment in gross block and provision for depreciation is net of Rs. 850,684 of the amounts added on revaluation adjusted against the revaluation reserve. (refer note 5).

i. Deductions to gross block and deductions/adjustments of provision for depreciation of the previous year ended March 31, 2001 include Rs. 203,911 and Rs. 114,884 respectively on account of assets of erstwhile Peripherals Division transferred to Wipro e-Peripherals Limited (refer note 9).

WIPRO LIMITED
--------------------------------------------------------------------------------


 SCHEDULE 6 INVESTMENTS                                                                                    AS OF MARCH 31,
(Rs. in 000s except share numbers and face value                                                       -----------------------
All shares are fully paid up unless otherwise stated                      NUMBER      FACE VALUE           2002        2001
                                                                          ------      ----------        ----------   ----------
INVESTMENTS - LONG TERM (AT COST)
INVESTMENTS IN SUBSIDIARY COMPANIES
UNQUOTED
EQUITY SHARES
Wipro Prosper Ltd.                                                            200   Rs.            10            2            2
Wipro Trademarks Holding Ltd.                                                 200   Rs.            10            2            2
Wipro Inc, USA                                                              1,200   US $        2,500      129,270      129,270
Wipro Japan KK, Japan                                                         650   JPY        50,000        9,738        9,738
Wipro Net Ltd. (refer note 6)                                          20,600,927   Rs.            10           --    1,192,460
Wipro Welfare Ltd.                                                         66,171   Rs.            10          662          662
Wipro Fluid Power Ltd. (2001: 1,863,520 shares)                         7,296,520   Rs.            10       72,965       18,635
                                                                                                        ----------   ----------
                                                                                                           212,639    1,350,769
                                                                                                        ----------   ----------
PREFERENCE SHARES
9% cumulative redeemable preference shares held in
Wipro Trademarks Holding Ltd.                                               1,800   Rs.            10           18           18
                                                                                                        ----------   ----------
                                                                                                                18           18
                                                                                                        ----------   ----------
INVESTMENTS IN EQUITY SHARES OF OTHER COMPANIES
UNQUOTED
Wipro GE Medical Systems Ltd. #                                         4,900,000   Rs.            10       49,000       49,000
Spectramind eServices Pvt. Ltd. (Partly paid of Rs. 7.5)                6,221,741   Rs.            10      144,299           --
Wipro ePeripherals Ltd.                                                 5,460,000   Rs.            10       54,600       54,600
                                                                                                           247,899      103,600
QUOTED
TRADE INVESTMENTS
Dynamatic Technologies Ltd.                                                   100   Rs.            10            1            1
HDFC Bank Ltd.                                                                100   Rs.            10            1            1
                                                                                                        ----------   ----------
                                                                                                                 2            2
                                                                                                        ----------   ----------
INVESTMENTS IN PREFERENCE SHARES/DEBENTURES OF OTHER COMPANIES
UNQUOTED
Convertible preference shares in Wipro Fluid Power Ltd.                   543,300   Rs.           100           --       54,330
12.5% unsecured Non convertible debentures of
Wipro ePeripherals Ltd.                                                   400,000   Rs.           100       40,000       40,000
Convertible preference shares in Spectramind eServices Pvt. Ltd.       28,760,140   Rs.            10      215,701           --
                                                                                                        ----------   ----------
(Partly paid of Rs. 7.5)
                                                                                                           255,701       94,330
                                                                                                        ----------   ----------
OTHER INVESTMENTS (UNQUOTED)
Redeemable floating rate bonds of State Bank of India                       2,500   Rs.         1,000        2,500        2,500
Indira Vikas Patra (maturity value Rs. 66,003)                                                              47,952       47,952
Bonds of GE Capital Services India (refer note 12)                                                              --      145,468
                                                                                                        ----------   ----------
                                                                                                            50,452      195,920
                                                                                                        ----------   ----------
INVESTMENTS - SHORT TERM (AT MARKET VALUE):
IN MONEY MARKET LIQUID MUTUAL FUNDS
Alliance Capital Mutual Fund (39,960 units redeemed during the year)      265,857                          265,910           --
Pioneer ITI Mutual Fund (103,376 units redeemed during the year)          389,279                          452,168           --
Prudential ICICI Mutual Fund (9,306,496 units redeemed                 78,253,001                          924,966           --
during the year)
HDFC Mutual Fund (48,970,580 units redeemed during the year)           52,169,137                          521,910           --
Standard Chartered Mutual Fund (47,000,000 units redeemed              23,032,046                          230,320           --
during the year)
Reliance Mutual Fund                                                   50,054,397                          505,064           --
Zurich India Mutual Fund (4,973,145 units redeemed during the year)    39,832,390                          400,499           --
Templeton India Mutual Fund (12,490,008 units redeemed                  9,875,923                           98,842           --
during the year)
Cholamandalam Mutual Fund (11,000,000 units redeemed                   14,738,939                          147,389           --
during the year)
Kotak Mutual Fund ( 8,694,609 units redeemed during the year)          22,490,420                          225,154           --
Birla Mutual Fund (11,935,073 units redeemed during the year)          35,080,266                          353,820           --
                                                                                                        ----------   ----------
                                                                                                         4,126,042           --
                                                                                                        ----------   ----------
                           TOTAL                                                                         4,892,753    1,744,639
                                                                                                        ----------   ----------
Less: Provision for diminution in value of long term investments                                           108,196      108,196
                                                                                                        ----------   ----------
                           TOTAL                                                                         4,784,557    1,636,443
                                                                                                        ==========   ==========


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--------------------------------------------------------------------------------


                                                                                           (Rs. in 000s)
                                                                                     -----------------------
                                                                                          AS OF MARCH 31,
                                                                                     -----------------------
                                                                                       2002           2001
                                                                                     ---------     ---------
Aggregate book value of quoted investments                                                   2             2
Aggregate book value of unquoted investments (net of provision)                        766,709     1,636,441
Aggregate market value of quoted investments and investments in
money market mutual funds                                                            4,126,068            25
NOTES:
  # Equity investments in this Company carry certain restrictions on transfer of shares that are normally provided for in joint venture/venture funding agreement.

    Investment in equity and Preference shares of Wipro Finance Limited, erstwhile subsidiary of the Company have been fully provided. The investments and the provision for diminution is outlined below:

Redeemable preference shares                                                                --       300,000
                                                                                     ---------     ---------
                                                                                            --       300,000
                                                                                     ---------     ---------
Less: Provision for diminution in value of investments                                      --       300,000
                                                                                     =========     =========
SCHEDULE 7 INVENTORIES
Stores and Spares                                                                       23,083        44,689
Raw Materials                                                                          400,569       499,536
Stock-in-process                                                                        21,344       121,190
Finished goods                                                                         303,368       487,115
                                                                                     ---------     ---------
                                                                                       748,364     1,152,530
                                                                                     =========     =========
Basis of stock valuation:
Raw materials, stock-in-process and stores and spares at or below cost.
Finished products at cost or net realisable value, whichever is lower

SCHEDULE 8 SUNDRY DEBTORS
(UNSECURED)
OVER SIX MONTHS
Considered good                                                                        675,017       448,945
Considered doubtful                                                                    483,200       292,593
                                                                                     ---------     ---------
                                                                                     1,158,217       741,538
                                                                                     ---------     ---------
OTHERS
Considered good                                                                      5,759,849     5,727,712
Considered doubtful                                                                      5,737         5,291
                                                                                     ---------     ---------
                                                                                     5,765,586     5,733,003
                                                                                     ---------     ---------
Less: Provision for doubtful debts                                                     488,937       297,884
                                                                                     ---------     ---------
                                                                                     6,434,866     6,176,657
                                                                                     =========     =========



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--------------------------------------------------------------------------------

                                                                                      (Rs. in 000s)
                                                                                 -------------------------
                                                                                       AS OF MARCH 31,
                                                                                 -------------------------
                                                                                    2002          2001
                                                                                 ----------     ----------
SCHEDULE 9 CASH AND BANK BALANCES
CASH AND CHEQUES ON HAND                                                            299,390        661,678
BALANCES WITH SCHEDULED BANKS
On Current account                                                                  587,578        527,989
In Deposit account                                                                  100,295         84,091
BALANCES WITH OTHER BANKS IN CURRENT ACCOUNT
Inkom Bank                                                                               --             43
Midland Bank                                                                        146,146         52,122
Wells Fargo                                                                         986,037        597,294
Nations Bank                                                                         97,627             --
Deutsche Bank                                                                       487,942             --
Societe General                                                                     198,324        460,378
Bank of America                                                                      27,142             10
First Chicago                                                                           976        390,806
Citibank                                                                              1,952        875,432
FCC National Bank                                                                       976        391,739
Chase Manhattan                                                                       1,025        421,815
Great Western Bank                                                                       24             24
                                                                                 ----------     ----------
                                                                                  2,935,434      4,463,421
                                                                                 ==========     ==========
Maximum balances during the year
Inkom Bank                                                                               --             43
Midland Bank                                                                        387,177        362,362
Wells Fargo                                                                         986,037        770,615
Nations Bank                                                                         97,627             13
Deutsche Bank                                                                       487,942             --
Socite General                                                                      460,378        460,378
Bank of America                                                                      36,958             10
First Chicago                                                                       390,806        390,806
Citibank                                                                            875,432        875,432
FCC National Bank                                                                   391,739        391,739
Chase Manhattan                                                                     421,815        421,815
Great Western Bank                                                                       24             24

SCHEDULE 10 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Advances recoverable in cash or in kind or for value to be received

Considered good                                                                     857,413      1,089,193
Considered doubtful                                                                  70,193        125,483
                                                                                 ----------     ----------
                                                                                    927,606      1,214,676
                                                                                 ----------     ----------
Less: Provision for doubtful advances                                                70,193        125,483
                                                                                 ----------     ----------
                                                                                    857,413      1,089,193
                                                                                 ----------     ----------
Share application money pending allotment (refer note 10)                           360,000             --
Certificate of deposits with foreign banks                                        5,287,219      3,326,108
Inter Corporate Deposits:
      GE Capital Services India                                                     770,100        367,500
      ICICI Limited                                                               1,245,200        684,500
                                                                                 ----------     ----------
                                                                                  2,015,300      1,052,000
                                                                                 ----------     ----------
Other Deposits                                                                      544,966        490,329
Advance income-tax (net of provision)                                               155,240         19,067
Balances with excise and customs                                                     35,170         15,994
Unbilled Services                                                                   922,273             --
                                                                                 ----------     ----------
                                                                                 10,177,581      5,992,691
                                                                                 ==========     ==========

Note:
a) Other Deposits include Rs. 25,000 (2001: Rs. 25,000) security deposits for premises with a firm in which a director is interested.


                                       63

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--------------------------------------------------------------------------------

                                                                                                (Rs. in 000s)
                                                                          -----------------------------------
                                                                                    AS OF MARCH 31,
                                                                          -----------------------------------
                                                                              2002                    2001
                                                                          -----------             -----------
 SCHEDULE 11 LIABILITIES
Sundry Creditors                                                            2,148,315               1,607,681
Unclaimed dividends                                                             1,588                     180
Advances from customers                                                       866,006                 847,732
Other liabilities                                                           2,009,452               2,016,355
Interest accrued but not due on loans                                             301                     469
Other deposits                                                                340,983                 340,983
                                                                          -----------             -----------
                                                                            5,366,645               4,813,400
                                                                          ===========             ===========

 SCHEDULE 12 PROVISIONS
Employee retirement benefits                                                  398,487                 404,901
Proposed dividend                                                             232,466                 116,217
Tax on proposed dividend                                                           --                  11,854
                                                                          -----------             -----------
                                                                              630,953                 532,972
                                                                          ===========             ===========

                                                                                  YEAR ENDED MARCH 31,
                                                                          -----------------------------------
SCHEDULE 13 OTHER INCOME                                                      2002                    2001
                                                                          -----------             -----------
Dividend from mutual funds                                                    279,549                      --
Dividend from companies                                                         5,096                  31,853
Interest on debt instruments                                                  753,287                 313,005
Rental Income                                                                  19,227                  15,610
Profit on Sale of Investments                                                      --                   4,000
Profit on disposal of fixed assets                                             36,251                  49,162
Difference in exchange                                                        214,187                  86,399
Royalty & Brand fees                                                           92,360                  30,789
Provision no longer required written back                                     115,354                  53,662
Miscellaneous Income                                                           37,749                 110,983
                                                                          -----------             -----------
                                                                            1,553,060                 695,463
                                                                          ===========             ===========
Notes: Tax deducted at source Rs. 130,897 (2001: Rs. 65,183)

 SCHEDULE 14 COST OF GOODS SOLD
Raw materials, Finished and Process Stocks (refer Schedule 17)              7,930,913               8,180,176
Stores & Spares                                                               182,674                 174,555
Power and Fuel                                                                321,028                 310,441
Salaries, wages and bonus                                                   3,497,485               2,733,429
Contribution to provident and other funds                                     133,385                 103,362
Gratuity and pension                                                          120,595                  78,239
Workmen and Staff welfare                                                     139,054                 188,220
Insurance                                                                      16,631                   6,660
Repairs to Factory Buildings                                                   10,773                  38,554
Repairs to Plant & Machinery                                                  115,919                  73,655
Rent                                                                          201,944                 196,129
Rates & Taxes                                                                  11,667                  13,450
Packing                                                                        15,436                  28,669
Travelling and allowances                                                   5,831,446               4,956,452
Depreciation                                                                1,106,297                 738,582
Miscellaneous                                                               1,220,182                 373,812
Less: Capitalized (refer note 14)                                             (76,268)               (117,878)
                                                                          -----------             -----------
                                                                           20,779,161              18,076,507
                                                                          ===========             ===========



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--------------------------------------------------------------------------------

                                                                                                 (Rs. in 000s)
                                                                                      ---------------------------------
                                                                                            YEAR ENDED MARCH 31,
                                                                                      ---------------------------------
                                                                                         2002                    2001
                                                                                      ----------             ----------
 SCHEDULE 15 SELLING GENERAL AND ADMINISTRATIVE EXPENSES
Salaries, wages and bonus                                                                995,591                924,346
Contribution to provident and other funds                                                 34,934                 40,131
Gratuity and pension                                                                      33,510                 27,609
Workmen and Staff welfare                                                                129,173                123,640
Insurance                                                                                  6,108                 20,676
Repairs to buildings                                                                       3,781                  4,596
Rent                                                                                     118,079                 80,889
Rates and taxes                                                                           12,785                 90,141
Carriage and freight                                                                     212,278                223,745
Commission on sales                                                                      489,545                659,432
Auditors' remuneration and expenses
    Audit fees                                                                             3,430                  3,150
    For certification including tax audit                                                    969                  1,162
    Reimbursement of expenses                                                                885                    508
Advertisement and sales promotion                                                        316,203                471,824
Loss on sale of fixed assets                                                              10,648                    803
Directors' fees                                                                              800                    922
Depreciation                                                                             312,601                240,841
Travelling and allowances                                                              1,571,629              1,075,868
Communication                                                                            112,213                326,311
Provision/write off of bad debts                                                         248,442                266,516
Diminution in value of investments (mutual fund units)                                   163,147                     --
Miscellaneous                                                                            628,924                823,819
                                                                                      ----------             ----------
                                                                                       5,405,675              5,406,929
                                                                                      ==========             ==========
SCHEDULE 16 INTEREST
On fixed loans                                                                             9,124                 16,354
Other                                                                                     19,817                 52,536
                                                                                      ----------             ----------
                                                                                          28,941                 68,890
                                                                                      ==========             ==========
 SCHEDULE 17 RAW MATERIALS, FINISHED AND PROCESS STOCKS
CONSUMPTION OF RAW MATERIALS AND BOUGHT OUT COMPONENTS
Opening stocks                                                                           499,536                497,545
Add: Purchases                                                                         3,539,152              3,873,857
Less: Transfer on sale of undertaking                                                     46,496                136,772
Less: Closing stocks                                                                     400,569                499,536
                                                                                      ----------             ----------
                                                                                       3,591,623              3,735,094
                                                                                      ----------             ----------
PURCHASE OF FINISHED PRODUCTS FOR SALE                                                 4,200,978              4,466,964
                                                                                      ----------             ----------
(INCREASE)/DECREASE IN FINISHED AND PROCESS STOCKS
Opening stock                        : In process                                        121,190                 92,970
                                     : Finished products                                 487,115                581,730
Less: Transfer on sale of undertaking: In Process                                         81,002                 12,200
                                     : Finished Products                                  64,279                 95,780
Less: Closing stocks                 : In process                                         21,344                121,190
                                     : Finished products                                 303,368                487,115
                                                                                      ----------             ----------
                                                                                         138,312                (41,585)
                                                                                      ----------             ----------
(INCREASE)/DECREASE IN STOCK-IN-TRADE: LAND
Opening Stock                                                                                 --                125,000
Less: Closing stock                                                                           --                     --
Less: Drawn from Capital Reserve (refer note 2)                                               --                105,297
                                                                                      ----------             ----------
                                                                                              --                 19,703
                                                                                      ----------             ----------
                                                                                       7,930,913              8,180,176
                                                                                      ==========             ==========


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--------------------------------------------------------------------------------

                                                                                                          (Rs. in 000s)
                                                                                      ---------------------------------
                                                                                            YEAR ENDED MARCH 31,
                                                                                      ---------------------------------
                                                                                         2002                   2001
                                                                                      ----------             ----------
 SCHEDULE 18 NON-RECURRING/EXTRAORDINARY ITEMS
Gain/(Loss) on Sale of shares                                                                 --                     55
Gain on transfer of business (refer note 9)                                                   --                 15,981
                                                                                      ----------             ----------
                                                                                              --                 16,036
                                                                                      ==========             ==========

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--------------------------------------------------------------------------------
SCHEDULE - 19 SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING CONVENTION
Accounts are maintained on an accrual basis under the historical cost convention.

REVENUE RECOGNITION

- Sales include applicable sales tax unless separately charged, and are net of discounts.

-   Sales are recognized on despatch, except in the following cases:

    - Consignment sales are recognized on receipt of statement of account from the agent

    - Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts

    - Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue on fixed price contracts is recognized in accordance with percentage of completion method of accounting

- Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

-   Agency commission is accrued on shipment of consignment by principal.

- Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

-   Other income is recognized on accrual basis.

RESEARCH AND DEVELOPMENT

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

PROVISION FOR RETIREMENT BENEFITS

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee's is determined as per actuarial valuation at the year end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

FIXED ASSETS AND DEPRECIATION

Fixed assets were revalued in March 1997 and stated at revalued cost less depreciation. Depreciation was provided on revalued amounts. The additional depreciation charge on amounts added on revaluation was drawn out of revaluation reserves. In January 2002 the revaluation reserves were reversed out against the carrying value of fixed assets. Consequently fixed assets are now stated at historical costs less depreciation.

Interest on funds borrowed and allocated for acquiring fixed assets, pertaining to the period up to the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss account.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on data processing equipment and software, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. Technical know-how is amortized over six years.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are recorded at the spot rate prevailing at the beginning of the concerned month. Year end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized. Other differences on restatement or payment are adjusted to revenue account.

Forward premiums in respect of forward exchange contracts are recognized over the life of the contract, except that premiums relating to foreign currency loans for the acquisition of fixed assets are capitalized.

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--------------------------------------------------------------------------------
DEFERRED TAX

Tax expenses charged to Profit and Loss account is after considering deferred tax impact for the timing difference between accounting income and tax income.

INVENTORIES

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase.

INVESTMENTS

Long term Investments are stated at cost and short term investments are valued at lower of cost and net realizable value. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

NOTES TO ACCOUNTS

(All figures are reported in rupees thousands, except data relating to share or unless stated otherwise)

1.      i) The Company has provided depreciation at the rates specified in
        Schedule XIV to the Companies Act, 1956, except in cases of the following assets which are depreciated at commercial rates which are higher than the rates specified in Schedule XIV. Depreciation over the years is provided up to total cost of assets.

                                                      Depreciation rate
                                                           applied                        Per Schedule
Class of Asset                                                %                               XIV
---------------                                       ------------------                  ------------
Data Processing equipment & Software                        50.00                            16.21
Plant & Machinery of ISP business                           20.00                            16.21
Furniture and fixtures                                      19.00                             6.33
Electrical Installations                                    19.00                             4.75
Office equipment                                            19.00                             4.75
Vehicles                                                    24.00                             9.50
Plant and Machinery                                          4.75                             4.75

        ii) Depreciation at 100% have been provided on assets costing less than Rs. 5.

2. (i) In fiscal 1995, the Company had converted a fixed asset (consisting of land) into stock-in-trade at the then fair market value. The surplus (market price less original cost) arising on such conversion was credited to Capital Reserve. In fiscal 2000, there was a further reduction of Rs. 52,000 in the value of said land compared to carrying value at the beginning of the previous year. This reduction in value was recognized in the Profit and Loss account and an equivalent amount was drawn from the Capital Reserve created on the conversion, to offset the impact of such reduction on the Profit and Loss account.

        (ii) In fiscal 2001 the aforesaid land has been sold and realized profit on sale of land of Rs. 105,297, considering its original cost, as represented by the residual amount in Capital Reserve is transferred to the Profit and Loss account.

3. Estimated amount of contracts remaining to be executed on Capital account and not provided for is Rs. 241,338 (2001: Rs. 400,280)

4.      Contingent liabilities in respect of:

        i) Uncalled liability on partly paid equity shares is Rs. 48,100 (2001: Rs. Nil) and on convertible preference shares is Rs. 71,900 (2001: Rs. Nil)

        ii) Disputed demands for excise, customs, income tax, sales tax and other matters Rs. 199,530 (2001: Rs. 221,060)

        iii)    Guarantees given by Banks on behalf of the Company Rs. 361,058

5. Depreciation for the year on revalued assets has been provided up to 31st December, 2001. However, depreciation of Rs. 39,388 (2001: Rs. 58,843) provided on increase in value on account of revaluation and the net amount has been charged to the Profit and Loss Account. In January 2002 the Company decided to reverse the revaluation reserve by reducing the carrying value of the fixed assets by the amount of revaluation reserve. Consequently net amount of Rs. 850,684 has been adjusted against the gross block/provision for depreciation of fixed assets. On account of this from 1st January, 2002, depreciation is provided on original cost of fixed assets.

WIPRO LIMITED
--------------------------------------------------------------------------------

6. During the year, the Company acquired 1,791,385 shares, representing 8% of the equity capital of Wipro Net Limited (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the Company. The Board of Directors of both the companies decided to amalgamate WNL into the Company with effect from April 2001. Accordingly, the Karnataka High Court approved the scheme of amalgamation. The scheme of amalgamation has been given effect to in the accounts of the Company for the year ended March 31, 2002, on the pooling of interest method. The share premium of Wipro Net Limited is credit to Wipro Limited. The deficit of Rs. 2,432,045 arising on amalgamation as detailed below is transferred to General
      Reserve:

                                                                          (Rs. in 000s)
                                                           ----------------------------
     Fixed Assets                                          433,507                   --
     Net Current Assets                                     71,753                   --
     Less: Loans                                            90,000                   --
     Net Tangible assets as of March 31, 2001                   --              415,260
     Less: Investments in WNL by the Company                    --            2,416,692
     Less: Share premium                                        --              430,613
     Deficit transferred to General Reserve                     --            2,432,045

7. In fiscal 2001 the Company acquired 10,076,542 equity shares of Wipro Net Limited representing 45% of interest held by KPN Group for Rs. 1,087,216. Contemporaneously, equity of Wipro Net Limited (WNL) was restructured by spinning off its retail ISP segment into a separate company Net Kracker Limited. The Company has invested Rs. 18,635 in equity shares and Rs. 54,330 in convertible preference shares of Net Kracker Limited and the same has been converted into 5,433,000 equity shares during the year.

8. In fiscal 2000, the Company sold 4,694,795 equity shares in Wipro Net Limited (WNL) resulting in an extraordinary income of Rs. 1,095,449. Of the total shares sold, on 1,791,385 shares, the buyer had a put option and the Company had call option for a specified period. In June 2001 the buyer exercised the put option at Rs. 680 per equity share.

9. With effect from 1st September, 2000, the Company transferred the business of manufacturing and distribution of Computer Peripherals to Wipro ePeripherals Limited (WeP) for a consideration of Rs. 270,880 received by way of - 5,460,000 equity shares of Rs. 10 each in Wipro ePeripherals Limited, 1,000,000 12.5% unsecured non-convertible debentures of Rs. 100 each in WeP and cash of Rs. 116,280. The transaction resulted in a gain of Rs. 15,981 which has been shown as extraordinary item during the year ended March 31, 2001.

10. In March 2002 the Company transferred the Fluid Power business to Wipro Fluid Power Limited (formerly known as Netkracker Limited) for Rs. 363,137. In consideration of this transfer the Company will receive 3,600,000, 1% redeemable Preference Shares of Rs. 100 each of Wipro Fluid Power Limited. The balance has been received in cash in March 2002.

11. Amount received from employees on exercise of stock option, pending allotment of shares is shown as share application money pending allotment.

12. Company had, in October 1999, an ECB of USD 8,150 ('000s) equivalent to Rs. 354,364. At that time, the Company entered into an arrangement with a Bank (counter party) for the structured repayment of this loan. As per the agreement, Company made an investment in deep discount bonds of a corporate, with highest credit rating. The maturity value of such bonds have been assigned to the counter party which has, in turn, agreed to discharge the Company's ECB liability on the scheduled due dates. Consequent to this, exchange risk of the ECB liability was crystallized in the hands of the Company and the premium paid at the time of structured payment has been amortized in the books of account over the balance tenure of ECB loan. The bonds in which the Company has invested have varying maturity dates. The amount due on maturity is offset against ECB loan liabilities. During the year all the bonds have matured and have been offset against ECB loan liability.

13. Company has instituted various Employee Stock Option Plans. The compensation committee of the board evaluates the performance and other criteria of employees and approves the grant of options. These options vest with employees over a specified period subject to fulfillment of certain conditions. Upon vesting, employees are eligible to apply and secure allotment of Company's shares at a price determined on the date of grant of options. The particulars of options granted under various plans is tabulated below.

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--------------------------------------------------------------------------------

Stock option activity under the 1999 plan is as follows:

                                                                       YEAR ENDED MARCH 31, 2002
                                                      -------------------------------------------------------------------
                                                                                           WEIGHTED         WEIGHTED
                                                                          RANGE OF          AVERAGE         AVERAGE
                                                                       EXERCISE PRICES   EXERCISE PRICE     REMAINING
                                                                       AND GRANT DATE    AND GRANT DATE  CONTRACTUAL LIFE
                                                      SHARES ARISING     FAIR VALUES      FAIR VALUES
                                                      OUT OF OPTIONS          RS.              RS.         (MONTHS)
                                                      --------------   ---------------   --------------  ----------------
Outstanding at the beginning of the period               4,564,431     1,024 to 2,522          1,542            59
Granted during the period                                       --
Forfeited during the period                               (645,803)    1,086 to 1,853          1,542
Exercised during the period                                (32,670)             1,086          1,086
Outstanding at the end of the period                     3,885,958     1,024 to 2,522          1,550            47
Exercisable at the end of the period                       637,062     1,024 to 2,522          1,385            46

Stock option activity under the 2000 Plan is as follows:

                                                                               YEAR ENDED MARCH 31, 2002
                                                      -------------------------------------------------------------------
                                                                                          WEIGHTED       WEIGHTED
                                                                          RANGE OF         AVERAGE        AVERAGE
                                                                      EXERCISE PRICES   EXERCISE PRICE    REMAINING
                                                                       AND GRANT DATE   AND GRANT DATE  CONTRACTUAL LIFE
                                                      SHARES ARISING    FAIR VALUES      FAIR VALUES
                                                      OUT OF OPTIONS         RS.             RS.         (MONTHS)
                                                      --------------  ---------------   --------------  ----------------
Outstanding at the beginning of the period               3,214,350     2,382 to 2,746        2,397              67
Granted during the period                                5,745,844     1,032 to 1,670        1,582              60
Forfeited during the period                               (487,680)    1,032 to 2,651        2,397
Exercised during the period                                     --
Outstanding at the end of the period                     8,472,514     1,032 to 2,746        1,846              58
Exercisable at the end of the period                       411,414     2,375 to 2,651        2,397              55

Stock option activity under the 2000 ADS Plan is as follows:

                                                                               YEAR ENDED MARCH 31, 2002
                                                      -------------------------------------------------------------------
                                                                                          WEIGHTED       WEIGHTED
                                                                          RANGE OF         AVERAGE        AVERAGE
                                                                      EXERCISE PRICES   EXERCISE PRICE    REMAINING
                                                                       AND GRANT DATE   AND GRANT DATE  CONTRACTUAL LIFE
                                                      SHARES ARISING    FAIR VALUES      FAIR VALUES
                                                      OUT OF OPTIONS          $               $          (MONTHS)
                                                      --------------  ---------------   --------------  ----------------
Outstanding at the beginning of the period                 264,750             41.375         41.375            67
Granted during the period                                  409,200    20.75 to 36.400         35.490            61
Forfeited during the period                                (26,500)            41.375         41.375            --
Outstanding at the end of the period                       647,450    20.75 to 41.375         37.660            55
Exercisable at the end of the period                        35,738             41.375         41.375            44
                                                           -------    ---------------         ------            --

14. Amount capitalized comprise following revenue expenditure incurred during the construction period.

                                                                                    (Rs. in 000s)
                                                                  -------------------------------
                                                                        YEAR ENDED MARCH 31,
                                                                  -------------------------------
                                                                   2002                     2001
                                                                  ------                  -------
      Raw material, finished goods (including                     76,268                  104,461
      manufactured products) and process stock
      Pre-operative expenses
      Power and Fuel                                                  --                   10,995
      Conveyance expenses                                             --                      233
      Professional expenses                                           --                    2,189
                                                                                          -------
                                                                  76,268                  117,878
                                                                  ------                  -------


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15.   Provision for taxation comprises of following:

      (i) Rs. 392,831(2001: Rs. 377,676) in respect of foreign taxes, net of deferred tax of Rs. 6,049 and write back of provision of Rs. 87,189 (2001: Rs. 18,000) in respect of earlier year.

      (ii) Rs. 443,876 (2001: Rs. 611,324) in respect of Indian Income Tax, net of deferred tax of Rs. 129,480 and write back of provision of Rs. 19,921 (2001: Rs. 60,000) in respect of earlier years.

      (iii) Rs. 3,000 (2001: Rs. 3,000) in respect of Wealth Tax.

16. To comply with the newly introduced Accounting Standard 22 - Taxes on Income issued by the Institute of the Chartered Accountants of India which is mandatory with effect from April 1, 2001, the Company has made provision for taxation after considering deferred tax to recognize timing difference in tax. As per the requirement of the standard, the effect of deferred tax upto March 31, 2001 has been worked out at Rs. 103,293 and has been adjusted from the balance in General Reserve. The Company has also created net deferred tax for the period of Rs. 135,529 on account of which the profit for the period is higher by the equivalent amount.

17.   Deferred tax comprise of:

      Deferred tax assets:                                            (Rs. in 000s)
      --------------------                                            -------------
            Allowance for doubtful debts                                   76,761
            Employee stock incentive plan                                  61,695
            Provision for diminution of investments                        58,333
            Accrued expenses                                               48,842
                                                                          -------
                                                                          245,631
                                                                          -------
            Less: Deferred tax liability - Depreciation differential        6,809
                                                                          -------
                                                                          238,822
                                                                          -------

18. Sundry creditors include an amount of Rs. 20,310 (2001: 36,801) being amount payable to suppliers, who are Small Scale Industrial Undertakings
      (SSI) as defined under the Industrial (Development and Regulation) Act, 1951, exceeding Rs. 100 in aggregate and outstanding for a period in excess of 30 days as at the date of Balance Sheet. The list of such SSI's is attached.

19. Computation of net profit in accordance with Section 198 read with Section 349 of the Companies Act, 1956

                                                                                                             (Rs. in 000s)
                                                           ---------------------------------------------------------------
                                                                            MARCH 31, 2002                  March 31, 2001
                                                                            --------------                  --------------
PROFIT BEFORE TAXATION                                                           9,500,798                       7,655,487
                                                                            --------------                  --------------
     ADD:  Depreciation as per accounts (*)
             Managerial Remuneration                         78,170                              107,431
             Provision for doubtful debts/Advances          247,122               325,292        278,021          385,452
     LESS:  Bad debts written off                           109,077                              122,189
             Amount drawn from Capital Reserve                   --               109,077             --          122,189
Net profit for Section 198 of the Companies Act, 1956                           9,717,013                       7,918,750

COMMISSION PAYABLE:
@ 0.10% (2001:  0.40%) of the above profits to the
Chairman & Managing Director                                                        9,717                          31,675
@ 0.30% to Vice Chairman and                                                       29,152                          23,756
@ 0.10% to Vice Chairman and                                                        9,717                           7,919
@ 0.10% pro rata to a Vice Chairman                                                    --                           5,279

MANAGERIAL REMUNERATION COMPRISES:
Salaries and allowances                                                            23,000                          20,378
Commission                                                                         48,586                          68,628
Pension Contribution                                                                2,973                          11,991
Contribution to Provident Fund                                                        526                             640
Perquisites                                                                         3,085                           5,794
                                                                                ---------                       ---------
TOTAL                                                                              78,170                         107,431
                                                                                ---------                       ---------

      (*)For the year 2001-02, net profit is computed on book depreciation which is lower than depreciation computed under Section 350 of Companies Act, 1956.

      Fees paid to the Non-executive directors in the professional capacity is subject to approval of the Central Government and has not been considered in the Managing Director remuneration.


                                                                              71
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--------------------------------------------------------------------------------

20.   Related Party Transactions

      The following are related parties where control exists:

                                                                                  Entities controlled by
      Subsidiaries                              Affiliates                        Directors
      ------------                              ----------                        ----------------------
      Wipro Japan KK                         Wipro GE Medical Systems Ltd.         Azim Premji Foundation Pvt. Ltd.(*)
      Enthink Inc.                           Wipro ePeripherals Ltd.               Hasham Premji
      Wipro Inc.                                                                   (Partnership firm)(*)
      Wipro Prosper Ltd.
      Wipro Trademarks Holding Ltd.
      Wipro Welfare Ltd.
      Wipro Fluid Power Ltd.
      (*) Major shareholder or director has control over these entities.


      The Company has the following transactions with related parties.

                                                                                                    (Rs. in 000s)
                                                                                 --------------------------------
                                                                                          AS OF MARCH 31,
                                                                                 --------------------------------
                                                                                   2002                    2001
                                                                                 -------                  -------
      Wipro Japan KK:
      Revenues from services                                                     383,950                  394,054
      Wipro GE Medical Systems Ltd.:
      Revenues from sale of computer equipment and administrative
        and management support services                                           26,208                   17,396
      Fees for usage of trade mark                                                39,344                    8,820
      Wipro Net Ltd.:
      Fees for consultancy services                                                   --                   13,100
      Fees for computer and network maintenance support                               --                   10,452
      Revenues from sale of computer equipment                                        --                  109,871
      Wipro ePeripherals Ltd.:
      Revenues from sale of computer equipment and services                        9,230                   13,984
      Fees for usage of Brand/trade mark                                          53,016                   30,789
      Interest received on debentures                                              5,000                    4,704
      Payments for services                                                        1,160                       --
      Purchase of printers                                                       138,676                  169,000
      Wipro Fluid Power Ltd.:
      Fees for technical and infrastructure support services                      96,155                   37,018
      Revenues from sale of computer equipment and services                          987                       --
      Azim Premji Foundation Pvt. Ltd.:
      Revenues from sale of computer equipment and services                        1,442                       --
      Chairman and Managing Director:
      Payment of lease rentals                                                     1,200                    1,200
      Payment to non-executive directors:
      Dr. Ashok Ganguly                                                              800                      800
      Narayan Vaghul                                                                 800                      800
      Prof. Eisuke Sakakibara                                                       $ 10 (*)                   --
      Dr. Jagdish N. Sheth                                                          $ 25                     $ 25
      P.M. Sinha                                                                     250 (*)                   --
      B.C. Prabhakar                                                                 400                      400
      (*) appointed effective January 1, 2002
      The following is the listing of receivables and payables of related party transactions
      Receivables:
      Wipro GE Medical Systems Ltd.                                               56,181                   13,295
      Wipro ePeripherals Ltd.                                                     17,037                       --
      Azim Premji Foundation Pvt. Ltd.                                               348                       --
      Hasham Premji                                                               25,000                   25,000
      Payables:
      Wipro ePeripherals Ltd.                                                     25,875                    2,297
      Wipro Fluid Power Ltd.                                                          --                   10,000


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

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--------------------------------------------------------------------------------

      The following table represents the annual and long term compensation earned by our executive directors and members of our administrative, supervisory or management bodies for the year ended March 31, 2002.

                                                                                                           (Rs. in 000s)
                                            ------------------------------------------------------------------------------
                                            Salary/Allowance         Commission and Incentive            Deferred benefits
                                            ----------------         ------------------------            -----------------
      Azim H. Premji                              2,100                          9,717                         2,883
      Vivek Paul                                 17,120                         29,152                            --
      P.S. Pai                                    3,780                          9,717                           616
      Dileep K. Ranjekar                          3,231                          1,650                           439
      S.C. Senapaty                               1,940                          1,788                           405
      Vineet Agrawal                              1,511                          1,057                           211
      M.S. Rao                                    2,482                            327                           311
      Suresh Vaswani                              2,206                            931                           253
                                                  -----                         ------                         -----

21. Corresponding figures for previous periods presented have been regrouped, where necessary, to confirm to this year classification. Current period figures are not comparable with the previous periods to the extent of amalgamation of Wipro Net Limited with effect from April 2001, transfer of peripherals business with effect from 1st September, 2000 and sale of Fluid Power business with effect from 1st March, 2002.

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--------------------------------------------------------------------------------

ADDITIONAL INFORMATION PURSUANT TO THE PROVISIONS OF PART II OF SCHEDULE VI TO THE COMPANIES ACT, 1956

i) LICENSED/REGISTERED/INSTALLED CAPACITIES

                                                                            REGISTERED CAPACITY           INSTALLED CAPACITY @
                                                   ----------------------------------------------------------------------------
                                                                                   MARCH 31,  March 31,   MARCH 31,   March 31,
                                                                             Unit     2002       2001       2002        2001
                                                   ------------------------------  ---------  ---------   ---------   ---------
Vanaspati/Hydrogenated oils                                             T P A (*)    144,000    144,000      56,250      56,250
Toilet Soaps                                                            T P A (*)     42,750     42,750      28,000      28,000
Leather shoe uppers, leather shoes                        Pairs/Nos. (1000's) p.a        750        750         750         750
and allied articles                                                      in lakhs
Fatty acids                                                             T P A (*)     20,000     20,000      20,000      20,000
Glycerine                                                               T P A (*)      2,000      2,000       1,800       1,800
GLS lamps                                                                    000s     50,000     50,000      50,000      50,000
TL Shells                                                                    000s     12,694     12,694      12,694      12,694
Fluorescent tubelights                                                       000s     10,694     10,694      10,694      10,694
Mini computers/micro processor based systems
and data communication systems                                            N P A #    244,000     64,000     244,000     244,000
Micro processor based computers and peripherals
and communication boards                                                  N P A #     72,500     72,500      72,500      72,500
@ Installed capacities are as per certificate
given by management on which auditors have relied.
(*) TPA indicates tons per annum                   # NPA indicates nos. per annum

ii) PRODUCTION AND SALES

                                                                      PRODUCTION #                            SALES
                                                        ----------------------------------------------------------------------------
                                                              MARCH 31,    March 31,               MARCH 31,              March 31,
                                                                2002          2001                    2002                  2001
                                                        Unit  QUANTITY #   Quantity #  QUANTITY   RS. IN 000s  Quantity  Rs. in 000s
                                                        ----  ----------   ----------  --------   -----------  --------  -----------
Software services                                                                                 22,509,262             17,540,755
Mini computers/micro processor based
Systems and data communication systems                   Nos.    61,652      62,779      87,719    4,985,869    62,321    6,368,530
Serial printers                                          Nos.        --      28,422          --           --    39,974      837,846
Toilet soaps                                             Tons    19,353      23,274      19,795    1,420,831    23,853    1,738,022
Toiletries                                                                                           299,512                226,189
Post sales support and related IT services                                                         1,763,607              1,182,747
Corporate ISP Services                                                                               508,018                     --
Vanaspati/hydrogenated oils                              Tons    11,722      16,098      11,897      407,602    15,918      488,464
Lighting products                                           &        --           &          --      929,929        --      902,785
Hydraulic and pneumatic equipment                        Nos.    35,794      51,177      37,451      466,989    50,552      639,953
Tipping gear systems                                     Nos.     4,289       3,788       4,289      148,110     3,788      148,278
Shoe uppers and full shoes (pairs)                       000s       613         511         613      166,408       508      144,901
Fatty acids                                              Tons    12,653$     13,104$                  13,242       339       10,025
Glycerine                                                Tons       594%        426%        492       28,074       459       32,076
Reagent kits/spares of analytical
instruments                                              Nos.     2,338       6,722      44,677      407,706    31,539      377,519
Spares/components for cylinders/tippers                     &                                         91,306                 83,041
Agency commission                                                                                    182,355                346,216
Software products                                                                                    444,283                146,270
Stock in trade Land                                                                                       --                125,000
                                                                                                  ----------             -----------
                                                        TOTAL                                     34,773,103             31,338,617
                                                                                                  ----------             -----------
                                             LESS:EXCISE DUTY                                        611,588                826,267
                                                                                                  ----------             -----------
                                                        TOTAL                                     34,161,515             30,512,350
                                                                                                  ----------             -----------

#  includes samples and shortages

$  includes 12,668 tons (2001: 12,715) used for own consumption

%  includes 111 tons (2001: Nil) used for own consumption

& it is not practicable to give quantitative information in the absence of common expressible unit.


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iii) CLOSING STOCKS

                                                                                             (Rs. in 000s)
                                            --------------------------------------------------------------
                                                    MARCH 31, 2002                      March 31, 2001
                                            --------------------------------      ------------------------
                                            Unit      QUANTITY      RS. 000s      Quantity        Rs. 000s
                                            ----      --------      --------      --------        --------
Mini computers/micro processor              Nos          1,135       61,985            556        165,771
based systems and data
communication systems(*)
Toilet Soaps                                Tons           531       24,959            973         40,674
Vanaspati/hydrogenated oils                 Tons           471       15,738            646         15,605
Lighting Products(*)                                                 58,228                        88,375
Hydraulic and pneumatic equipment            Nos            --           --          4,322         71,793
Shoe Uppers and full shoes (pairs)          000s             8          207              8            109
Fatty acids                                 Tons           105        2,540            121          1,997
Glycerine                                   Tons            37        1,864             45          2,711
Others                                                                   67                         3,245
                                                                    165,588                       390,280
CLOSING STOCK OF TRADED GOODS

Reagent Kits/Spares of                      Nos.        16,346      110,675         18,468         72,975
Analytical instruments
Others                                                               27,105                        23,860
                                                                    -------                       -------
                                                                    303,368                       487,115
                                                                    =======                       =======

(*) includes traded products; bifurcation between manufactured and traded products not practicable

iv) PURCHASES FOR TRADING

                                             MARCH 31, 2002                   March 31, 2001
                                   ---------------------------------      -----------------------
                                   Unit      QUANTITY      RS. 000s       Quantity       Rs. 000s
                                   ----      --------      ---------      --------      ---------
Computer units /printers            Nos        26,646      3,271,440        15,725      3,280,453
Lighting Products(*)                                         418,437                      455,167
Reagent kits/Spares of
analytical instruments              Nos.       40,217        324,547        23,891        299,564
Spares/Components for
tippers/cylinders(*)                                          30,294                       35,218
Others(*)                                                    156,260                      396,562
                                                           ---------                    ---------
                                                           4,200,978                    4,466,964
                                                           =========                    =========

(*) It is not practicable to give quantitative information in the absence of common expressible unit.

v) RAW MATERIALS CONSUMED

                                                          MARCH 31, 2002                   March 31, 2001
                                        -----------------------------------------     -------------------------
                                             Unit           QUANTITY    RS. 000s      Quantity        Rs. 000s
                                        -------------       --------    ---------     --------        ---------
Peripherals/Components for computers                #                   2,348,057                     2,297,597
Oils and fats                                    Tons        19,310       426,127       32,117          548,277
Components for cylinders                            #                     271,620                       327,633
Tinplates                                        Tons            --            --           41            1,484
Components for lighting products                    #                     176,705                       176,439
Leather                                 Sq.ft. (000s)           642        70,352          538           59,388
Others                                              #                     298,762                       324,276
                                                                        ---------                     ---------
                                                                        3,591,623                     3,735,094
                                                                        =========                     =========

# It is not practicable to give quantitative information in the absence of common expressible unit.

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--------------------------------------------------------------------------------

vi) VALUE OF IMPORTED AND INDIGENOUS MATERIALS CONSUMED

                                                                (Rs. in 000s)
                                        ----------------       ------------------
                                         MARCH 31, 2002         March 31, 2001
                                        ----------------       ------------------
                                         %     RS. 000s         %       Rs. 000s
                                        ---    ---------       ---      ---------
Raw Materials
Imported                                 43    1,553,780        53      1,961,729
Indigenous                               57    2,037,843        47      1,773,365
                                        ---    ---------       ---      ---------
                                        100    3,591,623       100      3,735,094
                                        ===    =========       ===      =========
Stores and Spares
Imported                                  5        8,805         7         11,878
Indigenous                               95      173,869        93        162,677
                                        ---    ---------       ---      ---------
                                        100      182,674       100        174,555
                                        ===    =========       ===      =========

vii) VALUE OF IMPORTS ON CIF BASIS

(does not include value of imported items locally purchased)

                                                         MARCH 31,      March 31,
                                                              2002          2001
                                                         ---------      ---------
Raw materials, components and peripherals                2,993,699      2,022,651
Stores and spares                                          237,480        218,763
Capital goods                                               12,696            366
Others                                                          --             --
                                                         ---------      ---------
                                                         3,243,875      2,241,780
                                                         =========      =========

viii) EXPENDITURE IN FOREIGN CURRENCY

                                                         MARCH 31,      March 31,
                                                              2002          2001
                                                         ---------      ---------
Travelling                                               6,687,444      5,572,870
Interest                                                       506             --
Royalty                                                    135,887         85,848
Professional fees                                          446,529        214,825
Others                                                   1,448,156        214,591
                                                         ---------      ---------
                                                         8,718,522      6,088,134
                                                         =========      =========

ix) EARNINGS IN FOREIGN EXCHANGE

                                                         MARCH 31,      March 31,
                                                              2002          2001
                                                        ----------     ----------
Export of goods on F.O.B. basis                            154,896        143,297
Services                                                22,626,917     17,608,373
Interest on deposits/investments outside India             520,052         38,552
Agency commission                                          192,885        343,738
                                                        ----------     ----------
                                                        23,494,750     18,133,960
                                                        ==========     ==========


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--------------------------------------------------------------------------------

ADDITIONAL INFORMATION PURSUANT TO THE PROVISIONS OF PART IV OF SCHEDULE VI TO THE COMPANIES ACT, 1956

BALANCE SHEET ABSTRACT AND THE COMPANY'S GENERAL BUSINESS PROFILE

I             REGISTRATION DETAILS
               Registration No.                           20800       State Code                           08
               Balance Sheet Date               31st March 2002

II            CAPITAL RAISED DURING THE YEAR      (Rs. in 000s)
               Public issue                                 Nil
               Rights issue                                 Nil
               Bonus issue                                  Nil
               Issue of shares on exercise of
               Employee Stock Options                    35,479
               American Depository Offering                 Nil

III           POSITION OF MOBILISATION OF AND
              DEPLOYMENT OF FUNDS                 (Rs. in 000s)

              TOTAL LIABILITIES                      25,596,312       TOTAL ASSETS                 25,596,312
              SOURCES OF FUNDS                                        APPLICATION OF FUNDS
               Paid-up capital                          464,931       Net Fixed Assets              6,274,286
               Share application money pending
               allotment                                  2,399       Deferred tax assets             238,822
               Reserves and Surplus                  24,860,451       Investments                   4,784,557
               Secured Loans                            254,872       Net Current Assets           14,298,647
               Unsecured Loans                           13,659

IV            PERFORMANCE OF THE COMPANY          (Rs. in 000s)
               Turnover                              35,714,575
               Total Expenditure                     26,213,777
               Profit before Tax                      9,500,798
               Profit after Tax                       8,661,091
               Earnings per share (basic)                 37.47
               Dividend                                     50%

V            Generic names of three principal products/services of the Company (as per monetary terms)

               i)  Item code no (ITC Code)            84714900.10
                   Product description                Computer systems including personal computer and
                                                      units thereof

               ii) Item code no (ITC Code)            85245309.10
                   Product description                Computer software

               iii) Item code no (ITC Code)           15162009.10
                    Product description               Hydrogenated Vegetable oils

For and on behalf of the Board of Directors

AZIM HASHAM PREMJI                    N. VAGHUL             B.C. PRABHAKAR
Chairman and Managing Director        Director              Director

SURESH C. SENAPATY                     SATISH MENON
Corporate Executive                    Corporate Vice President -
Vice President - Finance               Legal & Company Secretary

                                       Bangalore, April 19, 2002


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--------------------------------------------------------------------------------

 CASH FLOW STATEMENT

                                                                                            (Rs. in 000s)
                                                                             ----------------------------
                                                                                 YEAR ENDED MARCH 31,
                                                                             ---------------------------
                                                                                2002             2001
                                                                             ----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net profit before tax and non recurring items                           9,500,798        7,655,487
      Adjustments to reconcile Net profit before tax and non
      recurring items to net cash provided by operating activities:
      Depreciation and amortization                                           1,378,945          979,424
      Foreign currency translation gains                                       (115,088)         (86,399)
      Retirement benefits provision                                              (6,413)         138,986
      Interest accrued on discount bonds                                        (71,653)         (27,345)
      Interest on borrowings                                                     28,941           68,890
      Dividend/interest                                                        (873,941)        (342,310)
      Loss/(Gain) on sale of short-term investments                                  --           (4,000)
      Loss/(Gain) on sale of property, plant and equipment                      (25,603)         (49,162)
      Realised Gain on sale of Stock-in-trade: Land                                  --         (105,297)
                                                                             ----------       ----------
OPERATING CASH FLOW BEFORE CHANGES IN WORKING CAPITAL                         9,815,986        8,228,274
      Changes in operating assets and liabilities
      Trade and other receivable                                               (149,398)      (1,770,267)
      Loans and advances                                                       (673,121)        (401,062)
      Inventories ( other than stock-in-trade land )                            188,698          (51,958)
      Trade and other payables                                                  435,764        1,097,961
                                                                             ----------       ----------
NET CASH PROVIDED BY OPERATIONS                                               9,617,929        7,102,948
      Direct taxes paid                                                      (1,039,758)      (1,095,813)
      Non recurring/extraordinary items                                              --           16,036
                                                                             ----------       ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                     8,578,171        6,023,171
                                                                             ----------       ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Expenditure on property, plant and equipment (including advances)      (2,432,540)      (2,772,425)
      Proceeds from sale of property, plant and equipment                       194,650           91,886
      Purchase of investments                                                (5,350,271)      (1,231,465)
      Inter Corporate deposits placed                                          (963,300)      (1,152,000)
      Certificate of Deposits with foreign banks                             (1,961,111)      (3,326,108)
      Proceeds from sales and maturities of investments                         145,468          243,000
      Proceeds from divestment of ePeripherals                                       --          116,281
      Purchase of investment in Spectramind eServices Pvt. Ltd.                (360,000)              --
      Dividends received                                                        284,645           31,853
      Interest received                                                         560,355          310,457
                                                                             ----------       ----------
NET CASH USED IN INVESTING ACTIVITIES                                        (9,882,104)      (7,688,521)
                                                                             ----------       ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
      Capital subsidy received                                                       --              750
      Proceeds from American Depository Offering                                     --        5,802,774
      Proceeds from exercise of Stock Option Plan grants                         33,080          123,987
      Share application monies received pending allotment                         2,399            2,345
      Proceeds from issue  redemption) of preference shares                          --         (250,000)
      Proceeds from issuance/(repayment) of borrowings                         (136,744)        (130,947)
      Interest on borrowings                                                         --          (69,844)
      Payment of cash dividends                                                (116,217)         (87,913)
      Corporate tax on Dividend                                                 (11,854)          (9,671)
                                                                             ----------       ----------
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES                            (229,336)       5,381,481
                                                                             ----------       ----------
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE YEAR         (1,533,269)       3,716,131
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                        4,468,703          747,290
                                                                             ----------       ----------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                              2,935,434        4,463,421
                                                                             ==========       ==========


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--------------------------------------------------------------------------------

Notes:

      i) Opening cash and bank balances include cash balances of Wipro Net Limited of Rs. 5,282.

      i) Purchase of investments include Rs. 1,218,142 on acquisition of minority interest of 8% in Wipro Net Limited.

      iii) Figures for previous periods presented, have been regrouped wherever necessary, to confirm to this period classification.

For and on behalf of the Board of Directors

AZIM HASHAM PREMJI                    N. VAGHUL             B.C. PRABHAKAR
Chairman and Managing Director        Director              Director

SURESH C. SENAPATY                    SATISH MENON
Corporate Executive                   Corporate Vice President -
Vice President - Finance              Legal & Company Secretary

                                      Bangalore, April 19, 2002

                              AUDITOR'S CERTIFICATE

We have examined the above cash flow statement of Wipro Limited for the year ended March 31, 2002. This statement has been prepared by the Company in accordance with the requirement under clause 32 of the listing Agreement with the Stock Exchanges and is based on and in agreement with the corresponding Profit and Loss Account and Balance Sheet of the Company for the Year Ended March 31, 2002.

                                                     FOR N.M. RAIJI & CO.,
                                                     Chartered Accountants

                                                        J.M. GANDHI
Mumbai, April 19, 2002                                    Partner


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--------------------------------------------------------------------------------

                        ANNEXURE TO THE DIRECTORS' REPORT

                                     FORM A

                     DISCLOSURE OF PARTICULARS WITH RESPECT
                            TO CONSERVATION OF ENERGY

                          A. POWER AND FUEL CONSUMPTION

                                                                                         2001-2002          2000-2001
                                                                                    -------------------     ----------
1   ELECTRICITY
    a)  PURCHASED
        Unit                                                                         KWH     12,064,570     13,988,200
        Total amount                                                                  Rs.    52,676,133     60,188,828
        Rate/Unit                                                                     Rs.          4.37            4.3

    b)  OWN GENERATION
        Through diesel generator
        Unit                                                                        KWH         693,567      1,426,906
        Unit/litre of diesel oil                                                    Units          2.20           2.67
        Cost/Unit                                                                     Rs.          8.06           8.38

2   COAL (INCLUDING COCONUT SHELLS)
    Quantity                                                                        Tonnes       11,578          7,405
    Total cost                                                                         Rs.   17,069,027     15,919,792
    Average rate                                                                       Rs.     1,474.24       2,149.87

3   FURNACE OIL
    Quantity - LDO                                                                    Lts.    1,828,979      4,056,213
    Total cost                                                                         Rs.   22,187,370     47,264,083
    Average rate                                                                       Rs.        12.13          11.65

4   FURNACE OIL
    Quantity - HSD                                                                    Lts.       83,955             --
    Total cost                                                                         Rs.    1,442,856             --
    Average rate                                                                       Rs.        17.19             --

5.  L.P.G.
    Quantity                                                                           Kgs.     575,964        972,374
    Total cost                                                                          Rs.   9,801,824     18,604,060
    Average                                                                             Rs.       17.02          19.13

                                 B. CONSUMPTION PER UNIT PRODUCTION

       VANASPATI                          ELECTRICITY             LIQUID DIESEL OIL                       COAL
                                          (KWH/TONNE)              (LITRES/TONNE)                  (TONNES/TONNE)

       2001-2002                               146.87                         12.8                         0.25
       2000-2001                               150.86                         9.34                          0.3

       G.L.S.                             ELECTRICITY             LIQUID DIESEL OIL                     L.P.G.
                                         (KWH/1000 GLS)              (LITRES/TONNE)                (KG/1000 GLS)

       2001-2002                                25.09                           --                         5.09
       2000-2001                                25.46                           --                         5.95

       F.T.L.                              ELECTRICITY             LIQUID DIESEL OIL                     L.P.G.
                                        (KWH/1000 FTL)              (LITRES/TONNE)                 (KG/1000 FTL)

       2001-2002                               164.69                           --                        36.59
       2000-2001                               225.82                           --                        29.62


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--------------------------------------------------------------------------------

SSI DUES EXCEEDING RS. 100 IN AGGREGATE AND OUTSTANDING FOR A PERIOD IN EXCESS OF 30 DAYS AS AT A DATE OF BALANCE SHEET - MARCH 31, 2002

                                    TOTAL DUES
SUPPLIER                           RS. IN 000s
--------                           -----------
Bhargava Rotopack Pvt. Ltd.            227
Meet Engineering Pvt. Ltd.             134
Prachi Industries                      144
Triumph Pack Pvt. Ltd.                 202
Unique Wires Pvt. Ltd.                 112
Vijay Litetronics Comp Ltd.            514
Glostar Electricals Pvt. Ltd.          253
Kay Pee Industries                     221
Karthiks                               627
Mercury Lamps Pvt. Ltd.                347
Maharashtra Industries               2,319
Prospects Industries                 2,387
R C Industries                       1,969
Regal Luminaries                       527
Sandesh Electricals                    595
Superstars                           5,785
Unilux                               3,429
Ujas Electricals Pvt. Ltd.             237
Vossloh-Schabe India Pvt. Ltd.         281
                                    20,310


                                                                              81
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--------------------------------------------------------------------------------

MANAGEMENT DISCUSSION AND ANALYSIS OF RESULTS FOR THE YEAR ENDED MARCH 31, 2002

1.0    INDUSTRY STRUCTURE AND DEVELOPMENTS

       Please refer to our discussions in the section titled "Management Discussion and Analysis of Financial Condition and Results of Operations
       - US GAAP" in pages 164 through 178 of this report.

1.01   OPPORTUNITIES AND THREATS

       Please refer to our discussions in the section titled "Management Discussion and analysis of Financial condition and Results of operations
       - US GAAP" in pages 164 through 178 of this report and in the section titled "Risk Factors" in pages 179 through 184 of this report.

1.02   SEGMENT-WISE OR PRODUCT-WISE PERFORMANCE

       Please refer the "Segment Wise Business performance" report in pages 4 through 5 of this report.

1.03   OUTLOOK

       Please refer to our discussions in the section titled "Management Discussion and analysis of Financial condition and Results of operations
       - US GAAP" in pages 164 through 178 of this report.

1.04   RISKS AND CONCERNS

       Please refer to our discussions in the section titled "Risk Factors" in pages 179 through 184 of this report.

2.0    INTERNAL CONTROL

       Management maintains internal control systems designed to provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management's authorization and properly recorded, and accounting records are adequate for preparation of financial statements and other financial information. The internal audit function performs internal audit periodically to ascertain their adequacy and effectiveness. The internal audit function also carries out Operations Review Audits. The "Quality System" of the audit function has been certified under ISO 9001:2000. The audit committee periodically reviews the functions of internal audit.

3.0    DISCUSSION ON FINANCIAL PERFORMANCE

3.1 The financial statements are prepared in compliance with the requirements of the Companies Act, 1956, and Generally Accepted Accounting Principles in India. The management of Wipro accepts the responsibility for the integrity and objectivity of these financial statements and the basis for various estimates and judgments used in preparing the financial statements.

3.2    BALANCE SHEET AS AT MARCH 31, 2002

3.2.1  SHARE CAPITAL

       The Company has an Authorised capital of Rs. 1,000 mn comprising 375 million Equity shares of Rs. 2 each and 2.5 million redeemable cumulative preference shares of Rs. 100 each as of March 31, 2002.

       EQUITY SHARES

       -    The Company has instituted various Employee Stock Option Plans
            (ESOP), these options vest with the employees over a specified period subject to employee fulfilling certain conditions. Upon vesting, the employees are eligible to apply and secure allotment of the Company's shares at a price determined on the date of grant of options. During the year 32,670 shares were allotted on exercise of the options, granted under 1999 Wipro Employee Stock Option Plan
            (ESOP), by the eligible employees.

3.2.2  SHARE APPLICATION PENDING ALLOTMENT

       Eligible employees have applied for allotment of 2,209 shares of Rs. 2 each. Pending allotment, amounts received from the employees are reflected as share application money pending allotment.


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3.2.3  RESERVES AND SURPLUS

       SHARE PREMIUM ACCOUNT:

       - Under the employee stock option plan, eligible employees have exercised their right to equity shares upon expiry of the vesting period. Share premium includes premium received on exercise of stock options, amounting to Rs. 34 million and the share premium of Wipro Net of Rs. 431 million. Share premium of Wipro Net has been added to share premium of Wipro Limited on amalgamation of Wipro Net Limited with Wipro Limited.

       REVALUATION RESERVE:

       The fixed assets of the Company were revalued as at March 31, 1997.

       - Depreciation for the year on revalued assets has been provided up to 31st December, 2001. Depreciation provided on the revalued portion of the asset amounting to Rs. 39 million is drawn out of revaluation reserve.

       - Fixed assets were revalued to ensure that business units of Wipro deliver return on capital employed based on the replacement value of assets. The return on capital employed generated by the business units has exceeded internal norms. The value drivers now are operating margins and growth in operating income. Further, the benefits from the revaluation exercise is not commensurate with the additional costs and efforts required to perform the revaluation exercise.

       - Consequently, in January 2002, the Company decided to reverse the revaluation reserve. The carrying value of the fixed assets was reduced by the amount of revaluation reserves.

3.2.4  SECURED LOANS

       - The Company has availed cash credit facilities of Rs. 205 million from consortium of banks to bridge temporary mismatches in cash flows.

       - The Company had availed foreign currency denominated loans under the external commercial borrowing scheme. This loan was fully repaid in February 2002.

       - The Company had availed a loan of Rs. 48 million from a financial institution. This is secured by hypothecation of specific assets and machinery. The Company has repaid Rs. 20 million during the fiscal year and the balance would be repaid in fiscal 2003.

3.2.5  UNSECURED LOANS

       - Fixed deposits which have matured but have not yet been claimed by the depositors are reflected as fixed deposits. The Company has sent communications to the depositors requesting them to claim these deposits.

       - The Company has availed certain incentives provided by the State Governments. The Company collects sales tax on sales but is required to remit it after a specified time period. Further, the Company has also received certain interest free/nominal interest bearing loans from State Financial Institutions.

3.2.6  FIXED ASSETS

       During the year the Company invested Rs. 2,433 million on fixed assets. These investments were primarily on creating software development facilities for Global IT Services and Products. The unit wise spends are outlined below:

                                                   (Rs. in millions)
            BUSINESS UNIT                                     AMOUNT
                                                               -----
            Global IT Services and Products                    1,896

            India and AsiaPac IT Services and Products           165

            Consumer Care & Lighting                              46

            Others                                               326
                                                               -----
           TOTAL                                               2,433
                                                               -----


                                                                              83
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WIPRO LIMITED
--------------------------------------------------------------------------------

       The capital expenditure of Global IT Services and Products, project/asset category wise, is outlined below:

                                            (Rs. in millions)
                    PROJECT/ASSET CATEGORY             AMOUNT
                                                       ------
                    COMMISSIONED DURING THE YEAR

                    Electronic City Tower 5               193

                    Belapur                               160

                    Chennai, Sholinganallur                55

                    Pune, Hinjewadi 1                      55

                    Madivala 3                            155

                    Electronic City Tower 6               191

                    Vashi, Mumbai                         190

                    Electronic City 2                      65

                    M G Road                               92

                    Koramangala 2                          44

                    Madivala 1                             57

                    Sarjapur                               43

                    Electronic City 1                     164

                    Madhapur                               29

                    United Kingdom                         38

                    United States of America               26

                    Others                                104

                    IN PROCESS

                    Chennai, Sholinganallur               187

                    Electronic city                        48
                                                        -----
                    TOTAL                               1,896
                                                        -----

       DEPRECIATION

       - The Company has provided depreciation either at the rates specified in Schedule XIV of the Companies Act, 1956, or at commercial rates which are higher than the rates specified by Schedule XIV.

       - Depreciation is provided on the revalued amount up to 31st December, 2001. The depreciation provided on the amount added on revaluation is drawn from revaluation reserve.

3.2.7  INVESTMENTS

       PURCHASE OF INVESTMENTS DURING THE YEAR

       - During the year the Company acquired 17% of Spectramind eServices Pvt. Ltd. As of March 31, 2002 the Company held Rs. 144 million (partly paid of Rs. 7.5) in the form of equity and Rs. 216 million (partly paid of Rs. 7.5) in the form of convertible preference shares.


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       -    During the year the Company transferred the business of Fluid Power to Wipro Fluid Power Ltd. (formerly known as Netkracker Ltd.) for Rs. 363 million. The name of Netkracker Limited has since been changed to Wipro Fluid Power Limited. In consideration of this transfer the Company will receive 3,600,000, 1% redeemable Preference shares of Rs. 100 each of Wipro Fluid Power Limited. The balance was received in cash in March 2002.

       - During the year, the Company acquired 1,791,385 shares, representing 8% of the equity capital of Wipro Net Limited (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the Company. The board of directors of both the companies decided to amalgamate WNL into the Company with effect from April 2001. Accordingly, the Karnataka High Court approved the scheme of amalgamation. The scheme of amalgamation has been given effect to in the accounts of the Company for the year ended March 31, 2002, on the pooling of interest method.

       - During the year Company invested Rs. 4,126 million in short term liquid money market instruments.

       SALE OF INVESTMENTS DURING THE YEAR

       - The Company had assigned the proceeds of certain investments to a third party who had assumed the obligation of discharging our ECB loan liability. During the year the proceeds from sale, on maturity, of these investments has been offset against the ECB loan liability.

3.2.8  INVENTORIES

       The Inventories comprise mainly computers, upgrades and spares of India and AsiaPac IT Services and Products and raw material and finished stocks of Consumer Care and Lighting. Stock of inventory has reduced from Rs. 1,153 million as of March 31, 2001 to Rs. 748 as of March 31, 2002.

       The reduction in inventory is primarily due to the transfer of inventories of Rs. 301 million of Fluid Power business to Wipro Fluid Power Limited. In addition, inventories of India and AsiaPac IT Services and Products has reduced by Rs. 94 million due to a 14% decline in revenues.

3.2.9  SUNDRY DEBTORS

       Sundry debtors (net of provision) for the current year is at 6,434 million as against 6,177 million in the previous year. Segment wise break up of sundry debtors is outlined below:

                                                                 (Rs. in millions)
 BUSINESS UNIT                                       2002       2001      INCREASE
                                                     -----      -----       ---
 Global IT Services                                  3,730      3,540       190

 India and AsiaPac IT Services and Products          2,311      2,089       222

 Consumer Care and Lighting                            181        159        22

 Others                                                212        389      (177)
                                                     -----      -----       ---
TOTAL                                                6,434      6,177       257
                                                     -----      -----       ---

       In Global IT Services and Products days of sales outstanding have decreased from 61 days in fiscal 2001 to 57 days in fiscal 2002. In India and AsiaPac IT Services and Products, days-of-sales outstanding has increased from 62 days to 86 days.

       Provision for doubtful debts has increased from 1% of sales in fiscal 2001 to 1.4% of sales in fiscal 2002. In absolute terms provision for doubtful debts has increased from Rs. 298 million in fiscal 2001 to Rs. 489 million in fiscal 2002.

3.2.10 CASH AND BANK BALANCE

       - Cash and cheques on hand of Rs. 299 million includes collections in overseas branches which has been banked the first working day following the date of receipt.

       - Balances with foreign banks in current accounts are interest bearing.

       - In fiscal 2001 the Company made equity offering in overseas capital markets. The proceeds of the offering are invested in highly liquid money market instruments. Deposits with other banks include Rs. 1,179 million of such investments.


                                                                              85
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--------------------------------------------------------------------------------

3.2.11 LOANS AND ADVANCES

       - In fiscal 2001 the year the Company made equity offering in overseas capital markets. The proceeds of the offering are invested in highly liquid money market instruments. Loan and advances include Rs. 5,287 million of such investments.

       - Cash surplus generated by operations has been invested in Inter Corporate deposits. These deposits are placed with financial institutions/corporates with highest credit rating.

       - Advances recoverable in cash or in kind have decreased from Rs. 1,089 million to Rs. 857 million. The decrease is primarily in others. Interest accrued, at the beginning of the year, on certain investments have been received in fiscal 2002. Certain advances which were earlier grouped in other advances have now been reclassified as capital advances and grouped under capital work-in-progress.

3.2.12 CURRENT LIABILITIES AND PROVISIONS

       CURRENT LIABILITIES

       Sundry creditors have increased to Rs. 2,148 million from Rs. 1,607 million in line with the increase in operating expenses.

       Other liabilities has decreased marginally from 2,016 million to 2,009 million.

       PROVISIONS

       - Provisions of Rs. 398 million for employee retirement benefit represents Company's liability towards leave encashment and gratuity, valued on an actuarial basis. Gratuity entitlement of most of the employees and pension benefits are funded through contribution to applicable schemes of LIC.

       - For fiscal 2002, the Directors of the Company have proposed a dividend of 50% on equity shares.

3.3    RESULTS OF OPERATIONS

3.3.1  INCOME FROM SALES AND SERVICES

       Sales have grown by 12%. The increase was attributable to increases of 28% in revenues of Global IT Services and Products and decreases of 14% and 9% in revenues of India and AsiaPac IT Services and Products and Consumer Care & Lighting respectively.

       GLOBAL IT SERVICES AND PRODUCTS

       Global IT Services and Products accounts for 66% of the total revenue of Wipro Limited. During the year revenues grew by 28% from Rs. 17,840 million to Rs. 22,909 million. Revenues from technology services grew by 28%. This was primarily driven by growth in revenues from the practice addressing the requirements of telecom and internet service providers. Revenues from Telecom and Internetworking practice, addressing the requirements of telecom equipment manufacturers declined by 6% reflecting the softness in demand from telecom equipment manufacturers. Revenues from enterprise services grew by 28% primarily driven by growth in revenues from practices addressing the requirements of financial services and retail and utility companies.

       We added over 107 new clients during the year, new clients accounted for over 15% of the total revenues. The total number of clients who accounted for over US $ 5 million in revenues increased from 15 in fiscal 2001 to 23 for fiscal 2002.

       INDIA AND ASIAPAC IT SERVICES AND PRODUCTS

       India and AsiaPac IT Services and Products accounted for 21% of the total revenues of Wipro Limited. The decrease in revenue was primarily due to a 6% decline in revenues from manufactured products and a 29% decline in revenues from traded products. This was partially offset by 2% growth in Services revenue.

       CONSUMER CARE AND LIGHTING

       Consumer Care and Lighting accounts for 9% of total revenue. Sales of Consumer Care and Lighting decreased by 9%. This was primarily attributable to decline in revenues from soap products.


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--------------------------------------------------------------------------------

3.3.2  OTHER INCOME

Other income of Rs. 1,553 million has increased by 123% as compared to last year.


                                                                 (Rs. in millions)
                                                     AMOUNT                 GROWTH
                                         -----------------------------------------
         PARTICULARS                     MARCH 31, 2002  March 31, 2001
                                         --------------  --------------     ------
Dividend                                        285             32            791%
Interest                                        753            313            141%
Rental Income                                    19             16             19%
Profit on Sale of Investments                    --              4             --
Profit on disposal of fixed assets               36             49             --
Difference in exchange                          214             86            149%
Royalty                                          92             31            197%
Provision no longer required                    115             54            113%
Miscellaneous Income                             38            111            -65%
                                              -----            ---            ---
TOTAL                                         1,553            696            123%
                                              -----            ---            ---

       - Dividends primarily comprise returns from investments in money market mutual funds. A significant portion of our domestic investments are in money market mutual funds. Returns received as dividends are more tax efficient than returns received in the form of interest.

       - The interest income has increased from Rs. 313 million in fiscal 2001 to Rs. 753 million in fiscal 2002. The increase is primarily on account of increase in absolute quantum of investments. The proceeds from equity offering of the Company of Rs. 5,814 million and cash surplus generated by operations has been invested in highly liquid money market instruments or lent to corporate/financial institutions of highest credit rating. The proceeds from equity offering has been invested for the entire year in fiscal 2002 while it was invested only for a portion of the year in fiscal 2001.

       - Amounts received from Wipro ePeripherals Ltd. and Wipro GE Medical Systems Ltd. for the use of proprietary intangible assets of the Company is reflected as royalty income.

3.3.3  COST OF GOODS SOLD

                                                                                          (Rs. in millions)
                  PARTICULARS                        MARCH 31, 2002             MARCH 31, 2001      INCREASE
                                                 ----------------------     ----------------------  --------
                                                 AMOUNT            %        AMOUNT            %
                                                 ------           -----     ------           -----     --
Raw materials, Finished and Process Stocks        7,931           23.22%     8,180           26.81%    -3%
Stores & Spares                                     183            0.53%       175            0.57%    --
Power and Fuel                                      321            0.94%       310            1.02%    --
Salaries, wages and bonus                         3,497           10.24%     2,733            8.96%    28%
Contribution to provident and other funds           133            0.39%       103            0.34%    --
Gratuity and pension                                121            0.35%        78            0.26%    --
Workmen and Staff welfare                           139            0.41%       188            0.62%    --
Insurance                                            17            0.05%         7            0.02%    --
Repairs to factory buildings                         11            0.03%        39            0.13%    --
Repairs to Plant & Machinery                        116            0.34%        74            0.24%    --
Rent                                                202            0.59%       196            0.64%    --
Rates & Taxes                                        12            0.03%        13            0.04%    --
Packing                                              15            0.05%        29            0.09%    --
Travelling and allowance                          5,831           17.07%     4,956           16.24%    18%
Depreciation                                      1,106            3.24%       739            2.42%    50%
Miscellaneous                                     1,220            3.57%       374            1.23%   226%
Capitalised                                         (76)          -0.22%      (118)          -0.39%    --
                                                 ------           -----     ------           -----     --
TOTAL                                            20,779           60.83%    18,077           59.24%    15%
                                                 ------           -----     ------           -----     --
INCOME FROM SALES AND SERVICES                   34,162          100.00%    30,512          100.00%
                                                 ------           -----     ------           -----     --


                                                                              87
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--------------------------------------------------------------------------------

       CONSUMPTION OF RAW MATERIALS, FINISHED AND PROCESS STOCKS

       The decrease in consumption of raw materials, finished and process stocks is primarily due to 18% decline in Indian IT Services and Products which is partially offset by the bought out products in Global IT Services and Products.

       SALARIES AND OTHER MANPOWER RELATED COSTS

       The compensation expenses has increased by 28% primarily due to the annual compensation review in October 2000 and the increase in onsite allowances effective October 2001. The impact of annual compensation review is for the entire year in fiscal 2002 while the impact was only for a portion of the year in fiscal 2001.

       TRAVELLING AND ALLOWANCES

       Travel and allowance has increased by 18% during the year to Rs. 5,381 million. This increase is primarily due to increase in number of employees who have been deployed at customer premises, higher frequency of travel and increase in travel allowances.

3.3.4  SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

                                                                                         (Rs. in millions)

                PARTICULARS                           MARCH 31, 2002           MARCH 31, 2001     INCREASE
                                                  ---------------------    ---------------------  --------
                                                  AMOUNT            %      AMOUNT            %
                                                  ------         ------    ------         ------    --
Salaries, wages and bonus                            996           2.91%      924           3.03%    8%
Contribution to provident and other funds             35           0.10%       40           0.13%   --
Gratuity and pension                                  34           0.10%       28           0.09%   --
Workmen and Staff welfare                            129           0.38%      124           0.41%   --
Insurance                                              6           0.02%       21           0.07%   --
Repairs to buildings                                   4           0.01%        5           0.02%   --
Rent                                                 118           0.35%       81           0.27%   --
Rates and taxes                                       13           0.04%       90           0.30%   --
Carriage and freight                                 212           0.62%      224           0.73%   --
Commission on sales                                  490           1.43%      659           2.16%   -26%
Auditors' remuneration and expenses
       Audit fees                                      3           0.01%        3           0.01%   --
       For certification including tax audit           1           0.00%        1           0.00%   --
       Reimbursement of expenses                       1           0.00%        1           0.00%   --
Advertisement and sales promotion                    316           0.93%      472           1.55%   33%
Loss on sale of fixed assets                          11           0.03%        1           0.00%   --
Directors' fees                                        1           0.00%        1           0.00%   --
Depreciation                                         313           0.92%      241           0.79%   --
Travelling and allowances                          1,572           4.60%    1,076           3.53%   46%
Communication                                        112           0.33%      326           1.07%   --
Provision/write off of bad debts                     248           0.73%      267           0.87%   --
Diminution in value of investments                   163           0.48%       --           0.00%
(mutual fund units)
Miscellaneous                                        629           1.84%      824           2.70%   -24%
                                                  ------         ------    ------         ------    --
TOTAL                                              5,406          15.82%    5,407          17.72%    0%
                                                  ------         ------    ------         ------    --
INCOME FROM SALES AND SERVICES                    34,162         100.00%   30,512         100.00%
                                                  ------         ------    ------         ------    --

88
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WIPRO LIMITED
--------------------------------------------------------------------------------

       SALARIES AND OTHER MANPOWER RELATED COSTS

       The increase is primarily due to annual compensation review in October 2000 and the increase in support staff head count. The impact of annual compensation review is for the entire year in fiscal 2002 while the impact was only for a portion of the year in fiscal 2001.

       ADVERTISEMENT AND SALES PROMOTION

       Advertisement and sales promotion have decreased by 33% during the year to Rs. 316 million. The decrease is primarily due to reduction of advertisement spends in Wipro Consumer Care.

       TRAVELLING AND ALLOWANCES

       Travel and allowance has increased by 46% during the year to Rs. 1,572 million. This is primarily due to increase in the Global IT Services and Products Sales and Marketing Team from 67 in fiscal 2001 to 99 in fiscal 2002. Expenses of overseas sales and marketing team are included in travel and allowances.

       COMMISSION ON SALES

       Commission on sales has declined by 26% to Rs. 490 million. The decline is primarily in Global IT Services and Products. In Global IT Services and Products we have discontinued certain sales channels and supplemented them with our own sales efforts. This has facilitated the reduction in commission expenses in Global IT Services and Products from Rs. 213 million in fiscal 2001 to Rs. 48 million in fiscal 2002.

3.3.5  INTEREST

       Interest expense has reduced from Rs. 69 million in previous year to Rs. 29 million in the current year. The decrease is primarily on account of reduction in absolute quantum of borrowings and partly due to reduction in interest rates. Average borrowings in the current year are nearly 40% lower than the average borrowings in the previous year.

3.3.6  INCOME TAXES

       Effective tax rate has reduced to 9% from 13% in the previous year. The reduction in the effective tax rate was primarily due to the following:

       a) Increase in the proportion of revenues from Global IT Services and Products.

       b) Increase in the proportion of Global IT Services and Products revenues from geographies having lower tax rates.

       c) A significant portion of the income from domestic investments being realised in a tax-free manner.

       d) Write-back of tax provision of earlier periods on completion of assessments.

3.3.7  APPROPRIATIONS FROM PROFIT

       The Profit after tax of Rs. 8,661 million is appropriated as follows:

       -    Proposed dividend on equity shares Rs. 232 million

       -    Transfer to general reserve Rs. 8,429 million

4.0    MATERIAL DEVELOPMENTS IN HUMAN RESOURCES

       Please refer to our discussions in the sub section titled "Human Resources" in the section titled "Management Discussion and Analysis of Financial Condition and Results of Operations - US GAAP" in pages 164 through 178 of this report.

5.0    TRANSACTIONS IN WHICH THE MANAGEMENT IS INTERESTED IN THEIR PERSONAL
       CAPACITY

       Refer note 20 in Notes to Accounts.


                                                                              89
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--------------------------------------------------------------------------------

RECONCILIATION OF PROFITS BETWEEN INDIAN GAAP AND US GAAP

                                                                                                (Rs. in million)
                   PARTICULARS                                   NOTES        MARCH 31, 2002      MARCH 31, 2001
                                                                 -----        --------------      --------------
   PROFITS BEFORE EXTRAORDINARY/NON-RECURRING ITEMS                               8,854               6,664

    Net extraordinary/non-recurring items                                             -                  16
                                                                                  -----               -----
   PROFIT FOR THE YEAR                                                            8,854               6,680
                                                                                  -----               -----
    Adjustments to reconcile profits for the year as per Indian
    GAAP with net income as per US GAAP
    Stock compensation expense                                     A                (79)                (87)
    Deferred tax expense                                           B               (200)                (56)
    Goodwill amortization                                          C               (175)                (45)
    Consolidation of subsidiaries                                  D                  -                 202
    Share in Profit/(loss) of affiliates                           E                130                 (54)
    Deferral of revenue                                            F                (88)                 41
    Unrealised restatement gains                                   G                (52)                  -
    Interest on secured borrowings                                 H                (40)               (149)
    Others                                                         I                (20)                (18)
    Tax liability on sale of real estate property                  J                  -                 (78)
                                                                                  -----               -----
    Total                                                                          (524)               (244)
                                                                                  -----               -----
   INCOME FROM CONTINUING OPERATIONS                                              8,330               6,436
                                                                                  -----               -----
    Income tax benefits on sale of investments in
    discontinued operations                                        J                  -                  78
    Cumulative effect of change in accounting policy               F                  -                 (59)

   TOTAL                                                                              -                  19
                                                                                  -----               -----
   NET INCOME AS PER US GAAP                                                      8,330               6,455
                                                                                  -----               -----

NOTES:

A. Under US GAAP, compensation cost is recognized for shares granted to employees as the excess of the quoted market price of the stock at the date of grant over the amount to be paid by the employee. Such compensation cost is amortized over the vesting period. Accordingly, Wipro has recorded compensation cost for shares granted to employees from the Wipro Equity Reward Trust set up in 1984. No such accounting is required under Indian GAAP.

B. Under US GAAP, Income taxes are accounted using the asset liability method. This method requires recognition of future tax consequences of temporary differences between the book-base and the tax-base of assets and liabilities and operating loss carry forwards. Under Indian GAAP income taxes were accounted using the taxes payable method and the impact of temporary differences was not recognized. From April 1, 2001, income taxes are accounted using the asset liability method. In US GAAP, a deferred tax asset of Rs. 200 million was recognized in the year ended March 31, 2000 for the difference between the tax basis carrying value of investments in Wipro Net and the amounts for financial reporting. The deferred tax asset has been reversed during the year ended March 31, 2002, on legal re-organisation of Wipro Net as a result of which the benefit of the deferred tax asset will no longer be available.


90
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WIPRO LIMITED
--------------------------------------------------------------------------------

C. In fiscal 2001, the Company recorded goodwill of Rs. 868 million on acquisition of minority interest held by KPN group in Wipro Net. In fiscal 2000, the Company had also recorded goodwill of Rs. 10.5 million on acquisition of minority interest in Wipro Computers Limited. Goodwill resulting from these acquisitions is amortized over a period of 5 years. In Indian GAAP, from April 1, 2001, cost of investments in excess of share in the underlying assets will be recorded as goodwill.

D. Under US GAAP, the financial statements of all subsidiaries, which are more than 50% owned and controlled are consolidated with the financial statements of the parent. Accordingly, Wipro has consolidated the financial statements of subsidiaries. In Indian GAAP financial statements of subsidiaries have been consolidated from April 1, 2001.

E. Under US GAAP, the financial statements of affiliates (entities where the investor has ability to exercise significant influence) are accounted by the equity method whereby the share of the investor in the profits/losses of the investee are recorded in the year such profits are earned or losses incurred. Accordingly, Wipro has recorded it's share of profit/loss of Wipro GE Medical Systems Ltd., Wipro Net Ltd., Netkracker Ltd. and Wipro ePeripherals Ltd. Under Indian GAAP, dividends from affiliates are recognized as income when received.

F. The Company has adopted the provisions of the Staff Accounting Bulletin No. 101 (SAB 101) issued by the Securities Exchange Commission. Accordingly, revenues from sale of goods, where a customer is not obligated to pay a portion of contract price until the completion of installation, is recognized only on completion of installation. The cumulative effect of the applying this change to all prior years is reflected separately as the cumulative effect of change in accounting policy. In Indian GAAP revenue is recognized on dispatch. In addition, in Indian GAAP, revenue has been recognised in respect of work performed in a certain fixed price, fixed time frame arrangement where the discussions with the customer on expanding the scope of work has not yet been concluded. In US GAAP revenues on this arrangement will be recognized when the final terms of the arrangement is contractually agreed upon with the customer.

G. In US GAAP, unrealised foreign exchange restatement gains on certain foreign currency denominated assets have been recognized directly in Stockholders' equity.

H. In fiscal 2000 the Company transferred equity shares in Wipro Net to a financial institution. The terms of the transfer provide Wipro with a call option and the transferee with a put option. Further, the transferee is restricted from selling the shares during the period of the option. Under US GAAP, this transfer is not recorded as a sale but as a secured borrowing. Interest is recognized at the effective yield on the put option. A deferred tax asset of Rs 200 million was recognized in the year ended March 31, 2000 for the difference between the tax basis carrying value of investments in Wipro Net and the amounts for financial reporting. In Indian GAAP the transfer of shares is recognized as sale.

I. Others include differences arising from accounting for interest capitalization and exchange rate fluctuations of foreign currency liability for capital goods. Under Indian GAAP, exchange rate fluctuations on foreign currency liability for capital goods are included in the cost of the relevant asset. Under US GAAP, such exchange rate fluctuations are charged to income statement.

J. The tax liability arising on sale of certain real estate property is offset against tax benefits arising on sale of investments in discontinued operations. In Indian GAAP income tax expense is accounted using the taxes payable method. The tax liability and tax benefit offset each other and is not reported separately. Under US GAAP, tax liability arising on sale of real estate property is reflected in income tax expense and tax benefits arising from sale of investments in discontinued operations are reflected separately after income from continuing operations.

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--------------------------------------------------------------------------------

STATEMENT PURSUANT TO SECTION 212 OF THE COMPANIES ACT, 1956 as at March 31,
2002


                                                                            FOR FINANCIAL YEAR OF THE
                                                                                    SUBSIDIARY

                                                                      ------------------   ------------------
Name of the Subsidiary           Financial    Number of   Extent of    Profits/(losses)    Profits/(losses)
Company                         year ending  shares held   holding    so far it concerns      so far it
                                  of the                                  the members        concerns the
                                Subsidiary                              of the Holding      members of the
                                                                         Company and       Holding Company
                                                                        not dealt with    and dealt with in
                                                                        in the books of       the books of
                                                                          Accounts of          Accounts of
                                                                        Holding Company         Holding
                                                                     (Except to the extent       Company
                                                                        dealt with in F)


----------------------         --------------  ----------  ---------  -----------------   ------------------
         A                            B            C          D                E                    F
----------------------         --------------  ----------  ---------  -----------------   ------------------
 Wipro Inc, USA                March 31, 2002      1,200     100%               299                Nil

 Enthink Inc, USA*             March 31, 2002          -       0%            (5,108)               Nil

 Wipro Japan KK, Japan         March 31, 2002        650     100%            38,576                Nil

 Wipro Prosper Limited         March 31, 2002        200     100%                26                Nil

 Wipro Trademarks
 Holding Limited               March 31, 2002        200     100%              (217)               Nil

 Wipro Welfare Limited         March 31, 2002     66,171     100%               Nil                Nil

 Wipro Fluid Power Limited     March 31, 2002  7,296,520      79%            94,728                Nil

                                                          (Rs. in 000s)
                                       FOR PREVIOUS FINANCIAL
                                        YEAR SINCE IT BECAME
                                             A SUBSIDIARY
                                 -----------------   ------------------
Name of the Subsidiary           Profits/(losses)    Profits/(losses)
Company                              so far it      so far it concerns
                                   concerns the         the members
                                    members of        of the Holding
                                    the Holding         Company and
                                    Company and      dealt with in the
                                   not dealt with         books of
                                    in the books          Accounts
                                   of Accounts of        of Holding
                                   Holding Company        Company
                                  (Except to the
                                 extent dealt with
                                       in H)
----------------------           -----------------   ------------------
         A                                G                   H
----------------------           -----------------   ------------------
 Wipro Inc, USA                      (13,428)             (108,122)

 Enthink Inc, USA*                  (123,415)                  NA

 Wipro Japan KK, Japan                 39,032                  NA

 Wipro Prosper Limited                    697                  Nil

 Wipro Trademarks

 Holding Limited                        (363)                  Nil

 Wipro Welfare Limited                    Nil                  Nil

 Wipro Fluid Power Limited                Nil                  Nil

*  Wipro Inc, USA holds all the shares of Enthink Inc.

WIPRO LIMITED
--------------------------------------------------------------------------------

The Board of Directors
Wipro Limited
Bangalore.

AUDITORS' REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

We have examined the attached Consolidated Balance Sheet of Wipro Limited (the Company) and its subsidiaries (the Wipro Group) as at March 31, 2002 and also the Profit and Loss Account of the Group for the year ended on that date.

These financial statements are the responsibility of the management of Wipro Limited. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards in India. These standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are prepared, in all material respects, in accordance with Accounting Principles Generally Accepted in India and are free of material mis-statements. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles issued and significant estimates made by management, as well as evaluating the overall financial statements. We believe that our audit provides a reasonable basis for our opinion.

We report that:

1. We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit.

2. The consolidated financial statements have been prepared by the Company in accordance with the requirements of Accounting Standard-21, consolidated financial statements issued by the Institute of Chartered Accountants of India and on the basis of the separate audited financial statements of Wipro Limited and its subsidiaries.

3. In our opinion and to the best of our information and according to the explanations given to us, the said accounts, read together with the note thereon give a true and fair view:

    a. in the case of the balance sheet, of the state of affairs of the Wipro Group as at March 31, 2002.

    b. in the case of the Profit and Loss Account, of the profit of the Wipro Group for the year ended on that date.

                                                     FOR N.M. RAIJI & CO.,
                                                     Chartered Accountants

                                                          J.M. GANDHI
Mumbai, April 19, 2002                                      Partner

WIPRO LIMITED
--------------------------------------------------------------------------------

 CONSOLIDATED BALANCE SHEET

                                                                                        (Rs. in 000s)
                                                                                 AS OF MARCH 31,
                                                                           --------------------------
 SOURCES OF FUNDS                                                             2002            2001
                                                                           ----------      ----------
SHAREHOLDERS' FUNDS
Share Capital                                                                 464,931         464,866
Share application money pending allotment                                       2,399           4,797
Minority Interest                                                              27,542              --
Reserves and Surplus                                                       25,460,163      18,500,175
                                                                           ----------      ----------
                                                                           25,955,035      18,969,838
                                                                           ----------      ----------
LOAN FUNDS
Secured Loans                                                                 254,872         400,644
Unsecured Loans                                                                60,563          48,087
                                                                           ----------      ----------
                                                                              315,435         448,731
                                                                           ----------      ----------
                           TOTAL                                           26,270,470      19,418,569
                                                                           ----------      ----------

 APPLICATION OF FUNDS
FIXED ASSETS
Goodwill                                                                       12,670              --
Gross block                                                                10,069,036       9,488,812
Less: Depreciation                                                          4,770,280       3,818,627
                                                                           ----------      ----------
     Net Block                                                              5,311,426       5,670,185
Capital work-in-progress and advances                                       1,164,327         797,958
                                                                           ----------      ----------
                                                                            6,475,753       6,468,143
                                                                           ----------      ----------
INVESTMENTS                                                                 4,680,822         499,474
DEFERRED TAX ASSETS                                                           421,803              --
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                                                   934,600       1,152,530
Sundry Debtors                                                              6,546,160       6,198,589
Cash and Bank balances                                                      3,031,909       4,588,365
Loans and advances                                                         10,055,275       6,117,725
                                                                           ----------      ----------
                                                                           20,567,944      18,057,209
                                                                           ----------      ----------
CURRENT LIABILITIES AND PROVISIONS
Liabilities                                                                 5,223,455       5,052,456
Provisions                                                                    653,156         554,550
                                                                           ----------      ----------
                                                                            5,876,611       5,607,006
                                                                           ==========      ==========
NET CURRENT ASSETS                                                         14,691,333      12,450,203
                                                                           ----------      ----------
MISCELLANEOUS EXPENDITURE (to the extent not written off or adjusted)             759             749
                                                                           ----------      ----------
                           TOTAL                                           26,270,470      19,418,569
                                                                           ----------      ----------

As per our Report attached       For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants
                                 AZIM HASHAM PREMJI                    N. VAGHUL             B.C. PRABHAKAR
J.M. GANDHI                      Chairman and Managing Director        Director              Director
Partner
                                 SURESH C. SENAPATY                    SATISH MENON
                                 Corporate Executive                   Corporate Vice President -
                                 Vice President - Finance              Legal & Company Secretary

Mumbai, April 19, 2002                                                 Bangalore, April 19, 2002

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--------------------------------------------------------------------------------

 CONSOLIDATED PROFIT AND LOSS ACCOUNT

                                                                 (Rs. in 000s)
                                                       YEAR ENDED MARCH 31,
                                                  ----------------------------
                                                      2002             2001
                                                  -----------      -----------
 INCOME

Sales and Services                                 34,405,086       30,813,117

Other Income                                        1,558,236          697,111
                                                  -----------      -----------
                                                   35,963,322       31,510,228
                                                  -----------      -----------
 EXPENDITURE

Cost of goods sold                                 20,831,431       18,076,391
Selling, general and administrative expenses        5,519,512        5,638,956
Interest                                               29,697           71,877
                                                  -----------      -----------
                                                   26,380,640       23,787,224
                                                  -----------      -----------
 PROFIT BEFORE TAXATION                             9,582,682        7,723,003
                                                  -----------      -----------
Provision for taxation (refer note 4)                 729,000        1,012,000
Add: Minority Interest                                    808               --
                                                  -----------      -----------
 PROFIT AFTER TAX                                   8,854,490        6,711,003
                                                  -----------      -----------
Earnings per share (in Rs.)
      Basic                                             38.31            29.26
      Diluted                                           38.24            29.02
Number of shares

      Basic                                       231,132,500      229,325,989
      Diluted                                     231,534,876      231,254,523

As per our Report attached       For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants
                                 AZIM HASHAM PREMJI                     N. VAGHUL             B.C. PRABHAKAR
J.M. GANDHI                      Chairman and Managing Director         Director              Director
Partner
                                 SURESH C. SENAPATY                     SATISH MENON
                                 Corporate Executive                    Corporate Vice President -
                                 Vice President - Finance               Legal & Company Secretary

                                                                        Bangalore, April 19, 2002

Mumbai, April 19, 2002

WIPRO LIMITED
--------------------------------------------------------------------------------

 SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING CONVENTION

The preparation of consolidated financial statements in conformity with Indian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Basis of preparation of financial statements -

The accompanying consolidated financial statements have been prepared in accordance with Indian generally accepted accounting principles.

Principles of consolidation -

The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled. All material inter-Company accounts and transactions are eliminated on consolidation. The Company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

REVENUE RECOGNITION

- Sales include applicable sales tax unless separately charged and are net of discounts.

-   Sales are recognized on despatch, except in the following cases:

    - Consignment sales are recognized on receipt of statement of account from the agent.

    - Sales, which are subject to detailed acceptance tests, revenue is reckoned based on milestones for billing, as provided in the contracts.

    - Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue on fixed price contracts is recognized in accordance with percentage of completion method of accounting.

- Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

-   Agency commission is accrued on shipment of consignment by principal.

- Maintenance revenue is considered on acceptance of the contract and is accrued over the period of the contract.

-   Other income is recognized on accrual basis.

RESEARCH AND DEVELOPMENT

Revenue expenditure on research and development is charged to Profit and Loss account and capital expenditure is shown as addition to fixed assets.

PROVISION FOR RETIREMENT BENEFITS

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employee's is determined as per actuarial valuation at the year end. Defined contributions for provident fund and pension are charged to the Profit and Loss account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

FIXED ASSETS AND DEPRECIATION

Fixed assets were revalued in March 1997 and stated at revalued cost less depreciation. Depreciation was provided on revalued amounts. The additional depreciation charge on amounts added on revaluation was drawn out of revaluation reserves. In January 2002 the revaluation reserves were reversed out against the carrying value of fixed assets. Consequently fixed assets are now stated at historical costs less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period up to the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss account.


96
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--------------------------------------------------------------------------------

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on data processing equipment and software, furniture and fixture, office equipment, electrical installations (other than those at factories) and vehicles for which commercial rates are applied. Technical know-how is amortized over six years. In Wipro Inc, Enthink Inc and Wipro Japan KK the depreciation is provided on Written Down Value method.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are recorded at the spot rate prevailing at the beginning of the concerned month. Year end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized. Other differences on restatement or payment are adjusted to revenue account.

Forward premiums in respect of forward exchange contracts are recognized over the life of the contract, except that premiums relating to foreign currency loans for the acquisition of fixed assets are capitalized.

DEFERRED TAX

Tax expenses charged to Profit and Loss account is after considering deferred tax impact for the timing difference between accounting income and tax income.

INVENTORIES

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis.

INVESTMENTS

Long term investments are stated at cost and short term investments are valued at lower of cost and net realizable value. Diminution in value is provided for where the management is of the opinion that the diminution is of permanent nature.

NOTES TO ACCOUNTS

1. In accordance with Accounting Standard 21 "Consolidated Financial Statements" issued by the Institute of Chartered Accountants of India, the Consolidated Financial Statements of Wipro Limited include the financial statements of all subsidiaries which are more than 50% owned and controlled.

2. Accounting Standard 21 does not deal with investments in associates and joint ventures. At present such investment is accounted at cost as required under Accounting Standard - 13. It means that the Company's proportionate share in Profit or Loss of such companies are not recognized and only dividend income is recognized. Consequently, Wipro GE Medical Systems Ltd. has not been considered for consolidation.

3. During the year, the Company acquired 1,791,385 shares, representing 8% of the equity capital of Wipro Net Limited (WNL). Consequent to this investment, WNL has become a fully owned subsidiary of the Company. The board of directors of both the companies decided to amalgamate WNL into the Company with effect from April 2001. Accordingly, the Karnataka High Court approved the scheme of amalgamation. The scheme of amalgamation has been given effect to in the accounts of the Company for the year ended March 31, 2002, on the pooling of interest method. The share premium of Wipro Net Limited is credited to Wipro Limited. The deficit of Rs. 2,432,045 arising on amalgamation as detailed below is transferred to General Reserve:

                                                                               (Rs. in 000s)
                                                                               -------------
               Fixed Assets                                       433,507
               Net Current Assets                                 71,753
               Less: Loans                                        90,000
               Net Tangible Assets as of March 31, 2001                             415,260
               Less: Investments in WNL by the Company                            2,416,692
               Less: Share premium                                                  430,613
               Deficit transferred to General Reserve                             2,432,045


4.   Provision for taxation comprises of following:

    (i) Rs. 388,837 in respect of foreign taxes, net of deferred tax of Rs. 53,967 and write back of provision of Rs. 87,189 in respect of earlier year.

    (ii) Rs. 337,163 in respect of Indian Income Tax, net of deferred tax benefits of Rs. 236,130 and net of write back of provision of Rs. 19,921 in respect of earlier years.

    (iii) Rs. 3,000 in respect of Wealth Tax.

WIPRO LIMITED
--------------------------------------------------------------------------------

5.   The details of subsidiaries are as follows:

    a)   NAME OF THE SUBSIDIARY                          COUNTRY OF INCORPORATION                    % HOLDING
         Wipro Fluid Power Limited                                India                                   79%
         Wipro Inc                                                USA                                    100%
         Enthink Inc                                              USA                                     - (*)
         Wipro Japan KK                                           Japan                                  100%
         Wipro Prosper Limited                                    India                                  100%
         Wipro Trademarks Holding Limited                         India                                  100%
         Wipro Welfare Limited                                    India                                  100%
    b)   Wipro Equity Reward Trust                                India                Fully controlled trust

    (*) Fully owned by Wipro Inc.

WIPRO LIMITED
--------------------------------------------------------------------------------

CASH FLOW STATEMENT

                                                                                  (Rs. in 000s)
                                                                      -------------------------
                                                                      YEAR ENDED MARCH 31, 2002
                                                                      -------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                 9,582,682
    Net profit before tax and non recurring items
    Adjustments to reconcile Net profit before tax and non recurring items to net cash provided by operating activities:
    Depreciation and amortization                                                     1,378,945
    Foreign currency translation gains                                                 (119,637)
    Retirement benefits provision                                                        (6,413)
    Others                                                                              (12,676)
    Interest on borrowings                                                               28,941
    Dividend/interest                                                                  (873,941)
    Loss/(Gain) on sale of property, plant and equipment                                (25,603)
                                                                                     ----------
OPERATING CASH FLOW BEFORE CHANGES IN WORKING CAPITAL                                 9,952,298
    Trade and other receivable                                                         (236,983)
    Loans and advances                                                                 (745,340)
    Inventories (other than stock-in-trade land)                                        217,929
    Trade and other payables                                                            519,631
                                                                                     ----------
Net cash provided by operations                                                       9,707,535
    Direct taxes paid                                                                (1,155,393)
                                                                                     ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                             8,552,142
                                                                                     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Expenditure on property, plant and equipment (including advances)                (2,433,022)
    Proceeds from sale of property, plant and equipment                                 194,650
    Purchase of investments                                                          (5,709,805)
    Inter Corporate deposits placed                                                    (963,300)
    Certificate of Deposits with foreign banks                                       (1,961,111)
    Sale/maturities on Investments                                                      145,468
    Divided received                                                                    284,645
    Interest received                                                                   560,355
                                                                                     ----------
NET CASH USED IN INVESTING ACTIVITIES                                                (9,882,120)
                                                                                     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of Stock Option Plan grants                                   35,479
    Dividends paid                                                                     (128,071)
    Proceeds from issuance/(repayment) of borrowings                                   (133,886)
                                                                                     ----------
NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES                                    (226,478)
                                                                                     ----------
Net increase/(decrease) in cash and cash equivalents during the year                 (1,556,456)
Cash and cash equivalents at the beginning of the period                              4,588,365
                                                                                     ----------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD                                    3,031,909
                                                                                     ----------

WIPRO LIMITED
--------------------------------------------------------------------------------

Notes:

i) Opening cash and bank balances include cash balances of subsidiaries of Rs. 115,113 and Rs. 5,282 of Wipro Net Limited.

ii) Purchase of investments include Rs. 1,218,142 on acquisition of minority interest of 8% in Wipro Net Limited.

iii) Figures for previous periods presented, have been regrouped wherever necessary, to confirm to this period classification.

As per our Report attached       For and on behalf of the Board of Directors
FOR N.M. RAIJI & CO.,
Chartered Accountants
                                 AZIM HASHAM PREMJI                    N. VAGHUL             B.C. PRABHAKAR
J.M. Gandhi                      Chairman and Managing Director        Director              Director
Partner
                                 SURESH C. SENAPATY                    SATISH MENON
                                 Corporate Executive                   Corporate Vice President -
                                 Vice President - Finance              Legal & Company Secretary

Mumbai, April 19, 2002                                                 Bangalore, April 19, 2002

WIPRO LIMITED
--------------------------------------------------------------------------------












             FINANCIAL STATEMENTS OF SUBSIDIARIES OF WIPRO LIMITED
                        FOR THE YEAR ENDED MARCH 31, 2002

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
DIRECTORS' REPORT

The Directors present the Annual Report of Wipro Fluid Power Limited for the year ended March 31, 2002.

PURCHASE OF BUSINESS

The Company has purchased Wipro Limited's Fluid Power Business with effect from the opening hours of March 1, 2002.

The Annual Report of Wipro Fluid Power Limited for the year 2001-2002 has been prepared after giving effect to the said purchase of the Fluid Power Business.

The Company has obtained the approval for change of name from Netkracker Limited to Wipro Fluid Power Limited as well as the fresh certificate of incorporation dated April 16, 2002, consequent to change of name, from the Registrar of Companies, Karnataka, Bangalore pursuant to an application made by the Company.

FINANCIAL RESULTS

                                                                   (Rs. in Mns)
                                                    ---------------------------
                                                      2002                2001
                                                    -------              ------
Sales and Services                                   154.78                 6.8
Loss                                                (174.22)             (229.3)
                                                    -------              ------

The Profit and Loss account shows a loss of Rs. 174.22 Mns for the year.

DIRECTORS

Mr. M.S. Rao was appointed as Additional Director of the Company with effect from March 1, 2002 till the conclusion of the ensuing Annual General Meeting. Mr. M.S. Rao was also appointed as a whole-time Director of the Company designated Managing Director of the Company with effect from March 1, 2002. Mr. D.A. Prasanna and Mr. S.C. Senapaty were appointed as Additional Directors of the Company with effect from April 15, 2002 till the conclusion of the ensuing Annual General Meeting. Mr. D.A. Prasanna was also appointed as a whole-time Director and Chairman with effect from April 15, 2002.

Mr. B.S. Shankaranarayanan retire by rotation and being eligible offers himself for re-appointment.

AUDITORS

The Auditors, M/s. N.M. Raiji & Co., retire at the ensuing Annual General Meeting and offer themselves for re-appointment.

PERSONNEL

Information as per Section 217(2A) of the Companies Act, 1956, read with the Companies (Particulars of Employees) Rules, 1975 is given in the Annexure forming part of this report.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

(a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

(b) the Directors had selected such accounting policies and applied them consistently and made judgements and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period;

(c) the Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities;

(d)  the Directors had prepared the annual accounts on a going concern basis.

                                                   ON BEHALF OF THE BOARD

                                                       D.A. PRASANNA
Bangalore, April 18, 2002                                Chairman

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
AUDITORS' REPORT


TO THE MEMBERS OF WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER
LIMITED)


We have audited the attached Balance Sheet of Wipro Fluid Power Limited, (formerly known as Netkracker Limited) as at 31st March, 2002 and also the Profit and Loss Account for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) In our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

(iv) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report comply with the accounting standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) On the basis of written representations received from the directors, we report that none of the directors is disqualified as on 31st March, 2002 from being appointed as a director in terms of clause (g) of sub-section
        (1) of Section 274 of the Companies Act, 1956;

(vi) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

        (a) in the case of the Balance Sheet, of the state of affairs of the Company as at 31st March, 2002; and

        (b) in the case of Profit and Loss Account, of the loss for the year ended on that date.

                                                          FOR N.M. RAIJI & CO.,
                                                          Chartered Accountants

                                                               J.M. GANDHI
Mumbai, April 18, 2002                                           Partner

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)


(i) The Company has maintained proper records showing quantitative details and the situation of its fixed assets. A major portion of fixed assets have been physically verified by the management during the year. In our opinion, the frequency of verification of fixed assets by the management is reasonable, having regard to the size of the Company and the nature of its assets. No material discrepancy has been noticed between the book records and the assets physically verified.

(ii) None of the fixed assets of the Company have been revalued during the year.

(iii) Stocks of finished goods, stores, spare parts and raw materials other than with the third parties have been physically verified by the management at reasonable intervals. There is a process of obtaining confirmation in respect of stocks with third parties.

(iv) In our opinion and according to the information and explanations given to us, the procedures for physical verification of stocks followed by the management are reasonable and adequate in relation to the size of the Company and the nature of its business.

(v) The discrepancies between the physical stocks and the book stocks were not material and have been properly dealt within the books of account.

(vi) In our opinion, the valuation of stocks is fair and proper in accordance with the normally accepted accounting principles.

(vii) The Company has not taken any loans secured or unsecured from companies, firms or other parties listed in the register maintained under Section 301 of the Companies Act, 1956 and/or from the companies under the same management as defined under sub-section (1-B) of Section 370 of the Companies Act, 1956.

(viii) The Company has not granted any loans, secured or unsecured, to companies, firms or other parties listed in the register maintained under Section 301 of the Companies Act, 1956 or to the companies under the same management as defined under sub-section (1-B) of Section 370 of the Companies Act, 1956.

(ix) In respect of loans and advances in the nature of loans given by the Company, the parties/employees have generally repaid the principle amount and interest as per terms, wherever stipulated.

(x) The Company has adequate internal control procedures commensurate with its size and nature of its business for the purchase of stores, raw materials including components, plant and machinery, equipment and other assets and for the sale of goods.

(xi) The transactions for purchase of goods and materials and sale of goods, materials and services, made in pursuance of contracts or agreements entered in the register maintained under Section 301 of the Companies Act, 1956, as aggregating during the year to Rs. 50,000/- or more in respect of each party, have been made at prices which are generally reasonable having regard to prevailing market prices for such goods, materials or services or the prices at which transactions for similar goods or services have been made with other parties.

(xii) As explained to us, the Company has a regular procedure for determination of unserviceable or damaged stores and raw material. In our opinion, adequate provision has been made in the accounts for the estimated loss on the items so determined.

(xiii) The Company has not accepted any public deposits to which the provisions of Section 58A of Companies Act, 1956 and the rules made thereunder would apply.

(xiv) In our opinion, the Company has maintained reasonable records for the sale and disposal of realisable by-products and scrap.

(xv) The Company has a system of internal audit which, in our opinion, is commensurate with its size and nature of its business.

(xvi) The Central Government has not prescribed the maintenance of Cost records under Section 209 (1)(d) of the Companies Act, 1956.

(xvii) The Company has been generally regular in depositing Provident Fund and Employees State Insurance dues with the appropriate authorities, except that in a few cases there were minor delays in depositing the dues.

(xviii) There are no undisputed amounts in respect of Income Tax, Wealth Tax, Sales Tax, Customs Duty and Excise Duty which, as at the Balance Sheet date, were outstanding for a period of more than six months from the date they became payable.

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------

(xix) On the basis of our examination of the books of account and the information and explanations given to us, there are no personal expenses which have been charged to the revenue account other than those incurred in terms of contractual obligations or in accordance with generally accepted business practice.

(xx)    The Company is not a sick industrial company within the meaning of
        Section 3(1)(o) of the Sick Industrial Companies (Special Provisions) Act, 1985.

(xxi) The business activity carried on by the Company includes providing internet access on rental basis. For such activities, records for allocation of manpower, stores and other material is not considered necessary. There is proper authorisation for issuance of material.

(xxii) As regards the trading activity of the Company, during the year the damaged goods have been determined and suitable value adjustment has been made in the books of account.



                                                       FOR N.M. RAIJI & CO.,
                                                       Chartered Accountants

                                                            J.M. GANDHI
Mumbai, April 18, 2002                                        Partner

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------


 BALANCE SHEET
                                                                                               (Rs. in 000s)
                                                                            -------------------------------
                                                           SCHEDULE                   AS AT MARCH 31,
                                                                            -------------------------------
                                                                              2002                   2001
                                                                            ---------             ---------
 SOURCES OF FUNDS
SHAREHOLDERS' FUNDS
Share Capital                                                 1                92,361                92,361
Share application money pending allotment                                     360,000                    --
Reserves and surplus                                          2               280,618               280,618

LOAN FUNDS
Unsecured Loans                                               3                46,904                    --
                                                                            ---------             ---------
                                  TOTAL                                       779,883               372,979
                                                                            ---------             ---------

 APPLICATION OF FUNDS
FIXED ASSETS
Gross block                                                   4               434,825                77,595
Less: Depreciation                                                            252,610                 4,144
                                                                            ---------             ---------
Net block                                                                     182,215                73,451
Capital work-in-progress and advances                                           1,685                   663
                                                                            ---------             ---------
                                                                              183,900                74,114
                                                                            ---------             ---------
INVESTMENTS                                                                        --                    --
Deferred Tax                                                                  134,515                    --
CURRENT ASSETS, LOANS AND ADVANCES
Inventories                                                   5               186,236                    --
Sundry debtors                                                6               115,342                 2,275
Cash and bank balances                                        7                   253                 1,770
Loans and advances                                            8                60,957                98,875
                                                                            ---------             ---------
                                                                              362,788               102,920
                                                                            ---------             ---------
LESS: CURRENT LIABILITIES AND PROVISIONS
Liabilities                                                   9               159,778                41,190
Provisions                                                   10                10,523                   485
                                                                            ---------             ---------
                                                                              170,301                41,675
                                                                            ---------             ---------
NET CURRENT ASSETS                                                            192,487                61,245
                                                                            ---------             ---------
Miscellaneous Expenditure                                                          --                 8,346
Debit Balance in Profit and Loss Account                                      268,980               229,274
                                                                            ---------             ---------
                                  TOTAL                                       779,883               372,979
                                                                            ---------             ---------

Significant accounting policies and notes to accounts       16


The Schedule referred to above and notes thereon form an integral part of the Balance Sheet

As per our Report attached               For and on behalf of Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                        D.A. PRASANNA               M.S. RAO
Partner                            Chairman                    Managing Director

Bangalore, April 18, 2002          Bangalore, April 18, 2002

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
PROFIT AND LOSS ACCOUNT


                                                                                               (Rs. in 000s)
                                                                            -------------------------------
                                                         SCHEDULE                 YEAR ENDED MARCH 31,
                                                                            -------------------------------
                                                                               2002                  2001
                                                                            ---------             ---------
 INCOME
Sales and Services                                                            139,358                 6,808
Other Income                                                 11                 4,173                 2,056
                                                                            ---------             ---------
                                                                              143,531                 8,864
                                                                            ---------             ---------

 EXPENDITURE

Cost of Goods Sold                                           12               156,153                38,674
Operating, administrative and marketing expenses             13                83,285                26,896
Depreciation                                                                   18,501                 4,144
Interest                                                     14                   754                    --
                                                                            ---------             ---------
                                                                              258,693                69,714
                                                                            ---------             ---------

 PROFIT/(LOSS) BEFORE EXTRAORDINARY ITEMS                                    (115,162)             (60,850)
Extraordinary/Non-Recurring Items                            15                59,060               168,424
                                                                            ---------             ---------
 PROFIT/(LOSS) AFTER EXTRAORDINARY ITEMS                                     (174,221)             (229,274)
                                                                            ---------             ---------

 PROFIT/(LOSS) BEFORE TAXATION                                               (174,221)             (229,274)
Provision for Taxation (refer note 10)                                       (134,515)                  --
                                                                            ---------             ---------

 PROFIT/(LOSS) AFTER TAXATION                                                 (39,706)              (229,274)

Balance brought forward (refer note 10)                                      (229,274)                  --
                                                                            ---------             ---------

 BALANCE CARRIED TO BALANCE SHEET                                            (268,980)             (229,274)
                                                                            ---------             ---------
Significant accounting policies and notes to accounts        16





As per our Report attached       For and on behalf of Board of Directors
FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                      D.A. PRASANNA                          M.S. RAO
Partner                             Chairman                   Managing Director

Bangalore, April 18, 2002        Bangalore, April 18, 2002

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
SCHEDULES FORMING PART OF BALANCE SHEET


                                                                                                        (Rs. in 000s)
                                                                                       ------------------------------
SCHEDULE 1 SHARE CAPITAL                                                                      AS AT MARCH 31,
                                                                                       ------------------------------
                                                                                         2002                  2001
                                                                                       --------              --------
AUTHORISED CAPITAL
94,30,000 Equity shares of Rs. 10 each                                                   94,300                40,000
(2001: 40,00,000 Equity shares of Rs. 10 each)
570,000, 0% Fully Convertible cumulative preference shares of Rs. 10 each                 5,700                60,000
(2001: 60,00,000, 0% Fully Convertible cumulative preference shares of Rs. 10 each)

ISSUED, SUBSCRIBED AND PAID-UP
92,36,100 (2001: 3,803,100) Equity shares of Rs. 10 each                                 92,361                38,031
Of the above Equity shares 72,96,520 (2001: 1,863,520)
 shares are held by the holding Company Wipro Limited

PREFERENCE SHARE CAPITAL
(54,33,000 shares converted into equity shares during the year)                              --                54,330
                                                                                        -------               -------
                                                                                         92,361                92,361
                                                                                        =======               =======
 SCHEDULE 2 RESERVES & SURPLUS
Share Premium                                                                           280,618               280,618
                                                                                        -------               -------
                                                                                        280,618               280,618
                                                                                        =======               =======

 SCHEDULE 3 UNSECURED LOANS
Sales Tax Loan                                                                           46,904                    --
                                                                                        -------               -------
                                                                                         46,904                    --
                                                                                        =======               =======

SCHEDULE 4 FIXED ASSETS                                            GROSS BLOCK
                                   ---------------------------------------------------------------------------
PARTICULARS                         AS ON                                                              AS ON
                                   APRIL 1,                                                          MARCH 31,
                                     2001                ADDITIONS             DELETION                2002
                                   --------              ---------             --------              ---------
Building                                 --                11,960                    --                11,960
Plant & Machinery                    63,960               380,687                47,158               397,487
Licence                               9,976                    --                 7,764                 2,211
Dies, Jigs & Fixtures                    --                 4,310                    --                 4,310
Furniture & Equipment                 2,301                11,675                 2,486                11,489
Vehicles                              1,359                 8,210                 2,202                 7,366
                                    -------               -------               -------               -------
TOTAL                                77,595               416,841                59,611               434,825
                                    -------               -------               -------               -------
March 31, 2001                           --                77,595                    --                77,595
                                    -------               -------               -------               -------

WIPRO FLUID POWER LIMITED (formerly known as Netkracker Limited)
--------------------------------------------------------------------------------



SCHEDULE 4 FIXED ASSETS (CONTD.)          PROVISION FOR DEPRECIATION                              NET BLOCK
                                    ---------------------------------------        -----------------------------------------
PARTICULARS                          AS ON       DEPRECIATION                        AS ON           AS ON           AS ON
                                    APRIL 1,       FOR THE                         MARCH 31,       MARCH 31,       MARCH 31,
                                     2001          PERIOD         DELETIONS          2002            2002            2001
                                    --------    ------------      ---------        ---------       ---------       ---------
Building                                  --          2,482              --           2,482           9,478              --
Plant & Machinery                      3,350        231,658             729         234,279         163,209          60,611
Licence                                  474          1,737              --           2,211              --           9,502
Dies, Jigs & Fixtures                     --          1,806              --           1,806           2,504              --
Furniture & Equipment                    240          7,286             404           7,123           4,366           2,061
Vehicles                                  80          5,048             418           4,710           2,656           1,278
                                     -------        -------         -------         -------         -------         -------
TOTAL                                  4,144        250,017           1,551         252,610         182,214          73,451
                                     -------        -------         -------         -------         -------         -------
March 31, 2001                            --          4,144              --           4,144              --              --
                                     -------        -------         -------         -------         -------         -------

Note:

Deletions includes assets written off during the year - Rs. 45,214

Addition for the period includes Rs. 412,798 being the gross value of assets of Fluidpower division.

Depreciation for the period includes Rs. 231,516 being the accumulated depreciation on assets taken over.


                                                                            (Rs. in 000s)
                                                                 -----------------------
                                                                     AS AT MARCH 31,
                                                                 -----------------------
                                                                   2002            2001
                                                                 -------         -------
 SCHEDULE 5 INVENTORIES
Stores and spares                                                  8,342              --
Raw materials                                                     39,361              --
Stock-in-process                                                  63,378              --
Finished goods                                                    62,067              --
Traded stock                                                      13,088              --
                                                                 -------         -------
                                                                 186,236              --
                                                                 =======         =======

 SCHEDULE 6 SUNDRY DEBTORS
(Unsecured, unless otherwise stated)
Over six months
    Considered good                                               14,550             174
    Considered doubtful                                            3,794              --
                                                                 -------         -------
                                                                  18,344             174
Others
    Considered good                                              100,793           2,101
                                                                 -------         -------
                                                                 119,136           2,275
Less: Provision for doubtful debts                                 3,794              --
                                                                 -------         -------
                                                                 115,342           2,275
                                                                 =======         =======

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------


                                                                            (Rs. in 000s)
                                                                 -----------------------
                                                                     AS AT MARCH 31,
                                                                 -----------------------
                                                                   2002            2001
                                                                 -------         -------
 SCHEDULE 7 CASH AND BANK BALANCES
Cash and cheques on hand                                              60             956
Balances with scheduled banks
    In current account                                               193             814
                                                                 -------         -------
                                                                     253           1,770
                                                                 =======         =======

 SCHEDULE 8 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Sundry deposits                                                    3,933          96,979
Balance with Excise and Customs                                    3,651              --
Advances recoverable in cash or in kind or for
    value to be received
    Considered good                                               52,903           1,817
    Considered doubtful                                            1,257              --
Less: Provision for doubtful advances                              1,257              --
                                                                 -------         -------
                                                                  52,903           1,817
                                                                 -------         -------
Advance Income Tax                                                   470              79
                                                                 -------         -------
                                                                  60,957          98,875
                                                                 =======         =======

 SCHEDULE 9 LIABILITIES
Sundry creditors
    Due to SSI Undertakings                                       33,600              --
    Others                                                        72,097              --
                                                                 -------         -------
                                                                 105,697          15,762
                                                                 =======         =======
Income received in advance                                        11,967          20,752
Advance from Customers                                             3,992              --
Other Liabilities                                                 38,122           5,143
                                                                 -------         -------
                                                                 159,778          41,657
                                                                 =======         =======

 SCHEDULE 10 PROVISIONS
Retirement Benefits                                               10,523              18
                                                                 -------         -------
                                                                  10,523              18
                                                                 =======         =======

                                                                   YEAR ENDED MARCH 31,
                                                                 -----------------------
                                                                   2002            2001
                                                                 -------         -------
 SCHEDULE 11 OTHER INCOME
Interest on deposits with companies                                1,698           2,056
(Tax deducted at source: 2002: Rs. 392; 2001: Rs. 79)
Miscellaneous Income                                               2,475              --
                                                                 -------         -------
                                                                   4,173           2,056
                                                                 =======         =======

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------


                                                                            (Rs. in 000s)
                                                                 -----------------------
                                                                  YEAR ENDED MARCH 31,
                                                                 -----------------------
                                                                   2002           2001
                                                                 -------         -------
 SCHEDULE 12 COST OF GOODS SOLD
Consumption of raw materials and brought out components
Opening stocks                                                    46,496              --
Add: Purchases                                                    26,215              --
                                                                 -------
                                                                  72,711              --
Less: Closing stocks                                              39,361              --
                                                                 -------
                                                                  33,350              --
                                                                 -------
Purchase of finished products for sale                             5,688              --
Opening stock: In process                                         81,002              --
                      : Finished products                         64,279              --
Less : Closing stocks : In process                                63,378              --
                      : Finished products                         62,067              --
                                                                 -------
                                                                  19,836              --
                                                                 -------
                                                                  58,874              --
Cost of Internet Services                                         97,279          38,674
                                                                 -------         -------
                                                                 156,153          38,674
                                                                 =======         =======

 SCHEDULE 13 OPERATING, ADMINISTRATIVE
 AND MARKETING EXPENSES
Stores and spares                                                  2,284              --
Sub contracting charges                                            7,190              --
Power and fuel                                                     1,469              50
Salaries, wages and bonus                                         18,250           3,432
Contribution to Provident Fund                                       704             131
Gratuity and Leave Encashment                                        166             485
Workmen and Staff welfare                                            416              11
Insurance                                                            327               6
Repairs to Buildings                                                  17              --
Repairs to Machinery                                               2,417              95
Rent                                                               2,872           1,126
Rates and Taxes                                                      367               6
Carriage and Freight                                               4,120           1,228
Auditors' remuneration and expenses
     Audit fees                                                      100             100
Advertisement and sales promotion                                 18,413          14,545
Communication Expenses                                             4,895           1,141
Travelling and Conveyance                                          2,148             803
Office maintenance                                                   180              86
Provision/write off of Bad debts                                      43              --
Manpower outside services                                            575             242
Selling and Distribution Expenses                                  5,375           1,337
Consultancy Charges                                                4,814           1,369
Loss on Sale/discarding of fixed assets                            1,073              --
Miscellaneous                                                      5,070             704
                                                                 -------         -------
                                                                  83,285          26,897
                                                                 =======         =======

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------


                                                                           (Rs. in 000s)
                                                                 -----------------------
                                                                   YEAR ENDED MARCH 31,
                                                                 -------         -------
                                                                  2002            2001
                                                                 -------         -------
 SCHEDULE 14 INTEREST
Others                                                               754              --
                                                                 -------         -------
                                                                     754              --
                                                                 =======         =======
 SCHEDULE 15 EXTRAORDINARY/
 NON-RECURRING ITEMS
Assets Written Off                                                45,214              --
Deferred Expenditure Written Off                                   8,346           1,067
Roc Fee and Stamp Fee for increase in Authorised Capital           5,500              --
Reimbursement of losses as per contractual obligations                --         166,767
Preliminary Expenses                                                  --             590
                                                                 -------         -------
                                                                  59,060         168,424
                                                                 =======         =======

        SCHEDULE 16 SIGNIFICANT ACCOUNTING POLICIES

1.      ACCOUNTING CONVENTION

        The financial statements are prepared under the historical cost convention, on the accrual basis of accounting and comply with the mandatory accounting standards and statements issued by the Institute of Chartered Accountants of India.

2. The significant accounting policies followed by the Company are as stated below.


REVENUE RECOGNITION

- Sales does not include sales tax as the same is separately charged and are net of discounts.

-       Sales are recognised on despatch.

- Export incentives are accounted on accrual basis and include estimated realizable values/benefits from special import licenses and Advance licenses.

- Internet access is sold to customers for both limited and unlimited number of hours, which is to be utilized within a specified period of time. Revenue for limited hour pack is recognized based on usage by the customer over the specified period. At the end of the specified time frame, the remaining unutilized hours, if any, are recognized as revenue thereon. In case for unlimited hour pack revenue is recognized based on time elapsed and the total time for which it is valid.

-       Agency commission is accrued on shipment of consignment by principal.

-       Other income is recognized on accrual basis.

RESEARCH AND DEVELOPMENT

Revenue expenditure on research and development is charged to Profit and Loss Account and capital expenditure is shown as addition to fixed assets.

PROVISION FOR RETIREMENT BENEFITS

For employees covered under group gratuity scheme of LIC, gratuity charged to Profit and Loss Account is on the basis of premium demanded by LIC. Provision for gratuity (for certain category of employees) and leave benefit for employees is determined as per actuarial valuation at the year-end. Defined contributions for provident fund and pension are charged to the Profit and Loss Account based on contributions made in terms of applicable schemes, after netting off the amounts rendered surplus on account of employees separated from the Company.

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
FIXED ASSETS AND DEPRECIATION

Fixed assets are stated at cost less depreciation.

Interest on borrowed money allocated to and utilized for fixed assets, pertaining to the period upto the date of capitalization and other revenue expenditure incurred on new projects is capitalized. Assets acquired on hire purchase are capitalized at the gross value and interest thereon is charged to Profit and Loss Account. Renewals and replacement are either capitalized or charged to revenue as appropriate, depending upon their nature and long term utility.

In respect of leased assets, lease rentals payable during the year is charged to Profit and Loss Account.

Depreciation is provided on straight line method at rates specified in Schedule XIV to the Companies Act, 1956, except on computers, furniture and fixture, office equipment, electrical installations (other than those at factories), vehicles and machinery used for providing internet services, for which commercial rates are applied.

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are recorded at the spot rate prevailing at the beginning of the concerned month. Year-end balances of foreign currency assets and liabilities are restated at the closing rate/forward contract rate, as applicable. Resultant differences in respect of liabilities relating to acquisition of fixed assets are capitalized other differences on restatement or payment are adjusted to revenue account.

Forward premiums in respect of forward exchange contracts are recognized over the life of the contract, except that premiums relating to foreign currency loans for the acquisition of fixed assets are capitalized.

INVENTORIES

Finished goods are valued at cost or net realizable value, whichever is lower. Other inventories are valued at cost less provision for obsolescence. Small value tools and consumables are charged to consumption on purchase. Cost is computed on weighted average basis. Inventories of compact discs are written off in the year of purchase.

DEFERRED TAXES

Deferred Tax asset is recognised in the books of account for the accumulated losses incurred by the Company on the basis of the management view that, the losses will get offset in the future by way of profit earned by the fluid power business which has been purchased on 1st March, 2002.

NOTES TO ACCOUNTS

(All figures are reported in rupees thousands, except data relating to equity share or unless stated otherwise)

1. The Company has provided depreciation at the rates specified in Schedule XIV to the Companies Act, 1956, except in cases of the following assets which are depreciated at commercial rates which are higher than the rates specified in Schedule XIV. Depreciation over the years is provided upto total cost of assets.


                                                                      DEPRECIATION              PER SCHEDULE
        CLASS OF ASSET                                               RATE APPLIED (%)              XIV (%)
        --------------                                               ----------------           -------------
        Data processing equipment & software                             50.00                      16.21
        Furniture and fixtures                                           19.00                       6.33
        Electrical Installations (other than Factories)                  19.00                       4.75
        Office equipment                                                 19.00                       4.75
        Vehicles                                                         24.00                       9.50
        Plant and Machinery (*)                                          20.00                       4.75
        License                                                          20.00                  Not Specified

    (*) On assets used for internet services.

Depreciation at 100% have been provided on assets costing less than Rs. 5

WIPRO FLUID POWER LIMITED (formerly known as Netkracker Limited)
--------------------------------------------------------------------------------


2.      Services outsourced

        The Company has outsourced the entire back end activities, which includes bandwidth, infrastructure (2 mb lines, e1r2 lines), colocation of servers and customer care activities.

3.      Deferred Revenue Expenditure

        Considering the future benefit from the expenditure incurred during the previous year 2000-2001 for Web development/Product launch, which is below expectation, it has been decided to charge off the balance of the unamortized amount at the beginning of the year of Rs. 2,828 and Rs. 5,518 being the expenses towards Web development and Product launch.

4.      Fixed Assets

        Assets writeoff of Rs. 45,214 comprises of assets scrapped during the year, since the management feels that these assets have no realizable value.

5. Estimated amount of contracts remaining to be executed on Capital account and not provided for is Rs. NIL (2001: Rs. Nil)

6.      Contingent liabilities in respect of:

        i. Claims against the Company not acknowledged as debts Rs. Nil. (2001: Rs. NIL)

        ii. Disputed demands for excise, customs, income tax, sales tax and other matters Rs. Nil. (2001: Rs. NIL)

        iii. Guarantees given by Banks on behalf of the Company Rs. 24,717. (2001: Rs. 20,000)

7. No provision for income tax has been made during the period, as the Company does not have any taxable income.

8.      Auditor's remuneration

        Statutory audit fees                   Rs. 100
        (2001: Rs. 100)

9. To comply with the newly introduced Accounting Standard 22 - Taxes on Income issued by the Institute of the Chartered Accountants of India which is mandatory with effect from April 1, 2001, the Company has made provision for taxation after considering deferred tax to recognize timing difference in tax. The Company has created net deferred tax for the period of Rs. 134,515 on account of which the loss for the period is lower by an equivalent amount.

10.     Deferred tax comprise of:

        DEFERRED TAX ASSETS:
        Depreciation differential                                11,619
        Brought forward business loss U/s. 72                   122,896
        Deferred tax liability                                      NIL

        Total                                                   134,515

11. Sundry creditors include an amount of Rs. 17,805 being amount payable to suppliers, who are Small Scale Industrial Undertakings (SSI) as defined under the Industrial (Development and Regulation) Act 1951, exceeding Rs. 100 in aggregate and outstanding for a period in excess of 30 days as at the date of Balance Sheet. The list of such SSI's is attached.

12. Share application money pending allotment represents purchase consideration payable to Wipro Limited on acquisition of Fluid Power business from the said company.

13. Corresponding figures for previous periods have been regrouped wherever necessary, to confirm to this year's classification. Current period figures are not comparable with the previous period to the extent of purchase of Wipro Fluid Power Division from Wipro Limited with effect from March 1, 2002.

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
SSI DUES EXCEEDING RS. 100 IN AGGREGATE AND OUTSTANDING FOR A PERIOD IN EXCESS OF 30 DAYS AS AT A DATE OF BALANCE SHEET:


               SUPPLIER                             TOTAL DUES RS. 000S
               --------                             -------------------
        Shamban Seals                                    2,194
        Karnataka Electrical                             1,938
        Kalpa Engineering                                  584
        Malnad Alloy Castings                              320
        Pishey Industries                                  312
        Pushpagiri Forgings Pvt. Ltd.                    2,102
        South India Auto                                   173
        Sujatha Wood Industries                            267
        Unique Engineers                                   358
        Vijay Spheroidals                                1,351
        Pavithra Engineering Work                          101
        Sujatha Enterprises                                104
        Hadid Tools Centre                                 104
        SKC Tech Hi Precision                              104
        Vasanth Weld Industries                            111
        Madhu Engineering Works                            116
        Veekay Enterprises                                 121
        SMB Trading Corporation                            125
        Ravikiran Mechanical                               126
        Myzas Engineers                                    128
        Accurate Engineering                               139
        Universal Engineering                              148
        Precimax Devices                                   158
        Excel Tools & Engineering                          159
        Texel Industries                                   183
        A.P. Engineering Works                             211
        Sanghvi Lub. & Fasteners                           298
        Laveena Engineering                                361
        Fluorokraft Pvt. Ltd.                              382
        Turbotek Industries                                420
        As-met Industries                                  575
        Bombay Oil Seals Co.                               743
        Tulip Engineers                                    883
        Hydro-links Flexibles                            1,073
        Shantala Ductile & Grey                          1,335
                                                      --------
                                                        17,805
                                                      ========

WIPRO FLUID POWER LIMITED (FORMERLY KNOWN AS NETKRACKER LIMITED)
--------------------------------------------------------------------------------
ADDITIONAL INFORMATION PURSUANT TO THE PROVISIONS OF PART II OF SCHEDULE VI TO THE COMPANIES ACT, 1956

ALL DETAILS ARE FOR YEAR ENDED MARCH 31, 2002



                                                                                      Unit
                                                                                     -----
1       REGISTERED CAPACITY
        Hydraulic and pneumatic equipment                                             NPA #            40,000
        Tipping gear systems                                                          NPA #             2,000

2       INSTALLED CAPACITY
        Hydraulic and pneumatic equipment                                             NPA #            40,000
        Tipping gear systems                                                          NPA #             5,000
        # NPA indicates numbers per annum


3       PRODUCTION AND SALES                                PRODUCTION                        SALES
                                                      -----------------------       ---------------------------
                                                         UNIT       QUANTITY #       QUANTITY       RS. IN 000S
                                                      ----------   ----------       ----------      -----------
        Hydraulic and pneumatic equipment                 Nos         5,734           5,815            80,915
        Tipping gear systems                              Nos           703             766            23,300
        Spares/components for tippers/cylinders                                                        15,500
        ISP services                                                                                   35,042
        Agency commission                                                                                 983
        Processing and service charges                                                                     25
        Miscellaneous Income                                                                            3,190
        Less: Excide Duty                                                                              15,424
                                                                                                      -------
                                                                                                      143,531
                                                                                                      =======
4       CLOSING STOCK                                                                  NOS
        Hydraulic and pneumatic equipment                                             1,562            62,067
                                                                                      -----           -------
                                                                                      1,562            62,067
                                                                                      =====           =======
5       TRADED ITEM CONSUMED
        Spares/components for tippers/cylinders                                                         5,688
                                                                                                      -------
                                                                                                        5,688
                                                                                                      =======
6       RAW MATERIAL CONSUMED
        Components for cylinders                                                                       33,350
                                                                                                      -------
                                                                                                       33,350
                                                                                                      =======

7       VALUE FOR IMPORTED AND INDIGENOUS MATERIAL CONSUMED
        Raw materials

        Imported                                                                                        9,504
        Indigenous                                                                                     23,846
                                                                                                      -------
                                                                                                       33,350
                                                                                                      =======

8       STORES AND SPARES CONSUMED
        Imported                                                                                          733
        Indigenous                                                                                      1,551
                                                                                                      -------
                                                                                                        2,284
                                                                                                      =======

9       VALUE OF IMPORTS ON CIF BASIS
        (excludes value of imported items locally purchased)
        Raw materials, components and peripherals                                                       5,332
        Stores and Spares                                                                                 145
                                                                                                      -------
                                                                                                        5,477
                                                                                                      =======

10      EARNINGS IN FOREIGN CURRENCY
        Export of goods on FOB basis                                                                    1,161
        Agency commission                                                                                 983
                                                                                                      -------
                                                                                                        2,144
                                                                                                      =======


WIPRO FLUID POWER LIMITED (formerly known as Netkracker Limited)
--------------------------------------------------------------------------------
ADDITIONAL INFORMATION PURSUANT TO THE PROVISIONS OF PART IV OF SCHEDULE VI TO THE COMPANIES ACT, 1956

BALANCE SHEET ABSTRACT AND THE COMPANY'S GENERAL BUSINESS PROFILE


I       REGISTRATION DETAILS
        Registration No.                                27551              State Code                                      08
        Balance Sheet Date                    31st March 2002

II      CAPITAL RAISED DURING THE YEAR           (Rs. in 000s)
        Public issue                                      Nil
        Rights issue                                      Nil
        Bonus issue                                       Nil

III     POSITION OF MOBILISATION OF AND
        DEPLOYMENT OF FUNDS                      (Rs. in 000s)

        TOTAL LIABILITIES                             779,883              TOTAL ASSETS                                  779,883
        SOURCES OF FUNDS                                                   APPLICATION OF FUNDS
        Paid-up capital                                92,361              Net Fixed Assets                              183,900
        Share application money pending
        allotment                                     360,000              Deferred Tax Assets                           134,515
        Reserves and Surplus                          280,618              Net Current Assets                            192,487
        Secured Loans                                      --              Debit balance in Profit and Loss Account      268,980
        Unsecured Loans                                46,904

IV      PERFORMANCE OF THE COMPANY              (Rs. in 000s)
        Turnover                                      143,531
        Total Expenditure                             258,693
        Loss before Tax                               174,221
        Loss after Tax                                 39,706
        Earnings per share (basic)                         --
        Dividend                                           --

V Generic names of two principal products/services of the Company (as per monetary terms)

        i)  Item code no (ITC Code)                 357000000
            Product description                     Hydraulic and pneumatic equipment

        ii) Item code no (ITC Code)                 374840000
            Product description                     Tipping system


                                   For and on behalf of the Board of Directors


                                   D.A. PRASANNA
                                   Chairman


                                   M.S. RAO
                                   Managing Director


                                   Bangalore, April 18, 2002

WIPRO INC.
--------------------------------------------------------------------------------
DIRECTORS' REPORT

The Directors present the Annual Report of Wipro Inc. for the year ended March 31, 2002.


FINANCIAL RESULTS

                                                                                           (Rs. in Mns)
                                                                          -----------------------------
                                                                            2002                  2001
                                                                          -------               -------
Sales and services                                                          58.43                24.38
Profit/(Loss) before tax                                                     0.30                (7.86)
Profit/(Loss) after tax                                                      0.30                (7.86)
Extraordinary items/Prior period items                                         --                   --
Profit/(Loss) for the year                                                   0.30                (7.86)


OPERATIONS

Wipro Inc. is a wholly owned subsidiary of Wipro Limited, incorporated with the object of investing in various technology segments in USA.

AUDITORS

The Auditors, M/s. N.M. Raiji & Co., retire at the ensuing Annual General Meeting and offer themselves for re-appointment.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

(a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

(b) the Directors had selected such accounting policies and applied them consistently and made judgements and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period;

(c) the Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities;

(d)     the Directors had prepared the annual accounts on a going concern basis.



                                                     ON BEHALF OF THE BOARD

                                                           VIVEK PAUL
Bangalore, April 19, 2002                                   Director

WIPRO INC.
--------------------------------------------------------------------------------
AUDITOR'S REPORT

TO THE MEMBERS OF WIPRO INC

We have audited the attached Balance Sheet of Wipro Inc, as at March 31, 2002 and also the Profit and Loss Account for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material mis-statement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) In our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

(iv) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report comply with the accounting standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) On the basis of written representations received from the directors, we report that none of the directors is disqualified as on March 31, 2002 from being appointed as a director in terms of clause (g) of sub-section
        (1) of Section 274 of the Companies Act, 1956;

(vi) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

        (a) in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002; and

        (b) in the case of Profit and Loss Account, of the profit for the year ended on that date.


                                                         FOR N.M. RAIJI & CO.,
                                                         Chartered Accountants

                                                              J.M. GANDHI
Mumbai, April 19, 2002                                          Partner

WIPRO INC.
--------------------------------------------------------------------------------
ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF WIPRO INC


(i) The Company has not granted any loans or advances in the nature of loans.

(ii)    The Company is yet to introduce a system of internal audit.

(iii) On the basis of our examination of the books of account and the information and explanations given to us, there are no personal expenses which have been charged to the revenue account other than those incurred in terms of service contract obligations with employees and accepted business practices.

(iv) In our opinion, clauses of Manufacturing and Other Companies (Auditor's Report) Order,1988 numbering (i), (ii), (iii), (iv), (v), (vi), (vii),
        (viii), (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii) and (xx) are not applicable for the current year.



                                                     FOR N.M. RAIJI & CO.,
                                                     Chartered Accountants

                                                          J.M. GANDHI
Mumbai, April 19, 2002                                      Partner

WIPRO INC.
--------------------------------------------------------------------------------


BALANCE SHEET
                                                                                              (Rs. in 000s)
                                                                             -----------------------------
                                                      SCHEDULE                      AS AT MARCH 31,
                                                                             -----------------------------
                                                                               2002                  2001
                                                                             -------               -------
SOURCES OF FUNDS
Shareholders' Funds
Share Capital                                                1               129,270               129,270
Translation Reserve                                                            2,930                 2,449
                                                                             -------               -------
                                  TOTAL                                      132,200               131,719
                                                                             -------               -------

APPLICATION OF FUNDS
Investments                                                  3                   488                   466
Current Assets, Loans and Advances:
Sundry Debtors                                               4                12,143                 3,682
Cash and Bank Balances                                       5                12,700                23,035
Loans and Advances                                           6                    --                   437
                                                                             -------               -------
                                                                              24,843                27,154
                                                                             -------               -------

Less: Current Liabilities and provisions

Liabilities                                                  7                14,441                17,508
                                                                             -------               -------
                                                                              14,441                17,508
                                                                             -------               -------

Net Current Assets                                                            10,401                 9,645
Miscellaneous Expenditure                                                         60                    58
Debit in Profit & Loss Account                               2               121,250               121,550
                                                                             -------               -------
                                  TOTAL                                      132,200               131,719
                                                                             -------               -------


As per our Report attached         For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                        VIVEK PAUL                GIRISH S. PARANJPE
Partner                            Chairman                  Director

Mumbai, April 19, 2002             Bangalore, April 19, 2002

WIPRO INC.
--------------------------------------------------------------------------------
 PROFIT AND LOSS ACCOUNT



                                                                                              (Rs. in 000s)
                                                                            ------------------------------
                                                         SCHEDULE                 YEAR ENDED MARCH 31,
                                                                            ------------------------------
                                                                              2002                  2001
                                                                            --------              --------
 INCOME

Sales and Services                                                            54,567                24,146
Other Income                                                 8                 3,867                   232
                                                                            --------              --------
                                                                              58,435                24,378
                                                                            --------              --------

 EXPENDITURE

Software Development charges                                                  53,926                    --
Administration & Marketing Expenses                          9                 4,185                32,095
Audit Fees                                                                        25                    25
Interest                                                                          --                   114
                                                                            --------              --------
                                                                              58,136                32,234
                                                                            --------              --------

 PROFIT/(LOSS) FOR THE YEAR                                                      299                (7,856)
LOSS BROUGHT FORWARD                                                        (121,550)             (113,694)
                                                                            --------              --------
 BALANCE CARRIED TO BALANCE SHEET                                           (121,250)             (121,550)
                                                                            --------              --------


As per our Report attached         For and on behalf of the Board of Directors
FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                        VIVEK PAUL                GIRISH S. PARANJPE
Partner                            Chairman                  Director

Mumbai, April 19, 2002             Bangalore, April 19, 2002

WIPRO INC.
--------------------------------------------------------------------------------


                                                                                (Rs. in 000s)
                                                              -------------------------------
                                                                      AS AT MARCH 31,
                                                              -------------------------------
                                                                 2002                  2001
                                                              ---------             ---------
 SCHEDULE 1 SHARE CAPITAL

AUTHORISED
Issued, Subscribed and paid-up
1,200 equity shares of USD 2,500 each                           129,270               129,270
                                                              ---------             ---------
                                                                129,270               129,270
                                                              =========             =========

 SCHEDULE 2 DEBIT BALANCE IN
 PROFIT AND LOSS ACCOUNT
Loss carried forward from Profit and Loss Account               121,250               121,550
                                                              ---------             ---------
                                                                121,250               121,550
                                                              =========             =========

 SCHEDULE 3 INVESTMENTS
Investment in Sylantro                                              488                   466
                                                              ---------             ---------
                                                                    488                   466
                                                              =========             =========

 SCHEDULE 4 SUNDRY DEBTORS
(Unsecured)
Over six months                                                      --                    --
Other considered good                                            12,143                 3,682
                                                              ---------             ---------
                                                                 12,143                 3,682
                                                              =========             =========

 SCHEDULE 5 CASH AND BANK BALANCES
Balances With Banks
Wells Fargo                                                      12,700                23,035
                                                              ---------             ---------
                                                                 12,700                23,035
                                                              =========             =========

 SCHEDULE 6 LOANS AND ADVANCES
Salary Advance                                                       --                   437
                                                              ---------             ---------
                                                                     --                   437
                                                              =========             =========

 SCHEDULE 7 LIABILITIES
Trade Payables                                                   13,865                17,418
Outstanding Liabilities                                             120                    90
Advance from Customers                                              457
                                                              ---------             ---------
                                                                 14,441                17,508
                                                              =========             =========


                                                                    YEAR ENDED MARCH 31,
                                                              -------------------------------
                                                                2002                  2001
                                                              ---------             ---------
 SCHEDULE 8 OTHER INCOME
Service fee                                                       3,867                   232
                                                              ---------             ---------
                                                                  3,867                   232
                                                              =========             =========

 SCHEDULE 9 ADMINISTRATION
 & MARKETING EXPENSES
Salaries, wages and bonus                                         3,516                    --
Rates and taxes                                                       2                    12
Professional & Consultancy Charges                                  570                26,374
Bank Charges                                                         --                     1
Miscellaneous                                                        96                 5,708
                                                              ---------             ---------
                                                                  4,185                32,095
                                                              =========             =========

WIPRO INC.
--------------------------------------------------------------------------------
ACCOUNTING POLICIES:

1. Accounts are maintained on accrual basis. The transactions are in local currency, which has been converted for reporting in Indian Currency on the following basis.

2.      CONVERSION INTO INDIAN RUPEES:

        For the purpose of the accounts during the period all Income and expense items are converted at the average rate of exchange applicable for the period. All assets and liabilities are translated at the closing rate as on the Balance Sheet date. The exchange difference arising out of the year-end conversion is being debited or credited to Translation Reserve.

        The Equity Share Capital is carried forward at the rate of exchange prevailing on the transaction date. The resulting exchange difference on account of translation at the year-end are transferred to Translation Reserve account and the said account is being treated as "Reserve and Surplus".

3.      REVENUE RECOGNITION:

        Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue on fixed price contracts is recognized in accordance with percentage of completion method of accounting.

4.      INVESTMENTS:

        Investments are stated at cost. Diminution in value is provided for where the management is of the opinion that the diminution is of a permanent nature.

5.      CORPORATE TAX:

        Though Wipro Inc has reported a profit during this year, the Company is not liable to any corporate tax, because of accumulated losses in the previous years. Since Wipro Inc has reported a loss, no corporate tax provision has been made.

6.      RELATED PARTY TRANSACTION:

        The related party transaction includes the billing raised by the Holding Company of Rs. 53.925 Million and service fee billing raised by the Holding Company is Rs. 3.515 Million.

NOTES TO ACCOUNTS:

1. The Company is a 100% Subsidiary of Wipro Limited. The accounts have been prepared and audited for the purpose of attachment to the accounts of the Holding Company to comply with the provisions of the Indian Companies Act.

2. For the Purpose of conversion of the local currency (USD) into Indian Currency (Indian Rupees) the exchange rate applied is as per para 2 of the accounting policies.

ENTHINK INC
--------------------------------------------------------------------------------
DIRECTORS' REPORT


The Directors present the Annual Report of Enthink Inc. for the year ended March 31, 2002

FINANCIAL RESULTS


                                                                                  (Rs. in Mns)
                                                              -------------------------------
                                                                 2002                  2001
                                                              ---------             ---------
Sales and services                                               0.47                 45.03
Profit/(loss) before tax                                        (5.10)                16.04
Profit/(loss) after tax                                         (5.10)                16.04

OPERATIONS

Enthink Inc. is a wholly owned subsidiary of Wipro Inc. and is a leading provider of ready for use communication technologies to enable companies building Intelligent Internet applications. Enthink Inc., incorporated with the object of investing in various technology segments in USA, develops and sells Semiconductor and Software based Intellectual Property and provides Integration Services for enabling makers of Internet applications, to release their products faster.

AUDITORS

The Auditors, M/s. N.M. Raiji & Co., retire at the ensuing Annual General Meeting and offer themselves for re-appointment.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

(a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

(b) the Directors had selected such accounting policies and applied them consistently and made judgements and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period;

(c) the Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities;

(d)     the Directors had prepared the annual accounts on a going concern basis.


                                                    ON BEHALF OF THE BOARD

                                                          VIVEK PAUL
Bangalore, April 19, 2002                                  Director

ENTHINK INC
--------------------------------------------------------------------------------
AUDITOR'S REPORT


TO THE MEMBERS OF ENTHINK INC

We have audited the attached Balance Sheet of Enthink Inc, as at March 31, 2002 and also the Profit and Loss Account for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) In our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

(iv) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report comply with the accounting standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) On the basis of written representations received from the directors, we report that none of the directors is disqualified as on March 31, 2002 from being appointed as a director in terms of clause (g) of sub-section
        (1) of Section 274 of the Companies Act, 1956;

(vi) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

        (a) in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002; and

        (b) in the case of Profit and Loss Account, of the loss for the year ended on that date.


                                                  FOR N.M. RAIJI & CO.,
                                                  Chartered Accountants

                                                       J.M. GANDHI
Mumbai, April 19, 2002                                   Partner

ENTHINK INC
--------------------------------------------------------------------------------

ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF ENTHINK INC

(i) The Company has maintained proper records to show full particulars including quantitative details of its fixed assets. The fixed assets have not been physically verified by the management during the year.

(ii)    None of the fixed assets have been revalued during the year.

(iii) The Company has not granted any loans or advances in the nature of loans or advances other than to employees.

(iv) In our opinion, there is an adequate internal control procedure commensurate with the size of the Company and the nature of its business, for purchase and sale of assets and services.

(v)     The Company is yet to introduce internal audit system.

(vi) On the basis of our examination of the books of account and the information and explanations given to us, there are no personal expenses which have been charged to the revenue account other than those incurred in terms of service contract obligations with employees and accepted business practices.

(vii)   In respect of services activities:

        a.      there are no materials used for the project

        b. the Company has a reasonable system, commensurate with its size and nature of business for allocating man hours utilised to the respective jobs/projects.

(viii) In our opinion, clauses of Manufacturing and Other Companies (Auditor's Report) Order, 1988, numbering (iii), (iv), (v), (vi), (vii), (viii),
        (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii) and (xx) are not applicable for the current year.



                                             FOR N.M. RAIJI & CO.,
                                             Chartered Accountants



                                                  J.M. GANDHI
Mumbai, April 19, 2002                              Partner

ENTHINK INC
--------------------------------------------------------------------------------
 BALANCE SHEET

                                                                                         (Rs. in 000s)
                                                                    ---------------------------------
                                                SCHEDULE                     AS AT MARCH 31,
                                                                    ---------------------------------
                                                                       2002                    2001
                                                                    ---------               ---------
 SOURCES OF FUNDS
Shareholders' Funds

Share Capital                                      1                 105,254                 105,254
Reserves and Surplus
Translation Reserve                                                    2,079                  (1,414)
                                                                    ---------               ---------
                                TOTAL                                107,333                 103,840
                                                                    ---------               ---------
 APPLICATION OF FUNDS
Fixed Assets

Gross Block                                        3                  24,980                  23,869
Less: Depreciation                                                    24,950                  19,105
                                                                    ---------               ---------
Net Block                                                                 30                   4,764
Current Assets, Loans and Advances:
Sundry Debtors                                     4                  16,643                  16,087
Cash and Bank Balances                             5                  21,612                  20,905
Loans and Advances                                 6                     400                     382
                                                                    ---------               ---------
                                                                      38,654                  37,374
                                                                    ---------               ---------
Less: Current Liabilities and provisions

Liabilities                                        7                  59,873                  61,713
                                                                    ---------               ---------
                                                                      59,873                  61,713
                                                                    ---------               ---------
Net Current Assets                                                   (21,219)                (24,339)
Debit Balance in P & L Account                     2                 128,522                 123,415
                                                                    ---------               ---------
                                TOTAL                                107,333                 103,840
                                                                    ---------               ---------



As per our Report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,                VIVEK PAUL
Chartered Accountants                Chairman

J.M. GANDHI                          GIRISH S. PARANJPE
Partner                              Director

Mumbai, April 19, 2002               Bangalore, April 19, 2002

ENTHINK INC
--------------------------------------------------------------------------------
 PROFIT AND LOSS ACCOUNT

                                                                                         (Rs. in 000s)
                                                                    --------------------------------
                                          SCHEDULE                         YEAR ENDED MARCH 31,
                                                                    --------------------------------
                                                                       2002                   2001
                                                                    --------                --------
 INCOME

Sales and Services                                                       --                  37,683
Other Income                                 8                          465                   7,347
                                                                    --------                --------
                                                                        465                  45,030
                                                                    --------                --------
 EXPENDITURE

Administration & Marketing Expenses          9                          724                  21,220
Audit Fees                                                               25                      25
Depreciation                                                          4,825                   7,744
                                                                    --------                --------
                                                                      5,574                  28,989
                                                                    --------                --------
 PROFIT/(LOSS) FOR THE YEAR                                          (5,108)                  16,040
LOSS BROUGHT FORWARD                                               (123,415)               (139,455)
                                                                    --------                --------
 BALANCE CARRIED TO BALANCE SHEET                                  (128,523)               (123,415)
                                                                    --------                --------







As per our Report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,                VIVEK PAUL
Chartered Accountants                Chairman

J.M. GANDHI                          GIRISH S. PARANJPE
Partner                              Director

Mumbai, April 19, 2002               Bangalore, April 19, 2002

ENTHINK INC
--------------------------------------------------------------------------------

                                                                                                           (Rs. in 000s)
                                                                              -----------------------------------------
                                                                                           AS AT MARCH 31,
                                                                              -----------------------------------------
                                                                                 2002                            2001
                                                                              ----------                      ---------
 SCHEDULE 1 SHARE CAPITAL
AUTHORISED CAPITAL:
Issued, Subscribed and Paid-up                                                  105,254                         105,254
Preference Shares - 6,000,000 @ US $ 0.40 each and
(All the shares have been held by Wipro Inc.)
Common Shares - 1,669,540 @ US $0.05 each
(All the shares have been held by Wipro Inc.)
                                                                              ----------                      ---------
                                                                                105,254                        105,254
                                                                              ==========                      =========
 SCHEDULE 2 DEBIT BALANCE IN
 PROFIT AND LOSS ACCOUNT
Loss carried forward from Profit and Loss Account                               128,523                        123,415
                                                                              ----------                      ---------
                                                                                128,523                        123,415
                                                                              ==========                      =========

SCHEDULE 3 FIXED ASSETS
                                                                 GROSS BLOCK
                             -------------------------------------------------------------------------------------------
                                 AS ON                 ADDITIONS               DELETIONS                      AS ON
PARTICULARS                  APRIL 1, 2001          DURING THE YEAR         DURING THE YEAR              MARCH 31, 2002
                             -------------          ---------------         ---------------              ---------------
Computers                       23,798                 1,103                      --                         24,901
Office Equipment                    37                     4                      --                             41
Furniture                           34                     4                      --                             38
                             -------------          ---------------         ---------------              ---------------
TOTAL                           23,869                 1,111                      --                         24,980
                             -------------          ---------------         ---------------              ---------------

                                                          PROVISION FOR DEPRECIATION
                            --------------------------------------------------------------------------------------------
                            PROVISION FOR           DEPRECIATION            ACCUMULATED                    NET BLOCK
PARTICULARS                  DEP. AS ON              DURING THE              DEP. AS ON                      AS ON
                            APRIL 1, 2001               YEAR               MARCH 31, 2002                MARCH 31, 2002
                            -------------           ------------           --------------                ---------------
Computers                       19,074                  4,810                 24,901                             --
Office Equipment                    18                      8                     21                             20
Furniture                           13                      7                     28                             10
                            -------------           ------------           --------------                ---------------
TOTAL                           19,105                  4,825                 24,950                             30
                            -------------           ------------           --------------                ---------------

Note:

1.   Fixed Assets includes Translation Reserve of Rs. 1,111.

2.   Depreciation for the year includes Translation Reserve of Rs. 1,021.

                                                                                      AS AT MARCH 31,
                                                                            -----------------------------------
                                                                              2002                       2001
                                                                            --------                   --------
 SCHEDULE 4 SUNDRY DEBTORS
(Unsecured)
Over six months Considered good                                              16,643                     16,087
Over six months Considered doubtful                                           3,429                      3,315
Less: Provision                                                              (3,429)                    (3,315)
                                                                            --------                   --------
                                                                             16,643                     16,087
                                                                            ========                   ========

ENTHINK INC
--------------------------------------------------------------------------------

                                                            (Rs. in 000s)
                                        --------------------------------
                                                  AS AT MARCH 31,
                                        --------------------------------
                                           2002                    2001
                                        --------                --------
 SCHEDULE 5 CASH AND BANK BALANCES
Balances with Banks
Bank of Tokyo                               440                     420
Wells Fargo                              21,172                  20,485
                                        --------                --------
                                         21,612                  20,905
                                        ========                ========
 SCHEDULE 6 LOANS AND ADVANCES
Sundry Deposits                             366                     350
Travel Advances                              98                      93
Salary Advance                               34                      32
Total of Loans and Advances                 497                     475
Less: Provision made                        (98)                    (93)
                                        --------                --------
                                            400                     382
                                        ========                ========
 SCHEDULE 7 LIABILITIES
Trade Payables                           59,791                  61,660
Outstanding Liabilities                      82                      53
                                        --------                --------
                                         59,873                  61,713
                                        ========                ========


                                               YEAR ENDED MARCH 31,
                                        --------------------------------
                                           2002                    2001
                                        --------                --------
 SCHEDULE 8 OTHER INCOME
Interest Income                             465                     932
Excess provision reversed                    --                   6,414
                                        --------                --------
                                            465                   7,347
                                        ========                ========
 SCHEDULE 9 ADMINISTRATION
 & MARKETING EXPENSES
Salaries, wages and bonus                    --                   6,115
Rates and taxes                              40                      47
Brokerage and commission                    143                   1,245
Advertisement and sales promotion            --                       7
Provision for Doubtful Debts                 --                   3,322
Travelling                                   --                     382
Communications                               --                     109
Books & Periodicals                          --                     455
Professional & Consultancy Charges          475                   8,987
Bank Charges                                  5                       2
Miscellaneous                                61                     436
Exchange Rate Fluctuation A/c                --                     113
                                        --------                --------
                                            724                  21,220
                                        ========                ========

ENTHINK INC
--------------------------------------------------------------------------------
ACCOUNTING POLICIES:

1. Accounts are maintained on accrual basis. The transactions are in local currency, which has been converted for reporting in Indian Currency on the following basis.

2.   CONVERSION INTO INDIAN RUPEES:
     For the purpose of the accounts during the period all Income and expense items are converted at the average rate of exchange applicable for the period. All assets and liabilities are translated at the closing rate as on the Balance Sheet date. The exchange difference arising out of the year-end conversion is being debited or credited to Translation Reserve.

     The Equity Share Capital is carried forward at the rate of exchange prevailing on the transaction date. The resulting exchange difference on account of translation at the year-end are transferred to Translation Reserve account and the said account is being treated as "Reserve and Surplus".

3.   REVENUE RECOGNITION:
     Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue on fixed price contracts is recognized in accordance with percentage of completion method of accounting.

4.   DEPRECIATION:
     Fixed assets are stated net of depreciation provision. Depreciation has been provided on Written Down Value method at the following rates which are equal or higher than the rates specified as per the Schedule XIV of the Indian Companies Act. Such rates are fixed after considering applicable laws of United States of America and management estimation of the useful life of the asset.

     DESCRIPTION OF ASSETS                                    LIFE OF ASSET
     Software                                                 36 months

5.   EMPLOYEES RELATED COSTS:
     There are no employees related costs.

6.   CORPORATE TAX:
     Since Enthink Inc has reported a loss, no corporate tax provision has been made.


NOTES TO ACCOUNTS:

1. The Company is a 100% Subsidiary of Wipro Inc. The accounts have been prepared and audited for the purpose of attachment to the accounts of the Holding Company to comply with the provisions of the Indian Companies Act.

2. For the Purpose of conversion of the local currency (USD) into Indian Currency (Indian Rupees) the exchange rate applied is as per para 2 of the accounting policies.

WIPRO JAPAN KK
--------------------------------------------------------------------------------
DIRECTORS' REPORT

The Directors present the Annual Report of Wipro Japan KK for the year ended March 31, 2002

FINANCIAL RESULTS

                                                            (Rs. in Mns)
                                                    --------------------
                                                    2002            2001
                                                    ----            ----
Sales and services                                  463             354
Profit before tax                                    83              55
Profit after tax                                     39              30

OPERATIONS

Wipro Japan KK is a wholly owned subsidiary of Wipro Limited pursuing the marketing of services provided by Wipro Limited.

AUDITORS

The Auditors, M/s. N M Raiji & Co., retire at the ensuing Annual General Meeting and offer themselves for re-appointment.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

(a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

(b) the Directors had selected such accounting policies and applied them consistently and made judgements and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period;

(c) The Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities;

(d)  The Directors had prepared the annual accounts on a going concern basis.



                                                          ON BEHALF OF THE BOARD




                                                                VIVEK PAUL
Bangalore, April 19, 2002                                        Director

WIPRO JAPAN KK
--------------------------------------------------------------------------------
AUDITOR'S REPORT

TO THE MEMBERS OF WIPRO JAPAN KK

We have audited the attached Balance Sheet of Wipro Japan KK, as at March 31, 2002 and also the Profit and Loss Account for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) In our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

(iv) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report comply with the accounting standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) On the basis of written representations received from the directors, we report that none of the directors is disqualified as on March 31, 2002 from being appointed as a director in terms of clause (g) of sub-section
       (1) of Section 274 of the Companies Act, 1956;

(vi) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

       (a) in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002; and

       (b) in the case of Profit and Loss Account, of the profit for the year ended on that date.


                                                          FOR N.M. RAIJI & CO.,
                                                          Chartered Accountants



                                                               J.M. GANDHI
Mumbai, April 19, 2002                                           Partner

WIPRO JAPAN KK
--------------------------------------------------------------------------------
ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF WIPRO JAPAN KK

(i) The Company has maintained proper records to show full particulars including quantitative details of its fixed assets. The fixed assets have not been physically verified by the Management during the year.

(ii)   None of the fixed assets have been revalued during the year.

(iii) The Company has not granted any loans or advances in the nature of loans and advances other than to employees, who have generally repaid the principle amounts and interest as per the terms, wherever stipulated.

(iv) In our opinion, there is an adequate internal control procedure commensurate with the size of the Company and the nature of its business, for purchase and sale of assets and services.

(v) A review of internal control systems and procedures was conducted by internal audit department of Wipro Limited the parent company.

(vi) On the basis of our examination of the books of account and the information and explanations given to us, there are no personal expenses which have been charged to the revenue account other than those incurred in terms of service contract obligations with employees or accepted business practices.

(vii)  In respect of services activities:

       (a)  there are no materials used in the project

       (b) the Company has reasonable system, commensurate with its size and nature of business for allocating man hours utilised to the respective jobs/projects.

(viii) In our opinion, clauses of Manufacturing and Other Companies (Auditor's Report) Order, 1988, numbering (iii), (iv), (v), (vi), (vii), (viii),
       (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii) and (xx) are not applicable for the current year.

                                                           FOR N.M. RAIJI & CO.,
                                                           Chartered Accountants



                                                               J.M. Gandhi
Mumbai, April 19, 2002                                           Partner

WIPRO JAPAN KK
--------------------------------------------------------------------------------
BALANCE SHEET

                                                                            (Rs. in 000s)
                                                               --------------------------
                                                                      AS AT MARCH 31,
                                                               --------------------------
                                                SCHEDULE        2002               2001
                                                --------       -------            -------
 SOURCES OF FUNDS

Shareholders' Funds

Share Capital                                      1             9,738              9,738
Reserves and Surplus                               2            77,607             39,032
Translation Reserves                                            (4,108)              (351)
                                                               -------            -------
                              TOTAL                             83,238             48,419
                                                               -------            -------

APPLICATION OF FUNDS
Fixed Assets

Gross Block                                        3            10,950              9,343
Less: Depreciation                                               6,607              5,224
                                                               -------            -------
Net Block                                                        4,343              4,119
                                                               -------            -------

Current Assets, Loans and Advances

Sundry Debtors                                     4            41,572             69,838
Cash and Bank Balances                             5            61,459             70,558
Loans and Advances                                 6            45,486              7,402
                                                               -------            -------
                                                               148,517            147,798

Less: Current Liabilities and provisions

Liabilities                                        7            25,798             85,252
Provisions                                         8            43,924             18,246
                                                               -------            -------
                                                                69,722            103,498
                                                               -------            -------

Net Current Assets                                              78,795             44,300
Miscellaneous Expenditure                                          100
                                                               -------            -------
                              TOTAL                             83,238             48,419
                                                               -------            -------





As per our Report attached       For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,            VIVEK PAUL
Chartered Accountants            Chairman

J.M. GANDHI                      V. BALAKRISHNAN
Partner                          Director

Mumbai, April 19, 2002           Bangalore, April 19, 2002

WIPRO JAPAN KK
--------------------------------------------------------------------------------
PROFIT AND LOSS ACCOUNT

                                                                      (Rs. in 000s)
                                                         --------------------------
                                                             YEAR ENDED MARCH 31,
                                                         --------------------------
                                          SCHEDULE        2002               2001
                                          --------       -------            -------
 INCOME

Sales and Services                                       408,877            299,327
Other Income                                 9            54,492             54,990
                                                         -------            -------
                                                         463,369            354,317
                                                         -------            -------
 EXPENDITURE

Software Development charges                             275,991            214,791
Administration & Marketing Expenses          10          103,053             81,947
Audit fee                                                     25                 25
Depreciation                                               1,800              2,873
                                                         -------            -------
                                                         380,870            299,636
                                                         -------            -------
 PROFIT BEFORE TAXATION                                   82,500             54,681
Provision for Taxation                                    43,924             25,076
                                                         -------            -------
 PROFIT AFTER TAXATION                                    38,576             29,605
Profit Brought Forward                                    39,032              9,427
                                                         -------            -------
 BALANCE CARRIED TO BALANCE SHEET                         77,607             39,032
                                                         -------            -------







As per our Report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,                VIVEK PAUL
Chartered Accountants                Chairman

J.M. GANDHI                          V. BALAKRISHNAN
Partner                              Director

Mumbai, April 19, 2002               Bangalore, April 19, 2002

WIPRO JAPAN KK
--------------------------------------------------------------------------------

                                                                   (Rs. in 000s)
                                                        ------------------------
                                                            AS AT MARCH 31,
                                                        ------------------------
                                                         2002              2001
                                                        ------            ------
 SCHEDULE 1 SHARE CAPITAL
AUTHORISED CAPITAL:
1800 equity shares of Jap. Yen 50,000 each
Issued, Subscribed and paid-up                           9,738             9,738
650 equity shares of Jap. Yen 50,000 each
                                                         9,738             9,738

 SCHEDULE 2 RESERVES AND SURPLUS
Balance carried from Profit and Loss Account            77,607            39,032
                                                        ------            ------
                                                        77,607            39,032
                                                        ======            ======

SCHEDULE 3 FIXED ASSETS

                                                                 Gross Block
                            ----------------------------------------------------------------------------------
                                                        ADDITIONS               DELETIONS
                                    AS ON              DURING THE              DURING THE                 AS ON
DESCRIPTION                 APRIL 1, 2001                    YEAR                    YEAR        MARCH 31, 2002
-----------                 -------------              ----------              ----------       ---------------
Computers                       3,083                    1,332                        --             4,345
Office Equipment                4,396                      321                        --             4,809
Furniture                       1,864                      133                        --             1,797
                                -----                    -----                    ------            ------
TOTAL                           9,343                    1,786                        --            10,950
                                -----                    -----                    ------            ------

                                                         Provision for Depreciation
                            ----------------------------------------------------------------------------------
                            PROVISION FOR            DEPRECIATION           ACCUMULATED              NET BLOCK
                               DEP. AS ON              DURING THE            DEP. AS ON                  AS ON
DESCRIPTION                 APRIL 1, 2001                    YEAR        MARCH 31, 2002         MARCH 31, 2002
-----------                 -------------            ------------        --------------         --------------
Computers                       2,170                      681                 2,772                 1,573
Office Equipment                2,352                      871                 2,878                 1,931
Furniture                         703                      249                   957                   840
                                -----                    -----                 -----                 -----
TOTAL                           5,224                    1,800                 6,607                 4,343
                                -----                    -----                 -----                 -----

Note:
1.  Fixed Assets includes Translation Reserve of Rs. (179).
2.  Depreciation for the year includes Translation Reserve of Rs. (418).

                                                            AS AT MARCH 31,
                                                        ------------------------
                                                         2002              2001
                                                        ------            ------
 SCHEDULE 4 SUNDRY DEBTORS
(Unsecured)
Over six months
Considered good                                          1,634                --
Considered doubtful                                     16,206                --
Other
Considered good                                         39,938            69,838
Less Provision                                          16,206                --
                                                        ------            ------
                                                        41,572            69,838
                                                        ======            ======

WIPRO JAPAN KK

                                                                                (Rs. in 000s)
                                                              ------------------------------
                                                                       As at March 31,
                                                              ------------------------------
                                                                2002                    2001
                                                              ------                  ------
 SCHEDULE 5 CASH AND BANK BALANCES
Cash                                                              35                      22
Balances with other Banks
Bank of Tokyo Mitsubishi                                      61,424                  67,713
Cheques on Hand                                                   --                   2,823
                                                              ------                  ------
                                                              61,459                  70,558
                                                              ======                  ======
 SCHEDULE 6 LOANS AND ADVANCES
(Unsecured, considered good unless otherwise stated)
Salary Advance                                                    --                     186
Prepaid Expenses                                               1,264                   1,150
Tax deducted at source (Bank Interest)/Advance Tax paid       20,383                      --
Advances recoverable in Cash/Kind considered good             17,500                      --
Other Deposits                                                 6,339                   6,066
                                                              ------                  ------
                                                              45,486                   7,402
                                                              ======                  ======
 SCHEDULE 7 LIABILITIES
Employee Travel Payable                                          228                      --
Consumption tax                                               18,428                  12,651
Salary & incentives                                               --                   3,182
Withholding-tax                                                   26                      94
Social Insurance                                               1,035                     916
Intercompany                                                      --                  67,339
Outstanding Liabilities                                        1,536                   1,070
Other Liabilities                                              4,544                      --
                                                              ------                  ------
                                                              25,798                  85,252
                                                              ======                  ======

 SCHEDULE 8 PROVISIONS
Provision for corporate tax                                   43,924                  18,246
                                                              ------                  ------
                                                              43,924                  18,246
                                                              ======                  ======

                                                                    YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                                2002                    2001
                                                              ------                  ------
 SCHEDULE 9 OTHER INCOME
Service fee                                                   54,033                  52,895
Interest income                                                   47                   2,095
Provision No Longer Required (Consumption Tax)                   412                      --
                                                              ------                  ------
                                                              54,492                  54,990
                                                              ======                  ======

WIPRO JAPAN KK
--------------------------------------------------------------------------------

                                                                        (Rs. in 000s)
                                                           --------------------------
                                                                  YEAR ENDED MARCH 31,
                                                           --------------------------
                                                             2002               2001
                                                           -------             ------
 SCHEDULE 10 ADMINISTRATION & MARKETING EXPENSES
Salaries, Wages and Bonus                                   60,354             59,567
Workman and staffwelfare                                       631                595
Insurance                                                       73              2,772
Repairs and Maintenance                                        321                374
Rent                                                         3,123              4,107
Rates and Taxes                                                165                182
Legal and Professional Charges                               3,477              2,371
Travelling                                                   4,834              3,847
Communications                                               4,052              4,747
Provision for Doubtful Debts                                16,782                 --
Miscellaneous                                                9,242              3,386
                                                           -------             ------
                                                           103,053             81,947
                                                           =======             ======

ACCOUNTING POLICIES:

1. Accounts are maintained on accrual basis. The transactions are in local currency, which has been converted for reporting in Indian Currency on the following basis.

2.   CONVERSION INTO INDIAN RUPEES:

     For the purpose of the accounts during the period all Income and expense items are converted at the average rate of exchange applicable for the period. All assets and liabilities are translated at the closing rate as on the Balance Sheet date. The exchange difference arising out of the year-end translation is being debited or credited to Translation Reserve.

     The Equity Share Capital is carried forward at the rate of exchange prevailing on the transaction date. The resulting exchange difference on account of translation at the year-end are transferred to Translation Reserve account and the said account is being treated as "Reserve and Surplus".

3.   REVENUE RECOGNITION:

     Revenue from software development services includes revenue from time and material and fixed price contracts. Revenue from time and material contracts are recognized as related services are performed. Revenue on fixed price contracts is recognized in accordance with percentage of completion method of accounting.

4.   DEPRECIATION:

     Fixed assets are stated net of depreciation provision. Depreciation has been provided on Written down Value method. Depreciation rates are fixed after considering applicable laws of Japan and Management estimation of the useful life of the asset.

     Depreciation of Assets                 Value of Asset                   Estimate life
     ----------------------                 --------------                   -------------
     Software                         From 100,000 to 200,000 Yen               3 Years

                                      Above 200,000 Yen                         6 Years

     Office Equipment                 From 100,000 to 200,000 Yen               3 Years

                                      Above 200,000 Yen                         6 Years

     Iron Make                                                                  15 Years

WIPRO JAPAN KK
--------------------------------------------------------------------------------
5.   EMPLOYEES RELATED COSTS:

     The Company's obligation of social insurance payment is accounted on accrual basis. There are no retirement benefits given to employees.

6.   CONSUMPTION TAX:

     As per local laws in Japan, consumption tax @ 5% is payable on all purchases and the Company charges such tax on the customers at the time of billing. The net amount is shown as recoverable or payable.

NOTES TO ACCOUNTS:

1. The Company is a wholly owned Subsidiary of Wipro Limited. The accounts have been prepared and audited to attach with the accounts of the Wipro Limited, the Holding Company to comply with the provisions of the Indian Companies Act.

2. For the Purpose of conversion of the local currency (Japanese Yen) into Indian Currency (Indian Rupees) the exchange rate applied is as per para 2 of the accounting policies given below.

WIPRO TRADEMARKS HOLDING LIMITED
--------------------------------------------------------------------------------
DIRECTORS' REPORT

The Directors present the Annual Report of Wipro Trademarks Holding Limited for the year ended March 31, 2002.

FINANCIAL RESULTS

The Profit and Loss account shows a loss of Rs. 217,302 for the year.

DIRECTORS

Mr. Suresh C. Senapaty and Mr. Satish Menon retire by rotation and being eligible offer themselves for re-appointment.

AUDITORS

The Auditors, M/s. N.M. Raiji & Co., retire at the ensuing Annual General Meeting and offer themselves for re-appointment.

PERSONNEL

The Company has no employees in the category specified under Section 217(2A) of the Companies Act, 1956.

CONSERVATION OF ENERGY/TECHNOLOGY ABSORPTION, RESEARCH AND DEVELOPMENT/FOREIGN EXCHANGE EARNINGS AND OUTGOINGS

The Company has nothing to report on the particulars required under Section 217(1)(a) of the Companies Act, 1956, read with Rule 2 of the Companies (Disclosure of Particulars in the Report of Board of Directors) Rules 1988.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

(a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

(b) the Directors had selected such accounting policies and applied them consistently and made judgements and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period.

(c) the Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities;

(d)  the Directors had prepared the annual accounts on a going concern basis.


                                                          ON BEHALF OF THE BOARD



                                                            SURESH C. SENAPATY
Bangalore, April 19, 2002                                        Chairman

WIPRO TRADEMARKS HOLDING LIMITED
--------------------------------------------------------------------------------
AUDITORS' REPORT

TO THE MEMBERS OF WIPRO TRADEMARKS HOLDING LIMITED

We have audited the attached Balance Sheet of Wipro Trademarks Holding Limited, as at March 31, 2002 and also the Profit and Loss Account for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) In our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

(iv) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report comply with the accounting standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) On the basis of written representations received from the directors, we report that none of the directors is disqualified as on March 31, 2002 from being appointed as a director in terms of clause (g) of sub-section
       (1) of Section 274 of the Companies Act, 1956;

(vi) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

       (a) in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002; and

       (b) in the case of Profit and Loss Account, of the loss for the year ended on that date.

                                                           FOR N.M. RAIJI & CO.,
                                                           Chartered Accountants

                                                                J.M. GANDHI
Mumbai, April 19, 2002                                            Partner

WIPRO TRADEMARKS HOLDING LIMITED
--------------------------------------------------------------------------------
ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF WIPRO TRADEMARKS HOLDING LIMITED

(i) The Company is an investment company. It owns fixed assets in the form of Trademarks, which are not physically verifiable. The Company has not revalued its fixed assets. The Company does not have any employees. Hence, in our opinion no comment under paragraph 4 of the Order are called for in the case of items (iii), (iv), (v), (vi), (ix), (x), (xi),
       (xii), (xiv), (xv), (xvi) and (xx) of clause (A) and item (iii) of clause D.

(ii) The Company has taken interest free loans from the holding company and from the companies, listed in the register maintained under Section 370
       (1B) of the Companies Act, 1956. The terms and conditions of the loan are not prima facie prejudicial to the interest of the Company.

(iii) The Company has not granted any loans, secured or unsecured, to the companies, firms or other parties listed in the register maintained under
       Section 301 or the companies under the same management as defined under
       Section 370 (1B) of the Companies Act, 1956.

(iv)  The Company has not given any loans or advances in the nature of loan.

(v)    Directives issued by the Reserve Bank of India and the provisions of
       Section 58A of the Companies Act, 1956 and the Rules framed thereunder are not applicable, as the Company has not accepted deposits.

(vi) We have no comments to offer under paragraph 4A(XV) of the Order regarding internal audit as paid up capital of the Company is less than Rs. 2.5 million and the average annual turnover of the Company is less than the stipulated limit.

(vii) There are no undisputed amounts payable as at March 31, 2002, in respect of income tax, wealth tax, customs duty, excise duty and sales tax.

(viii) No personal expenses have been charged to revenue account.

(ix) We have no comments to offer under paragraph 4D(ii) as the Company has not granted loans and advance on the basis of security by way of pledge of shares, debentures and other securities.

(x)    During the year no securities were held by the Company.



                                                           FOR N.M. RAIJI & CO.,
                                                           Chartered Accountants



                                                                J.M. GANDHI
Mumbai, April 19, 2002                                            Partner

WIPRO TRADEMARKS HOLDING LIMITED
--------------------------------------------------------------------------------
 BALANCE SHEET

                                                                         AS AT MARCH 31,
                                                                ---------------------------------
                                                                   2002                    2001
                                                                ----------              ---------
                                                SCHEDULE          RUPEES                  RUPEES
                                                --------        ----------              ---------
 SOURCE OF FUNDS

Shareholder's funds

Share Capital                                      1                20,000                 20,000
Loan funds
Unsecured loan                                     2               690,000                690,000
                                                                ----------              ---------
                      TOTAL                                        710,000                710,000
                                                                ----------              ---------
 APPLICATION OF FUNDS
Fixed Assets
Trade marks                                                      2,033,836              1,837,584
Less: Amortization                                                 889,671                620,414
                                                                ----------              ---------
                                                                 1,144,165              1,217,170
                                                                ----------              ---------
Current Assets, Loans and Advances                 3               993,528                925,778
Less: Current Liabilities and Provisions           4             2,007,638              1,795,590
                                                                ----------              ---------
Net Current Assets                                              (1,014,110)              (869,812)
Profit and Loss account                                            579,945                362,643
                                                                ----------              ---------
                      TOTAL                                        710,000                710,000
                                                                ----------              ---------
Notes to accounts                                  5









As per our Report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,                SURESH C. SENAPATY
Chartered Accountants                Chairman

J.M. GANDHI                          SATISH MENON
Partner                              Director

Mumbai, April 19, 2002               Bangalore, April 19, 2002

WIPRO TRADEMARKS HOLDING LIMITED
--------------------------------------------------------------------------------
 PROFIT AND LOSS ACCOUNT

                                                                        YEAR ENDED MARCH 31,
                                                                 --------------------------------
                                                                    2002                    2001
                                          SCHEDULE                RUPEES                  RUPEES
                                          --------               --------                --------
 INCOME
Licence fees                                                      100,000                 100,000
                                                                 --------                --------
                                                                  100,000                 100,000
                                                                 --------                --------
 EXPENDITURE

Professional Charges                                               36,745                  22,413
Miscellaneous Expenses                                              4,700                   9,300
Amortisation                                                      269,257                 241,331
Auditor's remuneration - Audit Fees                                 6,600                   6,600
                                                                 --------                --------
                                                                  317,302                 279,644
                                                                 --------                --------
 LOSS FOR THE YEAR                                               (217,302)               (179,644)

Balance brought forward                                          (362,643)               (182,999)
                                                                 --------                --------
 BALANCE CARRIED TO BALANCE SHEET                                (579,945)               (362,643)
                                                                 --------                --------

Notes to accounts                            5










As per our Report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,                SURESH C. SENAPATY
Chartered Accountants                Chairman

J.M. GANDHI                          SATISH MENON
Partner                              Director

Mumbai, April 19, 2002               Bangalore, April 19, 2002

WIPRO TRADEMARKS HOLDING LIMITED
--------------------------------------------------------------------------------
 SCHEDULE 1 SHARE CAPITAL

                                                                                           AS AT MARCH 31,
                                                                                   ------------------------------
                                                                                       2002                 2001
                                                                                     RUPEES               RUPEES
                                                                                   ---------            ---------
AUTHORISED
8,000 equity shares of Rs. 10 each                                                    80,000               80,000
2,000 9% cumulative redeemable preference shares of Rs. 10 each                       20,000               20,000
                                                                                   ---------            ---------
                                                                                     100,000              100,000
                                                                                   =========            =========
ISSUED, SUBSCRIBED AND PAID-UP
200 equity shares of Rs. 10 each                                                       2,000                2,000
1,800 9% cumulative redeemable preference share of Rs. 10 each                        18,000               18,000
                                                                                   ---------            ---------
                                                                                      20,000               20,000
                                                                                   =========            =========

Note:
a) All the above shares are held by Wipro Limited, the Holding Company

b) The preference shares are redeemable at par at any time before the expiry of ten years from the date of allotment, at the discretion of the Company

 SCHEDULE 2 UNSECURED LOANS
From Wipro Limited                                                                   600,000              600,000
From Wipro Prosper Limited                                                            90,000               90,000
                                                                                   ---------            ---------
                                                                                     690,000              690,000
                                                                                   =========            =========
 SCHEDULE 3 CURRENT ASSETS, LOANS
 AND ADVANCES
Debtors (Unsecured and considered good) more than 6 months                            25,000               25,000
Debtors receivable                                                                   100,000              100,000
Cash in hand                                                                              50                   50
Balance with schedule bank in current account                                        200,678              200,728
Advance for purchase of shares                                                       667,800              600,000
                                                                                   ---------            ---------
                                                                                     993,528              925,778
                                                                                   =========            =========
 SCHEDULE 4 CURRENT LIABILITIES
 AND PROVISIONS
Sundry Creditors                                                                      12,525               12,525
Amount due to holding Company                                                      1,975,512            1,763,464
Provision for taxation                                                                19,601               19,601
                                                                                   ---------            ---------
                                                                                   2,007,638            1,795,590
                                                                                   =========            =========

1.   ACCOUNTING POLICIES

     Trademarks are amortized over the life of the trademark.

 SCHEDULE 5 NOTES TO ACCOUNTS

2.   Arrears of dividend on preference share not provided for Rs. 30,604 (2001:
     28,984).

3. Additional information pursuant to part II of Schedule VI to the Companies Act, 1956 - Not Applicable.

4. Figures of previous year have been regrouped, wherever necessary to confirm to current year's classification.

WIPRO TRADEMARKS HOLDING LIMITED
--------------------------------------------------------------------------------
ADDITIONAL INFORMATION PURSUANT TO THE PROVISIONS OF PART IV OF SCHEDULE VI OF THE COMPANIES ACT, 1956
BALANCE SHEET ABSTRACT AND THE COMPANY'S GENERAL BUSINESS PROFILE

I     REGISTRATION DETAILS

      Registration No.                                 21795     State Code                                   08
      Balance Sheet Date                     31st March 2002

II    Capital raised during the year
      Public issue                                       Nil
      Rights issue                                       Nil
      Bonus issue                                        Nil
      Private placement                                  Nil

III   POSITION OF MOBILISATION OF AND
      DEPLOYMENT OF FUNDS (RUPEES)
      TOTAL LIABILITIES                              710,000     TOTAL ASSETS                            710,000
      SOURCES OF FUNDS                                           APPLICATION OF FUNDS
      Paid-up capital                                 20,000     Net Fixed Assets                      1,144,165
      Reserves and Surplus                               Nil     Investments                                 Nil
      Secured Loans                                      Nil     Net Current Assets                   (1,014,110)
      Unsecured Loans                                690,000     Miscellaneous Expenditure                   Nil
                                                                 Accumulated Losses                      579,945

IV    PERFORMANCE OF THE COMPANY (RUPEES)
      Turnover                                       100,000
      Total Expenditure                              317,302
      Profit before Tax                             (217,302)
      Profit after Tax                              (217,302)
      Earnings per share                                  --
      Dividend                                            --

V     Generic names of three principal
      products/services of the Company                   Not
      (as per monetary terms)                     Applicable





                                     For and on behalf of the Board of Directors

                                     SURESH C. SENAPATY
                                     Chairman

                                     SATISH MENON
                                     Director

                                     Bangalore, April 19, 2002

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------
DIRECTORS' REPORT

The Directors present the Annual Report of Wipro Prosper Limited for the year ended March 31, 2002.

FINANCIAL RESULTS

The Profit and Loss account shows a profit of Rs. 26,182 for the year.

DIRECTORS

Mr. Suresh C. Senapaty and Mr. Satish Menon retire by rotation and being eligible offer themselves for re-appointment.

AUDITORS

The Auditors, M/s. N.M. Raiji & Co., retire at the ensuing Annual General Meeting and offer themselves for re-appointment.

PERSONNEL

The Company has no employees in the category specified under Section 217(2A) of the Companies Act, 1956.

CONSERVATION OF ENERGY/TECHNOLOGY ABSORPTION, RESEARCH AND DEVELOPMENT/FOREIGN EXCHANGE EARNINGS AND OUTGOINGS

The Company has nothing to report on the particulars required under Section 217(1)(a) of the Companies Act, 1956, read with Rule 2 of the Companies (Disclosure of Particulars in the Report of Board of Directors) Rules 1988.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

(a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

(b) the Directors had selected such accounting policies and applied them consistently and made judgments and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period;

(c) the Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities;

(d)  the Directors had prepared the annual accounts on a going concern basis.


                                                          ON BEHALF OF THE BOARD



                                                            SURESH C. SENAPATY
Bangalore, April 19, 2002                                        Chairman

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------
AUDITOR'S REPORT

TO THE MEMBERS OF WIPRO PROSPER LIMITED

We have audited the attached Balance Sheet of Wipro Prosper Limited, as at March 31, 2002 and also the Profit and Loss Account for the year ended on that date annexed thereto. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) We have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) In our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) The Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

(iv) In our opinion, the Balance Sheet and Profit and Loss Account dealt with by this report comply with the accounting standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) On the basis of written representations received from the directors, we report that none of the directors is disqualified as on March 31, 2002 from being appointed as a director in terms of clause (g) of sub-section
       (1) of Section 274 of the Companies Act, 1956;

(vi) In our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India:

       (a) in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002; and

       (b) in the case of Profit and Loss Account, of the profit for the year ended on that date.


                                                           FOR N.M. RAIJI & CO.,
                                                           Chartered Accountants



                                                                J.M. GANDHI
Mumbai, April 19, 2002                                            Partner

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------
ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF WIPRO PROSPER
LIMITED

(i) The Company is an investment company. It does not own any fixed assets nor does it have any employees. Hence, in our opinion no comments under paragraph 4 of the Order is called for in the case of items (i), (ii),
       (iii), (iv), (v), (vi), (ix), (x), (xi), (xii), (xiv), (xv), (xvii), (xx)
       of Clause (A) and item (iii) of Clause D.

(ii) The Company has taken interest free advances from the holding company for which repayment schedule is not stipulated. The terms and conditions of the loan are not prima facie prejudicial to the interest of the Company.

(iii) The Company has granted interest free loans to the companies under the same management as defined under Section 370 (1B) of the Companies Act, 1956, for which the repayment schedule is not stipulated. The Company has not granted any other loan to the companies listed in the register maintained under Section 301 of the Companies Act, 1956.

(iv) As explained to us, the Company has not given any loans or advances in the nature of the loan.

(v)    Directives issued by the Reserve Bank of India and the provisions of
       Section 58A of the Companies Act, 1956 and the Rules framed thereunder are not applicable as the Company has not accepted deposits.

(vi) We have no comments to offer under paragraph 4A(XV) of the Order regarding internal audit as paid up capital of the Company is less than Rs. 2.5 million and the average annual turnover of the Company is less than the stipulated limit.

(vii) There are no undisputed amount payable as at March 31, 2001, in respect of income tax, wealth tax, customs and excise duties and sales tax.

(viii) No personal expenses have been charged to revenue account.

(ix) We have no comments to offer under paragraph 4D(ii) as the Company has not granted loans and advance on the basis of security by way of pledge of shares, debentures and other securities.

(x) The Company has maintained proper records of transactions and contracts in respect of the share and has also made timely entries therein. Expect for certain shares referred to in Note 2 to accounts, all the securities have been held by the Company in its own name.


                                                           FOR N.M. RAIJI & CO.,
                                                           Chartered Accountants



                                                                J.M. GANDHI
Mumbai, April 19, 2002                                            Partner

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------
 BALANCE SHEET

                                                                          AS AT MARCH 31,
                                                                   ------------------------------
                                                                     2002                 2001
                                                  SCHEDULE          RUPEES               RUPEES
                                                  --------         ---------            ---------
 SOURCE OF FUNDS

Shareholder's funds

Share Capital                                         1                2,000                2,000
Reserves and Surplus                                  2            1,105,695            1,079,513
                                                                   ---------            ---------
                          TOTAL                                    1,107,695            1,081,513
                                                                   ---------            ---------
 APPLICATION OF FUNDS
Investments                                           3              237,788              237,788
Current Assets, Loans and Advances                    4            1,084,360              960,977
Less: Current Liabilities and Provisions              5              214,453              117,251
                                                                   ---------            ---------
Net Current Assets                                                   869,907              843,727
                                                                   ---------            ---------
                          TOTAL                                    1,107,695            1,081,513
                                                                   ---------            ---------
Notes to accounts                                     6










As per our Report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,                SURESH C. SENAPATY
Chartered Accountants                Chairman

J.M. GANDHI                          SATISH MENON
Partner                              Director

Mumbai, April 19, 2002               Bangalore, April 19, 2002

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------
 PROFIT AND LOSS ACCOUNT

                                                                                       YEAR ENDED MARCH 31,
                                                                                   ---------------------------
                                                                                     2002                2001
                                                                SCHEDULE            RUPEES              RUPEES
                                                                --------           -------             -------
 INCOME
Dividend - gross                                                                    36,482              14,260
Interest on debentures - gross [tax deducted at source
Rs. NIL; (2001: Rs. 77)]                                                                --                 421
                                                                                   -------             -------
                                                                                    36,482              14,681
                                                                                   -------             -------
 EXPENDITURE
General Expenses                                                                     3,700              17,880
Auditor's remuneration - Audit Fees                                                  6,600               6,600
                                                                                   -------             -------
                                                                                    10,300              24,480
                                                                                   -------             -------
 PROFIT/(LOSS) BEFORE TAXATION                                                      26,182              (9,800)
                                                                                   -------             -------
 PROFIT/(LOSS) AFTER TAXATION                                                       26,182              (9,800)
Balance brought forward                                                            696,513             706,313
                                                                                   -------             -------
 BALANCE CARRIED TO BALANCE SHEET                                                  722,695             696,513
                                                                                   -------             -------
Notes to accounts                                                  6









As per our Report attached           For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,                SURESH C. SENAPATY
Chartered Accountants                Chairman

J.M. GANDHI                          SATISH MENON
Partner                              Director

Mumbai, April 19, 2002               Bangalore, April 19, 2002

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------

                                                                                      AS AT MARCH 31,
                                                                              -------------------------------
                                                                                  2002                 2001
                                                                                RUPEES               RUPEES
                                                                              ---------             ---------
SCHEDULE 1 SHARE CAPITAL
AUTHORISED
8,000 equity shares of Rs. 10 each                                               80,000                80,000
2,000 9% cumulative redeemable preference shares of Rs. 10 each                  20,000                20,000
                                                                              ---------             ---------
                                                                                100,000               100,000
                                                                              ---------             ---------
ISSUED, SUBSCRIBED AND PAID-UP
200 equity shares of Rs. 10 each                                                  2,000                 2,000
                                                                              ---------             ---------
                                                                                  2,000                 2,000
                                                                              =========             =========
All the above shares are held by Wipro Limited, the Holding Company

 SCHEDULE 2 RESERVES AND SURPLUS
GENERAL RESERVE
As per last Balance Sheet                                                       365,000               365,000
Add: Transfer from Profit and Loss account                                           --                    --
                                                                              ---------             ---------
                                                                                365,000               365,000
Capital Redemption Reserve                                                       18,000                18,000
PROFIT AND LOSS ACCOUNT                                                         722,695               696,513
                                                                              ---------             ---------
                                                                              1,105,695             1,079,513
                                                                              =========             =========

 SCHEDULE 3 INVESTMENTS
(at cost)

                                                                                           AS AT MARCH 31,
                                                                                       ---------------------
                                                                    FACE VALUE           2002           2001
                                                          NUMBER        RUPEES         RUPEES         RUPEES
                                                          -----     ----------         ------         ------
EQUITY SHARES
A.   TRADE (QUOTED)
     Dynamatic Technologies Ltd.
     (Refer Note No. 2)                                    3732             10         66,363         66,363
B.   NON-TRADE (QUOTED)
     Rasoi Ltd.                                             112             10          1,750          1,750
     Mannesmann Rexorth (India) Ltd.                         50             10            438            438
     Oswal Agro Mills Ltd.                                   80             10          3,100          3,100
     DCM Ltd.                                                31             10            675            675
     DCM Shriram Industries Ltd.                             55             10          1,696          1,696
     DCM Shriram Consolidated Ltd.                           41             10          2,276          2,276
     Shriram Industrial Enterprises Ltd.                     74             10            676            676
     Fujitsu - ICIM Ltd.                                     75             10          1,625          1,625
     The National Radio and Electronics Co. Ltd.            100             10          2,565          2,565
     Hindustan Lever Ltd.                                 6,240              1         17,580         17,580
     Hindustan Motors Ltd.                                  200             10          4,250          4,250
     Tata Engineering and Locomotive Co. Ltd.                80             10          2,050          2,050
     Ashok Leyland Ltd.                                      50             10          1,475          1,475
     Ambalal Sarabhai Enterprises Ltd.                       42             10            409            409
     Sarabhai Electronics Ltd.                                8             10             78             78
     Nestle India Ltd.                                      300             10          4,300          4,300
     Surya Roshni Ltd.                                       87             10          4,750          4,750
     Oswal Agro Furance Ltd.                                 30             10            300            300
     Cadbury India Ltd.                                      80             10         10,425         10,425
     Hindustan Dor Oliver Ltd.                               50             10          4,575          4,575

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------

                                                                                           AS AT MARCH 31,
                                                                                       ---------------------
                                                                    FACE VALUE           2002           2001
                                                          NUMBER        RUPEES         RUPEES         RUPEES
                                                          -----     ----------       ---------      ---------
     KSB Pumps Ltd.                                          50             10          11,425         11,425
     Britannia Industries Ltd.                              150             10          23,450         23,450
     Exide Industries Ltd.                                  200             10          14,500         14,500
     Amrit Banaspati Co. Ltd.                               100             10           8,250          8,250
     Procter & Gamble India Ltd.                             50             10          12,700         12,700
     Crompton Greaves Ltd.                                   50             10           6,600          6,600
     Phillips (India) Ltd.                                  100             10          12,750         12,750
     Velvette International Pharma Products Ltd.            100             10           2,500          2,500
     Non-Trade (Unquoted)
     All Seasons Foods Ltd.                                 100             10           1,900          1,900
     International Best Foods Ltd.                          240             10          12,357         12,357
                                                                                     ---------      ---------
                                                                                       237,788        237,788
                                                                                     =========      =========

     Aggregate cost of quoted investments                                              235,888        235,888
     Aggregate cost of unquoted investments                                              1,900          1,900
     Market value of quoted investments                                              1,855,792      1,828,884

 SCHEDULE 4 CURRENT ASSETS,
 LOANS AND ADVANCES
Balance with a scheduled bank in current account                                       425,109        388,726
Cash in hand                                                                                50             50
Loan                                                                                    90,000         90,000
Advances recoverable in cash or kind or for value to be
received (considered good)                                                             549,375        462,375
Advance Income Tax (net of provision)                                                   19,826         19,826
                                                                                     ---------      ---------
                                                                                     1,084,360        960,977
                                                                                     =========      =========

 SCHEDULE 5 CURRENT LIABILITIES
 AND PROVISIONS
Sundry Creditors                                                                        26,932         20,330
Amount due to holding Company                                                          187,521         96,921
                                                                                     ---------      ---------
                                                                                       214,453        117,251
                                                                                     =========      =========

1.   ACCOUNTING POLICIES

     Investments -

     Investments are accounted at cost plus transfer charges, Diminution in value is provided for where the management is of the opinion that the diminution is of a permanent nature.

     Income on investment -

     Income on investment is recognized on accrual basis

 SCHEDULE 6 NOTES TO ACCOUNTS

2. As at the date of audit, 3451 equity shares of Dynamatic Technologies Ltd., purchased by the Company has remained to be transferred in the name of the Company pending disposal of the appeal of the Company before the Hon'ble Madras High Court in this regard.

3. Additional information pursuant to part II of Schedule VI to the Companies Act, 1956 - Not Applicable

4. Figures of previous year have been regrouped, wherever necessary to confirm to current year's classification.

WIPRO PROSPER LIMITED
--------------------------------------------------------------------------------
ADDITIONAL INFORMATION PURSUANT TO THE PROVISIONS OF PART IV OF SCHEDULE VI OF THE COMPANIES ACT, 1956
BALANCE SHEET ABSTRACT AND THE COMPANY'S GENERAL BUSINESS PROFILE

I     REGISTRATION DETAILS
      Registration No.                                 21796     State Code                                  08
      Balance Sheet Date                     31st March 2002

II    CAPITAL RAISED DURING THE YEAR
      Public issue                                       Nil
      Rights issue                                       Nil
      Bonus issue                                        Nil
      Private placement                                  Nil

III   POSITION OF MOBILISATION OF AND
      DEPLOYMENT OF FUNDS (RUPEES)
      TOTAL LIABILITIES                            1,107,695     TOTAL ASSETS                         1,107,695
      SOURCES OF FUNDS                                           APPLICATION OF FUNDS
      Paid-up capital                                  2,000     Net Fixed Assets                           Nil
      Reserves and Surplus                         1,105,695     Investments                            237,788
      Secured Loans                                      Nil     Net Current Assets                     869,907
      Unsecured Loans                                    Nil     Miscellaneous Expenditure                  Nil

IV    PERFORMANCE OF THE COMPANY (RUPEES)
      Turnover                                        36,482
      Total Expenditure                               10,300
      Profit before Tax                               26,182
      Profit after Tax                                26,182
      Earnings per share                              130.91
      Dividend                                            --

V     Generic names of three principal
      products/services of the Company                   Not
      (as per monetary terms )                    Applicable







                                     For and on behalf of the Board of Directors

                                     SURESH C. SENAPATY
                                     Chairman

                                     SATISH MENON
                                     Director

                                     Bangalore, April 19, 2002

WIPRO WELFARE LIMITED
--------------------------------------------------------------------------------
DIRECTORS' REPORT

The Directors present the Annual Report of Wipro Welfare Limited for the year ended March 31, 2002.

FINANCIAL RESULTS

As the Company is yet commence its operations, no Profit and Loss account is prepared. All expenditure incurred has been classified as pre-operative expenses which now stands at Rs. 699,020.

DIRECTORS

Mr. Suresh C. Senapaty and Mr. Satish Menon retire by rotation and being eligible offer themselves for re-appointment.

AUDITORS

The Auditors, M/s. N.M. Raiji & Co., retire at the ensuing Annual General Meeting and offer themselves for re-appointment.

PERSONNEL

The Company has no employees in the category specified under Section 217(2A) of the Companies Act, 1956.

CONSERVATION OF ENERGY/TECHNOLOGY ABSORPTION, RESEARCH AND DEVELOPMENT/FOREIGN EXCHANGE EARNINGS AND OUTGOINGS

The Company has nothing to report on the particulars required under Section 217(1)(a) of the Companies Act, 1956, read with Rule 2 of the Companies (Disclosure of Particulars in the Report of Board of Directors) Rules 1988.

DIRECTORS RESPONSIBILITY STATEMENT

As required under Section 217(2AA) of the Companies Act, 1956, it is hereby stated that:

(a) in the preparation of the annual accounts, the applicable accounting standards had been followed along with proper explanation relating to material departures;

(b) the Directors had selected such accounting policies and applied them consistently and made judgements and estimates that are reasonable and prudent so as to give a true and fair view of the state of affairs of the Company at the end of the financial year and of the profit or loss of the Company for that period.

(c) the Directors had taken proper and sufficient care for the maintenance of adequate accounting records in accordance with the provisions of this Act for safeguarding the assets of the Company and for preventing and detecting fraud and other irregularities;

(d)  the Directors had prepared the annual accounts on a going concern basis.


                                                        ON BEHALF OF THE BOARD



                                                          SURESH C. SENAPATY
Bangalore, April 19, 2002                                      Chairman

WIPRO WELFARE LIMITED
--------------------------------------------------------------------------------
AUDITOR'S REPORT

TO THE MEMBERS OF WIPRO WELFARE LIMITED

We have audited the attached Balance Sheet of Wipro Welfare Limited, as at March 31, 2002. No profit and loss account has been prepared, as the Company has not commenced commercial activity. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Auditing Standards generally accepted in India. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988 issued by the Central Government of India in terms of sub-section (4A) of
Section 227 of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

Further to our comments in the Annexure referred to above, we report that:

(i) we have obtained all the information and explanations, which to the best of our knowledge and belief were necessary for the purpose of our audit;

(ii) in our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of those books;

(iii) the Balance Sheet dealt with by this report are in agreement with the books of account;

(iv) in our opinion, the Balance Sheet dealt with by this report comply with the Accounting Standards referred to in sub-section (3C) of Section 211 of the Companies Act, 1956;

(v) on the basis of written representations received from the directors, we report that none of the directors is disqualified as on March 31, 2002 from being appointed as a director in terms of clause (g) of sub-section
        (1) of Section 274 of the Companies Act, 1956;

(vi) in our opinion and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002.

                                                FOR N.M. RAIJI & CO.,
                                                Chartered Accountants

                                                    J.M. GANDHI
Mumbai, April 19, 2002                               Partner

WIPRO WELFARE LIMITED
--------------------------------------------------------------------------------

ANNEXURE TO AUDITOR'S REPORT OF EVEN DATE FOR THE MEMBERS OF WIPRO WELFARE
LIMITED

(i) The Company has neither taken nor granted any loans, secured or unsecured, from/to companies, firms or other parties listed in the register maintained under Section 301 and/or from the companies under the same management as defined under sub-section (1B) of Section 370 of the Companies Act, 1956.

(ii) The Company has not given any loans or advances in the nature of loans to any party.

(iii) In our opinion and according to the information and explanations given to us, no undisputed amounts in respect of income tax, wealth tax, sales tax, customs duty and excise duty were outstanding as on March 31, 2002 for a period of more than six months from the date they become payable.

                                             FOR N.M. RAIJI & CO.,
                                             Chartered Accountants

                                                 J.M. GANDHI
Mumbai, April 19, 2002                             Partner


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--------------------------------------------------------------------------------

 BALANCE SHEET


                                                                          AS AT MARCH 31,
                                                                    -------------------------
                                                     SCHEDULE         2002            2001
                                                     --------       --------         --------
                                                                     RUPEES           RUPEES
                                                                    --------         --------
 SOURCES OF FUNDS
SHAREHOLDER'S FUNDS
(a) Share Capital                                         1          661,710          661,710
(b) Advance against equity                                             2,500            2,500
                                                                    --------         --------
                                  TOTAL                              664,210          664,210
                                                                    ========         ========
 APPLICATION OF FUNDS
CURRENT ASSETS LOANS AND ADVANCES                         2           76,200           25,200
LESS: CURRENT LIABILITIES
Sundry Creditors                                                     111,010           52,010
                                                                    --------         --------
NET CURRENT ASSETS                                                   (34,810)         (26,810)
                                                                    --------         --------
Miscellaneous expenditure                                 3          699,020          691,020
                                                                    --------         --------
(to the extent not written off or adjusted)
                                  TOTAL                              664,210          664,210
                                                                    ========         ========
Notes to accounts                                         4






As per our Report attached          For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                         SURESH C. SENAPATY         SATISH MENON
Partner                             Chairman                   Director

Mumbai, April 19, 2002              Bangalore, April 19, 2002



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--------------------------------------------------------------------------------

                                                                         AS AT MARCH 31,
                                                                  ------------------------------
                                                                      2002               2001
                                                                  -----------        -----------
                                                                     RUPEES             RUPEES
                                                                  -----------        -----------
 SCHEDULE 1 SHARE CAPITAL
AUTHORISED
10,000,000 equity shares of Rs. 10 each                           100,000,000        100,000,000
                                                                  -----------        -----------
ISSUED, SUBSCRIBED AND PAID-UP
66,171 equity shares of Rs. 10 each                                   661,710            661,710
66,171 equity shares of Rs. 10 each held by Wipro Limited,        ===========        ===========
the holding Company

 SCHEDULE 2 CURRENT ASSETS LOAN
 AND ADVANCES
Cash on hand                                                              200                200
Balance with schedule bank in current account                          25,000             25,000
Other Advances                                                         51,000
                                                                  -----------        -----------
                                                                       76,200             25,200
                                                                  ===========        ===========



                                                                         YEAR ENDED MARCH 31,
                                                                  ------------------------------
                                                                     2002               2001
                                                                  -----------        -----------
 SCHEDULE 3 MISCELLANEOUS EXPENDITURE
(to the extent not written off or adjusted)
PRELIMINARY EXPENSES                                                   16,245             16,245
PRE-OPERATIVE EXPENSES
Advertisement                                                          79,339             79,339
Membership and subscription                                            19,134             19,134
Legal and professional charges                                         56,150             48,650
Printing and Stationary                                                 3,980              3,980
Rate and Taxes                                                        524,172            523,672
                                                                  -----------        -----------
                                                                      699,020            691,020
                                                                  ===========        ===========
 SCHEDULE 4 NOTES TO ACCOUNTS

1. The Company has not yet commenced its operations and hence no Profit and Loss account is Prepared.
     Expenditure incurred during the period is classified as pre-operative expenses.

2.   The accounts are prepared under the historical cost
     convention.                                                  -----------        -----------
3.   Legal and professional charges includes
     Audit fees                                                         6,300              6,300


As per our Report attached         For and on behalf of the Board of Directors

FOR N.M. RAIJI & CO.,
Chartered Accountants

J.M. GANDHI                        SURESH C. SENAPATY         SATISH MENON
Partner                            Chairman                   Director

Mumbai, April 19, 2002             Bangalore, April 19, 2002


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WIPRO LIMITED

--------------------------------------------------------------------------------







        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND
                     RESULTS OF OPERATIONS, RISK FACTORS AND
             FINANCIAL STATEMENTS FOR THE YEAR ENDED MARCH 31, 2002
   (IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES)





                                      162

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--------------------------------------------------------------------------------
                 SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
                        (IN MILLIONS, EXCEPT SHARE DATA)


                                                                                   YEAR ENDED MARCH 31,
                                                      -------------------------------------------------------------------------
                                                         1999           2000           2001             2002             2002
                                                      ---------      ----------      ----------      -----------       --------
Consolidated statements of Income Data:
Revenue:
    Global IT Services
       Services                                       Rs. 6,359      Rs. 10,206      Rs. 17,670      Rs. 21,457        $    439
       Products                                                                                             955              20
    India and AsiaPac IT Services and Products
       Services                                           1,137           1,513           1,873           1,914              39
       Products                                           6,028           6,577           6,771           5,037             103
    Consumer Care and Lighting                            3,402           3,151           3,144           2,938              60
    Others                                                  806           1,381           1,329           1,680              34
                                                      ---------      ----------      ----------      -----------       --------
    Total                                                17,732          22,828          30,787          33,981             696
Cost of Revenues:
    Global IT Services
       Services                                           4,057           6,220           9,205          11,506             236
       Products                                              --              --              --             891              18
    India and AsiaPac IT Services and Products
       Services                                             680             901             984             862              18
       Products                                           4,901           5,640           5,457           4,234              87
    Consumer Care and Lighting                            2,585           2,251           2,215           2,021              41
       Others                                               582           1,070             962           1,354              28
                                                      ---------      ----------      ----------      -----------       --------
       Total                                             12,805          16,082          18,823          20,868             427
Gross Profit                                              4,927           6,746          11,964          13,113             269
Operating expenses:
    Selling, general and administrative expenses         (3,119)         (3,252)         (4,835)         (4,873)           (100)
    Research and development expenses                        --              --              --            (127)             (3)
    Amortization of goodwill                                 --              (1)            (45)           (176)             (4)
    Foreign exchange gains/(loss), net                       34              52             120             219               4
    Others, net                                             103              73             349             158               3
                                                      ---------      ----------      ----------      -----------       --------
Operating Income                                          1,945           3,618           7,553           8,314             170
Gain/(loss) on sale of stock of affiliates,
    including direct issue of stock by affiliate             --             412              --              --              --
Other income/(expense) ( net)                              (282)           (284)             87             839              17
Income taxes                                               (179)           (525)         (1,150)           (971)            (20)
                                                      ---------      ----------      ----------      -----------       --------
Income before share of equity in earnings
    of affiliates                                         1,484           3,221           6,490           8,182             168
Equity in earnings of affiliate                              96             113             (53)            147               3
                                                      ---------      ----------      ----------      -----------       --------
Income from continuing operations                     Rs. 1,580       Rs. 3,334       Rs. 6,437       Rs. 8,329        $    171
                                                      =========      ==========      ==========      ===========       ========
Earnings per share from continuing operations:
       Basic                                               6.94           14.63           28.07           36.04            0.74
       Diluted                                             6.94           14.58           27.83           35.98            0.74
Additional data:
Operating Income
    Global IT Services                                Rs. 1,493       Rs. 2,909       Rs. 6,038       Rs. 7,609        $    156
    India and AsiaPac IT Services and Products              283             460             825             578              12
    Consumer Care and Lighting                              442             485             451             404               8
    Others                                                 (108)             92             215             (86)             (2)
    Reconciling items                                      (165)           (328)             24            (191)             (4)
                                                      ---------      ----------      ----------      -----------       --------
       Total                                          Rs. 1,945       Rs. 3,618       Rs. 7,553       Rs. 8,314        $    170
                                                      =========      ==========      ==========      ===========       ========
Consolidated Balance Sheet Data:
Cash and cash equivalents                             Rs.   637       Rs.   784       Rs. 5,623       Rs. 7,377        $    151
Working Capital                                            (210)          1,925          11,216          18,415             377
Total assets                                             10,702          12,678          26,187          33,755             691
Total debt, including preferred stock                     3,252           1,804           1,768             291               6
Total stockholders equity                                 2,648           6,687          19,081          27,457             562



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--------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

        Investors are cautioned that this discussion contains forward-looking statements that involve risks and uncertainties. When used in this discussion, the words "anticipate", "believe", "estimate", "intend", "will" and "expect" and other similar expressions as they relate to the company or its business are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Actual results, performances or achievements could differ materially from those expressed or implied in such forward-looking statements. Factors that could cause or contribute to such differences include those described under the heading "Risk Factors" in the prospectus filed with the Securities and Exchange Commission, as well as the factors discussed in the Form 20-F, included in this report. Readers are cautioned not to place undue reliance on these forward- looking statements that speak only as of their dates. The following discussion and analysis should be read in conjunction with our financial statements included herein and the notes thereto.

Overview

        We are a leading India based provider of IT Services globally. We provide high-end IT solutions to leading companies worldwide and have other profitable businesses in niche markets in India. Our objective is to be a world leader in providing comprehensive IT Services by continuing to provide world-class quality Services and building on the Wipro brand name. We have three primary business segments we operate through independent divisions.

        - Global IT Services and Products. We provide research and development services for hardware and software design to technology and telecommunication companies, software application development, package implementation and system integration services to corporate enterprises. In large system integration projects, we also supply the hardware and software products. These services are marketed and delivered through our Wipro Technologies division.

        - India and AsiaPac IT Services and Products. We are a leader in the Indian IT market and focus primarily on meeting all the IT and e-commerce requirements of companies in India and the AsiaPacific region through our Wipro Infotech division.

        - Consumer Care and Lighting. We leverage our brand name and distribution strengths to sustain a profitable presence in niche markets in the areas of soaps, toiletries, lighting products and hydrogenated cooking oils for the Indian market. We have been in the consumer care business since our inception in 1945 and the lighting business since 1992.

        - Healthcare and Life Sciences. In April 2002, we established a new business segment named Wipro Healthcare and Life Sciences, to address the IT requirements of the emerging Healthcare and Life Sciences market. Our business division, Wipro Biomed, which is currently included in Others, will now become part of the Wipro Healthcare and Life Sciences segment. The business segment information presented here does not reflect the establishment of the new business segment.

        Our revenue and net income for the years ended March 31, 2000, 2001 and 2002 are provided below:


                                                   YEAR ENDED MARCH 31,
                                       --------------------------------------------
                                          2000             2001             2002
                                       ----------       ----------       ----------
                                                       (in millions)
Revenue ...............................Rs. 22,827       Rs. 30,787       Rs. 33,981
Cost of revenue .......................    16,082           18,823           20,868
Gross profit ..........................     6,745           11,964           13,113
Gross margins .........................        30%              39%              39%
Operating income ......................     3,617            7,553            8,315
Income from continuing operations .....     3,333            6,437            8,330
Net income ............................     3,552            6,455            8,330
Earnings per share
Basic .................................     15.59            28.15            36.04
Diluted ...............................     15.54            27.91            35.98



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

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--------------------------------------------------------------------------------
        Our revenue and operating income by business segment are provided below for the years ended March 31, 2000, 2001 and 2002.

                                                             YEAR ENDED MARCH 31,
                                                    -----------------------------------
                                                    2000            2001           2002
                                                    ----            ----           ----
REVENUE:
Global IT Services and Products ...................   46%             58%            67%
India and AsiaPac IT Services and Products ........   35              28             20
Consumer Care and Lighting ........................   14              10              9
Others ............................................    5               4              4
                                                    ----            ----           ----
                                                     100%            100%           100%
                                                    ====            ====           ====
OPERATING INCOME:
Global IT Services and Products ...................   80%             80%            92%
India and AsiaPac IT Services and Products ........   13              11              7
Consumer Care and Lighting ........................   13               6              5
Others ............................................    3               3             (1)
Reconciling items .................................   (9)             --             (3)
                                                    ----            ----           ----
                                                     100%            100%           100%
                                                    ====            ====           ====


        The Others category in the table above includes our other lines of business such as Wipro Net, Wipro Biomed and Wipro Fluid Power. Corporate activities such as treasury, legal, accounting and human resources which do not qualify as operating segments under SFAS No. 131, have been considered as reconciling items. Reconciling items are net of common costs allocated to other business segments.

                                                        GLOBAL IT SERVICES AND PRODUCTS
                                                 --------------------------------------------
                                                               YEAR ENDED MARCH 31,
                                                 --------------------------------------------
                                                    2000             2001             2002
                                                 ----------       ----------       ----------
                                                                 (in millions)
Revenue
     Services ..............................     Rs. 10,459       Rs. 17,797       Rs. 21,701
     Products ..............................             --               --              967
       Total ...............................         10,459           17,797           22,668
Cost of Revenue
     Services ..............................         (6,220)          (9,205)         (11,506)
     Products ..............................             --               --             (891)
       Total ...............................         (6,220)          (9,205)         (12,397)
Selling, general and administrative expenses         (1,345)          (2,575)          (2,533)
Research and Development expenses ..........             --               --             (127)
Others, net ................................             15               20               (2)
Operating Income ...........................          2,909            6,037            7,609
Revenue growth rate over prior period ......             58%              70%              27%
Operating margin ...........................             28%              34%              34%


        Global IT Services and Products revenue from Services is derived from technology and software services provided on either a time and materials or fixed-price, fixed-time frame basis. Our business segment revenue includes the impact of exchange rate fluctuations. Revenue from Services provided on a time and materials basis is recognized in the period that services are provided and costs incurred. Revenue from fixed-price, fixed-time frame projects is recognized on a percentage of completion basis. Provisions for estimated losses on projects in progress are recorded in the period in which we determine such losses to be probable. To date, a substantial majority of our Services revenue has been derived from time and materials projects. For the year ended March 31, 2002,

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

WIPRO LIMITED
--------------------------------------------------------------------------------
time and materials projects generated 73% of Global IT Services and Products, Services revenue, while fixed-price, fixed-time frame projects generated 27% of Global IT Services and Products revenue. The proportion of revenue from fixed price, fixed-time frame projects may increase. Our operating results could be adversely affected by factors such as cost overruns due to delays, unanticipated costs, and wage inflation.

        Global IT Services and Products revenue from Products is derived from the sale of third-party hardware and software products.

        The cost of revenue for Services, in Global IT Services and Products, consists primarily of compensation expenses for our IT professionals, data communication expenses, computer maintenance, travel expenses and occupancy expenses associated with services rendered. We recognize these costs as incurred. Selling, general and administrative expenses consist primarily of sales and marketing expenses and allocated corporate overhead expenses associated with management, human resources, corporate marketing, information management systems, quality assurance and finance. The cost of revenue for Products, in Global IT Services and Products, consists of the cost of products procured from third party manufacturers.

        The Services component of our Global IT Services and Products revenue and profits for any period are significantly affected by the proportion of work performed at our facilities in India and at client sites overseas and by the utilization rates of our IT professionals. Services performed in India generally yield better profit margins because the higher costs of performing overseas work more than offset the higher rates we charge. For this reason, we seek to move a project as early as possible from overseas locations to our Indian development centers. As of March 31, 2002, 79% of our professionals in the Services components of our Global IT Services and Products were located in India. For the year ended March 31, 2002, 48% of the Services component of our Global IT Services and Products revenues was generated from work performed at our facilities in India.

        In our segment reporting only, management included the impact of exchange rate fluctuations and net interest income on inter-segment business loans in its revenue. As of April 1, 2000, management started excluding net interest income received on inter-business segment loans in segment revenue. Excluding the impact of these items, revenue, as reported in our statements of income, is Rs. 10,206 million, Rs. 17,670 million and Rs. 22,412 million for the years ended March 31, 2000, 2001 and 2002 respectively.

                                                   INDIA AND ASIAPAC IT SERVICES AND PRODUCTS
                                                   ------------------------------------------
                                                              YEAR ENDED MARCH 31,
                                                   ------------------------------------------
                                                     2000            2001            2002
                                                    ------          ------          ------
                                                                (in millions)
Revenue
     Services ..............................     Rs. 1,513       Rs. 1,873       Rs. 1,914
     Products ..............................         6,563           6,725           5,037
     Total .................................         8,076           8,598           6,951
Cost of revenue

     Services ..............................          (901)           (984)           (863)
     Products ..............................        (5,640)         (5,457)         (4,234)
     Total .................................        (6,541)         (6,441)         (5,097)
Selling, general and administrative expenses        (1,098)         (1,392)         (1,278)
Amortization of goodwill ...................            (1)             (1)             (2)
Others, net ................................            25              61               5
Operating income ...........................           461             825             579
Revenue growth rate over prior period ......            13%              6%            (19%)
Operating margin ...........................             6%             10%              8%


        Our India and AsiaPac IT Services revenue is derived principally from hardware and software support, maintenance and consulting services. Our India and AsiaPac IT Products revenue is derived primarily from the sale of computers, networking equipment and related hardware products. Our business segment revenue includes the impact of exchange rate fluctuations. We recognize revenue from services, depending on the contract terms, over the contract period. Revenue on products is recognized on dispatch of the products to the customer.

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--------------------------------------------------------------------------------

        Effective January 1, 2001, we adopted the provisions of Staff Accounting Bulletin No. 101 (SAB 101) issued by the Securities and Exchange Commission which provides guidelines in applying generally accepted accounting principles to selected revenue recognition issues. Revenue continues to be recognized on dispatch, however, where the client is not obligated to pay a portion of the contract price until completion of installation, revenue is recognized only on completion of installation. Financial information for the year ended March 31, 2001 has been restated by applying the newly adopted accounting principle.

        The cost of revenue for India and AsiaPac IT Services consists primarily of compensation expenses and replacement parts for our maintenance services. We recognize these costs as incurred. The cost of revenue for India and AsiaPac IT Products consists of manufacturing costs for products, including materials, labor and facilities. In addition, a portion of the costs reflects products manufactured by third parties and sold by us. We recognize these costs at the time of sale.

        Selling, general and administrative expenses for our India and AsiaPac IT Services and Products business segment are similar in type to those for our Global IT Services and Products business segment.

        Historically, our India and AsiaPac IT Products revenue has accounted for a substantial majority of revenue and a much smaller portion of operating income of our India and AsiaPac IT Services and Products business segment. Our strategy in the IT market in India and AsiaPacific region is to improve our profitability by focusing on IT Services, including systems integration, support services, software and networking solutions, Internet and e-commerce applications.

        In our segment reporting only, management included the impact of exchange rate fluctuations and net interest income on inter-segment business loans in its revenue. As of April 1, 2000, management started excluding net interest income received on inter-business segment loans in segment revenue. Excluding the impact of these items, revenue, as reported in our statements of income, is Rs. 8,090 million, Rs. 8,645 million and Rs. 6,950 millions for the years ended March 31, 2000, 2001 and 2002 respectively.

                                                        CONSUMER CARE AND LIGHTING
                                                 -----------------------------------------
                                                            YEAR ENDED MARCH 31,
                                                 -----------------------------------------
                                                    2000           2001            2002
                                                 ---------       ---------       ---------
                                                               (in millions)
Revenue ....................................     Rs. 3,192       Rs. 3,144       Rs. 2,939
Cost of revenue ............................        (2,251)         (2,215)         (2,021)
Selling, general and administrative expenses          (462)           (539)           (518)
Others, net ................................             6              61               3
Operating income ...........................           485             451             403
Revenue growth rate over prior period ......            (7%)            (2%)            (7%)
Operating margin ...........................            15%             14%             14%


        We have been in the Consumer Care business since 1945 and the lighting business since 1992. The Consumer Care business has historically generated surplus cash. Our strategy is to sustain operating margins and continue generating positive operating cash flows. Revenue in this segment may fluctuate as commodity prices change and as we emphasize profitability and cash generation over volume sales.

        We recognize revenue from product sales at the time of shipment. Cost of products consists primarily of raw materials and other manufacturing expenses such as overheads for factories. Selling, general and administrative expenses are similar in type to those for our other business segments.

        In our segment reporting only, management included the impact of exchange rate fluctuations and net interest income on inter-segment business loans in its revenue. As of April 1, 2000, management started excluding net interest income received on inter-business segment loans in segment revenue. Excluding the impact of these items, revenue, as reported in our statements of income, is Rs. 3,151 million, Rs. 3,144 million and Rs. 2,939 millions for the years ended March 31, 2000, 2001 and 2002 respectively.

        AMORTIZATION OF DEFERRED STOCK COMPENSATION

        We have amortized deferred stock compensation expenses of Rs. 97 million, Rs. 87 million and Rs. 79 million, for the years ended March 31, 2000, 2001 and 2002, respectively, in connection with equity shares issued to our employees pursuant to our Wipro


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WIPRO LIMITED
--------------------------------------------------------------------------------
Equity Reward Trust. We use the intrinsic value based method of APB Opinion No. 25 and record a deferred stock compensation expense for the difference between the sale price of equity shares and the fair value as determined by quoted market prices of our equity shares on the date of grant. The deferred stock compensation is amortized on a straight-line basis over the vesting period of the equity shares, which ranges from six months to five years.

        The stock compensation charge has been allocated to cost of revenue and selling, general and administrative expenses in line with the nature of the service rendered by the employee who received the benefit. The amortization is:

                                                           YEAR ENDED MARCH 31,
                                                   -----------------------------------
                                                     2000          2001           2002
                                                   -------       --------       ------
                                                            (in millions)
Cost of revenue ...............................     Rs. 36        Rs. 32        Rs. 30
Selling, general and administrative expenses ..         61            55            49
                                                    ------        ------        ------
  Total .......................................     Rs. 97        Rs. 87        Rs. 79
                                                    ------        ------        ------


        AMORTIZATION OF GOODWILL

        In December 2000, we acquired the 45% minority interest held by KPN Telecom in Wipro Net, our subsidiary. This acquisition resulted in goodwill of Rs. 868 million. Goodwill is currently being amortized over a period of 5 years. Please refer to the discussions on "Recent accounting pronouncements" in Note 2 of the Notes to the Consolidated Financial Statements about the impact of our adoption of SFAS 141 and SFAS 142 on unamortized goodwill.

        FOREIGN EXCHANGE GAINS (NET)

        Exchange rate fluctuation consists of the difference between the rate of exchange at which a transaction is recorded and the rate of exchange on the date the transaction is settled, and the gains and losses on revaluation of foreign currency assets and liabilities outstanding at the end of a period.

        OTHERS, NET

        Others, net includes net gains on the sale of property, plants, equipment, royalty and other operating income.

        OTHER INCOME/(EXPENSE) (NET)

        Our other income includes interest income on short-term investments net of interest expense on short term and long-term debt and realized gains on the sale of investment securities.

        EQUITY IN EARNINGS OF AFFILIATE

        Wipro GE Medical Systems Ltd. (Wipro GE). We hold a 49% equity interest in Wipro GE Medical Systems Limited, a joint venture with General Electric.

        Wipro ePeripherals Ltd. (WeP). On September 1, 2000, we spun off our peripherals services division into a new legal entity Wipro ePeripherals Ltd., or WeP. In consideration of the transfer, we received a 38.7% equity interest, non-convertible debentures bearing a 12.5% interest rate and cash of Rs. 156 million. WeP has equity participation from certain strategic investors and employees. In March 2002, WeP issued additional equity shares to certain investors, which resulted in reduction of our equity interest to 33.8%. Our share of the income generated by WeP is accrued in proportion to our equity interest.

        Wipro Net Ltd. As of March 31, 1999, we held a 100% equity interest in Wipro Net. In December 1999, we decreased our interest in Wipro Net Ltd. from 100% to 55%. Since the minority shareholder also held substantive stockholder participating rights in Wipro Net Ltd. since December 1999, we did not consolidate Wipro Net in our financial statements. Historically, the results of operations of Wipro Net Ltd. have not been material in relation to our consolidated financial statements. Consequently, the decrease in our interest in Wipro Net Ltd. did not significantly impact our revenues and operating income.

        In December 2000, we acquired the 45% minority interest in Wipro Net held by KPN Telecom for Rs. 1,087 million resulting in goodwill of Rs. 868 million. Subsequent to the acquisition, we have been consolidating Wipro Net in our financial statements. Our equity in the loss of Wipro Net prior to the acquisition of the minority interest of Rs. 136 million in fiscal 2001 is reported by the equity method.


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--------------------------------------------------------------------------------
        In May 2001, we decided to merge Wipro Net into Wipro Limited. The merger was completed in April 2002 after obtaining regulatory approvals.

        Netkracker Ltd. In December 2000, we established Netkracker by transferring our retail Internet business into a newly formed Company in which a strategic investor invested Rs. 300 million to acquire a 51% equity share interest. We retained a 49% equity share interest and also acquired additional convertible preference shares in Netkracker for an aggregate amount of Rs. 54 million. In March 2002, we converted such preference shares to equity shares and increased our equity interest in Netkracker to 79%. In March 2002, we agreed to acquire an additional 19% equity share interest in Netkracker from the strategic investor for Rs. 30 million in cash and a contingent cash consideration that is payable on the occurrence of certain specified events. We believe that the occurrence of such specified events are within our control and as a result have determined that the contingent consideration is not payable. Accordingly, the transaction was accounted for as a purchase business combination. The amounts assigned to the net assets of Netkracker exceed the cost of acquisition and this excess was initially used to reduce the amounts allocated to certain eligible assets. Since the remaining excess of Rs. 96 million is not material we have reported it as a component of other income and not as an extraordinary gain.

        GAIN ON SALE OF STOCK OF AFFILIATES

        Pursuant to a joint venture agreement in the year ended March 31, 2000, our affiliate, Wipro Net Ltd., issued equity shares to KPN Telecom which increased the carrying value of our equity interest by Rs. 266 million. Further, we sold equity shares of Wipro Net Ltd., to KPN Telecom for a gain of Rs. 146 million.

        INCOME TAXES

        Our net income earned from providing services in client premises outside India is subject to tax in the country where we perform the work. Most of our tax paid in countries other than India can be applied as a credit against our Indian tax liability to the extent that the same income is subject to tax in India.

        Currently, we benefit from tax holidays the Government of India gives to the export of information technology services from specially designated "Software Technology Parks" in India. As a result of these incentives, our operations have been subject to relatively insignificant Indian tax liabilities.

        These tax incentives currently include a 10-year tax holiday from payment of Indian corporate income taxes for the operation of our Indian facilities, all of which are "Export Oriented Undertakings" or located in "Software Technology Parks" or "Export Processing Zones;" and an income tax deduction of 100% for profits derived from exporting information technology services. We can use either of these two tax incentives. As a result of these two tax incentives, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. For the years ended March 31, 2000, 2001 and 2002, without accounting for the double taxation treaty set-offs, our tax benefits were Rs. 1,104 million, Rs. 2,389 million and Rs. 2,862 million, respectively, from such tax incentives.

        The Finance Act, 2000 phases out the 10-year tax holiday over a ten year period from fiscal 2000 through fiscal 2009. Accordingly, facilities set up on or before March 31, 2000, have a 10-year tax holiday, new facilities set up on or before March 31, 2001, have a 9-year tax holiday and so forth until March 31, 2009, after which the tax holiday will no longer be available to new facilities. Our current tax holidays expire in stages by 2009. Additionally, the Finance Act, 2002 has subjected ten percent of all income derived from services located in "Software Technology Parks" to income tax for a one-year period ending March 31, 2003.

        The Finance Act, 2000 also restricts the scope of the tax exemption to export income earned by software development centers that are "Export Oriented Undertakings" or located in "Software Technology Parks" or "Export Processing Zones" as compared to the earlier exemption which was available to business profits earned by them. For companies opting for the 100% tax deduction for profits derived from exporting information technology services, the Finance Act, 2000 phases out the income tax deduction over the next five years beginning on April 1, 2000.

        RESULTS OF OPERATIONS

        YEARS ENDED MARCH 31, 2002 AND 2001

        Revenue. Our total revenue increased 10% from Rs. 30,787 million for the year ended March 31, 2001 to Rs. 33,981 million for the year ended March 31, 2002. Revenue growth was driven primarily by a 27% increase in revenue from Global IT Services and Products. Revenues of India and AsiaPac IT Services and Products and Consumer Care & Lighting declined by 19% and 7%, respectively, partially offsetting the revenue increase of Global IT Services and Products.

        Global IT Services & Products revenue increased 27% from Rs. 17,797 million for the year ended March 31, 2001 to Rs. 22,668 million for the year ended March 31, 2002. Revenue from technology services increased by 22%. This increase is attributable to increased services provided to telecommunications and Internet service providers. Revenue from Telecom and Internetworking declined 6%, reflecting the softness in demand from telecom equipment manufacturers. Revenue from enterprise services increased 22%. This was primarily driven by increased revenues we received from services provided to financial services,


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retail and utility companies. We added over 107 new clients during the year, accounting for over 14% of our total Global IT Services and Products revenue for the year. The total number of clients that individually accounted for over $5 million in revenues increased from 15 to 23. Revenue from products were primarily from the sale of hardware and software products along with services in a system integration project.

        India and AsiaPac IT Services & Products revenue declined 19% from Rs. 8,598 million for the year ended March 31, 2001 to Rs. 6,951 million for the year ended March 31, 2002. The current weak economic environment has reduced the demand for IT products in the Indian markets. The decrease in revenue from products was primarily due to a 15% decline in revenue from manufactured products and a 31% decline in revenue from traded products. These decreases were partially offset by a 2% growth in revenue from Services.

        Consumer Care and Lighting revenues declined 7% from Rs. 3,144 million for the year ended March 31, 2001 to Rs. 2,939 million for the year ended March 31, 2002. This was primarily attributable to a decline in revenue from soap products.

        Revenue from Others increased by 26%, from Rs. 1,329 million for the year ended March 31, 2001 to Rs. 1,680 million for the year ended March 31, 2002. Most of this increase is attributable to revenue from Wipro Net which has been included to Others since December 2000. Prior to December 2000, Wipro Net was an affiliate of Wipro Limited. In December 2000 we acquired the minority interest held by KPN Telecom and Wipro Net became a wholly owned subsidiary of Wipro. On a comparable basis, revenues of Others declined by 1%.

        Cost of Revenue. As a percentage of total revenue, cost of revenue remained at 61% for the year ended March 31, 2002.

        As a percentage of Global IT Services revenue, cost of Global IT Services revenue increased by 1% from 52% in the year ended March 31, 2001 to 53% in the year ended March 31, 2002. This increase is primarily due to a 5% decline in IT professional utilization rates from 65% in fiscal 2001 to 60% in fiscal 2002 and a modest increase in compensation for overseas onsite employees. This is partially offset by a 12% increase in our offshore billing rates and a 15% increase in our onsite billing rates.

        As a percentage of Global IT Products revenue, cost of Global IT Products revenue was 92% in the year ended March 31, 2002. There was no revenue from sale of products in the year ended March 31, 2001.

        As a percentage of India and AsiaPac IT Products revenue, cost of India and AsiaPac IT Products revenue, increased by 3% from 81% for the year ended March 31, 2001 to 84% for the year ended March 31, 2002. This was primarily due to an increase in the sales of lower margin products.

        As a percentage India and AsiaPac IT Services revenue, cost of India and AsiaPac IT Services revenue declined by 8% from 53% for the year ended March 31, 2001 to 45% for the year ended March 31, 2002. This decrease was primarily due to an increase in the sales of higher margin services.

        As a percentage of Consumer Care and Lighting revenue, cost of Consumer Care and Lighting revenue decreased marginally by 1% from 70% for the year ended March 31, 2001 to 69% for the year ended March 31, 2002. Most of this decrease resulted from an improvement in operating efficiencies, which was partially offset by lower margins on soap products.

        As a percentage of revenues, cost of revenues of Others increased by 9% from 72% for the year ended March 31, 2001 to 81% for the year ended March 31, 2002. This increase was primarily attributable to the inclusion of Wipro Net in Others since December 2000. On a comparable basis, cost of revenues of Others decreased by 2% from 81% in the year ended March 31, 2001 to 79% in the year ended March 31, 2002.

        Selling, general and administrative expenses. Selling, general and administrative expenses increased 1% from Rs. 4,835 million for the year ended March 31, 2001, to Rs. 4,873 million for the year ended March 31, 2002. The total increase in selling, general and administrative expenses of Rs. 38 million was attributable to decrease of Rs. 42 million in Global IT Services and Products, Rs. 114 million in India and AsiaPac IT Services and Products, Rs. 21 million in Consumer Care and Lighting, Rs. 54 million in Reconciling items, and an increase of Rs. 269 million in Others.

        Selling, general and administrative expenses for Global IT Services and Products declined by 2% from Rs. 2,575 million for the year ended March 31, 2001 to Rs. 2,533 million for the year ended March 31, 2002. This decrease is primarily due to cost control measures and lower advertisement expenditure.

        Selling, general and administrative expenses for India and AsiaPac IT Services and Products declined by 8% from Rs. 1,392 million for the year ended March 31, 2001 to Rs. 1,278 million for the year ended March 31, 2002. This decrease was primarily due to cost control measures and lower travel related expenditure.

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        Selling, general and administrative expenses for Consumer Care and
Lighting declined by 4% from Rs. 539 million for the year ended March 31, 2001 to Rs. 518 million for the year ended March 31, 2002. Most of this decrease resulted from the reduction of sales promotion expenses.

        Selling, general and administrative expenses for Others increased by 167% from Rs. 161 million for the year ended March 31, 2001 to Rs. 430 million for the year ended March 31, 2002. This was primarily attributable to the inclusion of Wipro Net in Others since December 2000. On a comparable basis, Selling general and administrative expenses of Others increased by 23% from Rs. 184 million for the year ended March 31, 2002 to Rs. 226 million for the year ended March 31, 2002.

        Foreign exchange gains. Foreign exchange gains increased to Rs. 219 million for the year ended March 31, 2002, from Rs. 120 million for the year ended March 31, 2001. This was primarily due to the depreciation of Indian rupee against the United States dollar and an increase in our export revenues. During fiscal 2002, the Indian Rupee declined by over 4% against the U.S. dollar. Revenues from exports of our products and services increased 20% to Rs. 21,912 million from Rs. 18,323 million in the year ended March 31, 2001.

        Operating Income. As a result of foregoing factors, operating income increased 10% from Rs. 7,553 million for the year ended March 31, 2001 to Rs. 8,315 million for the year ended March 31, 2002. Operating income of Global IT Services and Products increased by 26% to Rs. 7,609 million offsetting a 30% and 11% decline in operating income of India and AsiaPac IT Services and Products and Consumer Care and Lighting to Rs. 579 million and Rs. 403 million, respectively.

        Other income (net). Other income (net) increased to Rs. 839 million for the year ended March 31, 2002 from Rs. 87 million for the year ended March 31, 2001. The cash surpluses generated by our operations and the proceeds from our ADR offering have been invested in money market instruments. The increase in other income is primarily due to interest income and realized gains on these short-term investments.

        Income Taxes. Income taxes declined by 16% from Rs. 1,150 million for the year ended March 31, 2001 to Rs. 971 million for the year ended March 31, 2002. Our effective tax rate decreased by 5% to 10%. The reduction in the effective tax rate was primarily due to the following:

        - An increase in the proportion of total revenue from Global IT Services and Products;

        - An increase in the proportion of Global IT Services and Products revenue from geographies having lower tax rates;

        - An increase in the proportion of the income from domestic investments being realized in a tax-free manner; and

        -   Favourable tax assessments.

        Equity in earnings of affiliates. Equity in earnings of affiliates was Rs. 147 million for the year ended March 31, 2002. For the year ended March 31, 2001 equity in losses of affiliates was Rs. 53 million for the year ended March 31, 2001. Most of this increase is attributable to the consolidation of Wipro Net since December 2000. Equity in losses of Wipro Net for the year ended March 31, 2001 was Rs. 136 million. Equity in earnings of Wipro GE increased to Rs. 234 million for the year ended March 31, 2002 from Rs. 184 million in the year ended March 31, 2001.

        Income from continuing operations. As a result of the foregoing factors, income from continuing operations increased 29% from Rs. 6,437 million for the year ended March 31, 2001 to Rs. 8,330 million for the year ended March 31, 2002.

        YEARS ENDED MARCH 31, 2001 AND 2000

        Revenue. Our total revenue increased by 35% from Rs. 22,827 million for the year ended March 31, 2000 to Rs. 30,787 million for the year ended March 31, 2001. The increase in total revenue was attributable to increases of 70% and 6% from Global IT Services and Products and Indian IT Services and Products respectively and a decrease of 2% in revenue of Consumer Care & Lighting and 4% decrease in revenue in Others.

        Global IT Services and Products revenue increased 70% from Rs. 10,459 million for the year ended March 31, 2000 to Rs. 17,797 million for the year ended March 31, 2001. The increase resulted from the growth in the number and the size of projects performed for clients. The total number of clients who accounted for over $1 million in revenue for the year increased from 39 during the year ended March 31, 2000 to 65 during the year ended March 31, 2001. The total number of clients who individually accounted for over $5 million in revenues increased from 11 in year ended March 31, 2000 to 15 for the year ended March 31, 2001. Over 114 new clients were added during the year ended March 31, 2001, accounting for 9% of our Global IT Services and Products revenues for the year.

        India and AsiaPac IT Services and Products revenues increased 6% from Rs. 8,076 million for the year ended March 31, 2000 to Rs. 8,598 million for the year ended March 31, 2001. This increase resulted from a 32% increase in the sale of computers and networking equipment, a 24% increase in Services, and a 64% decrease in revenues as a result of the sale of our Peripherals Services Division as a separate legal entity effective September 1, 2000.


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        Consumer Care and Lighting revenue declined 2% from Rs. 3,192 million for the year ended March 31, 2000 to Rs. 3,144 million for the year ended March 31, 2001.

        Revenue from Others decreased by 4% from Rs. 1,381 million for the year ended March 31, 2000 to Rs. 1,329 million for the year ended March 31, 2001. This decrease was attributable to the sale of a 45% interest in Wipro Net, effective December, 1999, subsequent to which our interest in Wipro Net has been accounted for under the equity method, and the acquisition in December, 2000, of the minority interest held by KPN Telecom after which revenues of Wipro Net are included in Others.

        Cost of Revenue. As a percentage of total revenue, cost of revenue decreased from 70% for the year ended March 31, 2000 to 61% for the year ended March 31, 2001. This decrease was primarily attributable to an increase in the proportion of Global IT Services revenue from 46% to 58% of total revenues. Our Global IT Services and Products business segment typically has a higher gross margin than our other lines of business.

        As a percentage of Global IT Services and Products revenue, cost of Global IT Services and Products revenue decreased from 59% for the year ended March 31, 2000 to 52% for the year ended March 31, 2001. This decrease as a percentage of revenue resulted from increased billing rates and increase in composition of revenues from R&D services to 50% of revenues during the year ended March 31, 2001 from 46% in the year ended March 31, 2000. Billing rates increased on average by over 15% during the year ended March 31, 2001 compared to rates during the previous year.

        As a percentage of India and AsiaPac IT Services and Products revenues, cost of of India and AsiaPac IT Services and Products revenue decreased from 81% for the year ended March 31, 2000 to 75% for the year ended March 31, 2001. Our Peripherals Services Division was spun off as a separate legal entity effective September 1, 2000. Our Peripherals Services Division historically had a higher percentage of product revenues and consequently a higher cost of revenues. The decrease was also due to an increase in percentage of services revenue up from 19% for the year ended March 31, 2000, to 22% for the year ended March 31, 2001.

        As a percentage of Consumer Care and Lighting revenue, cost of Consumer Care and Lighting revenue decreased from 71% for the year ended March 31, 2000 to 70% for the year ended March 31, 2001. Most of the decrease as a percentage of revenues resulted from an increase in the proportion of revenue from soaps and lighting products, which typically have a higher gross margin than hydrogenated vegetable oils. This decrease was partly offset by increased reliance on outsourcing a portion of the manufacturing of our lighting products.

        As a percentage of revenues, cost of revenues of Others decreased from 78% for the year ended March 31, 2000 to 72% for the year ended March 31, 2001. This decrease was attributable to the sale of a 45% interest in Wipro Net, effective December, 1999, subsequent to which our interest in Wipro Net has been accounted for under the equity method, and the acquisition in December, 2000, of the minority interest held by KPN Telecom after which revenues of Wipro Net are included in Others.

        Selling, general and administrative expenses. Selling, general and administrative expenses increased 49% from Rs. 3,251 million for the year ended March 31, 2000, to Rs. 4,835 million for the year ended March 31, 2001. The total increase in selling, general and administrative expenses of Rs. 1,584 million was attributable to increase of Rs. 1,230 million, Rs. 294 million, Rs. 77 million, Rs. 46 million in Global IT Services and Products, India and AsiaPac IT Services and Products, Consumer Care and Lighting and Reconciling items respectively and a decline of Rs. 63 million in Others.

        Selling, general and administrative expenses for Global IT Services and Products increased 91% from Rs. 1,345 million for the year ended March 31, 2000 to Rs. 2,575 million for the year ended March 31, 2001. The increase was primarily due to an increase in the number of sales and marketing personnel from 49 to 67, increased compensation and, increased marketing expenses.

        Selling, general and administrative expenses of India and AsiaPac IT Services and Products increased 27% from Rs. 1,098 million for the year ended March 31, 2000 to Rs. 1,392 million for the year ended March 31, 2001. This increase resulted from an increase in advertising and marketing expenses, traveling expenses and a higher depreciation charge.

        Selling, General and Administrative expenses for Consumer Care and Lighting increased 17% from Rs. 462 million for the year ended March 31, 2000 to Rs. 539 million for the year ended March 31, 2001. Most of the increase resulted from increased advertising and sales promotion expenses.

        Selling, general and administrative expenses for Others decreased 28% from Rs. 224 million for the year ended March 31, 2000 to Rs. 161 million for the year ended March 31, 2001.


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        Operating Income. As a result of foregoing factors, operating income increased 109%, from Rs. 3,617 million for the year ended March 31, 2000, to Rs. 7,553 million for the year ended March 31, 2001.

        Other income (net) increased to Rs. 87 million for the year ended March 31, 2001, from Other expense (net) of Rs. 284 million for the year ended March 31, 2000. The increase in other income is primarily due to interest income received on the investments made out of the cash surpluses generated by our operations and the proceeds from our ADR offering.

        Income taxes. Income taxes increased 119%, from Rs. 525 million for the year ended March 31, 2000 to Rs. 1,150 million for the year ended March 31, 2001. Our effective tax rate increased to 15% for the year ended March 31, 2001 from 14% for the year ended March 31, 2000. The increase in the effective tax rate, resulted from an increased proportion of revenues of Global IT Services business from Europe and Japan where our income is subject to higher taxation. The tax rates applicable to domestic income increased from 38.5% in the year ended March 31, 2000 to 39.6% in the year ended March 31, 2001.

        Income from continuing operations. As a result of the foregoing factors, income from continuing operations increased 93% from Rs. 3,333 million for the year ended March 31, 2000 to Rs. 6,437 million for the year ended March 31, 2001.

        LIQUIDITY AND CAPITAL RESOURCES

        Our capital requirements relate primarily to financing the growth of our Global IT Services and Products and India and AsiaPac IT Services and Products businesses. We have historically financed the majority of our working capital, capital expenditure and other requirements through our operating cash flow, and to a limited extent through bank loans.

        Investments in inter-corporate deposits technically do not meet the definition of investment securities and hence are included in other current assets. Excluding the impact of these investments, cash flow from operations for the years ended March 31, 2000, 2001 and 2002 was Rs. 3,515 million, Rs. 5,941 million and Rs. 9,075 million, respectively. For the years ended March 31, 2000, 2001 and 2002, capital expenditure was Rs. 1,318 million, Rs. 2,626 million and Rs. 2,485 million, respectively. This expenditure was financed primarily through cash generated from our operations.

        As of March 31, 2002, we had total debt of Rs. 291 million comprised borrowings from a consortium of banks of Rs. 182 million, under a line of credit of Rs. 2,650 million, secured by inventory and accounts receivable and other borrowings of Rs. 109 million, secured by liens over our property, plant and equipment and certain investments.

        We expect that our primary financing requirements in the future will be capital expenditures and working capital requirements in connection with growing our business. We believe that cash generated from operations, along with the net proceeds of our initial U.S. public offering in October 2000 of 3,162,500 American Depositary Shares (including the exercise of the underwriter's overallottment option to purchase 412,500 ADSs) representing 3,162,500 Equity Shares, will be sufficient to satisfy our currently foreseeable working capital and capital expenditure requirements. However, our liquidity and capital requirements are affected by many factors, some of which are based on the normal ongoing operations of our businesses and some of which arise from uncertainties related to global economies and the sectors that we target for our services. In the future, we may require or choose to obtain additional debt or equity financing. We cannot be certain that additional financing, if needed, will be available on favorable terms. We routinely review potential acquisitions, however currently we have no agreements to enter into any material acquisition.

        TREND INFORMATION

        Our Global IT Services and Products business segment is subject to fluctuations primarily resulting from factors such as:

        - The effect of seasonal hiring which occurs in the quarter ended September 30;

        -   The time required to train and productively utilize new employees;

        -   The proportion of services we perform at client sites;

        -   Exchange rate fluctuations; and

        -   The size, timing and profitability of new projects.

        Our India and AsiaPac IT Services and Products business segment is also subject to seasonal fluctuations. Our product revenue is driven by capital expenditure budgets and the spending patterns of our clients who often delay or accelerate purchases in reaction to tax depreciation benefits on capital equipment. As a result, our India and AsiaPac IT Services and products revenues for the quarters ended March 31 and September 30 are typically higher than other quarters of the year. We believe the impact of this fluctuation on our revenues will decrease as the proportion of services revenue increases.


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        Our Consumer Care and Lighting business segment is also subject to seasonal fluctuations. Demand for hydrogenated cooking oil is greater during the Indian festival season and has increased revenues from our Consumer Care business for the quarters ended September 30 and December 31. Our revenues in this segment are also subject to commodity price fluctuations. In the twelve quarters ended March 31, 2002, the price of the commodity component of our hydrogenated oil products decreased significantly which resulted in significantly lower revenues from hydrogenated oil products, however growth in revenues from soaps and lighting products has offset this decline in revenue.

        Our quarterly revenue, operating income and net income have varied significantly in the past and we expect that they are likely to vary in the future. You should not rely on our quarterly operating results as an indication of future performance. Such quarterly fluctuations may have an impact on the price of our equity shares and ADSs.

Recent accounting pronouncements: In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No.141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No.141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies the criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocated to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121 and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        We are required to adopt the provisions of SFAS No. 141 immediately, and SFAS No. 142 effective April 1, 2002. Furthermore, any goodwill and any intangible assets determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001, will not be amortized, but will continue to be evaluated for impairment in accordance with the relevant accounting literature that is applicable until the adoption of SFAS No. 142. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001, will continue to be amortized prior to the adoption of SFAS No. 142.

        Upon adoption of SFAS No. 142, SFAS No. 141 will require us to evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, we will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, we will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

        In connection with the transitional goodwill impairment evaluation, SFAS No. 142 will require us to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this we must identify our reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. We will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which must be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in our statement of income.

        As of the date of adoption, we will have unamortized goodwill in the amount of Rs. 656 million which will be subject to the transition provisions of SFAS No. 141 and 142. Amortization expense related to goodwill was Rs. 1 million, Rs. 45 million and Rs. 176 million for the years ended March 31, 2000, 2001 and 2002, respectively. Adoption of SFAS Nos. 141 and 142, will not have a significant impact on our financial statements.


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        In August 2001, the FASB issued SFAS No. 143, Accounting for Asset
Retirement Obligations. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002.

        In August 2001, the FASB issued SFAS No. 144, which requires that specified long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Under SFAS No. 144, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.

        Adoption of SFAS No. 143 and 144, will not have a significant impact on our financial statements.

        QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        GENERAL

        Market risk is the risk of loss of future earnings, to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market risk sensitive financial instruments including foreign currency receivables and payables and long-term debt.

        Our exposure to market risk is a function of our investment and borrowing activities and our revenue generating activities in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss. Most of our exposure to market risk arises out of our foreign currency account receivables and our investments in foreign currency denominated securities.

        RISK MANAGEMENT PROCEDURES

        We manage market risk through a corporate treasury department, which evaluates and exercises independent control over the entire process of market risk management. Our corporate treasury department recommends risk management objectives and policies which are approved by senior management and our audit committee. The activities of this department include management of cash resources, implementing hedging strategies for foreign currency exposures, borrowing strategies, and ensuring compliance with market risk limits and policies on a daily basis.

        COMPONENTS OF MARKET RISK

        Our exposure to market risk arises principally from exchange rate risk. Interest rate risk is the other component of our market risk.

        Exchange rate risk. Our exchange rate risk primarily arises from our foreign exchange revenues, receivables and payables, investments in foreign currency denominated securities and foreign currency debt. We evaluate our exchange rate exposure arising from these transactions and enter into foreign currency forward contracts to mitigate such exposure. We have approved risk management policies that require us to hedge a significant portion of our exposure. Current Indian regulations do not permit us to hedge the exposure on foreign currency denominated securities. Our net exchange rate exposure for the years ended March 31, 2001 and 2002, was $37.5 million and $15.5 million, respectively.

        The forward contracts typically mature between one through six months. The counter parties for our exchange contracts are banks and we consider the risk of non-performance by the counter parties as non-material. These forward contracts are effective hedges from an economic perspective, however they do not qualify for hedge accounting under SFAS No. 133, as amended. We estimate that changes in exchange rates will not have a material impact on our operating results or cash flow.

        Interest rate risk. Our interest rate risk primarily arises from our long-term debt. We adopt appropriate borrowing strategies to manage our interest rate risk. Additionally, we enter into interest rate swap agreements to hedge interest rate risk.


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        A maturity profile as of March 31, 2002 of our debt is set forth below:

     MATURING IN YEAR ENDING MARCH 31:       TOTAL
                                        -------------
                                        (in millions)
     2003                                      RS. 79
     2004                                          28
     2005                                           1
     2006                                          --
     Thereafter                                    --
                                              -------
     Total                                    RS. 108
                                              =======

        As of March 31, 2001, and 2002, we had interest rate swap agreements outstanding in the notional principal amount of $3.3 million and $Nil, which represent hedges of interest rate risk on our foreign currency debt. The counter parties for our interest rate agreements are banks, and we consider the risk of non-performance by the counter parties as non-material.

        Based on the maturity profile and composition of our debt portfolio, we estimate that changes in interest rates will not have a material impact on our operating results or cash flows.

        Our temporary resources are generally invested in short-term investments, which generally do not expose us to significant interest rate risk.

        Fair value. The fair value of our market rate risk sensitive instruments closely approximates their carrying value.

        CRITICAL ACCOUNTING POLICIES

        Critical accounting policies are defined as those in our view, most important to the portrayal of the Company's financial condition and results and that are most demanding on our calls on judgment. We believe that the accounting policies discussed below are the most critical accounting policies. For a detailed discussion on the application of these and other accounting policies, please refer to Note 2 in the Notes to the Consolidated Financial Statements.

        REVENUE RECOGNITION

        We derive our revenues primarily from two sources: (i) product revenue; and (ii) service revenue.

        PRODUCT REVENUE

        Product revenue is recognized when there is persuasive evidence of a contract, the product has been delivered, the sales price is fixed or determinable, and collectibility is reasonably assured. The product is considered delivered to the customer once it has been shipped, and title and risk of loss has been transferred. If we are obligated to perform installation services and a portion of the sales consideration is payable only on the completion of installation services, then the entire revenue is deferred and recognized on the completion of the installation services.

        We consider a binding purchase order or a signed contract as persuasive evidence of an arrangement. Persuasive evidence of an arrangement may take different forms depending upon the customary practices of a specific class of customers.

        SERVICE REVENUE

        Service revenue is recognized when there is persuasive evidence of a contract, the sales price is fixed or determinable, and collectibility is reasonably assured. Time and material service contract revenue is recognized as the services are rendered. Fixed price service contract revenue is recognized using the percentage-of-completion method of accounting. Percentage of completion method accounting relies on estimates of total expected contract revenue and costs. We follow this method when reasonably dependable estimates of the revenues and costs applicable to various elements of the contract can be made. Since the financial reporting of these contracts depends on estimates, which are assessed continually during the term of these contracts, recognized revenue and profit are subject to revisions as the contract progresses to completion. When estimates indicate that a loss will be incurred, the loss is provided for in the period in which the loss becomes evident. Maintenance revenue is recognized ratably over the term of the agreement. Revenue from customer training, support and other services is recognized as the related services are performed.


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        REVENUE ARRANGEMENTS WITH MULTIPLE DELIVERABLES

        In revenue arrangements with multiple deliverables we allocate the total revenues to be earned under the arrangement among the various elements based on their relative fair values. We recognize revenues on the delivered products or services only if:

        -   The above product or service revenue recognition criteria are met;

        - Undelivered products or services are not essential to the functionality of the delivered products or services;

        - Payment for the delivered product or services is not contingent upon delivery of the remaining products or services; and

        -   There is evidence of the fair value for each of the deliverables.

        Assessments regarding impact of the undelivered element on functionality of the delivered element, impact of forfeiture and similar contractual provisions and determination of fair value of each element, would affect the timing of revenue recognition and would impact our results of operation.

        PRINCIPLES OF CONSOLIDATION AND APPLICATION OF EQUITY METHOD OF
        ACCOUNTING

        Our financial statements include the accounts of our controlled affiliates. Our assessment of control considers the existence of substantive participating rights with the minority holders in majority owned affiliates and the existence of control through contract or other means.

        We consolidate the Wipro Equity Reward Trust (WERT). From December 1999 to December 2000 we did not consolidate Wipro Net Limited, a 55% owned affiliate, as the minority shareholder had substantive participating rights.

        Investments in affiliates, over which we exercise significant influence, but not control, are accounted for by the equity method. In addition to our percentage ownership of the voting interest, we consider the following to determine the existence of significant influence:

        - Inter-company transactions, exchange of personnel, sharing of resources and technological dependence;

        -   Board representation;

        -   Unilateral ability to acquire additional equity interest; and

        -   The amount of funding provided by us to the affiliate.

        ACCOUNTING ESTIMATES

        While preparing financial statements we make estimates and assumptions that affect the reported amount of assets, liabilities, disclosure of contingent liabilities at the date of financial statements and the reported amount of revenues and expenses for the reporting period. Specifically we make estimates of the uncollectability of our accounts receivable by analyzing historical payment patterns, customer concentrations, customer credit-worthiness and current economic trends. If the financial condition of the customers deteriorates, additional allowances may be required.

        Our estimate of liability relating to pending litigation is based on currently available facts and our assessment of the probability of an unfavorable outcome. Considering the uncertainties about the ultimate outcome and the amount of losses we re-assess our estimates as additional information becomes available. Such revisions in our estimates could materially impact our results of operations and our financial position.

        We provide for inventory obsolescence, excess inventory and inventories with carrying values in excess of realizable values based on our assessment of the future demands, market conditions and our specific inventory management initiatives. If the market conditions and actual demands are less favourable than our estimates, additional inventory write-downs may be required. In all cases inventory is carried at the lower of historical costs or realizable value.

        ACCOUNTING FOR INCOME TAXES

        As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. We are subject to tax assessments in each of these jurisdictions. A tax assessment can involve complex issues, which can only be resolved over extended time periods. Though we have considered all these issues in estimating our income taxes, there could be an unfavourable resolution of such issues that may affect our results of operations.


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        We also assess the temporary differences resulting from differential treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are recognized in our consolidated financial statements. We assess our deferred tax assets on an ongoing basis by assessing our valuation allowance and adjusting the valuation allowance appropriately. In calculating our valuation allowance we consider the future taxable incomes and the feasibility of tax planning initiatives. If we estimate that the deferred tax asset cannot be realized at the recorded value, a valuation allowance is created with a charge to the statement of income in the period in which such assessment is made.

        BUSINESS COMBINATIONS, GOODWILL AND INTANGIBLE ASSETS

        We adopted SFAS No. 141 in fiscal 2002, we will adopt SFAS No. 142 effective April 1, 2002. Upon adoption, we will be required to allocate the existing goodwill to reporting units. Goodwill will not be amortized but will be subject to impairment review. We are required to perform an initial impairment review of our goodwill in fiscal 2003 and an annual impairment review thereafter. We currently do not expect to record an impairment charge upon completion of our initial impairment review.

        The process of identifying reporting units, identifying intangible assets separate from goodwill, allocating goodwill to reporting units and reviewing goodwill for impairment is complex. We are required to make significant assumptions and subjective estimates. If any of our assumptions or estimates are revised it may impact our results of operations and financial position.


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RISK FACTORS

RISKS RELATED TO OUR COMPANY

        OUR REVENUES ARE DIFFICULT TO PREDICT BECAUSE THEY CAN FLUCTUATE SIGNIFICANTLY GIVEN THE NATURE OF THE MARKETS IN WHICH WE OPERATE. THIS INCREASES THE LIKELIHOOD THAT OUR RESULTS COULD FALL BELOW THE EXPECTATION OF MARKET ANALYSTS, WHICH COULD CAUSE THE PRICE OF OUR EQUITY SHARES AND ADSS TO DECLINE.

     Our revenues historically have fluctuated and may fluctuate in the future depending on a number of factors, including:

        - the size, timing and profitability of significant projects or product orders;

        - the proportion of services we perform at our clients' sites rather than at our offshore facilities;

        - seasonal changes that affect the change in the mix of services we provide to our clients or in the relative proportion of services and product revenues;

        - seasonal changes that affect purchasing patterns among our consumers of computer peripherals, personal computers, consumer care and other products;

        - the effect of seasonal hiring patterns and the time we require to train and productively utilize our new employees; and

        -   currency exchange fluctuations.

        Approximately 59% of our total operating expenses in our Services business of Global IT Services and Products business, particularly personnel and facilities, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or employee utilization rates may cause significant variations in operating results in any particular quarter. We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Thus, it is possible that in the future some of our quarterly results of operations may be below the expectations of public market analysts and investors, and the market price of our equity shares and ADSs could decline.

        IF WE DO NOT CONTINUE TO IMPROVE OUR ADMINISTRATIVE, OPERATIONAL AND FINANCIAL PERSONNEL AND SYSTEMS TO MANAGE OUR GROWTH, THE VALUE OF OUR SHAREHOLDERS' INVESTMENT MAY BE HARMED.

        We have experienced significant growth in our Global IT Services and Products business. We expect our growth to place significant demands on our management and other resources. This will require us to continue to develop and improve our operational, financial and other internal controls, both in India and elsewhere. Our continued growth will increase the challenges involved in:

        - recruiting and retaining sufficiently skilled technical, marketing and management personnel;

        - providing adequate training and supervision to maintain our high quality standards; and

        -   preserving our culture, values and entrepreneurial environment.

        If we are unable to manage our growth effectively, the quality of our services and products may decline, and our ability to attract clients and skilled personnel may be negatively affected. These factors in turn could negatively affect the growth of our Global IT Services and Products business and harm the value of our shareholders' investment.

        INTENSE COMPETITION IN THE MARKET FOR IT SERVICES COULD AFFECT OUR COST ADVANTAGES, WHICH COULD DECREASE OUR REVENUES.

        The market for IT Services is highly competitive. Our competitors include software companies, IT companies, large international accounting firms and their consulting affiliates, systems consulting and integration firms, other technology companies and client in-house information services departments, both international and domestic. Many of our competitors have significantly greater financial, technical and marketing resources and generate greater revenue than we do. We cannot be reasonably certain that we will be able to compete successfully against such competitors, or that we will not lose clients to such competitors. Additionally, we believe that our ability to compete also depends in part on factors outside our control, such as our ability to attract, motivate and retain skilled employees, the price at which our competitors offer comparable services, and the extent of our competitors' responsiveness to their clients' needs.


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        WAGES IN INDIA HAVE HISTORICALLY BEEN LOWER THAN WAGES IN THE UNITED
STATES AND EUROPE, WHICH HAS BEEN ONE OF OUR COMPETITIVE ADVANTAGES. WAGE INCREASES IN INDIA MAY PREVENT US FROM SUSTAINING THIS COMPETITIVE ADVANTAGE AND MAY REDUCE OUR PROFIT MARGINS.

        Our wage costs in India have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, which has been one of our competitive advantages. However, wage increases in India may prevent us from sustaining this competitive advantage and may negatively affect our profit margins. We may need to increase the levels of our employee compensation more rapidly than in the past to remain competitive. Unless we are able to continue to increase the efficiency and productivity of our employees, wage increases in the long term may reduce our profit margins.

        THE RECENT RAPID ECONOMIC SLOWDOWN AND TERRORIST ATTACKS IN THE UNITED STATES COULD DELAY OR REDUCE THE NUMBER OF NEW PURCHASE ORDERS WE RECEIVE AND DISRUPT OUR OPERATIONS IN THE UNITED STATES, WHICH COULD AFFECT OUR FINANCIAL RESULTS AND PROSPECTS.

        Approximately 57% of our Global IT Services and Products revenues are from the United States. During an economic slowdown our clients may delay or reduce their IT spending significantly, which may in turn lower the demand for our services and affect our financial results. Recent terrorist attacks in the United States have disrupted normal business practices for extended periods of time, reduced business confidence and have generally increased performance pressures on U.S. companies. As a result several clients have delayed purchase orders with us. Continued, or more severe, terrorist attacks in the United States could cause clients in the U.S. to further delay their decisions on IT spending, which could affect our financial results. Although we continue to believe that we have a strong competitive position in the United States, we have increased our efforts to geographically diversify our clients and revenue.

        OUR SUCCESS DEPENDS IN LARGE PART UPON OUR MANAGEMENT TEAM AND OTHER HIGHLY SKILLED PROFESSIONALS. IF WE FAIL TO RETAIN AND ATTRACT THESE PERSONNEL, OUR BUSINESS MAY BE UNABLE TO GROW AND OUR REVENUES COULD DECLINE, WHICH MAY DECREASE THE VALUE OF OUR SHAREHOLDERS' INVESTMENT.

        We are highly dependent on the senior members of our management team, including the continued efforts of our Chairman and Managing Director. Our ability to execute project engagements and to obtain new clients depends in large part on our ability to attract, train, motivate and retain highly skilled professionals, especially project managers, software engineers and other senior technical personnel. If we cannot hire and retain additional qualified personnel, our ability to bid on and obtain new projects, and to continue to expand our business will be impaired and our revenues could decline. We believe that there is significant competition for professionals with the skills necessary to perform the services we offer. We may not be able to hire and retain enough skilled and experienced employees to replace those who leave. Additionally, we may not be able to re-deploy and retrain our employees to keep pace with continuing changes in technology, evolving standards and changing client preferences.

        OUR GLOBAL IT SERVICES AND PRODUCTS SERVICE REVENUES DEPEND TO A LARGE EXTENT ON A SMALL NUMBER OF CLIENTS, AND OUR REVENUES COULD DECLINE IF WE LOSE A MAJOR CLIENT.

        While we currently derive, and believe we will continue to derive, a significant portion of our Global IT Services and Products service revenues from a limited number of corporate clients we continue to reduce our dependence on any revenues from service rendered to any one client. The loss of a major client or a significant reduction in the service performed for a major client could result in a reduction of our revenues. General Electric our largest client for the year ended March 31, 2001 and Lattice group our largest client in the year ended March 31, 2002, accounted for 8% and 7% of our Global IT Services and Products revenues, respectively. For the same periods, our ten largest clients accounted for 45% and 42% of our Global IT Services and Products revenues. The volume of work we perform for specific clients may vary from year to year, particularly since we typically are not the only outside service provider for our clients. Thus, a major client in one year may not provide the same level of revenues in a subsequent year.

        RESTRICTIONS ON IMMIGRATION MAY AFFECT OUR ABILITY TO COMPETE FOR AND PROVIDE SERVICES TO CLIENTS IN THE UNITED STATES, WHICH COULD HAMPER OUR GROWTH AND CAUSE OUR REVENUES TO DECLINE.

        If U.S. immigration laws change and make it more difficult for us to obtain H-1B and L-1 visas for our employees, our ability to compete for and provide services to clients in the United States could be impaired. In response to recent terrorist attacks in the United States, the U.S. Immigration and Naturalization Service has increased the level of scrutiny in granting visas to people of South-East Asian origin. This restriction and any other changes in turn could hamper our growth and cause our revenues to decline.


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Our employees who work on site at client facilities or at our facilities in the
United States on temporary and extended assignments typically must obtain visas. As of March 31, 2002, the majority of our personnel in the United States held H-1B visas (721 persons) or L-1 visas (510 persons). An H-1B visa is a temporary work visa, which allows the employee to remain in the U.S. while he or she remains an employee of the sponsoring firm, and the L-1 visa is an intra-company transfer visa, which only allows the employee to remain in the United States temporarily. Although there is no limit to new L-1 petitions, there is a limit to the aggregate number of new H-1B petitions that the U.S. Immigration and Naturalization Service may approve in any government fiscal year. We may not be able to obtain the H-1B visas necessary to bring critical Indian professionals to the United States on an extended basis during years in which this limit is reached. This limit was reached in March 2000 for the U.S. Government's fiscal year ended September 30, 2000. While we anticipated that this limit would be reached before the end of the U.S. Government's fiscal year, and made efforts to plan accordingly, we cannot assure you that we will continue to be able to obtain a sufficient number of H-1B visas on the same time schedule as we have previously, or at all.

        OUR COSTS COULD INCREASE IF THE GOVERNMENT OF INDIA REDUCES OR WITHHOLDS TAX BENEFITS AND OTHER INCENTIVES IT PROVIDES TO US.

        Currently, we benefit from certain tax incentives under Indian tax laws. As a result of these incentives, our operations have been subject to relatively insignificant Indian tax liabilities. These tax incentives currently include a 10-year tax holiday from payment of Indian corporate income taxes for our Global IT Services and Products business operated from specially designated "Software Technology Parks" in India and an income tax deduction of 100% for profits derived from exporting information technology services. As a result, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. For the years ended March 31, 2001 and 2002, without accounting for double taxation treaty set-offs, our tax benefits were Rs. 2,389 million, and Rs. 2,862 million, from such tax incentives. We are currently also eligible for exemptions from other taxes, including customs duties. The Finance Act, 2000 phases out the ten year tax holiday over a ten year period from the financial year 1999-2000 to financial year 2008-2009. Our current tax holidays expire in stages by 2009. Additionally, the recently enacted Finance Act, 2002 subjects ten percent of all income derived from services located in " Software Technology Parks" to income tax for the one-year period ending March 31, 2003. For companies opting for the 100% tax deduction for profits derived from exporting information technology services, the Finance Act, 2000 phases out the income tax deduction over the next five years beginning on April 1, 2000. When our tax holiday and income tax deduction exemptions expire or terminate, our costs will increase. Additionally, the government of India could enact similar laws in the future, which could further impair our other tax incentives.

        WE FOCUS ON HIGH-GROWTH INDUSTRIES, SUCH AS NETWORKING AND COMMUNICATIONS. ANY DECREASE IN DEMAND FOR TECHNOLOGY IN SUCH INDUSTRIES MAY SIGNIFICANTLY DECREASE THE DEMAND FOR OUR SERVICES, WHICH MAY IMPAIR OUR GROWTH AND CAUSE OUR REVENUES TO DECLINE.

        Approximately 50% of our Global IT Services and Products business is derived from clients in high growth industries who use our IT Services for networking and communications equipment. The recent rapid economic slowdown in U.S. may adversely affect the growth prospects of these companies. Any significant decrease in the growth of these industries will decrease the demand for our services and could reduce our revenue.

        OUR FAILURE TO COMPLETE FIXED-PRICE, FIXED-TIME FRAME CONTRACTS ON BUDGET AND ON TIME MAY NEGATIVELY AFFECT OUR PROFITABILITY, WHICH COULD DECREASE THE VALUE OF OUR SHAREHOLDERS' INVESTMENT.

        We offer a portion of our services on a fixed-price, fixed-time frame basis, rather than on a time-and-materials basis. Although we use specified software engineering processes and our past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-time frame projects, we bear the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to accurately estimate the resources and time required for a project, future rates of wage inflation and currency exchange rates, or if we fail to complete our contractual obligations within the contracted time frame, our profitability may suffer.

        DISRUPTIONS IN TELECOMMUNICATIONS COULD HARM OUR SERVICE MODEL, WHICH COULD RESULT IN A REDUCTION OF OUR REVENUES.

        A significant element of our business strategy is to continue to leverage and expand our software development centers in Bangalore, Chennai, Gurgaon, Hyderabad and Pune, India, as well as overseas. We believe that the use of a strategically located network of software development centers will provide us with cost advantages, the ability to attract highly skilled personnel in various regions of the country and the world, the ability to service clients on a regional and global basis, and the ability to provide services to our clients 24 hours a day, seven days a week. Part of our service model is to maintain active voice and data communications


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between our main offices in Bangalore, our clients' offices, and our other software development and support facilities. Although we maintain redundancy facilities and satellite communications links, any significant loss in our ability to transmit voice and data through satellite and telephone communications would result in a reduction of our revenues.

        OUR INTERNATIONAL OPERATIONS SUBJECT US TO RISKS INHERENT IN DOING BUSINESS ON AN INTERNATIONAL LEVEL THAT COULD HARM OUR OPERATING RESULTS.

        While to date most of our software development facilities are located in India and in the United States, we intend to establish new development facilities, including potentially in Southeast Asia and Europe. We have not yet made substantial contractual commitments to establish any new facilities and we cannot assure you that we will not significantly alter or reduce our proposed expansion plans. Because of our limited experience with facilities outside of India, we are subject to additional risks including, among other things, difficulties in regulating our business globally, export requirements and restrictions, and multiple and possibly overlapping tax structures. Any of these events could harm our future performance.

        WE MAY ENGAGE IN FUTURE ACQUISITIONS, INVESTMENTS, STRATEGIC PARTNERSHIPS OR OTHER VENTURES THAT MAY HARM OUR PERFORMANCE, DILUTE OUR SHAREHOLDERS AND CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

        We may acquire or make investments in complementary businesses, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially acceptable to us or at all. If we acquire another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. As of the date of this report, we have no agreement to enter into any material investment or acquisition transaction.

        WE MAY BE LIABLE TO OUR CLIENTS FOR DAMAGES CAUSED BY SYSTEM FAILURES, WHICH COULD DAMAGE OUR REPUTATION AND CAUSE US TO LOSE CUSTOMERS.

        Many of our contracts involve projects that are critical to the operations of our clients' businesses, and provide benefits that may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, we cannot be assured that the limitations on liability we provide for in our service contracts will be enforceable in all cases, or that it will otherwise protect us from liability for damages.

        RISKS RELATED TO INVESTMENTS IN INDIAN COMPANIES

        We are incorporated in India, and substantially all of our assets and our employees are located in India. Consequently, our financial performance and the market price of our ADSs will be affected by political, social and economic developments affecting India, Government of India policies, including taxation and foreign investment policies, government currency exchange control, as well as changes in exchange rates and interest rates.

        REGIONAL CONFLICTS IN SOUTH ASIA COULD ADVERSELY AFFECT THE INDIAN ECONOMY, DISRUPT OUR OPERATIONS AND CAUSE OUR BUSINESS TO SUFFER.

        South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. In recent years there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir. The potential for such hostilities has recently increased as a result of terrorist attacks in the U.S. and the recent attack on the Indian Parliament has increased tensions between India and Pakistan. Events of this nature in the future could influence the Indian economy and could have a material adverse effect on the market for securities of Indian companies, including our ADSs, and on the market for our services.

        POLITICAL INSTABILITY OR CHANGES IN THE GOVERNMENT IN INDIA COULD DELAY THE LIBERALIZATION OF THE INDIAN ECONOMY AND ADVERSELY AFFECT ECONOMIC CONDITIONS IN INDIA GENERALLY, WHICH COULD IMPACT OUR FINANCIAL RESULTS AND PROSPECTS.

        Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The Government of India has changed five times since 1996. The current Government of India, formed in October 1999, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. We cannot assure you that these liberalization


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policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our business in particular.

        INDIAN LAW LIMITS OUR ABILITY TO RAISE CAPITAL OUTSIDE INDIA AND MAY LIMIT THE ABILITY OF OTHERS TO ACQUIRE US, WHICH COULD PREVENT US FROM OPERATING OUR BUSINESS OR ENTERING INTO A TRANSACTION THAT IS IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

        Indian law constraints our ability to raise capital outside India through the issuance of equity or convertible debt securities. Generally, any foreign investment in, or an acquisition of, an Indian company requires approval from relevant government authorities in India including the Reserve Bank of India. However, the Government of India currently does not require prior approvals for IT companies, subject to certain exceptions. Under any such exception, if the Government of India does not approve the investment or implements a limit on the foreign equity ownership of IT companies, our ability to seek and obtain additional equity investment by foreign investors will be constrained. In addition, these restrictions, if applied to us, may prevent us from entering into a transaction, such as an acquisition by a non-Indian company, which would otherwise be beneficial for our company and the holders of our equity shares and ADSs.

        INDIAN LAW IMPOSES FOREIGN INVESTMENT RESTRICTIONS THAT LIMIT A HOLDER'S ABILITY TO CONVERT EQUITY SHARES INTO ADSS, WHICH MAY CAUSE OUR EQUITY SHARES TO TRADE AT A DISCOUNT OR PREMIUM TO THE MARKET PRICE OF OUR ADSS.

        Recently the government of India has permitted two-way fungibility of ADRs, subject however to sectoral caps and certain conditions. Additionally, investors who exchange ADSs for the underlying equity shares and are not holders of record will be required to declare to us details of the holder of record, and the holder of record will be required to disclose the details of the beneficial owner. Any investor who fails to comply with this requirement may be liable for a fine of up to Rs. 1,000 for each day such failure continues. Such restrictions on foreign ownership of the underlying equity shares may cause our equity shares to trade at a discount or premium to the ADSs.

        Except for limited circumstances, the Reserve Bank of India must approve the sale of equity shares underlying ADSs by a non-resident of India to a resident of India. Since currency exchange controls are in effect in India, the Reserve Bank of India will approve the price at which equity shares are transferred based on a specified formula, and a higher price per share may not be permitted. Additionally, except in certain limited circumstances, if an investor seeks to convert the rupee proceeds from a sale of equity shares in India into foreign currency and then repatriate that foreign currency from India he or she will have to obtain an additional Reserve Bank of India approval for each transaction. We cannot assure our ADS holders that any required approval from the Reserve Bank of India or any other government agency can be obtained on any terms or at all.

        OUR ABILITY TO ACQUIRE COMPANIES ORGANIZED OUTSIDE INDIA DEPENDS ON THE APPROVAL OF THE GOVERNMENT OF INDIA. OUR FAILURE TO OBTAIN APPROVAL FROM THE GOVERNMENT OF INDIA FOR ACQUISITIONS OF COMPANIES ORGANIZED OUTSIDE INDIA MAY RESTRICT OUR INTERNATIONAL GROWTH, WHICH COULD NEGATIVELY AFFECT OUR REVENUES.

        The Ministry of Finance of the Government of India and/or the Reserve Bank of India must approve our acquisition of any company organized outside of India. The Government of India has recently issued a policy statement permitting acquisitions of companies organized outside India with a transaction value:

        - if in cash, effective April 28, 2001 up to 100% of the proceeds from an ADS offering; and

        - if in stock, the greater of $100 million or ten times the acquiring company's previous fiscal year's export earnings.

        - in addition, up to US $100 million can be invested under the automatic approval route.

        We cannot assure you any required approval from the Reserve Bank of India and/or the Ministry of Finance or any other government agency can be obtained. Our failure to obtain approval from the Government of India for acquisitions of companies organized outside India may restrict our international growth, which could negatively affect our revenues.

        THE LAWS OF INDIA DO NOT PROTECT INTELLECTUAL PROPERTY RIGHTS TO THE SAME EXTENT AS THOSE OF THE UNITED STATES, AND WE MAY BE UNSUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS. UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY MAY RESULT IN DEVELOPMENT OF TECHNOLOGY, PRODUCTS OR SERVICES WHICH COMPETE WITH OUR PRODUCTS.

WIPRO LIMITED
--------------------------------------------------------------------------------
        Our intellectual property rights are important to our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. However, the laws of India do not protect proprietary rights to the same extent as laws in the United States. Therefore, our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information.

        The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. We may need to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increases, we believe that companies in our industry will face more frequent patent infringement claims. Defending against these claims, even if not meritorious, could be expensive and divert our attention and resources from operating our company. Although there are no pending or threatened intellectual property lawsuits against us, if we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and forced to develop non-infringing technology, obtain a license or cease selling the applications or products that contain the infringing technology. We may be unable to develop non-infringing technology or to obtain a license on commercially reasonable terms, or at all.

WIPRO LIMITED
--------------------------------------------------------------------------------
                              REPORT OF MANAGEMENT

Management of Wipro is responsible for the integrity and objectivity of the consolidated financial statements and related notes. The consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (US GAAP) and include amounts based on judgments and estimates by management. Management is also responsible for the accuracy of the related data in the annual report and its consistency with the financial statements.

Management maintains internal control systems designed to provide reasonable assurance that assets are safeguarded, transactions are executed in accordance with management's authorization and properly recorded, and accounting records are adequate for preparation of financial statements and other financial information. These are reviewed at regular intervals to ascertain their adequacy and effectiveness.

In addition to the system of internal controls, the Company has articulated its vision and core values which permeate all its activities. It also has corporate policies to ensure highest standards of integrity in all business transactions, eliminate possible conflicts of interest, ensure compliance with laws, and protect confidentiality of proprietary information. These are reviewed at periodic intervals.

The consolidated financial statements have been audited by the Company's independent auditors, KPMG. Their responsibility is to audit these statements in accordance with generally accepted auditing standards in the United States and express their opinion on the fairness of presentation of the statements.

The Audit Committee of the board comprising entirely of independent directors conducts an ongoing appraisal of the independence and performance of the Company's internal and external auditors and monitors the integrity of Company's financial statements. The Audit Committee meets several times during the year with management, internal auditors and the independent auditors to discuss audit activities, internal controls and financial reporting matters.


                                                    AZIM H. PREMJI
                                        Chairman and Chief Executive Officer


                                                    S.C. SENAPATY
                                    Corporate Executive Vice President - Finance
Bangalore, April 17, 2002                    and Chief Financial Officer

WIPRO LIMITED
--------------------------------------------------------------------------------
                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Wipro Limited

We have audited the accompanying consolidated balance sheets of Wipro Limited and subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002. These consolidated financial statements are the responsibility of our management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wipro Limited and subsidiaries as of March 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG
Bangalore, India
April 17, 2002

WIPRO LIMITED
--------------------------------------------------------------------------------
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     AS OF MARCH 31,
                                                                    ----------------------------------------------------
                                                                         2001              2002                2002
                                                                    --------------    --------------    ----------------
                                                                                                           CONVENIENCE
                                                                                                        TRANSLATION INTO
                                                                                                              US $
                                                                                                           (UNAUDITED)
                     ASSETS

Current assets:
    Cash and cash equivalents (Note 4) ..........................   Rs.  5,622,681    Rs.  7,377,200       $   151,079
    Accounts receivable, net of allowances (Note 5) .............        5,878,285         5,980,903           122,484
    Costs and earnings in excess of billings on contracts
      in progress ...............................................           65,334         1,009,795            20,680
    Inventories (Note 6) ........................................        1,467,097         1,402,146            28,715
    Investment securities (Note 8) ..............................        2,562,511         5,043,334           103,284
    Deferred income taxes (Note 21) .............................          147,798           179,088             3,668
    Other current assets (Note 7) ...............................        2,356,261         3,481,308            71,294
                                                                    --------------    --------------       -----------
       Total current assets .....................................       18,099,967        24,473,774           501,204
                                                                    --------------    --------------       -----------
    Investment securities (Note 8) ..............................          144,105           450,833             9,233
    Property, plant and equipment, net (Note 9) .................        5,479,325         6,261,857           128,238
    Investments in affiliates (Note 13) .........................          689,693           898,319            18,397
    Deferred income taxes (Note 21) .............................          221,982           265,149             5,430
    Intangible assets, net (Note 10) ............................          833,305           656,571            13,446
    Other assets (Note 7) .......................................          719,084           748,084            15,320
                                                                    --------------    --------------       -----------
       Total assets .............................................   Rs. 26,187,461    Rs. 33,754,587       $   691,267
                                                                    ==============    ==============       ===========
     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Borrowings from banks (Note 15) .............................   Rs.    346,650    Rs.    182,260       $     3,733
    Current portion of long-term debt (Note 16) .................        1,326,196            78,993             1,618
    Accounts payable ............................................        1,847,243         2,238,900            45,851
    Accrued expenses ............................................        1,899,389         1,943,647            39,804
    Advances from customers .....................................          970,971         1,121,107            22,959
    Other current liabilities (Note 11) .........................          493,547           493,950            10,116
                                                                    --------------    --------------       -----------
       Total current liabilities ................................        6,883,996         6,058,857           124,081
                                                                    --------------    --------------       -----------
Long-term debt, excluding current portion (Note 16) .............           95,031            29,770               610
Deferred income taxes (Note 21) .................................           90,642           115,453             2,364
Other liabilities ...............................................           37,179            93,240             1,909
                                                                    --------------    --------------       -----------
       Total liabilities ........................................        7,106,848         6,297,320           128,964
                                                                    --------------    --------------       -----------
Stockholders' equity:
Equity shares at Rs. 2 par value: 375,000,000 shares
    authorized as of March 31, 2001 and 2002; Issued
    and outstanding: 232,433,019 shares and 232,465,689
    shares as of March 31, 2001 and 2002, respectively
    (Note 17) ...................................................          464,866           464,932             9,521
Additional paid-in capital ......................................        6,696,295         6,727,806           137,780
Deferred stock compensation (Note 22) ...........................          (97,047)           (3,844)              (79)
Accumulated other comprehensive income (Note 8) .................            1,431            51,861             1,062
Retained earnings (Note 18) .....................................       12,015,143        20,216,587           414,020
Equity shares held by a controlled Trust: 1,280,885
    shares and 1,321,335 shares as of March 31, 2001 and
    2002, respectively (Note 22) ................................              (75)              (75)               (2)
                                                                    --------------    --------------       -----------
       Total stockholders' equity ...............................       19,080,613        27,457,267           562,303
                                                                    --------------    --------------       -----------
       Total liabilities and stockholders' equity ...............   Rs. 26,187,461    Rs. 33,754,587       $   691,267
                                                                    ==============    ==============       ===========


        See accompanying notes to the consolidated financial statements.

WIPRO LIMITED
--------------------------------------------------------------------------------
                        CONSOLIDATED STATEMENTS OF INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    YEAR ENDED MARCH 31,
                                                              -------------------------------------------------------------------
                                                                   2000              2001            2002               2002
                                                              --------------   --------------   --------------   ----------------
                                                                                                                    CONVENIENCE
                                                                                                                 TRANSLATION INTO
                                                                                                                       US $
                                                                                                                    (UNAUDITED)
Revenues:
    Global IT Services and Products
        Services .........................................    Rs. 10,206,078   Rs. 17,670,426   Rs. 21,456,945     $    439,421
        Products .........................................                --               --          955,281           19,563
    India and AsiaPac IT Services and Products
        Services .........................................         1,512,717        1,872,703        1,913,547           39,188
        Products .........................................         6,576,580        6,771,347        5,036,948          103,153
    Consumer Care and Lighting ...........................         3,151,116        3,143,537        2,938,630           60,181
    Others ...............................................         1,380,583        1,328,915        1,680,138           34,408
                                                              --------------   --------------   --------------     ------------
        Total ............................................        22,827,074       30,786,928       33,981,489          695,914
                                                              --------------   --------------   --------------     ------------
Cost of revenues:
    Global IT Services and Products
        Services .........................................         6,219,980        9,204,649       11,505,827          235,630
        Products .........................................                --               --          890,730           18,241
    India and AsiaPac IT Services and Products
        Services .........................................           900,934          984,307          862,628           17,666
        Products .........................................         5,640,228        5,456,545        4,233,847           86,706
    Consumer Care and Lighting ...........................         2,251,238        2,215,349        2,021,080           41,390
    Others ...............................................         1,070,031          961,779        1,354,189           27,733
                                                              --------------   --------------   --------------     ------------
        Total ............................................        16,082,411       18,822,629       20,868,301          427,366
                                                              --------------   --------------   --------------     ------------
Gross profit .............................................         6,744,663       11,964,299       13,113,188          268,548
Operating expenses:
        Selling, general, and administrative
          expenses .......................................        (3,251,298)      (4,835,095)      (4,873,326)         (99,802)
        Research and development expenses ................                --               --         (126,930)          (2,599)
        Amortization of goodwill .........................            (1,000)         (45,389)        (175,567)          (3,595)
        Foreign exchange gains, net ......................            51,603          120,226          218,968            4,484
        Others, net ......................................            73,219          348,918          158,474            3,245
                                                              --------------   --------------   --------------     ------------
Operating income .........................................         3,617,187        7,552,959        8,314,807          170,281
Gain on sale of stock of affiliate, including
    direct issue of stock by affiliate (Note 13) .........           412,144               --               --               --
Other income/(expense), net (Note 19) ....................          (283,627)          86,847          838,839           17,179
Income taxes (Note 21) ...................................          (525,298)      (1,150,042)        (970,746)         (19,880)
                                                              --------------   --------------   --------------     ------------
Income before share of equity in earnings of
    affiliates ...........................................         3,220,406        6,489,764        8,182,900          167,579
Equity in earnings of affiliates (Note 13) ...............           112,590          (53,181)         147,078            3,012
                                                              --------------   --------------   --------------     ------------
Income from continuing operations ........................         3,332,996        6,436,583        8,329,978          170,591
Discontinued operations (Note 3)
    Income tax benefit on sale of interest ...............           218,707           77,735               --               --
                                                              --------------   --------------   --------------     ------------
Income before cumulative effect of accounting
    change ...............................................         3,551,703        6,514,318        8,329,978          170,591
Cumulative effect of accounting change, net of tax .......                --          (59,104)              --               --
                                                              --------------   --------------   --------------     ------------
        Net income .......................................    Rs.  3,551,703   Rs.  6,455,214   Rs.  8,329,978     $    170,591
                                                              ==============   ==============   ==============     ============
Earnings per equity share: Basic
    Continuing operations ................................             14.63            28.07            36.04             0.74
    Discontinued operations ..............................              0.96             0.34               --               --
    Cumulative effect of accounting change ...............                --            (0.26)              --               --
    Net income ...........................................             15.59            28.15            36.04             0.74
Earnings per equity share: Diluted
    Continuing operations ................................             14.58            27.83            35.98             0.74
    Discontinued operations ..............................              0.96             0.34               --               --
    Cumulative effect of accounting change ...............                --            (0.26)              --               --
    Net income ...........................................             15.54            27.91            35.98             0.74
Weighted average number of equity shares used in
  computing earnings per equity share:
    Basic ................................................       227,843,378      229,325,989      231,132,500      231,132,500
    Diluted ..............................................       228,648,134      231,254,523      231,534,876      231,534,876


        See accompanying notes to the consolidated financial statements.

WIPRO LIMITED
--------------------------------------------------------------------------------

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                      Equity Shares            Additional
                                               ----------------------------      Paid in     Deferred Stock  Comprehensive
                                                No. of Shares      Amount        Capital      Compensation       Income
                                               --------------   -----------   -------------  --------------  -------------
Balance as of March 31, 1999 ................    229,156,350   Rs.  458,313   Rs.   182,562   Rs. (154,348)  Rs.        --
Cash dividends paid .........................             --             --              --             --              --
Shares issued by Trust, net of
     forfeitures ............................             --             --              --             --              --
Sales of shares by Trust ....................             --             --         466,768             --              --
Compensation related to employee
     stock incentive plan, net of
     reversals ..............................             --             --         150,908       (150,908)             --
Amortization of compensation
     related to employee stock
     incentive plan .........................             --             --              --         96,898              --
Comprehensive income
     Net income .............................             --             --              --             --   Rs. 3,551,703
     Other comprehensive income
         Unrealized gain/(loss) on
           investment securities, net .......             --             --              --             --          (1,024)
                                                                                                             -------------
Comprehensive income ........................                                                                Rs. 3,550,679
                                                                                                             =============
Balance as of March 31, 2000 ................    229,156,350        458,313         800,238       (208,358)             --
                                               -------------   ------------   -------------   ------------
Cash dividends paid .........................             --             --              --             --              --
Common stock issued .........................      3,162,500          6,325       5,796,449             --              --
Shares forfeited, net of issuances
     by Trust ...............................             --             --              --             --              --
Issuance of equity shares on
     exercise of options ....................        114,169            228         123,759             --              --
Compensation related to employee
     stock incentive plan, net of
     reversals ..............................             --             --         (24,151)        24,151              --
Amortisation of compensation related
     to employee stock incentive plan .......             --             --              --         87,160              --
Comprehensive income
     Net income .............................             --             --              --             --   Rs. 6,455,214
     Other comprehensive income
         Unrealized gain/(loss) on
           investment securities, net .......             --             --              --             --            (341)
                                                                                                             -------------
Comprehensive income ........................                                                                Rs. 6,454,873
                                                                                                             =============
Balance as of March  31, 2001 ...............    232,433,019        464,866       6,696,295        (97,047)
                                               -------------   ------------   -------------   ------------
Cash dividends paid .........................             --             --              --             --              --
Shares forfeited, net of issuances
     by Trust ...............................             --             --              --             --              --
Issuance of equity shares on exercise
     of options .............................         32,670             66          35,414             --              --
Net reversal of compensation related
     to employee stock incentive plan .......             --             --         (14,480)         2,362              --
Amortization of compensation related
     to employee stock incentive plan .......             --             --              --         90,841              --
Income tax benefit arising on exercise
     of stock options .......................             --             --          10,577             --              --
Comprehensive income
     Net income .............................             --             --              --             --   Rs. 8,329,978
     Other comprehensive income
         Unrealized, gain/(loss) on
           investment securities, net .......             --             --              --             --          50,430
                                                                                                             -------------
Comprehensive income ........................                                                                Rs. 8,380,408
                                                                                                             =============
Balance as of March 31, 2002 ................    232,465,689   Rs.  464,932   Rs. 6,727,806   Rs.   (3,844)
                                               -------------   ------------   -------------   ------------
Balance as of March 31, 2002 Convenience
     translation US $ (unaudited) ...........                  $      9,521   $     137,780   $        (79)
                                                               ============   =============   ============


                                                 Accumulated                     Equity Shares held by a
                                                    Other                            Controlled Trust              Total
                                                Comprehensive     Retained      ----------------------------    Stockholders'
                                                    Income        Earnings      No. of Shares      Amount          Equity
                                               --------------  --------------   -------------  -------------   --------------
Balance as of March 31, 1999 ................  Rs.      2,796  Rs.  2,158,969     (1,409,485)  Rs.       (68)  Rs.  2,648,224
Cash dividends paid .........................              --         (75,622)            --              --          (75,622)
Shares issued by Trust, net of
     forfeitures ............................              --              --        138,280             (10)             (10)
Sales of shares by Trust ....................              --              --         54,745               3          466,771
Compensation related to employee
     stock incentive plan, net of
     reversals ..............................              --              --             --              --               --
Amortization of compensation
     related to employee stock
     incentive plan .........................              --              --             --              --           96,898
Comprehensive income
     Net income .............................              --       3,551,703             --             --         3,551,703
     Other comprehensive income
         Unrealized gain/(loss) on
           investment securities, net .......          (1,024)             --             --              --           (1,024)

Comprehensive income ........................

Balance as of March 31, 2000 ................           1,772       5,635,050     (1,216,460)            (75)       6,686,940
                                               --------------  --------------   ------------   -------------   --------------
Cash dividends paid .........................              --         (75,121)            --              --          (75,121)
Common stock issued .........................              --              --             --              --        5,802,774
Shares forfeited, net of issuances
     by Trust ...............................              --              --        (64,425)             --               --
Issuance of equity shares on
     exercise of options ....................              --              --             --              --          123,987
Compensation related to employee
     stock incentive plan, net of
     reversals ..............................              --              --             --              --               --
Amortisation of compensation related
     to employee stock incentive plan .......              --              --             --              --           87,160
Comprehensive income
     Net income .............................              --       6,455,214             --             --         6,455,214
     Other comprehensive income
         Unrealized gain/(loss) on
           investment securities, net .......            (341)             --             --              --             (341)

Comprehensive income ........................

Balance as of March  31, 2001 ...............           1,431      12,015,143     (1,280,885)            (75)      19,080,613
                                               --------------  --------------   ------------   -------------   --------------
Cash dividends paid .........................              --        (128,534)            --              --         (128,534)
Shares forfeited, net of issuances
     by Trust ...............................              --              --        (40,450)             --               --
Issuance of equity shares on exercise
     of options .............................              --              --             --              --           35,480
Net reversal of compensation related
     to employee stock incentive plan .......              --              --             --              --          (12,118)
Amortization of compensation related
     to employee stock incentive plan .......              --              --             --              --           90,841
Income tax benefit arising on exercise
     of stock options .......................              --              --             --              --           10,577
Comprehensive income
     Net income .............................              --       8,329,978              --             --        8,329,978
     Other comprehensive income
         Unrealized, gain/(loss) on
           investment securities, net .......          50,430              --             --              --           50,430

Comprehensive income ........................

Balance as of March 31, 2002 ................  Rs.     51,861  Rs. 20,216,587     (1,321,335)  Rs.       (75)  Rs. 27,457,267
                                               --------------  --------------   ------------   -------------   --------------
Balance as of March 31, 2002 Convenience
     translation US $ (unaudited) ...........  $        1,062  $      414,020                  $          (2)  $      562,303
                                               ==============  ==============                  =============   ==============


        See accompanying notes to the consolidated financial statements.

WIPRO LIMITED
--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                  YEAR ENDED MARCH 31,
                                                             -----------------------------------------------------------------
                                                                  2000             2001             2002            2002
                                                             -------------    -------------    -------------  ----------------
                                                                                                                CONVENIENCE
                                                                                                              TRANSLATION INTO
                                                                                                                     US $
                                                                                                                 (UNAUDITED)
Cash flows from operating activities:
    Income from continuing operations ....................   Rs. 3,332,996    Rs. 6,436,583    Rs. 8,329,978      $ 170,591
    Adjustments to reconcile income from
      continuing operations to net cash
      provided by operating activities:
       Cumulative effect of accounting
       change, net of tax ................................              --          (59,104)              --             --
       Loss/(gain) on sale of property, plant
         and equipment ...................................          22,944         (154,457)         (26,003)          (533)
       Depreciation and amortization .....................         738,723        1,037,119        1,588,489         32,531
       Non-cash interest expense on long-term
         debt ............................................          34,176          148,864               --             --
       Deferred tax charge ...............................         166,488          (41,389)          56,403          1,155
       Gain on sale of investment securities .............            (681)              --         (201,536)        (4,127)
       Gain on sale of stock of affiliate,
         including direct issue of stock by
         affiliate .......................................        (412,144)              --               --             --
       Amortization of deferred stock
         compensation ....................................          96,898           87,160           78,723          1,612
       Undistributed equity in earnings of
         affiliates ......................................         (97,890)          85,030         (141,982)        (2,908)
       Other non-cash items ..............................              --               --          (96,000)        (1,966)
       Income tax benefit arising on exercise
         of stock options ................................              --               --           10,577            217
       Changes in operating assets and
         liabilities:
           Accounts receivable ...........................        (858,439)      (1,758,562)        (102,618)        (2,102)
           Costs and earnings in excess of billings
             on contracts in progress ....................          (9,396)         (55,938)        (944,461)       (19,342)
           Inventories ...................................         237,965         (517,963)          64,951          1,330
           Other assets ..................................        (221,384)      (1,564,562)      (1,166,691)       (23,893)
           Accounts payable ..............................        (523,951)         549,826          391,657          8,021
           Accrued expenses ..............................         622,528          404,784           44,258            906
           Advances from customers .......................         216,820          201,316          150,136          3,075
           Other liabilities .............................         169,633           12,664           26,295            539
                                                             -------------    -------------    -------------      ---------
    Net cash provided by continuing
      operations .........................................       3,515,286        4,811,371        8,062,176        165,107
    Net cash provided by discontinued
      operations .........................................              --           77,735               --             --
                                                             -------------    -------------    -------------      ---------
    Net cash provided by operating
      activities .........................................       3,515,286        4,889,106        8,062,176        165,107
                                                             -------------    -------------    -------------      ---------

WIPRO LIMITED
--------------------------------------------------------------------------------
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            YEAR ENDED MARCH 31,
                                                       ------------------------------------------------------------------
                                                           2000             2001            2002                2002
                                                       ------------    -------------    -------------    ----------------
                                                                                                           CONVENIENCE
                                                                                                         TRANSLATION INTO
                                                                                                                US $
                                                                                                            (UNAUDITED)
Cash flows from investing activities:
    Expenditure on property, plant and
      equipment ...................................      (1,317,958)      (2,626,273)      (2,484,863)         (50,888)
    Proceeds from sale of property, plant
      and equipment ...............................          32,333          226,054          307,501            6,297
    Funding of discontinued operations ............        (855,793)              --               --               --
    Purchase of minority interest, net of
      cash acquired ...............................         (67,500)      (1,083,450)              --               --
    Investments in affiliate ......................              --          (72,967)              --               --
    Proceeds from sale of investments in affiliates         153,128               --               --               --
    Proceeds from sale of assets of the
      peripherals division ........................              --          156,280               --               --
    Purchase of investment securities .............        (833,622)      (2,469,807)      (9,759,309)        (199,863)
    Proceeds from sale and maturities of
    investment securities .........................          95,974          174,000        7,198,754          147,425
                                                       ------------    -------------    -------------       ----------
    Net cash used in investing activities .........      (2,793,438)      (5,696,163)      (4,737,917)         (97,029)
                                                       ------------    -------------    -------------       ----------
Cash flows from financing activities:
    Proceeds from issuance of common stock ........              --        5,926,761           35,480              727
    Proceeds from/(repayments of) short-term
      borrowing from banks, net ...................      (1,688,043)         232,846         (164,390)          (3,367)
    Proceeds from issuance of long-term debt ......         976,043               --               --               --
    Repayment of long-term debt ...................        (755,049)        (188,351)      (1,312,465)         (26,878)
    Sale of shares by Trust .......................         466,771               --               --               --
    Redemption of preferred stock .................              --         (250,000)              --               --
    Proceeds from issuance of common stock
      by a subsidiary/affiliate ...................         502,345               --               --               --
    Payment of cash dividends .....................         (75,622)         (75,121)        (128,365)          (2,629)
                                                       ------------    -------------    -------------       ----------
    Net cash provided by/(used in)
      financing activities ........................        (573,555)       5,646,135       (1,569,740)         (32,147)
                                                       ------------    -------------    -------------       ----------
Effect of de-consolidation of a subsidiary on
      cash and cash equivalents ...................          (1,943)              --               --               --
                                                       ------------    -------------    -------------       ----------
Net increase in cash and cash equivalents
      during the year .............................         146,350        4,839,078        1,754,519           35,931
Cash and cash equivalents at the beginning
      of the year .................................         637,253          783,603        5,622,681          115,148
                                                       ------------    -------------    -------------       ----------
Cash and cash equivalents at the end of the
      year ........................................    Rs.  783,603    Rs. 5,622,681    Rs. 7,377,200       $  151,079
                                                       ============    =============    =============       ==========
Supplementary information:
    Cash paid for interest ........................    Rs.  335,545    Rs.    69,844    Rs.    69,826       $    1,430
    Cash paid for taxes ...........................         221,233        1,120,889        1,251,346           25,627


        See accompanying notes to the consolidated financial statements.

WIPRO LIMITED
--------------------------------------------------------------------------------
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
          (IN THOUSANDS, EXCEPT SHARE DATA AND WHERE OTHERWISE STATED)

1.      OVERVIEW

        Wipro Limited (Wipro), together with its subsidiaries Wipro Inc., EnThink Inc., Wipro Prosper Limited, Wipro Welfare Limited, Wipro Trademarks Holdings Limited, Wipro Net Limited, Wipro Japan KK, Netkracker Limited and affiliates Wipro ePeripherals Limited and Wipro GE Medical Systems Limited (collectively, the Company) is a leading India based provider of IT services and products globally. Further, Wipro has other businesses such as India and AsiaPac IT Services and Products, Consumer Care and Lighting and Healthcare systems. Wipro is headquartered in Bangalore, India.

2.      SIGNIFICANT ACCOUNTING POLICIES

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

        Basis of preparation of financial statements. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

        Functional currency. The functional and reporting currency of the Company is the Indian rupee as a significant portion of the Company's activities are conducted in India.

        Convenience translation. The accompanying financial statements have been prepared in Indian rupees, the national currency of India. Solely for the convenience of the readers, the financial statements as of and for the year ended March 31, 2002 have been translated into United States dollars at the noon buying rate in New York City on March 29, 2002, for cable transfers in Indian rupees, as certified for customs purposes by the Federal Reserve Bank of New York of $ 1 = Rs. 48.83. No representation is made that the Indian rupee amounts have been, could have been or could be converted into United States dollars at such a rate or any other rate.

        Principles of consolidation. The consolidated financial statements include the financial statements of Wipro and all of its subsidiaries, which are more than 50% owned and controlled. All material inter-company accounts and transactions are eliminated on consolidation. The Company accounts for investments by the equity method where its investment in the voting stock gives it the ability to exercise significant influence over the investee.

        Cash equivalents. The Company considers all highly liquid investments with remaining maturities, at the date of purchase/investment, of three months or less to be cash equivalents.

        Revenue recognition. Revenues from software development services comprise income from time-and-material and fixed-price contracts. Revenue with respect to time-and-material contracts is recognized as related services are performed. Revenue with respect to fixed-price contracts is recognized in accordance with the percentage of completion method of accounting. Provisions for estimated losses on contracts-in-progress are recorded in the period in which such losses become probable based on the current contract estimates. Maintenance revenue is deferred and recognized ratably over the term of the agreement. Revenue from customer training, support, and other services is recognized as the related service is performed. Revenue from sale of goods is recognized, in accordance with the sales contract, on dispatch from the factories/warehouses of the Company, except for contracts where a customer is not obligated to pay a portion of contract price allocable to the goods until installation or similar service has been completed. In these cases, revenue is recognized on completion of installation. Revenues from multiple-element arrangements are allocated among separate elements based on the fair value of each element. When the Company receives advance payments from customers for sale of products or provision of services, such payments are reported as advances from customers until all conditions for revenue recognition are met. Revenues from product sales are shown net of excise duty, sales tax and applicable discounts and allowances.

        Effective April 1, 2001, the Company adopted EITF 00-14: Accounting for Certain Sales Incentives, EITF 00-22: Accounting for Points and Certain Other Time-based or Volume-based sales, Incentive Offers and Offers for Free Products or Services to be Delivered in the Future and EITF 00-25: Vendor Income Statement Characterisation of Consideration from a Vendor to a Retailer. Reported data for previous periods have been reclassified to make it comparable with the current presentation. These reclassifications had no impact on reported net income.

        Shipping and handling costs. Shipping and handling costs are included in selling, general and administrative expenses.

        Inventories. Inventories are stated at the lower of cost and market. Cost is determined using the weighted average method for all categories of inventories.

        Investment securities. The Company classifies its debt and equity securities in one of the three categories: trading, held-to-maturity or available-for-sale, at the time of purchase and re-evaluates such classifications as of each balance sheet date. Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in income.

WIPRO LIMITED
--------------------------------------------------------------------------------
Temporary unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from income and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis and are included in income. A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. Fair value is based on quoted market prices. Non-readily marketable equity securities for which there is no readily determinable fair value are recorded at cost, subject to an impairment charge for any other than temporary decline in value. The impairment is charged to income.

        Investments in affiliates. The Company's equity in the earnings of affiliates is included in the statement of income and the Company's share of net assets of affiliates is included in the balance sheet.

        Shares issued by subsidiary/affiliate. The issuance of stock by a subsidiary/affiliate to third parties reduces the proportionate ownership interest in the investee. Unless the issuance of such stock is part of a broader corporate reorganization or unless realization is not assured, the Company recognizes a gain or loss, equal to the difference between the issuance price per share and the Company's carrying amount per share. Such gain or loss is recognized in the statement of income when the transaction occurs.

        Property, plant and equipment. Property, plant and equipment are stated at cost. The Company depreciates property, plant and equipment over the estimated useful life using the straight-line method. Assets under capital lease are amortized over their estimated useful life or the lease term, as appropriate. The estimated useful lives of assets are as follows:

        Buildings ..............................    30 to 60 years
        Plant and machinery ....................    2 to 21 years
        Furniture, fixtures and equipment.......    2 to 5 years
        Vehicles ...............................    4 years
        Computer software ......................    2 years

        Software for internal use is primarily acquired from third-party vendors and is in ready to use condition. Costs for acquiring this software are capitalized and subsequent costs are charged to the statement of income. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software. Deposits paid towards the acquisition of property, plant and equipment outstanding as of each balance sheet date and the cost of property, plant and equipment not ready for use before such date are disclosed under capital work-in-progress. The interest cost incurred for funding an asset during its construction period is capitalized based on the actual investment in the asset and the average cost of funds. The capitalized interest is included in the cost of the relevant asset and is depreciated over the estimated useful life of the asset.

        Intangible assets. The Company records as assets, costs incurred on assets which are of enduring value at the consideration paid for it and amortizes the cost by systematic charges to income over the period estimated to be benefited. Goodwill resulting from acquisitions is reported as an intangible asset and amortized over a period of five years.

        Start-up costs. Cost of start-up activities including organization costs are expensed as incurred.

        Research and development. Revenue expenditure on research and development is expensed as incurred. Capital expenditure incurred on equipment and facilities that are acquired or constructed for research and development activities and having alternative future uses, is capitalized as tangible assets when acquired or constructed. Software product development costs are expensed as incurred until technological feasibility is achieved.

        Impairment of long-lived assets and long-lived assets to be disposed of. In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

        Foreign currency transactions. The functional and reporting currency of the Company is the Indian rupee. Foreign currency transactions are translated into Indian rupees at the rates of exchange prevailing on the date of the respective transactions. Assets and liabilities in foreign currency are translated into Indian rupees at the exchange rate prevailing on the balance sheet date. The resulting exchange gains/losses are included in the statement of income.

        Earnings per share. In accordance with SFAS No. 128, Earnings Per Share, basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the

WIPRO LIMITED
--------------------------------------------------------------------------------
weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, except where the results would be antidilutive.

        Income taxes. Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

        Stock-based compensation. The Company uses the intrinsic value based method of Accounting Principles Board (APB) Opinion No. 25 to account for its employee stock based compensation plans. The Company has therefore adopted the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation.

        Accounting change. Effective January 1, 2001, the Company adopted the provisions of Staff Accounting Bulletin No. 101 (SAB 101) issued by the Securities and Exchange Commission, which provides guidelines in applying generally accepted accounting principles to selected revenue recognition issues. Accordingly, the Company changed its policy to recognize revenues from sale of goods only on completion of installation. Prior to the adoption of SAB 101, revenues were recognized on dispatch to the customer with an appropriate provision for costs of installation.

        The initial adoption resulted in a cumulative catch up adjustment of Rs. 59,104, which is recorded as a charge to income in fiscal 2001. The effect of this change in accounting principle on net income of fiscal 2001 is immaterial. Similarly, the effect of the change on net income of fiscal 2000 is immaterial. The cumulative effect of the change on retained earnings at the beginning of fiscal 2001 is included in the restated net income of the year ended March 31, 2001. Revenues for the year ended March 31, 2001 include an amount of Rs. 701,455 as a result of the cumulative effect adjustment.

        Derivatives and hedge accounting. On April 1, 2001, Wipro adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities as amended, when the rules became effective for companies with fiscal year ending March 31.

        The Company enters into forward foreign exchange contracts where the counterparty is generally a bank. The Company purchases forward foreign exchange contracts to mitigate the risk of changes in foreign exchange rates on accounts receivable and forecasted cash flows denominated in certain foreign currencies. Although these contracts are effective as hedges from an economic perspective, they do not qualify for hedge accounting under SFAS No. 133, as amended. Any derivative that is either not designated as a hedge, or is so designated but is ineffective per SFAS No. 133, is marked to market and recognized in income immediately. No initial transition adjustments were required to adopt SFAS No. 133.

        Recent accounting pronouncements. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies the criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocated to an assembled workforce may not be accounted for separately. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 121 and SFAS No. 144. Accounting for the Impairment or Disposal of Long-Lived Assets.

        The Company is required to adopt the provisions of SFAS No. 141 immediately, and SFAS No. 142 effective April 1, 2002. Furthermore, any goodwill and any intangible assets determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001, will not be amortized, but will continue to be evaluated for impairment in accordance with the relevant accounting literature that is applicable until the adoption of SFAS No. 142. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001, will continue to be amortized prior to the adoption of SFAS No. 142.

        Upon adoption of SFAS No. 142, SFAS No. 141 will require the Company to evaluate its existing intangible assets and goodwill that were acquired in prior purchase business combinations, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

WIPRO LIMITED
--------------------------------------------------------------------------------
        In connection with the transitional goodwill impairment evaluation, SFAS No. 142 will require the Company to perform an assessment of whether there is an indication that goodwill is impaired as of the date of adoption. To accomplish this the Company must identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of adoption. The Company will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit's carrying amount. To the extent a reporting unit's carrying amount exceeds its fair value, an indication exists that the reporting unit's goodwill may be impaired and the Company must perform the second step of the transitional impairment test. In the second step, the Company must compare the implied fair value of the reporting unit's goodwill, determined by allocating the reporting unit's fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount, both of which must be measured as of the date of adoption. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the Company's statement of income.

        As of the date of adoption, the Company will have unamortized goodwill in the amount of Rs. 656,240, which will be subject to the transition provisions of SFAS Nos. 141 and 142. Amortization expense related to goodwill was Rs. 1,000, Rs. 45,389 and Rs. 175,567 for the years ended March 31, 2000, 2001 and
2002, respectively. Adoption of SFAS Nos. 141 and 142, will not have a significant impact on the financial statements of the Company.

        In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002.

        In August 2001, the FASB issued SFAS No. 144, which requires that specified long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Under SFAS No. 144, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet been incurred. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001.

        Adoption of SFAS Nos. 143 and 144, will not have a significant impact on the financial statements of the Company.

        Reclassifications. Certain reclassifications have been made to conform prior period data to the current presentation. These reclassifications had no effect on reported income.

3.      DISCONTINUED OPERATIONS

        The Company was involved in the financial services business through Wipro Finance, a majority owned subsidiary. The Company, for strategic reasons, decided to concentrate on its core businesses and as a result, in March 1999, the Company decided to exit the financial services business and approved a formal plan for winding down the operations of this business. Under the plan, Wipro Finance will not accept any new business and the existing assets and liabilities would be liquidated as per their contractual terms.

        In December 1999, the Company sold 50% of its interest in Wipro Finance to certain investors for a nominal amount. Subsequent to the sale, the Company did not have a controlling interest in Wipro Finance. The financial statements of Wipro Finance were not consolidated for the year ended March 31, 2000. In fiscal 2001, the Company sold the balance 50% interest in Wipro Finance for a nominal amount. The tax benefit of Rs. 218,707 and Rs. 77,735 arising on the sales has been reported separately as a component of discontinued operations in fiscal 2000 and 2001, respectively.

4.      CASH AND CASH EQUIVALENTS

        Cash and cash equivalents as of March 31, 2001 and 2002 comprise of cash, cash on deposit with banks and highly liquid money market instruments.

5.      ACCOUNTS RECEIVABLE

        Accounts receivable as of March 31, 2001 and 2002 are stated net of allowance for doubtful accounts. The Company maintains an allowance for doubtful accounts based on present and prospective financial condition of its customers and aging of the accounts receivable. Accounts receivable are generally not collateralized.

WIPRO LIMITED
--------------------------------------------------------------------------------

        The activity in the allowance for doubtful accounts receivable is given below:

                                                              YEAR ENDED MARCH 31,
                                             -----------------------------------------------------
                                                 2000                 2001                2002
                                             -------------       -------------       -------------
Balance at the beginning of the period ..... Rs.   277,841       Rs.   196,602       Rs.   297,884
Additional provision during the period .....       299,122             212,990             250,867
Bad debts charged to provision .............      (380,361)           (111,708)            (57,107)
                                             -------------       -------------       -------------
Balance at the end of the period ........... Rs.   196,602       Rs.   297,884       Rs.   491,644
                                             =============       =============       =============

6.      INVENTORIES

        Inventories consist of the following:

                                                                         AS OF MARCH 31,
                                                                 ---------------------------------
                                                                      2001                2002
                                                                 -------------       -------------
Stores and spare parts .....................                     Rs.    44,689       Rs.    31,425
Raw materials and components ...............                           483,807             453,018
Work-in-process ............................                           101,932              84,722
Finished goods .............................                           836,669             832,981
                                                                 -------------       -------------
                                                                 Rs. 1,467,097       Rs. 1,402,146
                                                                 =============       =============

        Finished goods as of March 31, 2001 and 2002 include inventory of Rs. 340,124 and Rs. 467,546, respectively, with customers pending installation.

7.      OTHER ASSETS

        Other assets consist of the following:

                                                                          AS OF MARCH 31,
                                                                 ---------------------------------
                                                                     2001                 2002
                                                                 -------------       -------------
Prepaid expenses ...........................                     Rs.   757,893       Rs.   748,142
Advances to suppliers ......................                           173,390              68,917
Balances with statutory authorities ........                           114,234              38,821
Deposits ...................................                           533,684             533,247
Inter-corporate deposits
    GE Capital Services India ..............                           367,500             819,891
    ICICI Limited ..........................                           684,500           1,245,200
Advance income taxes .......................                                --             311,257
Others .....................................                           444,144             463,917
                                                                 -------------       -------------
                                                                     3,075,345           4,229,392
Less: Current assets .......................                         2,356,261           3,481,308
                                                                 -------------       -------------
                                                                 Rs.   719,084       Rs.   748,084
                                                                 =============       =============


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

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--------------------------------------------------------------------------------
8.      INVESTMENT SECURITIES

        Investment securities consist of the following:

                                                 AS OF MARCH 31, 2001                             AS OF MARCH 31, 2002
                               -------------------------------------------------------  ------------------------------------------
                                                  GROSS       GROSS                                       GROSS
                                               UNREALIZED   UNREALIZED                                 UNREALIZED
                                 CARRYING        HOLDING     HOLDING                      CARRYING       HOLDING
                                   VALUE          GAINS       LOSSES      FAIR VALUE        VALUE         GAINS       FAIR VALUE
                               -------------   -----------  ----------   -------------  -------------  -----------   -------------
Available-for-sale:
    Equity securities .......  Rs.       233   Rs.   1,682   Rs.   (64)  Rs.     1,851  Rs.       233   Rs.  1,623   Rs.     1,856
    Debt securities .........      2,462,497            --          --       2,462,497      4,962,102       79,376       5,041,478
                               -------------   -----------   ---------   -------------  -------------   ----------   -------------
                                   2,462,730         1,682         (64)      2,464,348      4,962,335       80,999       5,043,334
                               -------------   -----------   ---------   -------------  -------------   ----------   -------------
Held-to-maturity:
    Debt securities .........        188,268         2,424          --         190,692         90,833        3,108          93,941
                               -------------   -----------   ---------   -------------  -------------   ----------   -------------
                                     188,268         2,424          --         190,692         90,833        3,108          93,941
                               -------------   -----------   ---------   -------------  -------------   ----------   -------------
Equity securities with
  no readily determinable
  fair values:
    Equity securities .......             --            --          --              --        144,300           --         144,300
    Convertible preference
      shares ................         54,000            --          --          54,000        215,700           --         215,700
                               -------------   -----------   ---------   -------------  -------------   ----------   -------------
                                      54,000            --          --          54,000        360,000           --         360,000
                               -------------   -----------   ---------   -------------  -------------   ----------   -------------
                               RS. 2,704,998   RS.   4,106   RS.   (64)  RS. 2,709,040  RS. 5,413,168   RS. 84,107   RS. 5,497,275
                               =============   ===========   =========   =============  =============   ==========   =============

        Debt securities, held-to-maturity as of March 31, 2002, mature between one through three years.

        Dividends from available-for-sale securities during the years ended March 31, 2000, 2001 and 2002 were Rs. 22, Rs. 14 and Rs. 36, respectively, and are included in other income.

        In October 2001, the Company acquired a 17% equity interest in Spectramind eServices Private Limited (Spectramind) for a consideration of Rs. 144,300. Additionally, the Company acquired non-voting convertible preference shares of Rs. 215,700. The convertible preference shares shall be converted to equity at a conversion ratio of 0.3234 equity share per convertible preference share, on occurrence of any of the events specified in the shareholders agreement. These events are liquidation of Spectramind, initial public offering by Spectramind and valuation of Spectramind reaching specified levels based on a fresh issue of equity shares by Spectramind or sale of shares by existing shareholders. If any of these events do not occur within 18 months from the date of investment, the convertible preference shares shall be converted on expiry of the period. The current voting equity interest of Wipro does not give it the ability to exercise significant influence over the operating and financial policies of Spectramind. As the equity securities do not have a readily determinable fair value, such investments are recorded at cost, subject to an impairment charge for any other than temporary decline in value.

9.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following:

                                                           AS OF MARCH 31,
                                                  ----------------------------------
                                                       2001                 2002
                                                  -------------       --------------
Land ..........................................   Rs.   201,253       Rs.    370,079
Buildings .....................................       1,173,134            1,585,515
Plant and machinery ...........................       4,806,457            5,469,300
Furniture, fixtures, and equipment ............       1,038,276            1,264,870
Vehicles ......................................         322,534              420,843
Computer software for internal use ............         542,009              742,305
Capital work-in-progress ......................         801,218            1,116,082
                                                  -------------       --------------
                                                      8,884,881           10,968,994
Accumulated depreciation and amortization .....      (3,405,556)          (4,707,137)
                                                  -------------       --------------
                                                  Rs. 5,479,325       Rs.  6,261,857
                                                  =============       ==============

        Depreciation expense for the years ended March 31, 2000, 2001 and 2002, is Rs. 734,473, Rs. 991,262 and Rs. 1,411,291, respectively. This includes Rs. 53,261, Rs. 140,624 and Rs. 204,492 as amortization of capitalized internal use software, during the years ended March 31, 2000, 2001 and 2002, respectively.

WIPRO LIMITED
--------------------------------------------------------------------------------
10.     INTANGIBLE ASSETS

        In October 1999, the Company acquired the 45% minority interest in Wipro Computers Limited for a consideration of Rs. 67,500. The acquisition resulted in goodwill of Rs. 10,500. In December 2000, the Company acquired the 45% minority interest held by the KPN Group in Wipro Net Limited for a consideration of Rs. 1,087,216. The acquisition resulted in goodwill of Rs. 867,786. Goodwill is amortized over a period of 5 years. As of March 31, 2002, the carrying value of the goodwill is Rs. 656,240.

11.     OTHER CURRENT LIABILITIES

        Other current liabilities consist of the following:

                                            AS OF MARCH 31,
                                      ----------------------------
                                         2001             2002
                                      -----------      -----------
Statutory dues payable ..........     Rs. 352,328      Rs. 357,822
Taxes payable ...................          71,534           72,707
Others ..........................          69,685           63,421
                                      -----------      -----------
                                      Rs. 493,547      Rs. 493,950
                                      ===========      ===========

12.     OPERATING LEASES

        The Company leases office and residential facilities under cancelable operating lease agreements that are renewable on a periodic basis at the option of both the lessor and the lessee. Rental expense under such leases was Rs. 237,693, Rs. 277,018 and Rs. 320,029 for the years ended March 31, 2000, 2001 and 2002, respectively.

        Prepaid expenses as of March 31, 2001 and 2002 include Rs. 187,720 and Rs. 214,838, respectively, being prepaid operating lease rentals for land obtained on lease for a period of 60 years. The prepaid expense is being charged over the lease term.

13.     INVESTMENTS IN AFFILIATES

        Wipro GE Medical Systems Ltd. (Wipro GE). The Company has accounted for its 49% interest in Wipro GE by the equity method. The carrying value of the investment in Wipro GE as of March 31, 2001 and 2002, was Rs. 586,749 and Rs. 820,849, respectively. The Company's equity in the income of Wipro GE for the years ended March 31, 2000, 2001 and 2002, was Rs. 138,749, Rs. 184,315 and Rs.
234,100, respectively.

        Wipro Net Ltd. Until December 1999, Wipro Net was a 100% subsidiary of the Company. In December 1999, the Company diluted its interest in Wipro Net to 55% through a sale of shares and direct issuance of shares by Wipro Net. The resultant gain was recorded in the income statement. As the minority shareholders of Wipro Net had significant participating rights, Wipro Net was accounted for by equity method subsequent to the dilution. In December 2000, the Company acquired the 45% minority interest in Wipro Net. In May 2001, Wipro decided to legally re-organize the operations of Wipro Net whereby Wipro Net would be merged with Wipro. The merger was completed in April 2002 after obtaining regulatory approvals.

        The carrying value of the investment in Wipro Net as of March 31, 2000 was Rs. 270,586. The Company's equity in the loss of Wipro Net for the year ended March 31, 2000 and 2001, was Rs. 26,159 and Rs. 135,893 respectively.

        Netkracker Ltd. In December 2000, the Company established Netkracker by transferring its retail internet business. A strategic investor acquired a 51% equity interest in the entity with Wipro retaining the balance 49%. Additionally, Wipro acquired convertible preference shares in Netkracker. The carrying value of the investment in Netkracker as of March 31, 2001 was Rs. 44,054. The Company's equity in the loss of Netkracker for the year ended March 31, 2001, was Rs. 112,133.

        During the year ended March 31, 2002, the Company recorded equity method losses of Rs. 110,698, which reduced the carrying value of the equity interest and other investments to zero.

        In March 2002, Wipro and the strategic investor entered into certain agreements whereby the convertible preference shares were converted to common stock increasing Wipro's equity interest from 49% to 79%. Additionally, Wipro would acquire 19% equity interest in Netkracker from the strategic investor for a cash consideration of Rs. 30,000 and a contingent consideration that is payable on occurrence of specified events. The Company has determined that the events that trigger contingent payments are within its control and no contingent consideration will be payable under the arrangement.

        The transaction has been accounted for as a purchase business combination. Prior to the acquisition, Netkracker had a deferred tax asset of Rs. 135,000 for carry-forward business losses, for which a valuation allowance had been established due to the significant uncertainty on realization on a standalone basis. Subsequent to the acquisition, Wipro will fully utilize the benefit of the carry-forward business losses and accordingly the valuation allowance has been reversed. The amounts assigned to the net assets of Netkracker exceed the cost of acquisition. This excess was initially used to reduce the amounts allocable to certain eligible assets and the remaining excess of Rs. 96,000 is reported as a component of other income. As the remaining excess is not material it is not reported as an extraordinary gain.

WIPRO LIMITED
--------------------------------------------------------------------------------
        Wipro ePeripherals. On September 1, 2000, the computer peripherals division of Wipro was spun-off into a separate legal entity, Wipro ePeripherals. In consideration of the transfer, Wipro received a 38.7% equity interest in the new entity, 12.5% non-convertible debentures and cash. Wipro ePeripherals issued 61.3% of its equity to strategic investors and employees for cash. Shares were issued to Wipro and the new investors at the par value of Rs. 10. Wipro accounts for its 38.7% interest by the equity method. In March 2002, Wipro ePeripherals issued additional equity shares to certain investors, which resulted in dilution of Wipro's interest to 33.8%. The impact of this issuance on the carrying value of the investment was not material.

        The carrying value of the investment in Wipro ePeripherals as of March 31, 2001 and 2002 was Rs. 58,890 and Rs. 77,470, respectively. The Company's equity in the income of Wipro ePeripherals for the year ended March 31, 2001 and 2002 was Rs. 10,530 and Rs. 23,676 respectively.

14.     FINANCIAL INSTRUMENTS AND CONCENTRATION OF RISK

        Concentration of risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, investment securities, accounts receivable and inter-corporate deposits. The Company's cash resources are invested with financial institutions and commercial corporations with high investment grade credit ratings. Limits have been established by the Company as to the maximum amount of cash that may be invested with any such single entity. To reduce its credit risk, the Company performs ongoing credit evaluations of customers. No single customer accounted for 10% or more of the revenues or accounts receivable as of March 31, 2001 and 2002.

        Derivative financial instruments. The Company enters into forward foreign exchange contracts and interest rate swap agreements, where the counterparty is generally a bank. The Company considers the risks of non-performance by the counterparty as non-material. The following table presents the aggregate contracted principal amounts of the Company's derivative financial instruments outstanding:

                                         AS OF MARCH 31,
                            -------------------------------------------
                                    2001                    2002
                            -------------------     -------------------
Forward contracts .......   $ 39,531,243 (sell)     $ 62,845,414 (sell)
Interest rate swaps .....   $  3,250,000            $        Nil

        The foreign forward exchange contracts mature between one to nine months.

15.     BORROWINGS FROM BANKS

        The Company has a line of credit of Rs. 2,650,000 from its bankers for working capital requirements. The line of credit is renewable annually. The credit bears interest at the prime rate of the bank, which averaged 13.1%, 12.8%, and 12.2% in fiscal 2000, 2001 and 2002, respectively. The facilities are secured by inventories, accounts receivable and certain property and contain financial covenants and restrictions on indebtedness.

16.     LONG-TERM DEBT

        Long-term debt consist of the following:

                                                         AS OF MARCH 31,
                                                 --------------------------------
                                                     2001                 2002
                                                 -------------        -----------
Foreign currency borrowings .................    Rs.   127,582        Rs.      --
Rupee term loans from banks and financial
institutions ................................        1,245,459             48,200
Others ......................................           48,186             60,563
                                                 -------------        -----------
                                                     1,421,227            108,763
Less: Current portion .......................        1,326,196             78,993
                                                 -------------        -----------
                                                 Rs.    95,031        Rs.  29,770
                                                 =============        ===========

        In December 1999, the Company had transferred an 8% interest in Wipro Net to a financial institution. Under the terms of the transfer, the Company had a call option to repurchase the transferred shares at a determinable consideration. Additionally, the financial institution had a put option to sell the shares to the Company at a determinable consideration. The Company had recorded the transfer as a secured borrowing with pledge of collateral. The principal shareholder of the Company had pledged certain shares held in Wipro to further secure the borrowing. Interest was imputed at the implicit yield on the put option. As of March 31, 2001 rupee term loans include Rs. 1,177,259 representing the borrowing. In June 2001, the financial institution exercised the option resulting in repayment of the borrowing.

WIPRO LIMITED
--------------------------------------------------------------------------------
        All long-term debt is secured by a specific charge over the property, plant and equipment of the Company and contains certain financial covenants and restrictions on indebtedness.

        An interest rate profile of the long-term debt is given below:

                                                                        AS OF MARCH 31,
                                                                      -------------------
                                                                      2001           2002
                                                                      ----           ----
Rupee term loans from banks and financial institutions .......        13.9%          14.2%

        A maturity profile of the long-term debt outstanding as of March 31, 2002, is set out below:

Maturing in the year ending March 31:
    2003 ...............     Rs.  78,993
    2004 ...............          28,305
    2005 ...............           1,253
    2006 ...............             105
    Thereafter .........             107
                             -----------
                             Rs. 108,763
                             ===========

17.     EQUITY SHARES AND DIVIDENDS

        The Company presently has only one class of equity shares. For all matters submitted to vote in the shareholders meeting, every holder of equity shares, as reflected in the records of the Company on the date of the shareholders meeting shall have one vote in respect of each share held.

        In September 1999, the Company effected a five-for-one share split. All references in the consolidated financial statements to number of shares and per share amounts of the Company's equity shares have been retroactively restated to reflect the increased number of equity shares outstanding resulting due to the share splits.

        In October 2000, the Company made a public offering of its American Depositary Shares, or ADSs, to international investors. The offering consisted of 3,162,500 ADSs representing 3,162,500 equity shares, at an offering price of $41.375 per ADS. The equity shares represented by the ADS carry similar rights as to voting and dividends as the other equity shares.

        Should the Company declare and pay dividend, such dividend will be paid in Indian rupees. Indian law mandates that any dividend, exceeding 10% of the common stock, can be declared out of distributable profits only after the transfer of upto 10% of net income computed in accordance with current regulations to a general reserve. Also, the remittance of dividends outside India is governed by Indian law on foreign exchange. Dividend payments are also subject to applicable taxes.

        In the event of liquidation of the affairs of the Company, all preferential amounts, if any, shall be discharged by the Company. The remaining assets of the Company, after such discharge, shall be distributed to the holders of equity shares in proportion to the number of shares held by them.

        The Company paid cash dividends of Rs. 75,622, Rs. 75,121 and Rs. 128,534 during the years ended March 31, 2000, 2001 and 2002, respectively. The dividends per share were Rs. 0.30 during the years ended March 31, 2000 and 2001 and Rs. 0.50 during the year ended March 31, 2002.

18.     RETAINED EARNINGS

        The Company's retained earnings as of March 31, 2001 and 2002, include restricted retained earnings of Rs. 274,038 and Rs. 259,538 respectively, which are not distributable as dividends under Indian company and tax laws. These relate to requirements regarding earmarking a part of the retained earnings on redemption of preference shares and to avail specific tax allowances.

        Retained earnings as of March 31, 2001 and 2002, also include Rs. 567,126 and Rs. 794,719 respectively, of undistributed earnings in equity of affiliates.

WIPRO LIMITED
--------------------------------------------------------------------------------
19.     OTHER INCOME/(EXPENSE), NET

        Other income/(expense) consist of the following:

                                                           YEAR ENDED MARCH 31,
                                             ----------------------------------------------
                                                 2000              2001             2002
                                             ------------       ----------      -----------
Interest income/(expense), net of
  capitalized interest ................      Rs. (283,649)      Rs. 86,833      Rs. 420,059
Others ................................                22               14          418,780
                                             ------------       ----------      -----------
                                             Rs. (283,627)      Rs. 86,847      Rs. 838,839
                                             ============       ==========      ===========

        Rs. 53,980, Rs. 48,000 and Rs. 20,000 of interest has been capitalized during the years ended March 31, 2000, 2001 and 2002, respectively.

20.     SHIPPING AND HANDLING COSTS

        Selling general and administrative expenses for the years ended March 31, 2000, 2001 and 2002, include shipping and handling costs of Rs. 48,570, Rs. 62,200 and Rs. 47,922, respectively.

21.     INCOME TAXES

        Income taxes consist of the following:

                                                YEAR ENDED MARCH 31,
                                   --------------------------------------------
                                       2000            2001             2002
                                   -----------     -------------    -----------
Current taxes
   Domestic .....................  Rs. 183,890     Rs.   749,406    Rs. 471,539
   Foreign ......................      174,920           402,752        442,804
                                   -----------     -------------    -----------
                                       358,810         1,152,158        914,343
                                   -----------     -------------    -----------
Deferred taxes ..................      166,488            (2,116)        56,403
                                   -----------     -------------    -----------
   Total income tax expense .....  Rs. 525,298     Rs. 1,150,042    Rs. 970,746
                                   ===========     =============    ===========

        The reported income tax expense differed from amounts computed by applying the enacted tax rates to income from continuing operations before income taxes as a result of the following:

                                                                     YEAR ENDED MARCH 31,
                                                       -------------------------------------------------
                                                           2000              2001              2002
                                                       -------------     -------------     -------------
Income from continuing operations before taxes .....   Rs. 3,858,294     Rs. 7,586,625     Rs. 9,300,724
Enacted tax rate in India ..........................           38.5%            39.55%             35.7%
                                                       -------------     -------------     -------------
Computed expected tax expense ......................       1,485,443         3,000,510         3,320,358
Effect of:
  Income exempt from tax in India ..................      (1,104,111)       (2,388,705)       (2,861,967)
  Reversal of deferred tax asset on legal
    re-organization of subsidiary ..................              --                --           199,512
  Others ...........................................         (30,954)          135,485           (15,687)
                                                       -------------     -------------     -------------
Domestic income taxes ..............................         350,378           747,290           642,216
Effect of tax on foreign income ....................         174,920           402,752           328,530
                                                       -------------     -------------     -------------
Total income tax expense ...........................   Rs.   525,298     Rs. 1,150,042     Rs.   970,746
                                                       =============     =============     =============

        Deferred tax assets reported as of March 31, 2001 include Rs. 199,512 being the difference between the tax basis and the amount for financial reporting of Wipro Net, a domestic subsidiary. The deferred tax asset has been reversed during the year ended March 31, 2002, on legal re-organization of Wipro Net as a result of which the benefit of the deferred tax asset will no longer be available to the Company.

WIPRO LIMITED
--------------------------------------------------------------------------------

        A substantial portion of the profits of the Company's India operations are exempt from Indian income taxes being profits attributable to export operations and profits from undertakings situated in Software Technology and Hardware Technology Parks. Under the tax holiday, the taxpayer can utilize an exemption from income taxes for a period of any ten consecutive years. The Company has opted for this exemption from the year ended March 31, 1997, for undertakings situated in Software Technology and Hardware Technology Parks. Profits from certain other undertakings are also eligible for preferential tax treatment. In addition, dividend income from certain category of investments is exempt from tax. The aggregate rupee and per share (basic) effects of these tax exemptions are Rs. 1,104,111 and Rs. 4.85 per share for the year ended March 31, 2000, Rs. 2,388,705 and Rs. 10.42 per share for the year ended March 31, 2001, Rs. 2,861,967 and Rs. 12.38 per share for the year ended March 31, 2002.

                                                                       AS OF MARCH 31,
                                                                 --------------------------
                                                                     2001          2002
                                                                 -----------    -----------
Deferred tax assets
   Property, plant and equipment .............................   Rs.      --    Rs.  15,661
   Allowance for doubtful accounts ...........................        56,318         57,329
   Investments in mutual fund units ..........................            --         58,333
   Accrued expenses ..........................................        73,893         48,842
   Carry-forward capital losses ..............................       145,280        122,810
   Carry-forward business losses .............................        47,918        182,918
   Difference between tax basis and amount for financial
     reporting of a domestic subsidiary ......................       199,512             --
   Others ....................................................        17,587         81,154
                                                                 -----------    -----------
   Total gross deferred tax assets ...........................       540,508        567,047
   Less: valuation allowance .................................      (170,728)      (122,810)
                                                                 -----------    -----------
   Deferred tax assets .......................................       369,780        444,237
                                                                 -----------    -----------
Deferred tax liabilities
   Property, plant and equipment .............................   Rs.  25,489    Rs.      --
   Undistributed earnings of affiliates ......................        64,966         86,061
   Unrealized gain on available for sale securities ..........           187         29,392
                                                                 -----------    -----------
   Total gross deferred tax liability ........................        90,642        115,453
                                                                 -----------    -----------
   Net deferred tax assets ...................................   Rs. 279,138    Rs. 328,784
                                                                 ===========    ===========

        Management believes that based on a number of factors, the available objective evidence creates sufficient uncertainties regarding the generation of future capital gains and realizability of the entire carry-forward capital losses. Accordingly, the Company has established a valuation allowance for the carry-forward capital losses arising on sale of shares in Wipro Finance, a discontinued operation. These losses expire after eight years succeeding the year in which they were first incurred. The carry-forward capital losses as of March 31, 2002 will expire by 2009.

        During the year ended March 31, 2002, management implemented certain tax planning strategies that make it more likely than not that deferred tax assets relating to carry-forward business losses of foreign operations will be realized. This has resulted in reversal of valuation allowance aggregating to Rs. 47,918. Similarly, based on historical taxable income, projections of future taxable income and tax planning strategies, management believes that it is more likely than not that the Company will realize the benefit of carry-forward business losses relating to certain Indian operations.

        The carry-forward business losses as of March 31, 2002, expire as follows:

 Year ending March 31:
       2009 ................  Rs.  77,112
       2010 ................       43,911
       2020 ................       20,883
       2021 ................       27,035
       Thereafter ..........       13,977
                              -----------
                              Rs. 182,918
                              ===========

        Although realization of the net deferred tax assets is not assured, management believes that it is more likely than not that all of the net deferred tax assets will be realized. The amount of net deferred tax assets considered realizable, however could be reduced in the near term based on changing conditions.

WIPRO LIMITED
--------------------------------------------------------------------------------
22.     EMPLOYEE STOCK INCENTIVE PLANS

        Wipro Equity Reward Trust (WERT). In fiscal 1985, the Company established a controlled trust called the WERT. Under this plan, the WERT would purchase shares of Wipro out of funds borrowed from Wipro. The Company's Compensation Committee would recommend to the WERT, officers and key employees, to whom the WERT will grant shares from its holding. The shares have been granted at a nominal price. Such shares would be held by the employees subject to vesting conditions. The shares held by the WERT are reported as a reduction from stockholders' equity. 679,450 and 555,910 shares held by employees as of March 31, 2001 and 2002, respectively, subject to vesting conditions are included in the outstanding equity shares.

        In February 2000, the WERT sold 54,745 shares of Wipro to third parties. The proceeds of the sale, net of the realized tax impact have been credited to additional paid-in capital.

        The movement in the shares held by the WERT is given below:

                                                                  YEAR ENDED MARCH 31,
                                                       -------------------------------------------
                                                         2000              2001             2002
                                                       ---------        ---------        ---------
Shares held at the beginning of the period .....       1,409,485        1,216,460        1,280,885
Shares granted to employees ....................        (254,100)          (4,250)              --
Sale of shares by the WERT .....................         (54,745)              --               --
Grants forfeited by employees ..................         115,820           68,675           40,450
                                                       ---------        ---------        ---------
Shares held at the end of the period ...........       1,216,460        1,280,885        1,321,335
                                                       =========        =========        =========

        Deferred compensation is amortized on a straight-line basis over the vesting period of the shares which ranges from 6 to 60 months. The weighted-average-grant-date fair values of the shares granted during the years ended March 31, 2000 and 2001 are Rs. 1,028 and Rs. 2,212. The amortization of deferred stock compensation, net of reversals, for the years ended March 31, 2000, 2001 and 2002, was Rs. 96,898, Rs. 87,160 and Rs. 78,723, respectively.
The stock-based compensation has been allocated to cost of revenues and selling, general and administrative expenses as follows:

                                                                YEAR ENDED MARCH 31,
                                                     ---------------------------------------------
                                                        2000             2001              2002
                                                     ----------       ----------        ----------
Cost of revenues .................................   Rs. 36,299       Rs. 32,363        Rs. 29,504
Selling, general and administrative expenses .....       60,599           54,797            49,219
                                                     ----------       ----------        ----------
                                                     Rs. 96,898       Rs. 87,160        Rs. 78,723
                                                     ==========       ==========        ==========

        Wipro Employee Stock Option Plan 1999 (1999 Plan). In July 1999, the Company established the 1999 Plan. Under the 1999 Plan, the Company is authorized to issue up to 5 million equity shares of common stock to eligible employees. Employees covered by the 1999 Plan are granted an option to purchase shares of the Company subject to the requirements of vesting. The Company has not recorded, any deferred compensation as the exercise price was equal to the fair market value of the underlying equity shares on the grant date.

        Stock option activity under the 1999 Plan is as follows:

                                                                        YEAR ENDED MARCH 31, 2000
                                                  ---------------------------------------------------------------------------
                                                                                                                 WEIGHTED
                                                                                         WEIGHTED-AVERAGE        AVERAGE
                                                                   RANGE OF EXERCISE    EXERCISE PRICE AND      REMAINING
                                                  SHARES ARISING    PRICES AND GRANT     GRANT DATE FAIR     CONTRACTUAL LIFE
                                                  OUT OF OPTIONS    DATE FAIR VALUES          VALUES              (MONTHS)
                                                  --------------   -----------------    ------------------   ----------------
Outstanding at the beginning of the period .....            --                     --               --                  --
Granted during the period ......................     2,558,150      Rs. 1,024 - 2,522        Rs. 1,091           66 months
Forfeited during the period ....................      (146,000)                 1,086            1,086                  --
Outstanding at the end of the period ...........     2,412,150          1,024 - 2,522            1,091           66 months
                                                     ---------      -----------------        ---------           ---------
Exercisable at the end of the period ...........            --                     --               --                  --
                                                     ---------      -----------------        ---------           ---------

WIPRO LIMITED
--------------------------------------------------------------------------------

                                                                         YEAR ENDED MARCH 31, 2001
                                                  ---------------------------------------------------------------------------
                                                                                                                WEIGHTED
                                                                                         WEIGHTED-AVERAGE        AVERAGE
                                                                   RANGE OF EXERCISE    EXERCISE PRICE AND      REMAINING
                                                  SHARES ARISING    PRICES AND GRANT     GRANT DATE FAIR     CONTRACTUAL LIFE
                                                  OUT OF OPTIONS    DATE FAIR VALUES          VALUES             (MONTHS)
                                                  --------------   ------------------   ------------------   ----------------
Outstanding at the beginning of the period .....     2,412,150      Rs. 1,024 - 2,522       Rs.   1,091         66 months
Granted during the period ......................     2,672,000          1,853 - 2,419             1,860         62 months
Forfeited during the period ....................      (405,550)                 1,086             1,086                --
Exercised during the period ....................      (114,169)                 1,086             1,086                --
Outstanding at the end of the period ...........     4,564,431          1,024 - 2,522             1,542         59 months
                                                     ---------      -----------------       -----------         ---------
Exercisable at the end of the period ...........        86,491      Rs. 1,024 - 2,522       Rs.   1,284         54 months
                                                     ---------      -----------------       -----------         ---------

                                                                          YEAR ENDED MARCH 31, 2002
                                                  ---------------------------------------------------------------------------
                                                                                                                WEIGHTED
                                                                                         WEIGHTED-AVERAGE       AVERAGE
                                                                    RANGE OF EXERCISE   EXERCISE PRICE AND     REMAINING
                                                  SHARES ARISING     PRICES AND GRANT    GRANT DATE FAIR    CONTRACTUAL LIFE
                                                  OUT OF OPTIONS     DATE FAIR VALUES         VALUES            (MONTHS)
                                                  --------------    -----------------   ------------------  ----------------
Outstanding at the beginning of the period .....     4,564,431      Rs. 1,024 - 2,522       Rs.   1,542         59 months
Forfeited during the period ....................      (645,803)         1,086 - 1,853             1,542                --
Exercised during the period ....................       (32,670)                 1,086             1,086                --
Outstanding at the end of the period ...........     3,885,958          1,024 - 2,522             1,550         47 months
                                                     ---------      -----------------       -----------         ---------
Exercisable at end of the period ...............       637,062      Rs. 1,024 - 2,522       Rs.   1,385         46 months
                                                     ---------      -----------------       -----------         ---------

        Wipro Employee Stock Option Plan 2000 (2000 Plan). In July 2000, the Company established the 2000 Plan. Under the 2000 Plan, the Company is authorized to issue up to 25 million equity shares to eligible employees. Employees covered by the 2000 Plan are granted an option to purchase equity shares of the Company subject to vesting. The Company has not recorded any deferred compensation as the exercise price was equal to the fair market value of the underlying equity shares on the grant date.

        Stock option activity under the 2000 Plan is as follows:

                                                                         YEAR ENDED MARCH 31, 2001
                                                  --------------------------------------------------------------------------
                                                                                                                WEIGHTED
                                                                                         WEIGHTED-AVERAGE       AVERAGE
                                                                    RANGE OF EXERCISE   EXERCISE PRICE AND     REMAINING
                                                  SHARES ARISING     PRICES AND GRANT    GRANT DATE FAIR    CONTRACTUAL LIFE
                                                  OUT OF OPTIONS     DATE FAIR VALUES         VALUES            (MONTHS)
                                                  --------------    -----------------   ------------------  ----------------
Outstanding at the beginning of the period .....            --                     --                --                --
Granted during the period ......................     3,520,300      Rs. 2,382 - 2,746       Rs.   2,397         67 months
Forfeited during the period ....................      (305,950)                 2,382             2,382                --
Outstanding at the end of the period ...........     3,214,350          2,382 - 2,746             2,397         67 months
                                                     ---------      -----------------       -----------         ---------
Exercisable at the end of the period ...........            --                     --                --                --
                                                     ---------      -----------------       -----------         ---------

                                                                         YEAR ENDED MARCH 31, 2002
                                                  --------------------------------------------------------------------------
                                                                                                                WEIGHTED
                                                                                         WEIGHTED-AVERAGE       AVERAGE
                                                                   RANGE OF EXERCISE    EXERCISE PRICE AND     REMAINING
                                                  SHARES ARISING    PRICES AND GRANT      GRANT DATE FAIR   CONTRACTUAL LIFE
                                                  OUT OF OPTIONS    DATE FAIR VALUES          VALUES            (MONTHS)
                                                  --------------   ------------------   ------------------  ----------------
Outstanding at the beginning of the period .....     3,214,350     Rs.  2,382 - 2,746       Rs.   2,397         67 months
Granted during the period ......................     5,745,844          1,032 - 1,670             1,582         60 months
Forfeited during the period ....................      (487,680)         1,032 - 2,651             2,397                --
Outstanding at the end of the period ...........     8,472,514          1,032 - 2,746             1,846         58 months
                                                     ---------     ------------------       -----------         ---------
Exercisable at the end of the period ...........       411,414      Rs. 2,375 - 2,651       Rs.   2,397         55 months
                                                     ---------     ------------------       -----------         ---------

WIPRO LIMITED
--------------------------------------------------------------------------------
        Stock Option Plan (2000 ADS Plan). In April 2000, the Company established the 2000 ADS Plan. Under the 2000 ADS Plan, the Company is authorized to issue options to purchase up to 1.5 million American Depositary Shares (ADSs) to eligible employees. Employees covered by the 2000 ADS Plan are granted an option to purchase ADSs representing equity shares of the Company subject to the requirements of vesting. The Company has not recorded any deferred compensation as the exercise price was equal to the fair market value of the underlying ADS on the grant date.

        Stock option activity under the 2000 ADS Plan is as follows:

                                                                            YEAR ENDED MARCH 31, 2001
                                                      ---------------------------------------------------------------------------
                                                                                                                     WEIGHTED
                                                                                             WEIGHTED-AVERAGE        AVERAGE
                                                                       RANGE OF EXERCISE    EXERCISE PRICE AND       REMAINING
                                                      SHARES ARISING    PRICES AND GRANT     GRANT DATE FAIR     CONTRACTUAL LIFE
                                                      OUT OF OPTIONS    DATE FAIR VALUES          VALUES             (MONTHS)
                                                      --------------   -----------------    ------------------   ----------------
Outstanding at the beginning of the period ......              --                --                    --                   --
Granted during the period .......................         268,750         $  41.375             $  41.375            67 months
Forfeited during the period .....................          (4,000)           41.375                41.375                   --
Outstanding at the end of the period ............         264,750            41.375                41.375            67 months
                                                          -------         ---------             ---------            ---------
Exercisable at the end of the period ............              --                --                    --                   --
                                                          =======         =========             =========            =========

                                                                             YEAR ENDED MARCH 31, 2002
                                                   --------------------------------------------------------------------------------
                                                                                                                      WEIGHTED
                                                                                             WEIGHTED-AVERAGE         AVERAGE
                                                                       RANGE OF EXERCISE    EXERCISE PRICE AND        REMAINING
                                                   SHARES ARISING       PRICES AND GRANT      GRANT DATE FAIR      CONTRACTUAL LIFE
                                                   OUT OF OPTIONS       DATE FAIR VALUES          VALUES               (MONTHS)
                                                   --------------      -----------------    ------------------     ----------------
Outstanding at the beginning of the period .....       264,750          $         41.375         $  41.375            67 months
Granted during the period ......................       409,200            20.75 - 36.40              35.49            61 months
Forfeited during the period ....................       (26,500)                   41.375            41.375                   --
Outstanding at the end of the period ...........       647,450            20.75 - 41.375             37.66            55 months
                                                       -------          ----------------         ---------            ---------
Exercisable at the end of the period ...........        35,738          $         41.375         $  41.375            44 months
                                                       =======          ================         =========            =========

        Wipro Net Plan. In December 1999, Wipro Net established an Employee Stock Option Plan (Wipro Net Plan). Under the Wipro Net Plan, eligible employees were granted an option to purchase equity shares of Wipro Net subject to the requirements of vesting. Wipro Net has not recorded any deferred compensation as the exercise price was not less than the fair market value of the underlying equity shares on the grant date.

        During the year ended March 31, 2002, consequent to the decision to legally re-organize the business of Wipro Net by merging Wipro Net with Wipro, stock options in the stock of Wipro Net, issued to employees of Wipro Net, have been exchanged for stock options of Wipro under the 2000 Plan. The exchange did not result in an increase in the aggregate intrinsic value of the award or a reduction in the ratio of the exercise price per share to the market price per share. As the new options were granted at the fair value on the grant date, no compensation cost has been recorded.

        The Company has adopted the pro forma disclosure provisions of SFAS No.
123. Had compensation cost been determined in a manner consistent with the fair value approach described in SFAS No. 123, the Company's net income and earnings per share as reported would have been reduced to the pro forma amounts indicated below:

                                                        YEAR ENDED MARCH 31,
                                        ----------------------------------------------------
                                            2000                2001                2002
                                        -------------      -------------       -------------
Net income
   As reported ....................     Rs. 3,551,703      Rs. 6,455,214       Rs. 8,329,978
   Adjusted pro forma .............         3,383,749          5,198,098           6,411,866
Earnings per share: Basic
   As reported ....................             15.59              28.15               36.04
   Adjusted pro forma .............             14.85              22.67               27.74
Earnings per share: Diluted
   As reported ....................             15.54              27.91               35.98
   Adjusted pro forma .............             14.80              22.58               27.73

WIPRO LIMITED
--------------------------------------------------------------------------------

        The fair value of each option is estimated on the date of grant using the Black-Scholes model with the following assumptions.

                                          YEAR ENDED MARCH 31,
                                       --------------------------
                                          2001             2002
                                       ---------        ---------
Dividend yield ...................         0.03%            0.03%
Expected life ....................     42 months        42 months
Risk free interest rates .........           11%             8.5%
Volatility .......................           45%              65%

23.     EARNINGS PER SHARE

        A reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share is set out below:

                                                                            YEAR ENDED MARCH 31,
                                                                ---------------------------------------------
                                                                   2000             2001              2002
                                                                -----------      -----------      -----------
Basic earnings per equity share-weighted average
   number of equity shares outstanding ...................      227,843,378      229,325,989      231,132,500
Effect of dilutive equivalent shares-stock options
   outstanding ...........................................          804,756        1,928,534          402,376
                                                                -----------      -----------      -----------
Diluted earnings per equity share-weighted average
   number of equity shares and equivalent
   shares outstanding ....................................      228,648,134      231,254,523      231,534,876
                                                                ===========      ===========      ===========

        Shares held by the controlled WERT have been reduced from the equity shares outstanding and shares held by employees subject to vesting conditions have been included in outstanding equity shares for computing basic and diluted earnings per share.

        Options to purchase 3,214,350 and 5,451,924 equity shares were outstanding during the years ended March 31, 2001 and 2002, respectively, but were not included in the computation of diluted earnings per share because the exercise price of the options was greater than the average market price of the equity shares.

24.     EMPLOYEE BENEFIT PLANS

        Gratuity. In accordance with applicable Indian laws, the Company provides for gratuity, a defined benefit retirement plan (Gratuity Plan) covering certain categories of employees. The Gratuity Plan provides a lump sum payment to vested employees, at retirement or termination of employment, an amount based on the respective employee's last drawn salary and the years of employment with the Company. The Company provides the gratuity benefit through annual contributions to a fund managed by the Life Insurance Corporation of India. Under this plan, the settlement obligation remains with the Company, although the Life Insurance Corporation of India administers the plan and determines the contribution premium required to be paid by the Company.

                                                                                  AS OF MARCH 31,
                                                                             ------------------------
                                                                                2001          2002
                                                                             ----------    ----------
CHANGE IN THE BENEFIT OBLIGATION
Projected Benefit Obligation (PBO) at the beginning of the year ..........   Rs. 53,783    Rs. 54,558
Service cost .............................................................        4,110         3,798
Interest cost ............................................................        5,653         5,723
Benefits paid ............................................................       (5,635)       (6,444)
Acturial (gain)/loss .....................................................       (3,353)        1,552
                                                                             ----------    ----------
PBO at the end of the year ...............................................       54,558        59,187
                                                                             ----------    ----------
CHANGE IN PLAN ASSETS
Fair value of plan assets at the beginning of the year ...................       24,502        27,892
Actual return on plan assets .............................................        2,482         2,856
Employer contributions ...................................................        6,543         2,415
Benefits paid ............................................................       (5,635)       (6,444)
                                                                             ----------    ----------
Plan assets at the end of the year .......................................       27,892        26,719
                                                                             ----------    ----------
Funded status ............................................................      (26,666)      (32,468)
Unrecognized actuarial (gain)/loss .......................................       (2,259)         (535)
Unrecognized transition obligation .......................................        9,635         8,330
Unrecognized actuarial cost ..............................................       10,415         9,173
                                                                             ----------    ----------
Accrued liability ........................................................   Rs. (8,875)   Rs.(15,500)
                                                                             ==========    ==========

WIPRO LIMITED
--------------------------------------------------------------------------------

        Net gratuity cost for the years ended March 31, 2000, 2001 and 2002 included:

                                                       YEAR ENDED MARCH 31,
                                                -----------------------------------
                                                  2000          2001         2002
                                                ---------    ---------    ---------
Service cost ................................   Rs. 4,049    Rs. 4,110    Rs. 3,798
Interest cost ...............................       5,512        5,653        5,723
Expected return on assets ...................      (2,351)      (1,654)      (2,992)
Amortization of transition liabilities ......       1,874        1,874        2,516
                                                ---------    ---------    ---------
Net gratuity cost ...........................   Rs. 9,084    Rs. 9,983    Rs. 9,045
                                                =========    =========    =========

        The actuarial assumptions used in accounting for the Gratuity Plan are:

                                                   AS OF MARCH 31,
                                                --------------------
                                                2001            2002
                                                ----            ----
Discount rate ...............................     11%            10%
Rate of increase in compensation levels .....     10%             9%
Rate of return on plan assets ...............   10.5%           9.5%

        Superannuation. Apart from being covered under the Gratuity Plan described above, the senior officers of the Company also participate in a defined contribution plan maintained by the Company. This plan is administered by the Life Insurance Corporation of India. The Company makes annual contributions based on a specified percentage of each covered employee's salary. The Company has no further obligations under the plan beyond its annual contributions.

        Provident fund. In addition to the above benefits, all employees receive benefits from a provident fund, a defined contribution plan. The employee and employer each make monthly contributions to the plan equal to 12% of the covered employee's salary. A portion of the contribution is made to the provident fund trust established by the Company, while the remainder of the contribution is made to the Government's provident fund. The Company has no further obligations under the plan beyond its monthly contributions.

        The Company contributed Rs. 161,723, Rs. 249,341 and Rs. 153,901 to various defined contribution and benefit plans during the years ended March 31, 2000, 2001 and 2002, respectively.

25.     RELATED PARTY TRANSACTIONS

        The Company has the following transactions with related parties:

                                                                       YEAR ENDED MARCH 31,
                                                               ------------------------------------
                                                                  2000         2001         2002
                                                               ----------   ----------   ----------
Wipro GE:
   Revenues from sale of computer equipment and
     administrative and management support services ........   Rs. 54,535   Rs. 17,396   Rs. 26,208
   Fees for usage of trade mark ............................           --        8,820       39,344
   Rent paid ...............................................        1,198           --           --
Wipro Net:
   Fees for consultancy services ...........................       12,186       13,100           --
   Fees for computer and network maintenance support .......           --       10,452           --
   Revenues from sale of computer equipment ................           --      109,871           --
Wipro ePeripherals:
   Revenues from sale of computer equipment
     and services ..........................................           --       13,984        9,230
   Fees for usage of trade mark ............................           --           --       53,016
   Interest received on debentures .........................           --        4,704        5,000
   Payments for services ...................................           --           --        1,160
   Purchase of printers ....................................           --      169,000      138,676
Netkracker:
   Fees for technical and infrastructure support
     services ..............................................           --       37,018       96,155
   Revenues from sale of computer equipment and
     services ..............................................           --           --          987
Azim Premji Foundation:
   Revenues from sale of computer equipment and
     services ..............................................           --           --        1,442
Principal Shareholder:
   Payment of lease rentals ................................        1,200        1,200        1,200

WIPRO LIMITED
--------------------------------------------------------------------------------
        The Company has the following receivables from related parties, which are reported as other current assets in the balance sheet.

                                                                                        AS OF MARCH 31,
                                                                                   --------------------------
                                                                                      2001             2002
                                                                                   ----------      ----------
Wipro GE ....................................................................      Rs. 13,295      Rs. 56,181
Wipro ePeripherals ..........................................................              --          17,037
Azim Premji Foundation ......................................................              --             348
Security deposit given to Hasham Premji, a firm
  under common control ......................................................          25,000          25,000
                                                                                   ----------      ----------
                                                                                   Rs. 38,295      Rs. 98,566
                                                                                   ==========      ==========

        The Company has the following payables to related parties, which are reported as other current liabilities in the balance sheet.

                                                                                        AS OF MARCH 31,
                                                                                   --------------------------
                                                                                      2001            2002
                                                                                   ----------      ----------
Wipro ePeripherals ..........................................................      Rs.  2,297      Rs.  25,875
Netkracker ..................................................................          10,000               --
                                                                                   ----------      ----------
                                                                                   Rs. 12,297      Rs. 25,875
                                                                                   ==========      ==========

        As of March 31, 2001, the Company held convertible preference shares of Rs. 54,000 in Netkracker. As of March 31, 2001 and 2002 the Company held 12.5% non-convertible debentures of Rs. 40,000 in Wipro ePeripherals. These investments are reported as non-current investment securities.

26.     COMMITMENTS AND CONTINGENCIES

        Capital commitments. As of March 31, 2001 and 2002, the Company had committed to spend approximately Rs. 400,280 and Rs. 241,338, respectively, under agreements to purchase property and equipment. These amounts are net of capital advances paid in respect of these purchases.

        Guarantees. As of March 31, 2001 and 2002, performance guarantees provided by banks on behalf of the Company to certain Indian Government and other agencies amount to approximately Rs. 346,764 and Rs. 467,020 respectively, as part of the bank line of credit.

        Other commitments. The Company's Indian operations have been established as a Software Technology Park Unit under a plan formulated by the Government of India. As per the plan, the Company's India operations have export obligations to the extent of 1.5 times the employee costs for the year on an annual basis and 5 times the amount of foreign exchange released for capital goods imported, over a five year period. The consequence of not meeting this commitment in the future, would be a retroactive levy of import duty on certain computer hardware previously imported duty free. As of March 31, 2002, the Company has met all commitments required under the plan.

        Contingencies. The Company is involved in lawsuits, claims, investigations and proceedings, including patent and commercial matters, which arise in the ordinary course of business. There are no such matters pending that Wipro expects to be material in relation to its business.

27.     SEGMENT INFORMATION

        The Company is organized by segments, including Global IT Services and Products, India and AsiaPac IT Services and Products, Consumer Care and Lighting and other segments. Each of the segments has a Vice Chairman/Chief Executive Officer who reports to the Chairman of the Company. The Chairman of the Company has been identified as the Chief Operating Decision Maker as defined by SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. The Chairman of the Company evaluates the segments based on their revenue growth, operating income and return on capital employed. Until fiscal 2000, interest income by lending to other segments, was included as a component of total revenue and operating income for segment data. From fiscal 2001, the Chief Operating Decision Maker evaluates revenue growth and operating income of the segments excluding interest income earned by the segment from lending to other segments within the Company.

        The Global IT Services and Products (Wipro Technologies) segment provides research and development services for hardware and software design to technology and telecommunication companies and software application development services to corporate enterprises.

WIPRO LIMITED
-------------------------------------------------------------------------------

        The India and AsiaPac IT Services and Products (Wipro Infotech) segment focuses primarily on addressing the IT and electronic commerce requirements of companies in India and AsiaPacific region.

        The Consumer Care and Lighting segment manufactures, distributes and sells soaps, toiletries, lighting products and hydrogenated cooking oils for the Indian market.

        Others consists of various business segments that do not meet the requirements individually for a reportable segment as defined in SFAS No. 131. Corporate activities such as treasury, legal and accounting, which do not qualify as operating segments under SFAS No. 131 have been considered as reconciling items.

        Information on reportable segments is as follows:

                                                                      YEAR ENDED MARCH 31, 2000
                                    ----------------------------------------------------------------------------------------------
                                                       INDIA AND
                                      GLOBAL IT        ASIAPAC IT      CONSUMER
                                       SERVICES       SERVICES AND     CARE AND      OTHERS (NET OF   RECONCILING
                                     AND PRODUCTS       PRODUCTS       LIGHTING       ELIMINATIONS)      ITEMS       ENTITY TOTAL
                                    --------------    ------------   -------------   --------------  -------------   --------------
Revenues.....................       Rs. 10,206,078    Rs. 8,089,297  Rs. 3,151,116   Rs.  1,380,583   Rs.       --   Rs. 22,827,074
Exchange rate fluctuations...               88,946          (13,923)        (2,090)              --        (72,933)              --
Interest income on funding
other segments, net..........              163,500               --         43,000               --       (206,500)              --
                                    --------------    -------------  -------------   --------------  -------------   --------------
  Total revenues.............           10,458,524        8,075,374      3,192,026        1,380,583       (279,433)      22,827,074
Cost of revenues.............           (6,219,980)      (6,541,162)    (2,251,238)      (1,070,031)            --      (16,082,411)
Selling, general and
  administrative expenses....           (1,345,009)      (1,097,902)      (461,823)        (224,046)      (122,518)      (3,251,298)
Amortization of goodwill.....                   --           (1,000)            --               --             --           (1,000)
Exchange rate fluctuations...                   --               --             --               --         51,603           51,603
Others, net..................               15,000           25,000          5,929            5,000         22,290           73,219
                                    --------------    -------------  -------------   --------------  -------------   --------------
  Operating income of
    segment .................       Rs   2,908,535    Rs.   460,310  Rs.   484,894    Rs.    91,506  Rs.  (328,058)  Rs.  3,617,187
                                    ==============    =============  =============   ==============  =============   ==============
Total assets of segment......       Rs.  5,116,501    Rs. 3,788,784  Rs. 1,282,676    Rs.   764,433  Rs. 1,725,959   Rs. 12,678,353
Capital employed.............            2,711,042        1,474,491        678,549          521,146      3,048,562        8,433,790
Return on capital
  employed (1)...............                   92%              32%            70%              --             --               --
Accounts receivable..........            2,163,931        1,743,789        133,889          389,751             --        4,431,360
Depreciation.................              526,511           68,105         86,002           43,225         10,630          734,473


                                                                      YEAR ENDED MARCH 31, 2001
                                   ------------------------------------------------------------------------------------------------
                                                      INDIA AND
                                     GLOBAL IT        ASIAPAC IT      CONSUMER
                                      SERVICES       SERVICES AND      CARE AND     OTHERS (NET OF    RECONCILING
                                    AND PRODUCTS       PRODUCTS        LIGHTING      ELIMINATIONS)       ITEMS       ENTITY TOTAL
                                   --------------   -------------   -------------   --------------  --------------  ---------------
Revenues.....................      Rs. 17,670,426   Rs. 8,644,050   Rs. 3,143,537   Rs.  1,328,915  Rs.         --  Rs.  30,786,928
Exchange rate fluctuations...             126,291         (46,387)             --               --         (79,904)              --
                                   --------------   -------------   -------------   --------------  --------------  ---------------
  Total revenues.............          17,796,717       8,597,663       3,143,537        1,328,915         (79,904)      30,786,928
Cost of revenues.............          (9,204,649)     (6,440,852)     (2,215,349)        (961,779)             --      (18,822,629)
Selling, general and
  administrative expenses....          (2,574,518)     (1,392,304)       (538,753)        (161,484)       (168,036)      (4,835,095)
Amortization of goodwill.....                  --          (1,000)             --               --         (44,389)         (45,389)
Exchange rate fluctuations...                  --              --              --               --         120,226          120,226
Others, net..................              20,000          61,000          61,113            9,000         197,805          348,918
  Operating income of
    segment..................      Rs.  6,037,550   Rs.   824,507   Rs.   450,548   Rs.    214,652  Rs.     25,702   Rs.  7,552,959
                                   --------------   -------------   -------------   --------------  --------------   --------------
Total assets of segment......      Rs.  9,242,116   Rs. 3,921,596   Rs. 1,205,128   Rs.  1,668,108  Rs. 10,150,513   Rs. 26,187,461
Capital employed.............           7,760,449       1,090,097         846,978        1,271,686      10,007,101       20,976,311
                                   ==============   =============   =============   ==============  ==============   ==============
Return on capital
  employed (1)...............                 115%             64%             59%              --              --               --
Accounts receivable..........           3,453,330       1,674,773         158,927          591,255              --        5,878,285
Depreciation.................             708,274          94,166          63,901           50,169          74,752          991,262


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

WIPRO LIMITED
--------------------------------------------------------------------------------

                                                                    YEAR ENDED MARCH 31, 2002
                                  ----------------------------------------------------------------------------------------------
                                                     INDIA AND
                                    GLOBAL IT        ASIAPAC IT      CONSUMER
                                     SERVICES       SERVICES AND     CARE AND      OTHERS (NET OF    RECONCILING
                                   AND PRODUCTS       PRODUCTS       LIGHTING       ELIMINATIONS)       ITEMS        ENTITY TOTAL
                                  --------------   -------------   -------------   --------------  --------------   --------------
Revenues.....................     Rs. 22,412,226   Rs. 6,950,495   Rs. 2,938,630   Rs.  1,680,138  Rs.         --   Rs. 33,981,489
Exchange rate fluctuations...            255,810            (202)            411               87        (256,106)              --
                                  --------------   -------------   -------------   --------------  --------------   --------------
  Total revenues.............         22,668,036       6,950,293       2,939,041        1,680,225        (256,106)      33,981,489
Cost of revenues.............        (12,396,557)     (5,096,475)     (2,021,080)      (1,354,189)             --      (20,868,301)
Selling, general and
  administrative expenses....         (2,533,337)     (1,278,248)       (517,701)        (430,265)       (113,775)      (4,873,326)
Research and
  development expenses.......           (126,930)             --              --               --              --         (126,930)
Amortization of goodwill.....                 --          (2,000)             --               --        (173,567)        (175,567)
Exchange rate fluctuations...                 --              --              --               --         218,968          218,968
Others, net..................             (2,395)          4,786           3,256           18,542         134,285          158,474
                                  --------------   -------------   -------------   --------------  --------------   --------------
  Operating income of
    segment .................     Rs.  7,608,817   Rs.   578,356   Rs.   403,516   Rs.    (85,687) Rs.   (190,195)  Rs.  8,314,807
                                  ==============   =============   =============   ==============  ==============   ==============
Total assets of segment......     Rs. 11,196,573   Rs. 3,532,129   Rs. 1,076,291   Rs.  1,631,088  Rs. 16,318,506   Rs. 33,754,587
Capital employed.............          8,724,898         962,381         708,041        1,606,970      15,954,694       27,956,983
Return on capital
  employed (1)...............                 92%             56%             52%              --              --               --
Accounts receivable..........          3,700,657       1,810,889         172,426          296,931              --        5,980,903
Depreciation.................            974,452         138,991          61,596          168,743          67,509        1,411,291

        (1) Return on capital employed is computed based on the average of the capital employed at the beginning and at the end of the year.

        The Company has four geographic segments: India, the United States, Europe and Rest of the world. Revenues from the geographic segments based on domicile of the customer is as follows:

                                                 YEAR ENDED MARCH 31,
                                 -----------------------------------------------------
                                       2000              2001                2002
                                 --------------     --------------     ---------------
      India..................    Rs. 12,244,102     Rs. 12,463,900     Rs.  11,552,033
      United States..........         6,522,166         11,430,738          12,688,593
      Europe.................         2,350,170          5,070,806           8,255,195
      Rest of the world......         1,710,636          1,821,484           1,485,668
                                 --------------     --------------     ---------------
                                 Rs. 22,827,074     Rs. 30,786,928     Rs.  33,981,489
                                 ==============     ==============     ===============

29.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        The fair values of the Company's current assets and current liabilities approximate their carrying values because of their short-term maturity. Such financial instruments are classified as current and are expected to be liquidated within the next twelve months.



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